 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-262672
PROSPECTUS FOR
132,857,109 SHARES OF COMMON STOCK
24,333,365 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
24,333,365 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
GELESIS HOLDINGS, INC.
This prospectus relates to (i) the resale of 9,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) originally purchased in the PIPE Financing (as defined below) by certain of the selling securityholders named in this prospectus (the “Selling Securityholders”) at a purchase price of $ 10.00 per share, (ii) the resale of an aggregate of 2,727,967 shares of Common Stock originally issued pursuant to the Backstop Agreement (as defined below) to certain of the Selling Securityholders at an effective purchase price of approximately $ 2.73 per share, (iii) the resale of 4,916,250 Founder Shares (as defined below) by certain of the Selling Securityholders previously acquired by our predecessor’s sponsor at an effective purchase price of $ 0.0051 per share, (iv) the resale of 54,990,973 shares of Common Stock by Legacy Gelesis shareholders originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share; (v) up to an aggregate of 7,520,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants (as defined in this prospectus) held by the Selling Securityholders that were originally purchased at a purchase price of $1.00 per warrant; (vi) up to an aggregate of 13,800,000 shares of Common Stock that may be issued upon exercise of the Public Warrants (as defined in this prospectus) held by the Selling Securityholders that were originally issued as part of the units sold by our predecessor, Capstar Special Purpose Acquisition Corp. (“CPSR”) at a purchase price of $ 10.00 per unit on July 7, 2020 as part of its initial public offering; (vii) up to 3,013,365 shares of Common Stock that may be issued upon exercise of Rollover Warrants (as defined in this prospectus) held by the Selling Securityholders; (viii) up to 13,405,709 shares of Common Stock issuable upon exercise of the Rollover Options (as defined in this prospectus) held by the Selling Securityholders; and (ix) up to 23,482,845 Earnout Shares (defined below) reserved for issuance to certain of the Selling Securityholders, subject to certain market price-based target requirements. This prospectus also relates to the resale of up to 24,333,365 Warrants (as defined in this prospectus) held by the Selling Securityholders. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus under “Information Related to Offered Securities” and “Selling Securityholders”.
We will not receive any proceeds from the sale of the Common Stock or the Warrants by the Selling Securityholders. We could receive up to an aggregate of $251.0 million if all of the Warrants registered hereby are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the price of our Common Stock at the time of exercise. We have 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share; (ii) 7,520,000 outstanding Private Warrants to purchase 7,520,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share; and (iii) 3,013,365 exercisable Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and 1,660,303 of which are exercisable at an exercise price of $0.02. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per Warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 Rollover Warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.
Trading of our Common Stock and Public Warrants began on the New York Stock Exchange (“NYSE”) on January 14, 2022, under the ticker symbols “GLS” and “GLS WS”, respectively. Prior to the consummation of the Business Combination, CPSR’s Class A common stock, par value $0.0001 per share (the “CPSR Class A Common Stock”), and CPSR warrants to purchase CPSR Class A Common Stock traded on the NYSE under the ticker symbols “CPSR” and “CPSR WS”, respectively. On June 6, 2022, the closing prices of our Common Stock and Public Warrants as reported by the NYSE were $3.80 and $0.1578, respectively.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 22 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 7, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Common Stock issuable upon the exercise of stock options and warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.
Unless the context indicates otherwise, references in this prospectus to the “company”, “Gelesis”, “Gelesis Holdings”, “we”, “us”, “our” and similar terms refer to Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) and its consolidated subsidiaries. References to “Capstar Special Purpose Acquisition Corp.” and “CPSR” refer to our predecessor company prior to the consummation of the Business Combination (the “Closing”, and the date of the consummation of the Business Combination, the “Closing Date”). References to “Legacy Gelesis” refer to Gelesis, Inc. prior to the Closing.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2006 Plan” means the Legacy Gelesis 2006 Stock Incentive Plan assumed by Gelesis Holdings in connection with the Business Combination.
“2016 Plan” means the Legacy Gelesis 2016 Stock Option and Grant Plan assumed by Gelesis Holdings in connection with the Business Combination.
“ASC” means Accounting Standards Codification.
“Backstop Agreement” means the Backstop Agreement, dated as of December 30, 2021, by and among CPSR and the Backstop Purchasers.
“Backstop Purchasers” means PureTech Health LLC and SSD2, LLC.
“Backstop Shares” means (i) the 744,217 shares of CPSR Class A Common Stock purchased by the Backstop Purchasers and (ii) the 1,983,750 shares of CPSR Class A Common Stock issued to the Backstop Purchasers, in connection with the Closing pursuant to the terms of the Backstop Agreement.
“Board” means the board of directors of Gelesis Holdings, unless the context otherwise requires.
“Bridge Financing” means the bridge financing arrangement in the amount of $27.0 million entered into by Legacy Gelesis on December 13, 2021.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of July 19, 2021, by and among CPSR, Merger Sub and Legacy Gelesis, as amended on November 8, 2021 and December 30, 2021.
“Bylaws” means the Gelesis Holdings amended and restated bylaws.
“Certificate of Incorporation” means the Gelesis Holdings amended and restated certificate of incorporation.
“Capstar Stockholder Redemption” means the right of the holders of CPSR Class A Common Stock to redeem all or a portion of their CPSR Class A Common Stock prior to the Closing (in connection with the transactions contemplated by the Business Combination Agreement or otherwise) as was set forth in CPSR’s certificate of incorporation.
“Closing” means the closing of the Business Combination.
“Closing Date” means January 13, 2022.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.0001 per share, of Gelesis Holdings.
“Continental” means Continental Stock Transfer & Trust Company.
“CPSR” means Capstar Special Purpose Acquisition Corp., a Delaware corporation.
“CPSR Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of CPSR, which automatically converted into an equal number of shares of our Common Stock in connection with the Business Combination.
“CPSR Class B Common Stock” or “Founder Shares” means the Class B Common Stock, par value $0.0001 per share; of CPSR, which were initially issued to the Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders or issued as Backstop Shares) in a private placement prior to the CPSR Initial Public Offering, and, in connection with the Business Combination, which automatically converted into an equal number of shares of Common Stock.

“CPSR Initial Public Offering” means the initial public offering of CPSR, which closed on July 7, 2020.
“CPSR Initial Stockholders” means the Sponsor, Kathryn Cavanaugh, John Ghiselli and James Whittenburg, who collectively own all of the CPSR Class B Common Stock.
“CPSR Units” means the units of CPSR, each consisting of one (1) share of CPSR Class A Common Stock and one-half (1/2) of one Public Warrant of CPSR that were offered and sold by CPSR in the CPSR Initial Public Offering (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof).
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Dollars” or “$” means U.S. dollars, except where otherwise noted.
“Earn Out Period” means the five (5) year period immediately following the Closing.
“Earnout Shares” means the twenty-three million four hundred eighty-three thousand two hundred and fifty (23,483,250) restricted shares of Gelesis Holdings Common Stock to be issued to Legacy Gelesis stockholders, holders of Legacy Gelesis Warrants and holders of Legacy Gelesis Options, pro rata with the portion of the Transaction Share Consideration allocated to each Legacy Gelesis Stockholder, holder of Legacy Gelesis Options and holder of Legacy Gelesis Warrants, subject to certain vesting conditions as set forth in the Business Combination Agreement.
“Effective Time” means the effective time of the Business Combination.
“Equity Incentive Plan” means the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDA” means the United States Food and Drug Administration.
“Founder Shares” means the shares of CPSR Class B Common Stock purchased by the Sponsor in a private placement prior to the CPSR Initial Public Offering, which were converted into shares of CPSR Class A Common Stock and automatically exchanged for Common Stock.
“FTC” means the United States Federal Trade Commission.
“GAAP” means accounting principles generally accepted in the United States of America.
“Gelesis” or “Gelesis Holdings” means Gelesis Holdings, Inc., a Delaware corporation.
“Legacy Gelesis” means Gelesis, Inc., a Delaware corporation.
“Gelesis Equityholders” means the holders of Common Stock, Gelesis Holdings Options and Gelesis Holdings Warrants.
“Gelesis Holdings Equity Plan” means the 2016 Plan and the 2006 Plan.
“Gelesis Holdings Options” means options to purchase shares of Common Stock.
“Gelesis Holdings Warrants” means warrants to purchase Common Stock.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Legacy Gelesis” means Gelesis, Inc., a Delaware corporation, prior to the consummation of the Business Combination.
“Legacy Gelesis Stockholders” means the stockholders of Legacy Gelesis and holders of Legacy Gelesis equity awards prior to the Business Combination.
“Merger” means the merger of Merger Sub with and into Gelesis, with Gelesis surviving the merger as a wholly owned subsidiary of Gelesis Holdings, Inc.

“Merger Sub” means CPSR Gelesis Merger Sub, Inc., a Delaware corporation and subsidiary of CPSR, prior to the consummation to the Business Combination.
“NYSE” means the New York Stock Exchange.
“PIPE Financing” means the private placement of an aggregate of 9,000,000 shares of CPSR Class A Common Stock to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share, resulting in an aggregate amount of $90 million to CPSR, pursuant to Subscription Agreements with the PIPE Investors, including the PIMCO Private Funds.
“PIPE Investors” means those investors who participated in the PIPE Financing.
“Preferred Stock” means the preferred stock, par value $0.0001 per share, of Gelesis Holdings.
“Private Placement Warrants” means the warrants to purchase shares of Common Stock outstanding as of the date of this prospectus that were issued at the time of the Business Combination in exchange for the private placement warrants previously sold in a private placement to the Sponsor concurrently with the CPSR Initial Public Offering.
“Private Placement Warrants” means the private placement warrants issued to the Sponsor concurrently with the CPSR Initial Public Offering, or the warrants of Gelesis Holdings issued in exchange thereof at the time of the Business Combination, as context requires.
“Public Stockholders” means holders of CPSR Class A Common Stock issued in the CPSR Initial Public Offering.
“Public Warrants” means the redeemable warrants that were offered and sold by CPSR in the CPSR Initial Public Offering as part of the CPSR Units or the redeemable warrants of Gelesis Holdings issued in exchange thereof at the time of the Business Combination, as context requires.
“Registration Rights Agreement” means the Registration and Stockholder Rights Agreement, dated January 13, 2022, by and among Gelesis Holdings, Inc., certain former stockholders of Gelesis, the Sponsor and certain directors and officers of CPSR prior to the Effective Time.
“Rollover Option” means each vested and unvested Legacy Gelesis option which, at the Effective Time, by virtue of the Merger and without any action of any party or any other person, but subject to the terms of the Business Combination Agreement, ceased to represent the right to purchase shares of Legacy Gelesis common stock and was canceled in exchange for an option to purchase shares of Common Stock. Each Rollover Option is subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Legacy Gelesis option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the Gelesis Holding Equity Plan and (ii) such other immaterial administrative or ministerial changes as the CPSR board of directors (or the compensation committee of the CPSR board of directors) may have determined in good faith are appropriate to effectuate the administration of the Rollover Options.
“Rollover Warrant” means each Legacy Gelesis warrant which, at the Effective Time, by virtue of the Merger and without any action of any party or any other person, ceased to represent the right to purchase shares of Legacy Gelesis common stock and was canceled in exchange for a warrant to purchase shares of Common Stock. Each Rollover Warrant is subject to the same terms and conditions that applied to the corresponding Legacy Gelesis warrant immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the warrants) and (ii) such other immaterial administrative or ministerial changes as the CPSR board of directors (or the compensation committee of the CPSR board of directors) may have determined in good faith are appropriate to effectuate the administration of the Rollover Warrants.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Capstar Sponsor Group, LLC, a Delaware limited liability company.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Financing was consummated.
“Transactions” mean the Business Combination, the PIPE Financing, the Bridge Financing, the Backstop Agreement and related adjustments.
“Trust Account” means the trust account maintained by Continental, acting as trustee, that holds the proceeds from the CPSR Initial Public Offering and the private placement of the Private Placement Warrants and established for the benefit of holders of CPSR Class A Common Stock in connection with the CPSR Initial Public Offering.
“Warrants” means the Private Placement Warrants, the Public Warrants and the Rollover Warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this prospectus has been provided by us and our management, and such forward-looking statements include statements relating to the expectations, hopes, beliefs, intentions or strategies regarding the future of Gelesis and its management team. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to raise financing in the future, if and when needed;

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our ability to continue as a going concern;

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our ability to achieve and maintain widespread market acceptance of Plenity, including building brand recognition and loyalty, increasing sales, and achieving commercial success;

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the impact of current and future applicable laws and regulations, whether in the United States or foreign countries, and our ability to comply with such laws and regulations;

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our ability to produce adequate supply of Plenity, including its ability to continue to invest in manufacturing capacity and to build additional manufacturing sites;

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risks related to the development of the telehealth market and regulations related to remote healthcare;

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global economic, political and social conditions and uncertainties in the markets that we serve, including risks and uncertainties caused by the COVID-19 pandemic or other natural or man-made disasters;

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our ability to enter into additional strategic collaborations with third parties, to acquire businesses or products or form strategic alliances in the future and to realize the benefits of such collaborations, acquisitions and alliances;

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our ability to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect Plenity and our ability to prevent third parties from infringing on our proprietary technology;

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the risk that a third-party’s activities, including with respect to third parties that we have granted outlicenses to or granted limited exclusive or non-exclusive commercial rights, may overlap or interfere with the commercialization of Plenity or that we become dependent on such arrangements;

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our ability to successfully develop and expand our operations and manufacturing and to effectively manage such growth;

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risks related to our suppliers and distributors, including the loss of such suppliers or distributors, or their inability to provide adequate supply of materials or distribution;

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our ability to retain our senior executive officers and to attract and keep senior management and key scientific and commercial personnel;

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our ability to identify and discover additional product candidates and to obtain and maintain regulatory approval for such candidates;

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risks related to potential product liability exposure for Plenity or other future product candidates;

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risks related to adverse publicity in the weight management industry, changes in the perception of our brands, and the impact of negative information or inaccurate information about us on social media;

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our ability to generate product sales and to reduce operating losses going forward;

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our ability to accurately forecast revenue and appropriately monitor its associated expenses in the future;

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our ability to compete against other weight management and wellness industry participants or other more effective or more favorably perceived weight management methods, including pharmaceuticals, devices and surgical procedures;

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foreign currency fluctuations and inflation;

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failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

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our ability to successfully protect against security breaches and other disruptions to our information technology structure; and

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other factors detailed under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for our products, including data regarding the estimated size of those markets.
Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section titled “Where You Can Find More Information”.
Unless context otherwise requires, references in this prospectus to the “Gelesis”, “company”, “we”, “us” or “our” refer to the business of Legacy Gelesis, which became the business of Gelesis Holdings following the Closing of the Business Combination.
Overview
We are a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, functional constipation, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g., firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.
Our first product, Plenity, and our other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Plenity is indicated for over 150 million Americans, the largest number of adults struggling with excess weight (i.e., a body mass index (kg/m2), or BMI, of 25 – 40) of any prescription oral weight-management aid and the only one indicated for the entire range of overweight population, including those without co-morbidities such as diabetes and cardiovascular diseases. Plenity is marketed directly to potential members, who access it through telehealth and traditional healthcare provider services. We refer to those who are prescribed Plenity as our members — not customers — because we view our relationship with them as a long-term journey of support, not as a transactional relationship. This consumer-directed model is uniquely enabled by Plenity’s strong safety and tolerability profile. Our business is built on a subscription model, as monthly Plenity kits are delivered to our members’ homes. We leverage the latest technologies with telehealth, mail-order distribution, consumer engagement, and our native digital technology platform. Plenity is an orally administered capsule that employs multiple mechanisms of action along the GI tract to aid in weight management by creating small firm 3D structures, similar to ingested raw vegetables, which create a sensation of feeling fuller. Using a biomimetic approach, we developed the first-of-its-kind superabsorbent hydrogel technology, inspired by the composition (e.g., water and cellulose) and mechanical properties (e.g. elasticity or firmness) of ingested raw vegetables. We designed Plenity and our other hydrogels to address several critical challenges of the modern diet: portion size, caloric density, and food composition. For optimal safety and efficacy, these hydrogel particles are engineered to rapidly absorb and release water at specific locations in the GI tract. Plenity does not act systemically and is not absorbed by the body. Instead, it acts locally in the GI tract by changing the volume, firmness, and reducing the caloric density of ingested meals. Because it acts mechanically and it is the first of its kind, Plenity is regulated as a novel medical device (de novo pathway). Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including diabetes, nonalcoholic fatty liver disease, or NAFLD, nonalcoholic steatohepatitis, or NASH, and functional constipation, or FC, all based on our hydrogel technology.
Obesity and obesity-related metabolic diseases represent a global health challenge for which there are few safe and effective interventions. These conditions are associated with comorbidities such as type 2 diabetes, hypertension, and heart disease.
There are limited available treatments that address the overweight and obesity epidemic safely and effectively. Available therapies include pharmaceuticals and surgical interventions, including device implantation. These approaches are associated with safety concerns that limit their use. Conversely, we believe our hydrogel technology presents a breakthrough in material science as it is the first and only superabsorbent hydrogel that is constructed from building blocks used in foods and specifically engineered to achieve its medical purpose. Our first commercial product based on this technology, Plenity, is clinically validated and was granted de novo classification by the FDA to aid in weight management in adults with overweight or obesity, when used in conjunction with diet and exercise. The types of FDA marketing authorization available to a medical device are premarket notification (also called 510(k) when a predicate device exists) and premarket approval (also called PMA) for higher risk Class III devices. The de novo classification is a pathway to market for low to medium risk novel devices for which there is no predicate. Plenity’s de novo clearance included clinical trials and other data that demonstrated assurance of safety and effectiveness. Plenity has the broadest label of any FDA-regulated weight management approach as it is indicated for the largest number of adults struggling with excess weight, offering a safe, convenient and effective oral treatment option.
Our biomimetic hydrogel, which is engineered to rapidly absorb and release water at specific locations in the GI tract, is synthesized through a multi-step, proprietary process using a specific form of modified cellulose and citric acid, both of which are generally recognized as safe, or GRAS, by the Food and Drug Administration, or FDA, and are commonly used in the food industry. In our manufacturing process, we crosslink the modified cellulose with citric acid to form a three-dimensional matrix, resulting in the desired properties of Plenity. Each Plenity capsule contains thousands of hydrogel particles, with each particle approximately the size of a grain of salt. We designed the Plenity capsule to be ingested with water before a meal. In the stomach, the hydrogel particles are released from the capsules and rapidly absorb water, hydrating to approximately 100 times their original size. When fully hydrated, each gel particle is, on average, approximately 2 mm in diameter and its elastic response (a measurement of the ability of matter to recover its original shape after deformation) is similar to that of ingested raw vegetables. The hydrogel particles mix homogeneously with food and travel through the GI tract and are designed to induce satiety and improve glycemic control through multiple mechanisms of action. Once in the large intestine, the particles partially degrade and release most of the water, which is reabsorbed by the body. The remaining degraded particles are then eliminated by the body in the same manner as raw vegetables.
Corporate Information
We were incorporated on February 14, 2020 as a special purpose acquisition company and a Delaware corporation under the name Capstar Special Purpose Acquisition Corp. On July 7, 2020, CPSR completed its initial public offering. On January 13, 2022, CPSR consummated the Business Combination with Gelesis, Inc. pursuant to the Business Combination Agreement. In connection with the Business Combination, CPSR changed its name to Gelesis Holdings, Inc.
Our principal executive offices are located at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116 and our telephone number is (617) 456-4718. Our corporate website address is https://www.gelesis.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary, which illuminate challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our securities and result in a loss of all or a portion of any investment in our securities:
Risks Related to Product Development, Regulatory Approval and Commercialization
•
Gelesis is dependent on the success of its hydrogel technology for Plenity, which is currently its only marketed and FDA authorized product.

•
Plenity may cause undesirable side effects that could result in significant negative consequences, including product liability or other litigation, that may be costly to Gelesis and/or adversely impact the commercial success of Plenity. The broad prescription pharmaceutical and medical device market for overweight and obesity is strictly regulated. Several competitors have attempted unsuccessfully to generate significant, sustainable sales in that market.
•
Gelesis is, and will continue to be, subject to ongoing and extensive regulatory requirements. Any failure to comply with applicable laws and regulations, including those pertaining to the advertising and promotion of healthcare products, could expose Gelesis to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings, and substantially harm Gelesis’ business.

•
Plenity is currently regulated as a medical device by the FDA and may become subject to similar or other therapeutic regulatory requirements outside the United States.

•
Recently enacted and future legislation may increase the difficulty and cost for us to further commercialize Plenity and any other products Gelesis may develop in the future and decrease the prices Gelesis may obtain for its approved products.

•
Gelesis is responsible for manufacturing Plenity and it currently has a validated and active commercial scale manufacturing facility that it is currently expanding, a fully functional pilot manufacturing site that can be quickly activated and land owned and zoned for commercial capacity expansion. Gelesis will continue to invest in manufacturing capacity at these sites and possibly build additional manufacturing sites to meet increased demand as Plenity is launched through new channels or in new markets. Gelesis’ inability to produce an adequate supply of Plenity, due to the loss of these facilities or other future facilities or any material limitation of production at these facilities, could materially and adversely impact the commercial growth and success of Plenity and, consequently, could cause Gelesis’ revenue, earnings or reputation to suffer.

•
There is no guarantee that Gelesis will be able to successfully commercialize Plenity through the channels, or in the markets, it is targeting or at all.

•
The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than Gelesis expects, or if it encounters negative publicity, Gelesis’ ability to fully commercialize Plenity and grow its business will be harmed.

•
Successful commercialization of Plenity is dependent on the willingness of the ultimate patient to pay out-of-pocket. If there is not sufficient patient demand for Plenity, Gelesis’ financial results and future prospects will be harmed.

•
Competing products and technologies could emerge, including pharmaceuticals, devices, and surgical procedures, that adversely affect Gelesis’ opportunity to generate sales of Plenity and achieve profitability.

Risks Relating to Intellectual Property Rights
•
If Gelesis is unable to adequately protect its proprietary technology or maintain issued patents that are sufficient to protect Plenity, or if competitors are able to market competitive products without infringing Gelesis’ protected intellectual property rights, others could compete against Gelesis in ways that would have a material adverse impact on Gelesis’ business, results of operations, financial condition and prospects.

•
Gelesis has licensed Plenity to third party partners (e.g. for launch in Greater China, including Mainland China, Hong Kong, Macau, and Taiwan) and has also granted limited licenses to practice patent rights for noncommercial, research purposes. Gelesis may continue to outlicense its intellectual property and may agree under certain circumstances to grant limited exclusive or non-exclusive commercial rights as well. There can be no guarantee that the third party’s activities will not in any way overlap or interfere with the commercialization of Plenity. Additionally, there is always the possibility that Gelesis may become dependent on obtaining access to third party intellectual property in connection with the commercialization of Plenity or for other new product candidates in the future.

•
Gelesis may infringe the intellectual property rights of others, which may prevent or delay its development efforts or stop Gelesis from commercializing or increase the costs of commercializing Plenity.

•
Gelesis may be involved in lawsuits to protect or enforce its patents, which could be expensive, time-consuming, and unsuccessful.

•
Issued patents covering Plenity could be found invalid or unenforceable if challenged in court.

•
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Gelesis’ ability to protect its products.

Risks Related to Our Business and Strategy
•
Gelesis will need to continue to develop and expand its company, and if it fails to manage such development and expansion effectively, its expenses could increase more than expected, its revenue may not increase sufficiently to generate sustainable profits and it may be unable to successfully execute on its growth initiatives, business strategies or operating plans.

•
Gelesis’ ability to identify, engage with, and retain Plenity patients is essential to its ability to grow and sustain its sales.

•
Gelesis relies on a limited number of channels for the distribution of Plenity, with a few qualified distributors currently accounting for substantially all of its revenue. The loss of one or more of such qualified distributors would materially harm its business.

•
Gelesis’ future success depends on its ability to retain its senior executive officers, and to attract and keep senior management and key scientific and commercial personnel.

•
Gelesis may not be successful in its efforts to identify or discover additional product candidates.

•
Gelesis faces potential product liability exposure and, if claims are brought against Gelesis, it may incur substantial liability.

•
If Gelesis does not continually enhance its brand recognition, increase distribution of Plenity, attract new patients and introduce new and innovative products, either on a timely basis or at all, its business may suffer.

•
Gelesis’ international operations for the supply chain of Plenity pose certain political, legal and compliance, operational, regulatory, economic and other risks to its business that may be different from or more significant than risks associated with its U.S. operations.

•
Inflation could adversely affect Gelesis’ financial results.

•
Competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods could result in decreased demand for Plenity.

Risks Related to Financial Position and Financing Needs
•
Gelesis is a commercial stage biotherapeutics company, but to date has generated limited product sales. Gelesis has incurred significant operating losses since its inception and anticipates that it will continue to incur continued losses for the next several years.

•
Gelesis may be unable to accurately forecast revenue and appropriately plan its expenses in the future.

•
In order to support its business, Gelesis has and may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional indebtedness or capital may not be available on acceptable terms, if at all, and the failure to obtain this additional funding when needed may force Gelesis to delay, limit or terminate its product development efforts or other operations.

Risks Related to Ownership of Our Common Stock
•
The price of our Common Stock has been and may continue to be volatile, and you could lose all or part of your investment.

•
There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

•
Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including pursuant to the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan and future exercise of warrants or registration rights, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

•
If certain holders of our Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our Common Stock and such holders still may receive significant proceeds.

•
We are an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

•
We have incurred and will continue to incur significant increased costs as a result of operating as a public company, and our management has and will be required to devote substantial time to new compliance initiatives.

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If we fail to maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

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The exercise of our Warrants for shares of our Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•
There can be no assurance that the Warrants will be in the money at the time they become exercisable; they may expire worthless and therefore we may not receive cash proceeds from the exercise of warrants.

Recent Developments
The Business Combination and Related Transactions
On January 13, 2022 (the “Closing Date”), Capstar Special Purpose Acquisition Corp., a Delaware corporation and our predecessor company (“CPSR”), consummated the previously announced business combination (the “Business Combination”), pursuant to the terms of the Business Combination Agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021, the “Business Combination Agreement”), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Legacy Gelesis”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “ Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), based on an implied Legacy Gelesis equity value of $675 million, (i) each share of Legacy Gelesis common stock outstanding as of immediately prior to the Effective Time was exchanged for shares of the common stock, par value $0.0001 per share, of Gelesis Holdings (“Common Stock”); (ii) all vested and unvested options of Legacy Gelesis were assumed by Gelesis Holdings exercisable for shares of Common Stock; (iii) each outstanding warrant of Legacy Gelesis was assumed by Gelesis Holdings and became a warrant to purchase shares of Common Stock; (iv) each share of Class A common stock, par value $0.0001 per share, of CPSR (“CPSR Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of CPSR (“CPSR Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time became one share of Common Stock following the consummation of the Business Combination; (v) each outstanding redeemable public warrant of CPSR was automatically converted into a redeemable public warrant to purchase a share of Common Stock; and (vi) each outstanding Private Placement Warrant of CPSR was automatically converted into a Private Placement Warrant to purchase a share of Common Stock.
The Business Combination, together with the PIPE Financing and the sale of the Backstop Purchase Shares, as described below, generated approximately $105 million in gross proceeds, which will be mainly used to support the broad launch of Plenity.
PIPE Financing
On July 19, 2021, concurrently with the execution of the Business Combination Agreement, CPSR entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and CPSR agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of CPSR Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90,000,000 (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the Closing of the Business Combination. Pursuant to the Subscription Agreements, we are obligated to file a registration statement registering the resale of the shares of common stock sold in the PIPE Financing within 45 days after the Closing and use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof. The registration statement of which this prospectus forms a part has been filed to satisfy Gelesis Holding’s obligations under the Subscription Agreements.
Bridge Financing
On December 13, 2021, the Company entered into a bridge financing arrangement (the “Bridge Financing”), executing convertible promissory note agreements with two existing investors in the aggregate amount of $27.0 million. These convertible promissory notes bore interest at 10.0% and were settled in cash for principal plus accrued interest on January 19, 2022.
Backstop Agreement
On December 30, 2021, CPSR entered into a Backstop Agreement (the “Backstop Agreement”) with PureTech Health LLC (“PureTech”) and SSD2, LLC (“SSD2” and together with PureTech, the “Backstop Purchasers”), pursuant to which the Backstop Purchasers agreed to purchase an aggregate of up to 1,500,000 shares of CPSR Class A Common Stock immediately prior to the Closing at a cash purchase price of $10.00 per share (the “Backstop Purchase Shares”), resulting in aggregate proceeds of up to $15.0 million, which amount, when added to the proceeds from the PIPE Financing, would ensure that the Minimum Cash Condition would be satisfied. Pursuant to the terms and conditions of the Backstop Agreement, the Backstop Purchasers were obligated to purchase Backstop Purchase Shares in such number that resulted in gross proceeds to CPSR equal to the amount by which $15.0 million exceeded the available funds remaining in CPSR’s trust account following all Capstar Stockholder Redemptions (the “Available Funds”), subject to the other terms and conditions of the Backstop Agreement. Based on the number of Capstar Stockholder Redemptions, the Backstop Purchasers became obligated to purchase an aggregate 744,217 Backstop Purchase Shares for an aggregate purchase price of $7,442,170, which is the amount by which $15.0 million exceeded the Available Funds. In addition, at the closing of the sale of the Backstop Purchase Shares, CPSR issued to the Backstop Purchasers 1,983,750 shares of CPSR Class A Common Stock (the “Backstop Sponsor Shares,” and together with the Backstop Purchase Shares, the “Backstop Shares”).
Earnout Shares
In addition to the above, if the trading price of the Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”), the holders of Legacy Gelesis common stock outstanding as of immediately prior to the Effective Time, as well as holders of Legacy Gelesis options and warrants outstanding immediately prior to the Effective Time will be entitled to their pro rata portion of 23,483,250 restricted earnout shares of Common Stock, which will vest in equal thirds (the “Earnout Shares”), and will also vest in connection with any change of control transaction with respect to Gelesis Holdings if the applicable thresholds are met in such change of control transaction during the Earnout Period.
Launch of Broad Consumer Awareness Campaign
On January 31, 2022, we debuted our broad consumer awareness campaign which included TV, digital, social, and Out of Home (OOH) media channels to grow awareness of Plenity. Following the launch of the campaign:
•
we acquired approximately 4,700 new members per week, a 3.5-fold increase, within the first three weeks of the launch, compared to the previous months before campaign launch;

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within the first two weeks of campaign launch, Plenity became one of our telehealth partner Ro’s most sought-after offerings and Ro’s fastest growing offering, bringing on more new consumers than any other treatment or product during the period;

•
traditional physician prescriptions of Plenity increased 100% within the first three weeks of campaign launch and over 40% of those treatment requests were driven by the consumer (a 60% increase from the pre-campaign baseline); and

•
our digitally native platform enables live results, and within seconds of launching the campaign search interest and website traffic increased significantly, scaling from seven to ten thousand visitors per day prior to the campaign to between thirty to forty thousand website visitors per day.

Following the success of the initial wave of this campaign, we are evaluating optimal media channels, timing, pulse frequency, and investment levels going forward.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Our predecessor company elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our predecessor company’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three (3)-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING
Issuer
Gelesis Holdings, Inc.
Shares of common stock offered by the Selling Securityholders
132,857,109 shares consisting of:
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up to 9,000,000 PIPE Shares;

•
2,727,967 Backstop Shares;

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4,916,250 Founder Shares held by the Sponsor and its members;

•
54,990,973 shares of common stock issued to Gelesis, Inc. holders at the consummation of the Business Combination;

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7,520,000 shares of common stock underlying the Private Placement Warrants, which are exercisable at a price of $11.50 per share and expire on January 13, 2027;

•
13,800,000 shares of common stock underlying the Public Warrants, which are exercisable at a price of $11.50 per share, and expire on January 13, 2027;

•
3,013,365 shares of common stock underlying the Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and expire on October 21, 2030 and 1,660,303 of which are exercisable at an exercise price of $0.02 and expire on February 15, 2025;

•
up to 13,405,709 shares of common stock issuable upon exercise of the Rollover Options; and

•
up to 23,482,845 Earnout Shares.

The above includes: (i) 11,710,240 shares of Common Stock issued to Legacy Gelesis shareholders at the consummation of the Business Combination, (ii) 525,685 Rollover Warrants and 525,685 shares of Common Stock underlying the Rollover Warrants, (iii) 13,800,000 Public Warrants and 13,800,000 shares of Common Stock underlying the Public Warrants, (iv) 2,864,278 shares of Common Stock issuable upon exercise of Rollover Options and (v) 4,986,795 Earnout shares, which may be offered by unnamed Selling Securityholders.
Warrants offered by the Selling Securityholders
24,333,365 Warrants.
Terms of the offering
The Selling Securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale. See “Plan of Distribution”.
Use of proceeds
We will not receive any proceeds from the sale of the shares of Common Stock registered hereunder by the Selling Securityholders.
We could receive up to an aggregate of $251.0 million if all of the Warrants registered hereunder are exercised for cash.

The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the warrant and the price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.
We expect to use the net proceeds we receive from the exercise of the Warrants, if any, for general corporate purposes, including the commercialization of our product Plenity.
Lock-up restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
NYSE symbols
Our Common Stock and Public Warrants are listed on NYSE under the symbols “GLS” and “GLS WS”, respectively.

INFORMATION RELATED TO OFFERED SECURITIES
This prospectus relates to:
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the resale of 9,000,000 PIPE Shares;

•
the resale of 2,727,967 Backstop Shares;

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the resale of 4,916,250 Founder Shares held by the Sponsor and its members;

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the resale of 54,990,973 shares of Common Stock issued to Gelesis, Inc. holders at the consummation of the Business Combination;

•
the resale of 7,520,000 shares of Common Stock underlying the Private Placement Warrants, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption;

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the resale of 13,800,000 shares of Common Stock underlying the Public Warrants, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption;

•
the resale of 3,013,365 shares of Common Stock underlying the Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and expire on October 21, 2030 and 1,660,303 of which are exercisable at an exercise price of $0.02 and expire on February 15, 2025;

•
the resale of up to 13,405,709 shares of Common Stock issuable upon exercise of the Rollover Options;

•
the resale of up to 23,482,845 Earnout Shares; and

•
the resale of 24,333,365 Warrants.

The following table includes information relating to the shares of Common Stock and Warrants offered hereby, including the purchase price each Selling Securityholder paid for its securities, the potential profit relating to such securities, the date the Warrants are exercisable, the exercise price of the Warrants and any applicable lock-up restrictions.
Offered Shares*	Exercise Price	Number of Shares/Warrants	Effective Purchase Price Per Share/Warrant(1)	Lock-Up Restrictions
Founder Shares(2)		4,916,250	$0.0051	January 13, 2023
PIPE Shares(3)		9,000,000	$10.00	None
Backstop Shares(4):
Backstop Purchase Shares		744,217	$10.00	None
Backstop Sponsor Shares		1,983,750	$0.00	July 13, 2022
Common Stock issued in exchange for shares of Legacy Gelesis in connection with the Business Combination(5)		54,990,973	$10.00	July 13, 2022
Common Stock issuable upon exercise of the Rollover Options		13,405,709	—(6)	July 13, 2022
Earnout Shares		23,482,845	—(7)	July 13, 2022
Shares Issuable Upon Exercise of the following Warrants:
Public Warrants(8)		13,800,000	$11.50	None
Private Warrants(9)		7,520,000	$11.50	January 13, 2023
2020 Rollover Warrants(10)		1,353,062	$4.26	July 13, 2022
2015 Rollover Warrants(11)		1,660,303	$0.02	July 13, 2022
Offered Warrants
Public Warrants	$11.50	13,800,000	—(8)	None
Private Warrants(9)	$11.50	7,520,000	$1.00	January 13, 2023
2020 Rollover Warrants	$4.26	1,353,062	—(10)	July 13, 2022
2015 Rollover Warrants	$0.02	1,660,303	—(11)	July 13, 2022

(1)
Reflects the effective purchase price per security paid or, in the case of the shares issuable upon exercise of Warrants, to be paid upon such exercise by the purchaser of such securities. The closing prices of our Common Stock and Public Warrants on June 6, 2022 were $3.80 and $0.1578, respectively.

(2)
Founder Shares were originally sold by CPSR to its Sponsor at an aggregate purchase price of $25,000 in a private placement prior to our predecessor’s initial public offering. Following the consummation of our Business Combination, the founder Shares were distributed to affiliates of the Sponsor. All Founder Shares are subject to the 12-month lock-up set forth in the Registration Rights Agreement.

(3)
Consists of 9,000,000 shares of Common Stock originally sold by CPSR prior to the Business Combination to certain investors pursuant to which such investors agreed to subscribe for and purchase, and CPSR agreed to issue and sell an aggregate of 9,000,000 shares of CPSR Class A Common Stock at a price of $10.00 per share. In connection with our Business Combination, each such share of CPSR Class A Common Stock was automatically converted into a share of our Common Stock.

(4)
Consists of an aggregate 744,217 Backstop Purchase Shares purchased by the Backstop Purchasers prior to the Business Combination for an aggregate purchase price of $7,442,170, and an additional 1,983,750 Backstop Sponsor Shares issued to the Backstop Purchasers pursuant to the terms of the Backstop Agreement. All Backstop Sponsor Shares are subject to the 180-day lock-up set forth in the Registration Rights Agreement.

(5)
The per share value of common stock issued to Legacy Gelesis shareholders as consideration in the Business Combination is reflected at $10.00 share. July 13, 2022. 42,668,860 of such shares are subject to the 180-day lock-up set forth in the Registration Rights Agreement.

(6)
Consists of up to 13,405,709 shares of Common Stock issuable upon the exercise of option awards previously issued by Legacy Gelesis prior to the Business Combination which, in connection with the Business Combination, were assumed by us and became exercisable for shares of our Common Stock in the amounts and exercise prices, and subject to the terms and conditions, in each case, as set forth on the Allocation Schedule attached to the Business Combination Agreement. 10,463,670 of such shares are subject to the 180-day lock-up set forth in the Registration Rights Agreement.

(7)
If the trading price of our Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the closing of our Business Combination (the “Earnout Period”), holders of Legacy Gelesis common stock outstanding as of immediately prior to the Business Combination, as well as holders of Legacy Gelesis options and warrants outstanding immediately prior to the Business Combination will be entitled to a pro rata portion of 23,482,845 restricted Earnout Shares that will vest in equal thirds (the “Earnout Shares”), and will also vest in connection with any change of control transaction with respect to us if the applicable thresholds are met in such change of control transaction during the Earnout Period. 18,299,688 of such shares are subject to the 180-day lock-up set forth in the Registration Rights Agreement.

(8)
Consists of Public Warrants to purchase 13,800,000 shares of Common Stock that were originally issued as part of CPSR units sold by CPSR at a purchase price of $10.00 per unit on July 7, 2020 as part of its initial public offering of 27,600,000 units, each such unit consisting of one share of CPSR Class A Common Stock and one-half of one warrant. These Warrants are exercisable at a price of $11.50 per share of our Common Stock. In connection with our Business Combination, each such Warrant was automatically converted into a redeemable Public Warrant to purchase a share of our Common Stock.

(9)
Consists of Private Placement Warrants to purchase 7,520,000 shares of Common Stock that were originally sold by CPSR to its Sponsor at a purchase price of $1.00 per warrant in a private placement in connection with CPSR’s initial public offering. In connection with our Business Combination, each such Warrant was automatically converted into a Private Placement Warrant to purchase a share of our Common Stock. These Warrants are exercisable at a price of $11.50 per share of our Common Stock. All such Private Placement Warrants and the shares issuable upon exercise thereof are subject to the 12-month lock-up set forth in the Registration Rights Agreement.

(10)
Consists of Rollover Warrants to purchase 1,353,062 shares Common Stock that were originally issued by Legacy Gelesis. These Warrants are exercisable at a price of $4.26 per share of our Common

Stock. In connection with our Business Combination, each such Warrant was automatically converted into a Rollover Warrant to purchase a share of our Common Stock. 974,206 of such Rollover Warrants and the shares issuable upon exercise thereof are subject to the 180-day lock-up set forth in the Registration Rights Agreement.
(11)
Consists of Rollover Warrants to purchase 1,660,303 shares Common Stock that were originally issued by Legacy Gelesis. These Warrants are exercisable at a price of $0.02 per share of our Common Stock. In connection with our Business Combination, each such Warrant was automatically converted into a Rollover Warrant to purchase a share of our Common Stock. 1,513,474 of such Rollover Warrants and the shares issuable upon exercise thereof are subject to the 180-day lock-up set forth in the Registration Rights Agreement.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors described below in addition to the other information included in this prospectus, including matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” before making an investment decision. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, prospects, financial condition and operating results. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the notes to the financial statements included herein. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Our Business and Industry
Risks Related to Product Development, Regulatory Approval and Commercialization
We are dependent on the success of our hydrogel technology for Plenity, which is currently our only marketed and FDA-authorized product.
Plenity is currently our only marketed FDA de novo authorized product and our business depends on the successful commercialization of Plenity. We may never be able to achieve widespread market acceptance of Plenity or, if we do, be able to develop additional indications for Plenity, which will require substantial additional clinical development, testing and regulatory approval before we are permitted to commercialize those indications. The manufacturing and marketing of Plenity is subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to market Plenity. Because our business is almost entirely dependent upon Plenity and its underlying hydrogel technology, any setback in our pursuit of commercialization of Plenity would have a material adverse effect on our business and prospects.
Plenity may cause undesirable side effects that could result in significant negative consequences, including product liability or other litigation, that may be costly to us and/or adversely impact the commercial success of Plenity.
Undesirable side effects caused by Plenity could cause us, the FDA or European regulatory authorities to interrupt, delay or halt the continued commercialization of Plenity and could result in more restrictive labeling, or withdrawal or limitations on Plenity’s marketing approval. To date, the main adverse events in patients taking Plenity have been bloating, flatulence, abdominal pain and diarrhea. However, there have been no serious adverse events attributed to Plenity and the difference in adverse events between Plenity and placebo has been negligible. If we or others identify other undesirable side effects caused by Plenity, a number of potentially significant consequences could result, including:
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the FDA or European notified bodies may withdraw or limit their marketing approval of the product;

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the FDA or European notified bodies may require the addition of labeling statements, such as a black box warning or a contraindication;

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we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

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we may decide to remove the products from the marketplace;

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we could be sued and held liable for injury caused to individuals using our product; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of Plenity and could substantially increase the costs of commercializing the product and/or significantly impact our ability to successfully commercialize and generate product sales.

The broad prescription pharmaceutical and medical device market for overweight and obesity is strictly regulated.
Even though we obtained the required regulatory approval in the United States, our ability to generate product sales is dependent on our ability to market and sell Plenity, which depends upon the awareness and acceptance of Plenity among the medical community, including physicians and patients. If Plenity does not achieve an adequate level of acceptance by patients and physicians, we will not generate sufficient product sales of Plenity to become or remain profitable. Our efforts to educate the medical community about the benefits of Plenity may require significant resources and may never be successful.
We are, and will continue to be, subject to ongoing and extensive regulatory requirements, and our failure to comply with these requirements could substantially harm our business.
We are, and will continue to be, subject to ongoing FDA requirements and continued regulatory oversight and review, including routine inspections by the FDA of our manufacturing facilities and compliance with requirements such as the Quality System Regulation, or QSR, which establishes extensive requirements for quality assurance and control as well as manufacturing procedures; requirements pertaining to the registration of our manufacturing facilities and the listing of Plenity with the FDA; continued complaint, adverse event and malfunction reporting; corrections and removals reporting; and labeling and promotional requirements. The promotional claims we are, and will continue to be, able to make for Plenity are limited to the approved indications for use. We may also be subject to additional FDA post-marketing requirements. If we are not able to maintain regulatory compliance, we may not be permitted to market Plenity and/or may be subject to enforcement by the FDA such as the issuance of warning or untitled letters, the imposition of fines, injunctions, and civil penalties; the recall or seizure of products; the imposition of operating restrictions; and the institution of criminal prosecution. In addition, we will be subject to similar regulatory regimes in Europe for Plenity. Adverse EU Competent Authority or FDA action in any of these areas could significantly increase our expenses and limit our product sales and profitability.
The FDA and other regulatory authorities actively enforce the laws and regulations pertaining to the advertising and promotion of healthcare products. If we are found to have improperly promoted off-label uses, including for the use of an unapproved indication or in an unapproved age group or dosage, we may become subject to significant liability and corresponding litigation.
The FDA and European regulatory authorities strictly regulate the promotional claims that may be made about prescription products, such as Plenity. In particular, a medical device may not be promoted for uses that are not approved by the FDA or other regulatory authorities as reflected in the product’s approved labeling. For example, we are not allowed to make claims for Plenity pertaining to diabetes management or glycemic control in prediabetic and type 2 diabetic patients without approval of specific labeling regarding such use. Even though we received marketing approval for Plenity to aid in weight management in overweight and obese adults with a body mass index (kg/m2), or BMI, of 25 – 40, when used in conjunction with diet and exercise, physicians may nevertheless prescribe Plenity to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to enforcement action by the FDA, including warning or untitled letters. In addition, the federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of Plenity, we could become subject to significant liability, which would materially adversely affect our business and financial condition.
Healthcare laws and regulations expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings, and our direct marketing strategy could enhance such exposure.
Healthcare providers, physicians and others play a primary role in the recommendation and prescription of Plenity. Any arrangements with third party payors will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute Plenity. Restrictions under applicable federal and state healthcare laws and regulations include the following:
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The federal anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

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The federal False Claims Act imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

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The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

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The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

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The federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act, require manufacturers of drugs, medical devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests.

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Analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers. Some state laws require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring device manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and pricing, with the reported information to be made publicly available on a searchable website.

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Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including current or future activities to be conducted by our or a collaborator’s sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, any of which could substantially disrupt our operations. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Plenity is currently regulated as a medical device by the FDA and may become subject to similar or other therapeutic regulatory requirements outside the United States.
Plenity is currently regulated by the FDA as a medical device, and may become subject to similar or other therapeutic regulatory requirements outside of the United States. We expect to expand the sales of

Plenity internationally, and as we do so we will also become subject to similar regulations by foreign governments. Government regulations specific to medical devices are wide ranging and govern, among other things:
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product design, development and manufacture;

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laboratory, preclinical and clinical testing, labeling, packaging, storage, and distribution;

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premarketing clearance or approval or de novo authorization;

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record keeping;

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product marketing, promotion and advertising, sales and distribution; and

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post-marketing surveillance, including reporting of deaths, serious injuries and product malfunctions, recalls, corrections and removals.

Before a new medical device, or a new intended use for a device in commercial distribution, can be marketed in the United States, a company must first submit and receive either 510(k) clearance pursuant to section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, unless an exemption applies; approval of a premarket approval, or PMA, application from the FDA; or de novo classification or authorization. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, in order to clear the proposed device for marketing. To be substantially equivalent, the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence. Failure to demonstrate substantial equivalence to a predicate device to the FDA’s satisfaction will require the submission and approval by the FDA of a PMA application. However, the FDA can reclassify, or use “de novo classification” for, a device for which there was no predicate device if the device is low or moderate risk. The FDA will identify “special controls” that the manufacturer must implement, which often include labeling and other restrictions. Subsequent applicants can rely on the de novo product as a predicate for a 510(k) clearance. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may last longer. The process for obtaining a PMA approval takes from one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. Any delay or failure to obtain necessary regulatory approvals, authorizations, or clearances for new product offerings, if any, could have a material adverse effect on our business, financial condition and results of operations. Material modifications to the intended use or technological characteristics of Plenity may also require new 510(k) clearances, premarket approvals, or de novo authorizations prior to implementing the modifications, or require us to recall or cease marketing Plenity until these clearances, approvals or authorizations are obtained.
In addition, we are required to timely submit various reports with the FDA, including reports that Plenity may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed in a timely manner, regulators may impose sanctions and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business, financial condition and results of operations. Any corrective actions can be costly, time-consuming, and divert resources from other portions of our business. Furthermore, the submission of these reports could be used by competitors against us, which could harm our reputation.
The FDA and the FTC also regulate the advertising and promotion of Plenity and services to ensure that the claims we make are consistent with our marketing authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising are neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.
Recently enacted and future legislation may increase the difficulty and cost for us to further commercialize Plenity and any other products we may develop in the future and decrease the prices we may obtain for our approved products.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our products, restrict or regulate post-approval activities, and affect our ability to profitably sell our approved products and any product candidates for which we obtain marketing approval.
In March 2010, the Patient Protection and Affordable Care Act, or ACA, was enacted into law. The ACA is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms.
Among the provisions of the ACA of importance to Plenity and other product candidates are the following:
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expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for non-compliance;

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extension of manufacturers’ Medicaid rebate liability;

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expansion of eligibility criteria for Medicaid programs;

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expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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requirements to report financial arrangements with physicians and teaching hospitals; and

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a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to reform through legislation and executive orders by the previous U.S. presidential administration and to judicial challenges. In 2012, the U.S. Supreme Court heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of the ACA. The U.S. Supreme Court’s decision upheld most of the ACA and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, as a result of tax reform legislation enacted into law in late December 2017, the individual mandate has been eliminated, effective January 1, 2019. On December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the 2017 Tax Reform Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review this case, and held oral arguments on November 10, 2020. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the U.S. Supreme Court’s decision, President Biden issued an executive order that initiated a special enrollment period from February 15, 2021 through August 15, 2021 for the purpose of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.
Other legislative changes have also been proposed and adopted since the ACA was enacted that, directly or indirectly, affect or are likely to affect, the pharmaceutical industry and the commercialization of our products, including the Budget Control Act of 2011, or BCA, the American Taxpayer Relief Act of 2012, or ATRA, and the Middle Class Tax Relief and Job Creation Act of 2012. In August 2011, the BCA, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers averaging 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2031 unless additional Congressional action is taken.
However, the Medicare sequester reductions under the BCA have been suspended from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. The ATRA, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for our products that obtain marketing approval. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.
Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from our products and product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop future product candidates. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:
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the demand for our product and product candidates, if approved;

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our ability to receive or set a price that we believe is fair for our products;

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our ability to generate revenue and achieve or maintain profitability;

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the amount of taxes that we are required to pay; and

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the availability of capital.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for our approved products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product and product candidates, if approved. Litigation and legislative efforts to change or repeal the ACA are likely to continue, with unpredictable and uncertain results.
We are responsible for manufacturing Plenity and currently has a validated and active commercial scale manufacturing facility that it is currently expanding, a fully functional pilot manufacturing site that can be quickly activated and land owned and zoned for commercial capacity expansion. We will continue to invest in manufacturing capacity at these sites and possibly build additional manufacturing sites to meet increased demand as Plenity is launched through new channels or in new markets. Our inability to produce an adequate supply of Plenity, due to the loss of these facilities or other future facilities or any material limitation of production at these facilities, could materially and adversely impact the commercial growth and success of Plenity and, consequently, could cause our revenue, earnings or reputation to suffer.
We have developed proprietary processes and manufacturing technologies for the production of Plenity. Our subsidiary, Gelesis S.r.l., operates manufacturing and research and development facilities in southern Italy that produce Plenity. These facilities are currently our sole supplier of Plenity and while we currently plan to quadruple the output of this facility in 2022 to meet the near term demands associated with the commercialization of Plenity there are no assurances that we will be able to do so successfully or at all. Any performance failure by us could delay or otherwise adversely affect the commercialization of Plenity and we may encounter difficulties involving the production yields, regulatory compliance, lot release, quality control and quality assurance, as well as shortages of qualified personnel. Moreover, the ability to manufacture and supply Plenity adequately and in a timely manner is dependent on the uninterrupted and efficient operation of Gelesis S.r.l., which may be impacted by many manufacturing variables, including, but not limited to:
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availability of raw materials from suppliers;

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contamination of raw materials and components used in the manufacturing process;

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capacity of our facilities or those of our contract manufacturers, if any;

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the ability to adjust to changes in actual or anticipated use of the facility, including with respect to having sufficient capacity and a sufficient number of qualified personnel;

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facility contamination by microorganisms or viruses or cross contamination;

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compliance with regulatory requirements, including inspectional notices of violation and warning letters;

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changes in actual or forecasted demand;

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timing and number of production runs;

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production success rates; and

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timing and outcome of product quality testing.

In addition, we may encounter delays and problems in manufacturing Plenity for a variety of reasons, including accidents during operations, failure of equipment, delays in receiving materials, natural or other disasters, political or governmental unrest or changes, social unrest, epidemics and pandemics, intentional misconduct or other factors inherent in operating complex manufacturing facilities. We may not be able to operate our manufacturing facility in a cost-effective manner or in a time frame that is consistent with manufacturing needs. If we cease or interrupt production or if other third parties fail to supply materials, products or services to us for any reason, such interruption could delay the commercial supply of Plenity, with the potential for additional costs and lost product sales. If this were to occur, we may also need to seek alternative means to fulfill our manufacturing needs. If we encounter unexpected failures or difficulties in our manufacturing process or require amounts of Plenity in excess of our current estimates we may be unable to manufacture sufficient supplies to support its commercialization, which will adversely impact the growth and success of Plenity and, consequently, could cause our revenue, earnings or reputation to suffer.
Furthermore, we will also be subject to ongoing periodic inspection, which may be unannounced, by the FDA, corresponding state authorities and European regulatory authorities to ensure strict compliance with QSR requirements and other applicable government regulations and corresponding foreign standards. If we fail to maintain compliance or otherwise experience setbacks, we could be subject to enforcement action, including warning or untitled letters or civil or criminal penalties, the production of Plenity could be interrupted or suspended, or Plenity could be recalled or withdrawn, resulting in delays, additional costs and potentially lost product sales.
There is no guarantee that we will be able to successfully commercialize Plenity through the channels or in the markets it is targeting or at all.
The commercial success of Plenity depends upon the awareness and acceptance of Plenity among the medical community, including physicians and patients. Market acceptance of Plenity depends on a number of factors, including, among others:
Plenity’s demonstrated ability to aid in weight management in overweight and obese patients;

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the perceived advantages and disadvantages of Plenity over existing products and other competitive treatments and technologies for weight management in overweight and obese patients;

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the prevalence and severity of any adverse side effects associated with Plenity, such as bloating, flatulence, abdominal pain and diarrhea;

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limitations or warnings contained in the labeling approved for Plenity by the FDA or certain European notified bodies;

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availability of alternative treatments, including a number of competitive obesity therapies already approved or expected to be commercially launched in the near future;

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the extent to which physicians prescribe Plenity;

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the willingness of the target patient population to try new therapies;

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the strength of marketing and distribution support and timing of market introduction of competitive products;

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publicity concerning our products or competing products and treatments;

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pricing and cost effectiveness;

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the effectiveness of our sales and marketing strategies; and

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the willingness of patients to pay out-of-pocket in the absence of third party reimbursement.

If Plenity does not achieve an adequate level of acceptance by patients and physicians, we will not generate sufficient product sales of Plenity to become or remain profitable. Our efforts to educate the medical community about the benefits of Plenity may require significant resources and may never be successful.
The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, or if it encounters negative publicity, our ability to fully commercialize Plenity and grow our business will be harmed.
Our ability to fully commercialize Plenity and grow our business will depend, to a certain extent, upon the willingness of patients to use, and extent of their utilization of, telehealth services. The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. The outbreak of the COVID-19 pandemic has increased utilization of telehealth services, but it is uncertain whether such increase in demand will continue post-pandemic. Negative publicity concerning the telehealth market as a whole could limit market acceptance of, or ability to generate sales of, Plenity. If patients do not engage with Plenity through telehealth services then our ability to access potential patients and, accordingly, our market, may be limited, may develop more slowly than we expect, or may not develop at all. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit the use of telehealth services to access Plenity. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.
Our ability to market and sell Plenity through telehealth services in a particular jurisdiction is directly dependent on the applicable laws that govern remote healthcare and the practice of medicine and healthcare delivery in general in such jurisdiction, which are subject to changing political, regulatory and other influences that may restrict our use of telehealth services or otherwise negatively impact our business model and growth.
The ability of our qualified distributors to market and sell Plenity through telehealth services in a particular jurisdiction is directly dependent upon the applicable laws in such jurisdiction that govern remote healthcare and the practice of medicine and healthcare delivery in general in such jurisdictions, which are subject to changing political, regulatory and other influences. Some state medical boards have established rules or interpreted existing rules in a manner that may limit or restrict the ability of our qualified distributors to use telehealth services in connection with providing patients with access to Plenity or otherwise negatively impact our business model and growth.

Telehealth offers patients the ability to see a licensed medical professional for advice, diagnosis and treatment of routine health conditions on a remote basis, which has been particularly important during the COVID-19 pandemic. Due to the nature of this service and the provision of medical care and treatment by licensed medical professionals, certain of our qualified distributors and their physicians and healthcare professionals who prescribe our products via telehealth are and may in the future be subject to complaints, inquiries and compliance orders by national and state medical boards. Such complaints, inquiries or compliance orders may result in disciplinary actions taken by these medical boards against the licensed physicians who provide Plenity through these telehealth services, which could include suspension, restriction or revocation of the physician’s medical license, probation, required continuing medical education courses, monetary fines, administrative actions and other conditions and would, in turn, limit the distribution of Plenity and slow our commercialization efforts.
Due to the uncertain regulatory environment, certain states may determine that our qualified distributors and their affiliated physicians or healthcare professionals are in violation of their laws and regulations or such laws and regulations may change. In the event that we must remedy such violations, we may be required to modify how we utilize telehealth services, if at all, in connection with the distribution of Plenity in such states in a manner that undermines our business, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.
In order to sell, market and distribute Plenity, we may enter into additional strategic collaborations with third parties. We have limited experience with such collaborations and if we have problems establishing these relationships, the commercialization of Plenity could be impaired.
We are continually evaluating changing consumer preferences and the competitive environment of the weight management industry and seeking out opportunities to improve our performance through the implementation of selected strategic collaborations. The goal of these efforts is to develop and implement a comprehensive and competitive business strategy that addresses those changes and drives the sale and distribution of Plenity. We may not be able to successfully implement our strategic collaborations and realize the intended business opportunities, growth prospects, including new business channels, and competitive advantages. Our efforts to capitalize on business opportunities may not bring the intended results. Assumptions underlying expected financial results or consumer demand and receptivity may not be met or economic conditions may deteriorate. We also may be unable to attract and retain highly qualified and skilled personnel to implement our strategic collaborations and we have limited experience implementing such arrangements with third parties. If we have problems establishing these relationships or executing thereunder, the commercialization of Plenity could be impaired.
Successful commercialization of Plenity is dependent on the willingness of the ultimate patient to pay out-of-pocket. If there is not sufficient patient demand for Plenity, our financial results and future prospects will be harmed.
We cannot be certain that third party reimbursement will be available for Plenity, and, if reimbursement is available, the amount of any such reimbursement. As a result, we expect that our success will be dependent on the willingness of patients to pay out-of-pocket for Plenity. The decision by a patient to elect to undergo treatment with Plenity may be influenced by a number of factors, such as:
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the success of any sales and marketing programs, including direct-to-consumer marketing efforts, that we, or any third parties we engage, undertake, and as to which we have limited experience;

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the extent to which physicians prescribe Plenity for their patients;

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the extent to which Plenity satisfies patient expectations;

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the cost, safety, and effectiveness of Plenity as compared to other treatments; and

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general consumer confidence, which may be impacted by economic and political conditions.

Our financial performance will be materially harmed if we cannot generate significant patient demand for Plenity.

Competing products and technologies could emerge, including pharmaceuticals, devices and surgical procedures, that adversely affect our opportunity to generate sales of Plenity and achieve profitability.
The biotechnology, pharmaceutical and medical device industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Competitors may invest heavily to quickly discover and develop products that could make Plenity obsolete or economically disadvantageous. Competitors may also choose to develop a substantial equivalent of Plenity and obtain clearance through the FDA’s 510(k) clearance process, taking advantage of our investment and work. A new product that competes with Plenity may need to demonstrate that it is substantially equivalent to Plenity or that it has compelling advantages in efficacy, convenience, tolerability and safety to be commercially successful, which if demonstrated, could adversely affect our sales of Plenity and, therefore, our profitability. Competing products, whether substantially equivalent or not, may also be sold at lower prices. This and other competitive factors could force us to lower prices or could result in reduced sales. In addition, products developed by others could emerge as competitors to Plenity. If we are not able to compete effectively against our competitors, our financial condition and operations will suffer.
Our competitors in the obesity market include drugs that are FDA-approved and currently marketed for the treatment of obesity. Plenity primarily competes with orlistat, phentermine/topiramate and naltrexone/ bupropion, three orally administered, marketed pharmaceutical products in the United States for the treatment of obesity, and several older products, indicated for short-term administration, including phentermine, phendimetrazine, benzphetamine and diethylpropion. Orlistat is marketed in the United States by Roche Group under the brand name Xenical and over-the-counter under the brand name alli, at half the prescribed dose, by GlaxoSmithKline. Vivus, Inc. also has a combination product, phentermine/ topiramate, which is marketed under the trade name Qsymia, Further, Orexigen Therapeutics, Inc. received FDA approval of naltrexone/bupropion which is marketed under the brand name Contrave in the United States and has also received marketing approval under the name Mysimba in the European Union. Plenity also competes with injectable pharmaceutical obesity therapies, including Saxenda and Wegovy marketed by Novo Nordisk. In addition, other approaches which utilize various implantable devices or surgical tools marketed by Apollo EndoSurgery, Inc., Obalon Therapeutics, Inc., Aspire Bariatrics, Inc., Scientific Intake Limited Co., and BioEnterics Corporation.
Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we have. Competing products could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitors also may make any products we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.
Risks Related to Intellectual Property Rights
If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect Plenity, or if competitors are able to market competitive products without infringing our protected intellectual property rights, others could compete against us in ways that would have a material adverse impact on our business, results of operations, financial condition and prospects.
Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies without infringing on our intellectual property rights and erode or negate any competitive advantage that we may have, which could harm our business and ability to achieve profitability.
As of March 31, 2022, we own nine families of patents and patent applications relating to our hydrogel technology, two of which are directed to methods of treating obesity and reducing caloric intake using certain hydrogels, the hydrogel composition in Plenity and methods of producing hydrogels. The issued U.S.

patents in these two families have expiration dates or projected expiration dates ranging from 2028 to 2033. We cannot provide any assurances that competitors will not practice the claims in our issued patents, or that claims in our issued patents are valid. Further, we cannot provide any assurances that the scope of the claims is sufficient to protect Plenity or its uses or that competitors will practice the claims. In Europe, there are additional issued patents directed to the hydrogel in Plenity, its production and uses of certain hydrogels to treat obesity and reduce caloric intake. In one of the seven other patent families, we have pending applications directed to treating overweight and obesity with certain hydrogels that are projected to expire in 2035.
We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect Plenity, that they will be sufficient to prevent competitors from marketing competitive products or that any indications obtained for Plenity, now or in the future, will be protected by any issued or future claim. Other parties have developed technologies that may be related or competitive to our approach and may have filed or may file patent applications and may have received or may receive patents that may overlap or conflict with our patent applications, either by claiming the same methods or formulations or by claiming subject matter that could dominate our patent position. The patent positions of biotechnology, pharmaceutical and medical device companies, including our patent position, involve complex legal and factual questions and, therefore, the issuance, scope, validity, and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patent law is continually evolving and rapidly changing, creating uncertainty and risk. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented or it may be determined that competitive products do not infringe upon our rights. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, inter partes review proceedings, post-grant review proceedings and challenges in district court. Patents may also be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices.
These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to develop, market or otherwise commercialize Plenity.
Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability, and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar or equivalent products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees. We also may encounter significant problems in protecting our proprietary rights in foreign countries. If these developments were to occur, they could have a material adverse effect on our sales.
Our ability to enforce our patent rights depends on the scope of our claims and our ability to detect infringement. It is difficult to detect infringers who do not advertise the components of their products or how they are made. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s potential competitor’s product or methods of production. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful. Third parties may also assert claims that they do not practice our patents and seek a determination of non-infringement.
In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering Plenity are invalidated or found unenforceable, our financial position and results of operations would be materially and adversely impacted.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:
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any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect Plenity;

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any of our pending patent applications will issue as patents;

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we will be able to successfully commercialize Plenity, before our relevant patents expire;

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we were the first to make the inventions covered by each of our patents and pending patent applications;

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we were the first to file patent applications for these inventions;

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others will not develop similar or alternative technologies that do not infringe our patents;

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any of our patents will be found to ultimately be infringed;

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any of our patents will be found to ultimately be valid and enforceable;

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any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

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we will develop additional proprietary technologies or product candidates that are separately patentable; or

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that our commercial activities or products will not infringe upon the patents of others.

We also rely upon unpatented trade secrets, unpatented know-how, and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors, which could adversely affect our business, financial condition and results of operations.
We have licensed Plenity to third party partners (e.g. for launch in Greater China, including Mainland China, Hong Kong, Macau, and Taiwan) and have also granted limited licenses to practice patent rights for noncommercial, research purposes. We may continue to out-license our intellectual property and may agree under certain circumstances to grant limited exclusive or non-exclusive commercial rights as well. There can be no guarantee that the third party’s activities will not in any way overlap or interfere with the commercialization of Plenity. Additionally, there is always the possibility that we may become dependent on obtaining access to third party intellectual property in connection with the commercialization of Plenity or for other new product candidates in the future.
We have acquired certain patent rights that cover Plenity and these rights impose various obligations on us, including a requirement to make certain milestone and royalty payments and to prosecute and maintain the patent rights. We have also granted a non-exclusive license to practice the patent rights for noncommercial, research purposes, and we have agreed under certain circumstances to grant an additional non-blocking license for the development and commercialization of certain drug delivery products that do not include any composition of matter that is claimed by the patent rights, exclusive of products relating to obesity, weight loss, diabetes, metabolic diseases, GI disorders, laxatives and liquid removal. While we believe that the scope of any non-blocking license will be clearly distinct from our field of interest, there can be no guarantee that a disagreement will not arise over a particular product area, or that such a disagreement could not materially and adversely impact our business. In addition, we have also granted an exclusive, transferable, sublicensable, and royalty-bearing license of our intellectual property to develop, import, register, manufacture, and commercialize Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates.

Additionally, under these agreements, such third parties have agreed to assign to us certain future technology relating to food products that they develop during the term of the agreements, as well as other improvements to our existing intellectual property rights that result from activities they perform under the agreements. There can be no guarantee, however, such third parties will not attempt to act contrary to such obligations or that, if they do, we would succeed in a legal action to stop them from doing so.
We may be required to enter into additional license(s) to use third party intellectual property that we find necessary or useful to our business, or because that third party owner asserts we are infringing on such third party intellectual property. In such a case, even if we are successful in obtaining terms that are commercially reasonable, such a future licensor might also allege that we have breached our license agreement and may accordingly seek to terminate our license with them, or may insist on the right to terminate such a license at will. If successful, any such termination could result in our loss of the right to use the licensed intellectual property, which could materially adversely affect our ability to develop and commercialize a product candidate or product, if approved, as well as harm our competitive business position and our business prospects.
We may infringe the intellectual property rights of others, which may prevent or delay our development efforts or stop us from commercializing or increase the costs of commercializing Plenity.
Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.
The medical device, pharmaceutical and biotechnology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that Plenity or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing Plenity or our other product candidates.
Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our products. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force us to do one or more of the following:
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cease selling or otherwise commercializing Plenity;

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pay substantial damages for past use of the asserted intellectual property;

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obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

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in the case of trademark claims, redesign or rename Plenity to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.
We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.
We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patents or other intellectual property. For example, each of our patents and patent applications names one or more inventors affiliated with other institutions, any of whom may assert an ownership claim. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The U.S. Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.
We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time-consuming and unsuccessful.
Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.
Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Common Stock.
Issued patents covering Plenity could be found invalid or unenforceable if challenged in court.
If we initiated legal proceedings against a third party to enforce a patent covering our product candidate, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness, indefiniteness or non-enablement.
Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they do not cover Plenity or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on Plenity. Such a loss of patent protection would have a material adverse impact on our business.
Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time, and if we do not obtain protection under the Hatch-Waxman Amendments and similar non-United States legislation for extending the term of patents covering each of our product candidates, our business may be materially harmed.
Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced and could have a material adverse effect on our business.
We do not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
Filing, prosecuting and defending patents on Plenity and any other product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and we did not pursue intellectual property rights in some countries outside the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as in other jurisdictions. Consequently, we may not be able to prevent third parties from practicing our inventions in all jurisdictions, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.
Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is limited. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and medical devices, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
The United States has implemented the America Invents Act of 2011, which was wide-ranging patent reform legislation. Further, the Federal Circuit and the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, such as with respect to patent claims using “consisting essentially of” transitional language. In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents or future patents.
We may be subject to damages resulting from claims that we, our employees, consultants or third parties we engage to manufacture our products have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.
Many of our employees were previously employed at pharmaceutical companies and other medical device companies, including our potential competitors, in some cases until recently. We may be subject to claims that we, our employees, consultants or third parties have inadvertently or otherwise used or disclosed alleged trade secrets or proprietary information of these former employers or competitors. In addition, we may be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction for our management. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with third parties. A loss of key personnel or their work product could have an adverse effect on our business, results of operations and financial condition.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
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we or our licensors or our other collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

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we or our licensors or our other collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;

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we may not be able to generate sufficient data to support full patent applications that protect the entire breadth of developments in one or more of our programs;

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it is possible that there are prior public disclosures that could invalidate our or our licensors’ patents;

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it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our products or technology similar to ours;

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our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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countries other than the U.S. may, under certain circumstances, force us or our licensors to grant a license under our patents to a competitor, thus allowing the competitor to compete with us in that jurisdiction or forcing us to lower the price of our product in that jurisdiction;

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we have engaged in scientific collaborations in the past and will continue to do so in the future and our collaborators may develop adjacent or competing products that are outside the scope of our patents;

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we may not successfully commercialize the product candidates, if approved, before our relevant patents expire; and

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we may not develop additional proprietary technologies for which we can obtain patent protection.

Risks Related to Our Business and Strategy
We will need to continue to develop and expand, and if we fail to manage such development and expansion effectively, our expenses could increase more than expected, our revenue may not increase sufficiently to generate sustainable profits and we may be unable to successfully execute on our growth initiatives, business strategies or operating plans.
As of March 31, 2022, we had 103 full-time employees and 10 consultants and we expect to continue to increase the number of our administrative employees. We also plan to continue to expand the scope of our operations including the development of a commercial-scale manufacturing line and hiring manufacturing staff. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage such development and the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the commercialization of Plenity, and we may not be able to sufficiently increase our revenue to generate sustainable profits. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our product sales could be reduced, and we may not be able to successfully execute on our growth initiatives, business strategies or operating plans. Our future financial performance and our ability to commercialize Plenity and compete effectively will depend in part on our ability to effectively manage the future development and expansion of our company.
Our estimated addressable market is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market generally or markets in which we intend to offer Plenity, our future growth opportunities may be limited.
Data regarding the size and potential growth of the addressable market for weight management and weight loss solutions, generally, and the size of the target market for Plenity, specifically in the United States, is based upon, in part, internal estimates, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources, proprietary research studies and management’s knowledge of the industry, and is subject to significant uncertainty and is based on assumptions that may not prove accurate. While these estimates are made in good faith and are based on assumptions and estimates we believe to be reasonable, they may not be accurate and are subject to change. If we have overestimated the size of the addressable market for Plenity, including within the markets in which we intend to offer Plenity, our future growth opportunities may be limited.
Our ability to identify, engage with and retain Plenity patients is essential to our ability to grow and sustain our sales.
Sales of Plenity are our sole source of revenue, and our future growth depends upon our ability to identify, engage with, retain and grow our patient base and audience. To do so will require us to address changing consumer demands and developments in technology and improve Plenity, including by developing additional indications, while continuing to provide our distributors and patients with guidance and inspiring them on their weight management journeys by providing a product that provides meaningful results. We have invested and will continue to invest significant resources in these efforts, but there is no assurance that we will be able to successfully maintain and increase our patient base or that we will be able to do so without taking steps such as reducing pricing or incurring manufacturing costs that would affect our revenues, margin and/or profitability.
We depend on a limited number of third-party suppliers, and the loss of any of these suppliers or their inability to provide us with an adequate supply of materials or distribution could harm our business.
We rely on a limited number of third party suppliers to provide certain components for the hydrogel technology utilized in the manufacture of Plenity as well as related packaging for Plenity. The supply and price of these components are subject to market conditions and are influenced by many factors beyond our control, including pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases, weather patterns affecting component production, governmental programs and regulations, labor disruptions, and inflation. Although we strive to maintain relationships with suppliers with the objective of ensuring that we have adequate sources for the supply of such components and packaging materials, increases in demand for such items, both within our industry and in general, can result in shortages and higher costs. Our suppliers may not be able to meet our delivery schedules, we may lose a significant supplier, a supplier may not be able to meet performance and quality specifications and we may not be able to purchase such items at a competitive cost. Our freight costs may increase due to factors such as limited carrier availability, increased fuel costs, increased compliance costs associated with new or changing government regulations, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases and inflation. Higher prices for natural gas, propane, electricity and fuel also may increase our component, production and delivery costs. The prices charged for Plenity may not reflect changes in our component, packaging material, freight, tariff and energy costs at the time they occur, or at all.
The loss of key supply sources, for any reason, our inability to obtain necessary quantities of components and packaging materials or changes in freight or energy costs may limit our ability to maintain existing margins and may have a material adverse effect on our business, financial condition, results of operations and cash flows. If we fail or are unable to hedge and prices subsequently increase, or if we institute a hedge and prices subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs, and our business, financial condition, results of operations and cash flows could be adversely affected.
We rely on a limited number of channels for the distribution of Plenity, with a few qualified distributors currently accounting for substantially all of our revenue. The loss of one or more of such qualified distributors would materially harm our business.
For the years ended December 31, 2020 and 2021, respectively, and for the three months ended March 31, 2022, we relied on three customers or distributors for the distribution of Plenity accounting for 100% of our revenue. We also rely on our reputation and recommendations from key qualified distributors in order to promote Plenity to potential new patients. The loss of any of our key qualified distributors, or a failure of some of them to renew or expand their relationships with us, could have a significant impact on the growth rate of our revenue, reputation and our ability to obtain new users. In addition, mergers and acquisitions involving our qualified distributors could lead to cancellation or non-renewal of our contracts with those distributors or by the acquiring or combining companies, thereby reducing the number of our existing and potential distributors, which would materially harm our business.
If our existing qualified distributors do not continue or renew their contracts with us, renew at lower price levels or decline to purchase additional amounts of Plenity from us, it could have a material adverse effect on our business, financial condition and results of operations.
We derive a significant portion of our revenue from renewal of existing qualified distributor contracts and sales of Plenity to existing distributors. As part of our growth strategy, for instance, we have recently focused on the distribution of Plenity through telehealth services as well as using our sales force to drive sales of Plenity. As a result, increasing sales of Plenity is critical to our future business, revenue growth and results of operations.

Factors that may affect our ability to increase sales of Plenity include, but are not limited to, the following:
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the price, performance and safety of Plenity;

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the availability, price, performance and functionality of competing solutions;

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changes in healthcare laws, regulations, enforcement of such laws and regulations, or other trends; and

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the business environment of our qualified distributors.

We enter into exclusive supply and distribution agreements with our qualified distributors. Most of our distributors have no obligation to renew their contracts with us after the initial term expires. In addition, our distributors may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these distributors. Our future results of operations also depend, in part, on our ability to expand the number of our distributors. If our distributors fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline, or our future revenue growth may be constrained.
Our future success depends on our ability to retain our senior executive officers and to attract and keep senior management and key scientific and commercial personnel.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, particularly Yishai Zohar, our Chief Executive Officer and President, as well as other employees and consultants. Although none of these individuals has informed us to date that he intends to retire or resign in the near future, the loss of services of any of these individuals or one or more of our other members of senior management could delay or prevent the successful commercialization of Plenity and the development of future product candidates.
Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology, pharmaceutical and medical device field is intense, and we face competition for the hiring of scientific and clinical personnel from other biotechnology and pharmaceutical companies, as well as universities and research institutions. In addition, the consultants and advisors, including scientific and clinical advisors, upon whom we rely to assist us in formulating our research development and commercialization strategy, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. In addition, we will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, if at all.
We may not be successful in our efforts to identify or discover additional product candidates.
The success of our business depends primarily upon our ability to identify, develop and commercialize products using our proprietary hydrogel technology. Although Plenity is currently in the early stages of commercialization, our research programs may fail to identify other potential product candidates for clinical development for a number of reasons. Our research methodology may be unsuccessful in identifying potential product candidates or our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.
Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.
Our employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm our business.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and European regulatory authorities, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, as well as the Foreign Corrupt Practices Act, or FCPA, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
We face potential product liability exposure and if claims are brought against us, we may incur substantial liability.
The sale of Plenity exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with Plenity. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we become subject to product liability claims and cannot successfully defend ourselves against them, we could incur substantial liabilities.
In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:
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withdrawal of patients from our clinical trials;

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substantial monetary awards to patients or other claimants;

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decreased demand for Plenity or any future product candidates following marketing approval, if obtained;

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damage to our reputation and exposure to adverse publicity;

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increased FDA warnings on product labels;

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litigation costs;

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distraction of management’s attention from our primary business;

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loss of sales; and

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the inability to successfully commercialize Plenity or any future product candidates, if approved.

Our insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer.
Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses, including if insurance coverage becomes increasingly expensive.
Significant judgments have been awarded in class action lawsuits based on drugs and medical devices that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial, particularly in light of the size of our business and financial resources. A product liability claim or series of claims brought against us could cause our stock price to decline, and if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, business and prospects could be materially adversely affected.

If the weight management industry is subject to adverse publicity, our business could be harmed.
Unfavorable publicity regarding, for example, the weight management industry, the healthcare industry, litigation or regulatory activity, the actions of the entities included or otherwise involved in our platform, negative perceptions of Plenity, our hydrogel technology, pricing, our data privacy or data security practices, telehealth services or our revenue could materially adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain consumers, patients, business partners or employees, and result in decreased revenue, which would materially adversely affect our business, financial condition and results of operations.
If the perception of our brands or business reputation is damaged, customers and the ultimate user may not purchase Plenity, which could materially and adversely affect our business, financial condition and results of operations.
We are building our reputation on the efficacy of Plenity and the high-quality nature of the product, its availability and the limited side effects. We must protect and expand on the value of Plenity to continue to be successful in the future. Any incident that erodes consumer or patient affinity for Plenity could significantly reduce our value and damage our business. For example, negative third-party reports regarding Plenity, related side effects or the quality and availability of the product generally, whether accurate or not, may adversely affect consumer and patient perceptions, which could cause our value to suffer and adversely affect our business. In addition, if we are forced or voluntarily elect to recall Plenity or there are other regulatory actions taken with respect to Plenity, the public perception of the quality, safety and efficacy of Plenity may be diminished. We may also be adversely affected by news or other negative publicity, regardless of accuracy, regarding other aspects of our business, such as public health concerns, illness, safety, security breaches of personal information or employee information, employee-related claims relating to alleged employment discrimination, health care and benefits issues or government or industry findings about our retailers, distributors, manufacturers or others across the industry supply chain.
As part of our marketing initiatives, we have contracted with certain public figures to market and endorse our products. While we maintain specific selection criteria and are diligent in our efforts to seek out public figures that resonate genuinely and effectively with our consumer audience, the individuals we choose to market and endorse Plenity may fall into negative favor with the general public. Because our consumers may associate the public figures that market and endorse Plenity with us, any negative publicity on behalf of such individuals may cause negative publicity about us and Plenity. This negative publicity could materially and adversely affect our brands and reputation and our revenue and profits.
A significant interruption in the operations of our third party partners could potentially disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
We rely on Roman Health Pharmacy LLC to provide our members with access to telehealth services and we partner with GoGoMeds to provide online pharmacy access to Plenity for non-telehealth patients. Although our ability to attract, retain, and serve our members is significantly dependent upon the reliable performance of our third party partners and their respective underlying information technology, we have limited control over their operations. Any significant disruption of their operations, whether as a result of general market or economic conditions, the failure of their equipment or information technology systems, a breach of data security or unauthorized disclosures of sensitive data, such as personally identifiable information or individually identifiable health information, could result in a decrease in consumer demand for Plenity. In addition, any disruption in the operations of our business partners could subject us to reputational damage and have a material adverse effect on our business, financial condition and results of operations.
Negative information, including inaccurate information about us on social media, which may include information attributable to spokespersons with whom we have a relationship, may harm our reputation and brand, which could have a material adverse effect on our business, financial condition and results of operations.
There has been a marked increase in the use of social media platforms and similar channels, including the use of celebrity endorsements or spokespersons with whom we may have a relationship with, that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information about our business and Plenity may be posted on such platforms at any time. Negative views regarding Plenity and its efficacy may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.
We must expend resources to maintain consumer awareness of Plenity, build brand loyalty and generate increasing sales. Our marketing strategies and channels will evolve and our programs may or may not be successful.
To remain competitive and expand, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness of Plenity, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market or new indications for Plenity, when and if available, and participants in our industry are increasingly engaging with non-traditional media, including consumer outreach through social media, celebrity promotions and web-based channels, which may not prove successful and may have a negative impact on perception of Plenity or reduce market acceptance of Plenity. An increase in our marketing and advertising efforts may not maintain or increase our current reputation, or lead to increased brand awareness. Moreover, we may not maintain current awareness of our brand due to any potential fragmentation of our marketing efforts as we continue to focus on a particular target market for weight management patients. Our inability to increase or maintain sales of Plenity could negatively impact our ability to develop other indications for Plenity as well as other product offerings, which may have an adverse effect on our business, financial condition and results of operations.
If we do not continually enhance our brand recognition, increase distribution of Plenity, attract new patients and introduce new and innovative products, either on a timely basis or at all, our business may suffer.
The weight management industry is subject to rapid and frequent changes in consumer demands and preferences. Because consumers are constantly seeking new products and strategies to achieve their weight goals, our success relies heavily on our ability to enhance our brand awareness through the increased distribution of Plenity, by attracting new patients and by continuing to develop and market new and innovative products that build on Plenity’s commercialization. Since Plenity is currently our only product offering, our ability to generate sales of Plenity and for it to achieve widespread market acceptance is essential to the success of our business. To respond to new and evolving consumer demands and preferences, continue to enhance brand recognition and keep pace with new weight management, technological and other developments, we must constantly introduce new and innovative products into the market, after regulatory approval, some of which may not be accepted by consumers, or may not be achieved in a timely manner that allows us to build off of the commercialization of Plenity. If we cannot commercialize Plenity or other new products, our revenue may not grow as expected, which would materially and adversely affect our business, financial condition and results of operations.
If our security measures fail or are breached and unauthorized access to personal information and data is obtained, we may incur significant liabilities, our reputation may be harmed and we could lose sales, customers and patients.
Breaches of data security, website defacements and other malicious acts, which are increasingly negatively impacting companies, could result in unauthorized access to personal information or data, or cause interruptions to our manufacturing and supply chain for Plenity and therefore, limited supply of Plenity and access thereto. Such unauthorized access or interruptions could cause us to incur significant liabilities, harm our reputation, and may result in a decrease in sales and/or the loss of existing or potential customers and patients. We rely upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and utilize personal information and data, and it is critical that we do so in a secure manner to maintain the integrity of such personal information and data as well as to comply with applicable regulatory requirements and contractual obligations.
We also have outsourced the majority of elements that comprise our information technology infrastructure and, as a result, we manage multiple independent vendor relationships with third parties who may or could have access to the personal information and data that we collect. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to security breaches. While we have invested, including by maintaining cybersecurity insurance coverage, and developed systems and processes designed to protect such proprietary or customer information or data, these measures are costly, and there can be no assurance that our efforts will prevent service interruptions or security breaches.
Existing, proposed or new data privacy legislation and regulations, including interpretations thereof, could also significantly affect our business. Data protection and privacy laws have been enacted by the U.S. federal and state governments, including the California Consumer Privacy Act (CCPA), which became effective on January 1, 2020, the Health Insurance Portability and Accountability Act (HIPAA), and other relevant statutes, as well as in Europe, including the European Genera Data Protection Regulation, which took effect in May 2018. These laws also typically include notification obligations and impose significant penalties and potential liability for non-compliance. The data privacy and security regulatory regime continues to evolve and is increasingly demanding. Many U.S. states are considering privacy and security legislation and there are ongoing discussions regarding a national privacy law. Variations in requirements across U.S. and foreign jurisdictions could present compliance challenges, and any failures to comply with such requirements may have an adverse effect on our business or results of operations.
Further, many jurisdictions require that customers be notified if a security breach results in the disclosure of their personal financial account or other information, and additional jurisdictions and governmental entities are considering such laws. In addition, other public disclosure laws may require that material security breaches be reported. If we experience, or in certain cases suspect, a security breach and such notice or public disclosure is required in the future, our reputation, brands and business may be harmed.
Prospective and existing customers and patients may have concerns regarding our use of personal information or data collected on our website, such as weight management information, financial data, email addresses and home addresses. These privacy concerns could keep customers and patients from using our website or purchasing Plenity, and third parties from partnering with us.
While no cybersecurity breach or attack to date has had a material impact on our business or results of operations, there can be no assurance that our efforts to maintain the security and integrity of our information technology networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. In addition, the transmission of computer viruses, or similar malware, could adversely affect our information technology systems and harm our business operations. As a result, it may become necessary to expend significant additional amounts of capital and other resources to protect against, or to alleviate, problems caused by security breaches. These expenditures, however, may not prove to be a sufficient protection or remedy and our business, financial condition and results of operations could be materially and adversely impacted.
Any failure of our technology or systems to perform satisfactorily could result in an adverse impact on our business.
We rely on software, hardware, network systems and similar technology, including cloud-based technology, that is licensed from or maintained by third parties to operate our websites, to access Plenity and other services and products to support our business operations, including our manufacturing and supply chain operations. As much of this technology is complex, there may be future errors, defects or performance problems, including when we update our technology or integrate new technology to expand and enhance our capabilities. Our technology may malfunction or suffer from defects that become apparent only after extended use. The integrity of our technology may also be compromised as a result of third-party cyber-attacks, such as hacking, spear phishing campaigns and denial of service attacks, which are increasingly negatively impacting companies. In addition, our operations depend on our ability to protect our information technology systems against damage from third-party cyber-attacks, fire, power loss, water, earthquakes, telecommunications failures and similar unexpected adverse events. Disruptions in our websites, services and products or network systems could result from a number of factors, including unknown technical defects, insufficient capacity and the failure of our third-party providers to provide continuous and uninterrupted service. Such disruptions would be most impactful if they reduced accessibility to Plenity, including by delaying or halting the manufacture of Plenity and access to our supply chain. While we maintain disaster recovery capabilities to return to normal operation in a timely manner and we deploy multiple parallel instances of our applications across multiple computer resources, we do not have a fully redundant system that includes an instantaneous recovery capability. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner, which could have an adverse impact on our business.
As a result of such possible defects, failures, interruptions or other problems, Plenity could be rendered unreliable or be perceived as unreliable by customers, which could result in harm to our reputation and brands. Any failure of our technology or systems could result in an adverse impact on our business.
We may acquire businesses or products or form strategic alliances in the future, and we may not realize the benefits of such acquisitions.
We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that following any such acquisition we will achieve the expected synergies to justify the transaction.
Our international operations for the supply chain and manufacture of Plenity pose certain political, legal and compliance, operational, regulatory, economic and other risks to our business that may be different from or more significant than risks associated with our U.S. operations.
The international nature of our operations for the supply chain and manufacture of Plenity involves a number of risks, including changes in U.S. and foreign regulations, tariffs, taxes and exchange controls; economic downturns; inflation and political and social instability in the countries in which we operate; weakening or loss of the protection of intellectual property rights in some countries and limitations on our ability to enforce our intellectual property rights under some local laws; and our dependence on foreign personnel. Foreign regulations may also restrict our ability to operate in some countries, acquire new businesses or repatriate cash from foreign subsidiaries back to the United States. If we expand our operations into additional foreign countries, we may be subject to additional risks, including the ability to successfully adapt to local culture and navigate regulatory, economic, political, social and intellectual property risks. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.
Inflation could adversely affect our financial results.
If inflation continues or worsens, it could negatively impact us by increasing our operating expenses. Inflation may lead to cost increases in multiple areas across our business, for example, rises in the prices of raw materials and manufactured goods, increased energy rates, as well as increased wage pressures and other expenses related to our employees. In particular, where we have agreed to undertake infrastructure build outs on a fixed budget for our carrier customers or by accepting government grants, inflation may result in build costs that exceed our original budget given the long delays experienced in procuring equipment and materials due to global supply chain delays. To the extent that we are unable to pass on these costs through increased prices, revised budget estimates, or offset them in other ways, they may impact our financial condition and cash flows.

Foreign currency exchange rate fluctuations could adversely affect our business, financial condition and results of operations.
A significant portion of our operating costs are denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations pay expenses. We do not currently hedge, and have not historically hedged, our exposure to foreign currency fluctuations. Our consolidated financial results are presented in U.S. dollars and therefore, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Expenses are translated into U.S. dollars at the average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are recorded in shareholders’ equity as accumulated other comprehensive income (loss). Translation adjustments arising from intercompany receivables and payables with our foreign subsidiaries are generally recorded as a component of other expense (income). Accordingly, changes in currency exchange rates will cause our operating costs, net income and shareholders’ equity to fluctuate and could adversely affect our business, financial conditions and results of operations.
Competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods could result in decreased demand for Plenity.
The weight management and wellness industry is highly competitive. We compete against a wide range of providers of weight management services and products and wellness industry participants. Our competitors include: commercial weight management programs; weight loss and wellness apps; surgical procedures; the pharmaceutical industry; the genetics and biotechnology industry; self-help weight management regimens and other self-help weight management products, services and publications, such as books, magazines, websites and social media influencers and groups; dietary supplements and meal replacement products; healthy living services, coaching, products, content and publications; weight management services administered by doctors, nutritionists and dieticians; government agencies and non-profit groups that offer weight management services; fitness centers; and national drug store chains. As we or others develop new or different weight management services, products, methods or technologies, additional competitors may emerge. Furthermore, existing competitors may enter new markets or expand their current offerings or advertising and marketing programs. More effective or more favorably perceived diet and weight management methods, including pharmaceutical treatments, fat and sugar substitutes or other technological and scientific advancements in weight management methods, also may be developed. This competition may reduce demand for Plenity.
The purchasing decisions of weight management and healthy living consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs, cost, social media presence and sentiment, consumer trends, the digital platform, content and user experience and perception of the efficacy of the product offerings. Moreover, consumers can, and frequently do, change approaches easily and at little cost. Any decrease in demand for Plenity may adversely affect our business, financial condition or results of operations.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.
Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could have a material adverse effect on our operations.
Changes in federal, state, local or foreign tax law or interpretations of existing tax law, or adverse determinations by tax authorities, could increase our tax burden or otherwise adversely affect our financial condition, results of operations or cash flows.
We are subject to taxation at the federal, state and local levels in the U.S. and other countries and jurisdictions. Our future effective tax rate could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, or changes in determinations regarding the jurisdictions in which we are subject to tax. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher taxes than would be incurred under existing tax law or interpretation and could adversely affect our profitability, financial condition, results of operations or cash flows. State and local tax authorities have also increased their efforts to increase revenues through changes in tax law and audits. Such changes and proposals, if enacted, could increase our future effective income tax rates. We are subject to ongoing and periodic tax audits and disputes in various jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, thereby adversely impacting our financial condition, results of operations or cash flows.
Global economic, political and social conditions and uncertainties in the markets that we serve, including risks and uncertainties caused by the COVID-19 pandemic, may adversely impact our business.
Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including risks and uncertainties caused by the COVID-19 pandemic, including, weakened demand for any of our future products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also result in supply disruption or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.
Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition and results of operations.
Our ability to make, move and sell products in coordination with our suppliers, manufacturer and business partners is critical to our success. Damage or disruption to our collective supply, manufacturing or distribution capabilities resulting from weather, any potential effects of climate change, natural disaster, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases, fire, explosion, cyber-attacks, terrorism, strikes, repairs or enhancements at facilities manufacturing or delivering Plenity or other reasons could impair our ability to manufacture, sell or timely deliver Plenity to customers and patients.
We rely on a limited number of third party suppliers to provide certain components and packaging materials, and currently have two manufacturing facilities in southern Italy. Adverse events affecting such suppliers or manufacturers may limit our ability to obtain such raw materials, or alternatives for these raw materials, at competitive prices, or at all. Competitors can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a component or packaging material is sourced from a single location or supplier or produced by a single manufacturer, could adversely affect our business, financial condition, results of operations and/or require additional resources to restore our supply chain or manufacturing capabilities, as applicable.

Risks Related to Financial Position and Financing Needs
We are a commercial stage biotherapeutic company, but to date have generated limited product sales. We have incurred significant operating losses since our inception and anticipate that we will continue to incur continued losses for the next several years.
We are a commercial stage biotherapeutics company and to date we have funded our operations through proceeds from collaborations, the issuance of Common Stock and convertible preferred stock, the issuance of convertible and non-convertible debt and non-dilutive grants received from government agencies. We have incurred losses in each year since our inception, other than fiscal 2013. Our net loss was $93.3 million and $25.9 million for the years ended December 31, 2021 and 2020, respectively, and we had an accumulated deficit of $265.5 million and $171.8 million as of December 31, 2021 and 2020, respectively. Our net loss was $5.7 million for the three months ended March 31, 2022. As of March 31, 2022, we had an accumulated deficit of $271.3 million. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. We expect to incur increasing levels of operating losses over at least the next several years. We expect to continue to incur significant sales and marketing expenses and additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with commercializing Plenity and developing any future product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.
Our ability to become profitable depends upon our ability to generate product sales. To date, we have generated limited product sales of Plenity, and we do not know when or if we will generate meaningful product sales from Plenity. Our ability to generate product sales depends on a number of factors, including, but not limited to, our ability to:
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commercialize Plenity by developing a sales force or entering into collaborations with third parties;

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achieve market acceptance of Plenity in the medical community and with patients, many of whom could be required to pay out-of-pocket for Plenity; and

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supplement our clinical scale to meet demand in a facility owned or leased by us or by a strategic collaboration partner or third-party manufacturer.

We expect to incur significant sales and marketing costs as we commercialize Plenity and we may not achieve profitability soon after generating product sales, if ever, and we may be unable to continue operations without continued funding. Failure to successfully commercialize Plenity would materially harm our business, financial condition and results of operations.
We may be unable to accurately forecast revenue and appropriately plan our expenses in the future.
We base our current and future expense levels on our operating forecasts and estimates of future income. Income and results of operations are difficult to forecast because they generally depend on our ability to fully commercialize Plenity, including our ability to quickly and efficiently scale production thereof, which remains uncertain. Additionally, our business is affected by general economic and business conditions around the world, including the impact of the COVID-19 pandemic. A softening in income, whether caused by changes in consumer preferences or a weakening in global economies, may result in decreased demand for Plenity or our ability to generate adequate supply of Plenity, which in turn would negatively impact our revenue levels and make it increasingly difficult to achieve and maintain profitability. If so, and we are unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in the commercialization of Plenity, we could experience lower net income or greater net loss in a given quarter than expected.
The financial and operational projections and commercialization and product candidate development timelines that we may provide from time to time are subject to inherent risks.
The projections and timelines that our management may provide from time to time (including with respect to financial or operational matters, commercialization efforts or product candidate development) reflect numerous assumptions made by our management with respect to our specific, as well as general business, economic, market and financial conditions, including our ability to raise additional capital, and other matters, all of which may be difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate or, in the event we do not successfully raise additional capital, that our commercialization or product development activities may be curtailed. You should be prepared for differences between actual and projected results from time to time. Our future actual results may be materially different from those contained in our projections, both as to amounts and as to timing. Further, if our commercialization or product development activities are slowed or stopped, we will likely be unable to meet the timelines and projections we have previously provided. The inclusion of projections or timelines in (or incorporated by reference in) this prospectus or any other filing we make with the SEC periodically should not be regarded as an indication that we or our management or representatives considered or consider such projections and timelines to be a reliable prediction of future events, and the projections and timelines should not be relied upon as such.
In order to support our business, we have and may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional indebtedness or capital may not be available on acceptable terms, if at all, and the failure to obtain this additional funding when needed may force us to delay, limit or terminate our product development efforts or other operations.
We are currently commercializing Plenity. Manufacturing and marketing our hydrogel technology is expensive and, accordingly, we expect our manufacturing and marketing expenses to increase substantially in connection with our ongoing commercialization activities. Depending on the progress we make in manufacturing and selling Plenity, we may require additional capital to fund our growth and operating needs. We will also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for Plenity or otherwise expand more rapidly than we presently anticipate.
As of December 31, 2021, our cash and cash equivalents and marketable securities were $28.4 million. Upon the close of the Business Combination in January 2022, we received approximately $105 million of gross proceeds to fund our operations and as of March 31, 2022, our cash and cash equivalents were $34.0 million. Due to a significant number of redemptions associated with the Business Combination, we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these sources. We will require additional capital to commercialize Plenity and to develop and commercialize any future product candidates. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital through debt or equity financings if market conditions are favorable or if we have specific strategic considerations. There can be no assurance that such debt or equity financings will be available on acceptable terms or will be able to be completed at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further information.
If we are unable to obtain funding on a timely basis, or at all, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of Plenity or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.
There were a significant number of redemptions in connection with the Business Combination and if we are not successful in implementing an alternative business plan and/or raising additional capital in a timely manner, we may have insufficient cash and liquidity to pay operating expenses and other obligations. Any such event would have a material adverse effect on our business and financial condition.
Prior to the Closing of the Business Combination, holders of 26,844,777 shares of CPSR Class A Common Stock exercised their right to redeem such shares for cash at a price of approximately $10.00 per share for aggregate payments of $268,646,943. Due to the significant number of redemptions, we expect to implement an alternative business plan, prioritizing short-term working capital needs such as investments in raw materials and finished goods as well as investments in sales and marketing, and delaying certain long-term capital expenditures in commercial infrastructure and certain research and development expenses. We expect to reduce and optimize investments in sales and marketing, prioritizing investments in high return and high exposure mediums. We may seek out alternative commercial arrangements or geographic distribution partnerships to finance certain investments in sales and marketing associated with the full commercial launch of Plenity. We expect these actions will enable appropriate liquidity to manage risk and uncertainty over the next year and beyond and enable us to execute our business plan based on the level of our financial resources at Closing and available financing alternatives and further enable us to direct funding to the full commercial launch of Plenity. These changes to the execution of our business plan based on the significant number of redemptions made in connection with the Closing of the Business Combination may impact the growth of Plenity sales and the pace of acquisition and retention of consumers. We may need to raise additional capital to fund our operations and our business plan. There can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further information.
Raising additional funding in the future may cause dilution to our stockholders, restrict our operations or require us to relinquish rights.
We may seek additional capital through a combination of private and public equity and debt offerings, government or other third party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these sources. To the extent that we raise additional capital through the sale of Common Stock or securities convertible or exchangeable into Common Stock, your ownership interest in us will be diluted. In addition, the terms of any such securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic partnerships and licensing arrangements with third parties, we may have to relinquish valuable rights to Plenity, our intellectual property or future revenue streams or grant licenses on terms that are not favorable to us.
Our ability to use our net operating loss carryforwards and certain tax credit carry forwards may be subject to limitation.
We had federal and state net operating loss carryforwards of $184.6 million (federal) and $168.4 million (state), as of December 31, 2021. Our federal net operating loss carryforwards begin to expire in 2027, and our state net operating loss carryforwards began to expire in 2015. Under Section 382 of the Code, changes in our ownership may limit the amount of our net operating loss carryforwards and research and development tax credit carryforwards that could be utilized annually to offset our future taxable income, if any. Any such limitation may significantly reduce our ability to utilize our net operating loss carryforwards and research and development tax credit carryforwards before they expire. These limitations, whether as the result of the Business Combination, the PIPE Financing, prior private placements, sales of our Common Stock by our existing stockholders or additional sales of our Common Stock by us hereafter, could have a material adverse effect on the amount of net operating losses we can utilize to offset future taxable income.
The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this prospectus has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and have only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. As such, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that our management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the notes to the unaudited pro forma condensed combined financial information, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments, and it is possible the difference may be material. Our management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated therein, nor are they indicative of our future consolidated results of operations or financial position. They should be read in conjunction with the historical financial statements and notes thereto of CPSR and Gelesis contained elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Risks Related to Ownership of Our Common Stock
An active trading market for our Common Stock may not continue or may not be sustained, which may make it difficult to sell the shares of our Common Stock you purchase.
An active trading market for our Common Stock may not continue or may not be sustained, which would make it difficult for you to sell your shares of our Common Stock at an attractive price (or at all). The market price of our Common Stock may decline below your purchase price, and you may not be able to sell your shares of our Common Stock at or above the price you paid for such shares (or at all).
The price of our Common Stock has been and may continue to be volatile, and you could lose all or part of your investment.
The trading price of our Common Stock has been and may continue to be highly volatile and could be attributable, among others, to factors beyond our control, including limited trading volume. For example, our stock traded within a range of a high price of $6.62 and a low price of $2.75 per share for the period of January 14, 2022, our first day of trading on the New York Stock Exchange through June 6, 2022. Factors which affect the volatility of the market price of our Common Stock include, without limitation:
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any delay in our regulatory filings or any adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

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changes in laws or regulations applicable to our product candidates, including but not limited to clinical trial requirements for approvals;

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adverse developments concerning our manufacturers or its manufacturing plans;

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our ability to generate sufficient patient demand for our product and product candidates;

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our inability to establish collaborations, if needed;

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our failure to commercialize our product candidates;

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departures of key scientific, commercial or management personnel;

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unanticipated serious safety concerns related to the use of our product candidates;

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introduction of new products or services offered by us or our competitors;

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announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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our ability to effectively manage its growth;

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actual or anticipated variations in quarterly operating results;

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our cash position;

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our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

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publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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changes in the market valuations of similar companies;

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overall performance of the equity markets;

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sales of our Common Stock by us or our shareholders in the future;

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trading volume of our Common Stock;

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changes in accounting practices;

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ineffectiveness of our internal controls;

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disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

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significant lawsuits, including patent or shareholder litigation;

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general political and economic conditions; and

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other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NYSE and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, financial condition and results of operations.
There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.
Our Common Stock and Public Warrants are listed on the NYSE. If we fail to satisfy the continued listing requirements of the NYSE, such as the round lot holders requirements, the NYSE may take steps to delist our Common Stock and/or Public Warrants. If the NYSE delists our securities for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
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limited availability of market quotations for our securities;

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a determination that our Common Stock is a “penny stock” which will require brokers trading in its our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Such a delisting would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, or prevent future non-compliance with NYSE’s listing requirements.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We will not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.
Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including pursuant to the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan and future exercise of warrants or registration rights, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.
We expect that significant additional capital may be needed in the future to continue our planned operations, including expanding commercial operations, self-commercialization of our products in new markets, conducting clinical trials, expanded research and development activities, and costs associated with operating as a public company. To raise capital, we may sell shares of our Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of our Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences, and privileges senior to existing holders of our Common Stock.
Sales of a substantial number of shares of our Common Stock in the public market, including the resale of the shares of common stock held by our stockholders, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our Common Stock. Of the 72,437,647 shares of our Common Stock outstanding as of June 7, 2022, approximately 42,668,860 and 4,917,221 shares are currently subject to restrictions on transfer under 180-day and 360-day lock-up under agreements, respectively, entered into between us and the holders of those shares. These restrictions are due to expire on July 13, 2022 and January 13, 2023, respectively, resulting in these shares becoming eligible for public sale on July 14, 2022 and January 14, 2023, respectively. Sales of such shares may be made under the registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus is a part or in reliance upon an exemption from registration under the Securities Act. Pursuant to our Amended and Restated Registration and Stockholder Rights Agreement, dated January 13, 2021, by and among the us and the stockholders party thereto (the “Registration Rights Agreement”), those stockholders are entitled to have the registration statement under the Securities Act of which this prospectus is a part kept effective for a prolonged period of time such that registered resales of their shares of Common Stock can be made.
Pursuant to our obligations under the Registration Rights Agreement and the Subscription Agreements with PIPE Investors, we have agreed to register on the registration statement of which this prospectus is a part include 132,857,109 shares of our Common Stock, 24,333,365 warrants to purchase shares of our Common Stock, and the 24,333,365 shares of our Common Stock issuable upon exercise of such warrants. Such securities represent approximately 81.9% of the shares of our Common Stock currently outstanding as of the date of this prospectus, including those shares of common stock issuable upon exercise of the Warrants. After it is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.
We have also registered all shares of common stock that we may issue under our equity compensation plans or that are issuable upon exercise of outstanding options. These shares can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates and the lock-up agreements described above. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our Common Stock could decline.

In addition, our Common Stock is also subject to potential dilution from the exercise of up to 24,333,365 warrants, the exercise of up to 15,077,515 stock options, the issuance of common stock pursuant to the vesting of up to 5,267,519 restricted stock units, the issuance of up to 23,482,845 earnout shares pursuant to the triggering events in the Business Combination Agreement, and the potential Common Stock is also subject to potential dilution issuance of common stock in connection with future equity and or convertible debt financings. Sales of substantial numbers of such shares in the public market, including the resale of the shares of common stock held by our stockholders, could adversely affect the market price of our Common Stock, the impact of which is increased as the value of our stock price increases.
If certain holders of our Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our Common Stock and such holders still may receive significant proceeds.
As of the date of this prospectus, the market price of our Common Stock is below $10.00 per share, which was the price per unit sold in the initial public offering of our predecessor, CPSR, the per-share price of the 9,000,000 shares of CPSR Class A Common Stock our predecessor sold to certain investors in connection with our Business Combination in a private placement for an aggregate amount of $90.0 million (the “PIPE Financing”) and also the per share value of the consideration issued to Legacy Gelesis shareholders upon consummation of our Business Combination. However, certain of our shareholders who hold shares of our Common Stock that were (i) originally purchased by our predecessor’s sponsor, Capstar Sponsor Group, LLC, in a private placement prior to our predecessor’s initial public offering (the “Founder Shares”) or (ii) originally issued by CPSR in a private placement in connection with Backstop Agreement, dated December 30, 2021 (the “Backstop Agreement”), between CPSR and certain investors (the “Backstop Shares”), may nonetheless be inclined to sell such Founder Shares or Backstop Shares as they were originally purchased at an effective price significantly less than $10.00 per share. The currently outstanding 4,916,250 Founder Shares were purchased at an effective price of $0.0051 per share. Holders of the Backstop Shares purchased an aggregate of 744,217 shares of CPSR Class A Common Stock in a private placement at a price of $10.00 per share, for an aggregate purchase price of $7.4 million and such holders also received an aggregate of 1,983,750 shares of CPSR Class A Common Stock as additional consideration, resulting in an effective purchase price for the currently outstanding 2,727,967 Backstop Shares of approximately $2.73 per share. Accordingly, holders of the Founder Shares and Backstop Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other shareholders. On June 6, 2022, the closing price of our Common Stock was $3.80. Based on this closing price, the aggregate sales price of the Founder Shares would be approximately $18.7 million and the aggregate sales price of the Backstop Shares would be approximately $10.4 million.
The Founder Shares and 1,983,750 of the Backstop Shares are currently subject to restrictions on transfer under applicable lock-up agreements; however, these restrictions are due to expire on January 13, 2023 and July 13, 2022, respectively, resulting in these shares becoming eligible for public sale on July 14, 2022 and January 14, 2023, respectively, if they are registered under the Securities Act, or if they qualify for an exemption from registration under the Securities Act. Pursuant to our Registration Rights Agreement, certain of our stockholders, including holders of the Founder Shares and holders of the Backstop Shares, are entitled to registration rights requiring us to register such securities for resale.
We do not intend to pay dividends on our Common Stock, so any returns will be limited to the value of our Common Stock.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, we may enter into agreements that prohibit us from paying cash dividends without prior written consent from our contracting parties, or which other terms prohibit or limit the amount of dividends that may be declared or paid on our Common Stock. Any return to shareholders will therefore be limited to the appreciation of their shares of Common Stock, which may never occur.
We are an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.
We have incurred and will continue to incur significant increased costs as a result of operating as a public company, and our management has and will be required to devote substantial time to new compliance initiatives.
As a public company, we have incurred and will incur significant legal, accounting, insurance and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC, and the NYSE to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say-on-pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five (5) years following the year in which CPSR completed its initial public offering. We intend to take advantage of this new legislation but cannot guarantee that it will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.
These rules and regulations applicable to public companies have increased and will continue to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees, or as executive officers.
Pursuant to Section 404, in our second annual report due to be filed with the SEC after becoming a public company, we will be required to furnish a report by our management on our internal control over financial reporting. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate consolidated financial statements on a timely basis may harm the market price of our shares.
If we fail to maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate consolidated financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. We will continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to document, review and improve our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act and applicable United States laws, which will require annual management assessment of the effectiveness of our internal control over financial reporting. As we continue to grow, we expect to recruit additional finance and accounting personnel with certain skill sets that it will need as a public company.
Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate consolidated financial statements on a timely basis, could increase our operating costs and harm our business. In our efforts to maintain proper and effective internal control over financial reporting, we may discover significant deficiencies or material weaknesses in our internal control over financial reporting, which we may not successfully remediate on a timely basis or at all. Any failure to remediate any significant deficiencies or material weaknesses identified by us or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our consolidated financial statements. If we identify one or more material weaknesses in our internal control over financial reporting in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements, which may harm the market price of our Common Stock.
As previously disclosed in Part II, Item 9A of our 2021 Annual Report, CPSR’s management prior to the Business Combination concluded that CPSR’s management prior to Business Combination did not maintain effective internal control over financial reporting as of December 31, 2021, due to a material weakness related to CPSR’s historical consolidated financial statements issued prior to the Business Combination. The material weakness related to CPSR prior to the Business Combination not having adequate controls over accounting for complex financial instruments associated with the accounting for warrants issued in connection with CPSR’s initial public offering. During the fiscal quarter ended March 31, 2022, we completed the Business Combination, which resulted in a change in management responsible for the preparation and review of our consolidated financial statements. Effective as of the closing of the Business Combination, the management of Legacy Gelesis is responsible for internal control over financial reporting and the former management of CPSR no longer participates in financial reporting. Additionally, the internal controls of Legacy Gelesis became our internal controls. Subsequent to the Business Combination, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, who serve as our principal executive officer and principal financial officer, respectively, has evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2022. Our assessment is that, post-Business Combination, we have a sufficiently staffed and technically experienced finance and accounting team to address the financial reporting requirements of a public company. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded the conditions causing the material weakness no longer existed, and are not expected to exist. Accordingly, we determined the material weakness did not exist in internal control over financial reporting as of March 31, 2022.
We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once we begins our Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remediate any material weakness in our internal control over financial reporting on a timely basis, if at all, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
Delaware law and our Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, the Organizational Documents include provisions regarding:
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the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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our Board being classified into three classes, with only one class being elected each year to serve three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual stockholders meetings;

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the Certificate of Incorporation’s prohibition on cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, our directors and officers;

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the ability of our Board to amend the Bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
Our Bylaws will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers, or other employees.
Our Bylaws require, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware.
Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Our Bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
The exercise of our Warrants for shares of our Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Pursuant to the registration statement of which this prospectus is a part, we are registering (i) 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of our Common Stock exercisable at an exercise price of $11.50 per share; (ii) 7,520,000 outstanding Private Warrants to purchase 7,520,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share and (iii) 3,013,365 currently exercisable Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and 1,660,303 of which are exercisable at an exercise price of $0.02.To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock, the impact of which is increased as the value of our stock price increases.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to holders thereof, thereby making such warrants worthless.
We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Common Stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when such warrants become redeemable, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of such warrants could force holders to (i) exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the Warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, we may redeem the Public Warrants after they become exercisable for a number of shares of our Common Stock determined based on the redemption date and the fair market value of our Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case holders of such warrants would lose any potential embedded value from a subsequent increase in the value of our Common Stock had such warrants remained outstanding.
Our Private Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.
Under GAAP, we are required to evaluate our Warrants to determine whether they should be accounted for as a warrant liability or as equity. We have concluded that the Private Warrants contain provisions requiring liability classification. Therefore, we are accounting for the Private Warrants as a warrant liability and are recording that liability at fair value upon issuance. We will record any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Common Stock and may cause fluctuations in our results of operations based on factors that are outside of our control.
There can be no assurance that the Warrants will be in the money at the time they become exercisable; they may expire worthless and therefore we may not receive cash proceeds from the exercise of warrants.
As of the date of this prospectus, we have 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption; (ii) 7,520,000 outstanding Private Warrants to purchase 7,520,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption and (iii) 3,013,365 exercisable Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and expire on October 21, 2030 and 1,660,303 of which are exercisable at an exercise price of $0.02 and expire on February 15, 2025.
The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash.
We could receive up to an aggregate of $251.0 million if all of the Warrants registered hereunder are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We expect to use the net proceeds we receive from the exercise of the Warrants, if any, for general corporate purposes, including the commercialization of our product Plenity.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.
Any future determination to declare dividends will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board may deem relevant

MARKET INFORMATION
Our Common Stock and Public Warrants are listed on the NYSE under the symbol “GLS” and “GLS WS,” respectively. As of June 7, 2022, there were approximately 39 registered holders of Common Stock and no registered holders of the Public Warrants. These numbers do not include beneficial owners holding our securities through nominee names.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unless otherwise indicated or the context otherwise requires, all references in this section to “Legacy Gelesis” refers to Gelesis, Inc. and its subsidiaries prior to the Closing, and the term “CPSR” refers to Capstar Special Purpose Acquisition Corp. prior to the Closing. Unless otherwise indicated or the context otherwise requires, all references in this section to “the Company” refers to Gelesis Holdings, Inc. and its wholly-owned subsidiaries after giving effect to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with (i) the audited historical financial statements of Legacy Gelesis and the notes thereto, the unaudited condensed consolidated financial statements of the Company and the notes thereto, and the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each included elsewhere in this prospectus and (ii) the audited historical financial statements of CPSR, and the notes thereto included elsewhere in this prospectus, and the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as contained in the Company’s Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 1, 2022.
Introduction
Gelesis, Inc. (“Legacy Gelesis”) was incorporated on February 15, 2006 as a Delaware corporation and is a biotherapeutics company built for consumer engagement and focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal diseases.
Capstar Special Purpose Acquisition Corp. (“CPSR”) was a special purpose acquisition corporation incorporated on February 14, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination.
The following unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 and the year ended December 31, 2021 present the combination of the financial information of the Company, Legacy Gelesis and CPSR after giving effect to the Business Combination, PIPE Financing, Bridge Financing, Backstop Agreement and related adjustments described in the accompanying notes referred to herein as the “Transactions”. Legacy Gelesis and CPSR are collectively referred to herein as the “Companies” and the Companies, subsequent to the Business Combination, are referred to herein as “the Company” or Gelesis Holdings, Inc.
The unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 combines the historical unaudited condensed consolidated statements of operations and consolidated statements of comprehensive loss of the Company for the three months ended March 31, 2022 and the results of operations for CPSR for the period from January 1, 2022 to January 13, 2022, giving effect to the Transactions as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 combines the historical audited consolidated statements of operations and consolidated statements of comprehensive loss of Legacy Gelesis for the year ended December 31, 2021 and the historical audited consolidated statements of operations of CPSR for the year ended December 31, 2021 giving effect to the Transactions as if they had been consummated on January 1, 2021.
The pro forma condensed combined balance sheets is not included because the Business Combination was consummated on January 13, 2022 and the impact of the Business Combination is included in the Gelesis Holdings, Inc. unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022 and related notes appearing elsewhere in this prospectus.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the merged entities. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Company’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Accounting for the Business Combination
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in connection with the Transactions. Legacy Gelesis was the accounting acquirer based on evaluation of the following facts and circumstances:
•
The former owners of Legacy Gelesis hold a majority equity interest in the Company;

•
Legacy Gelesis and its former owners appointed a majority of the board of directors of the Company;

•
Legacy Gelesis’ existing management comprises the management of the Company; and

•
The operations of the Company will represent the operations of Legacy Gelesis.

Legacy Gelesis is the predecessor entity to the Company based on the same considerations listed above. Under this method of accounting, CPSR was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR were stated at historical cost, with no goodwill or other intangible assets recorded in connection with the Transactions. Operations prior to the reverse recapitalization will be those of Legacy Gelesis.
Description of the Transactions
Pursuant to the Business Combination Agreement dated July 19, 2021, CPSR, CPSR Gelesis Merger Sub, Inc., a wholly-owned Subsidiary of CPSR (“Merger Sub”), and Legacy Gelesis consummated the Business Combination on January 13, 2022. Upon Closing, Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Legacy Gelesis surviving the merger as a wholly owned subsidiary of CPSR. At the Effective Time, by virtue of the Business Combination and without any action on the part of CPSR, Merger Sub, Legacy Gelesis or the holders of any of Legacy Gelesis’ securities:
•
the CPSR Sponsor forfeited 1,983,750 shares of CPSR Class B Common Stock held by the CPSR Sponsor (the “Forfeited Sponsor Shares”) to CPSR immediately prior to Closing and a corresponding number of additional shares of CPSR Class A Common Stock were issued to the Backstop Purchasers.

•
each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time converted into one share of the Company’s Common Stock;

•
each share of Legacy Gelesis Common Stock and Preferred Stock outstanding as of immediately prior to the Effective Time was converted into a right to receive shares of the Company’s Common Stock;

•
each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time was converted into one share of the Company’s Common Stock;

•
all Legacy Gelesis Options were assumed by the Company and thereafter are settleable or exercisable for shares of the Company’s Common Stock;

•
all Legacy Gelesis Warrants were exchanged for comparable warrants to purchase shares of the Company’s Common Stock; and

•
CPSR was renamed “Gelesis Holdings, Inc.” and the directors and officers of Legacy Gelesis immediately prior to the close of the Business Combination became the directors and officers of the Company.

Earnout Shares
In addition, each holder of Legacy Gelesis Common Stock, Legacy Gelesis Options and Legacy Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted Earnout Shares of the Company’s

Common Stock, which will be issued and vest in equal thirds if the trading price of the Company’s Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”) and will also vest in connection with any Change of Control Transaction with respect to the Company if the applicable thresholds are met in such Change of Control Transaction during the Earnout Period (each a “Triggering Event”). The market value of the shares to be issued could vary significantly from the market value of the shares as of the date of this filing.
PIPE Financing
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CPSR entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 9,000,000 shares of CPSR Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90.0 million. The PIPE Financing closed concurrently with the Closing of the Business Combination.
Bridge Financing
On December 13, 2021, Legacy Gelesis entered into a bridge financing arrangement (the “Bridge Financing”), executing convertible promissory note agreements with two existing investors in the aggregate amount of $27.0 million. These convertible promissory notes bear interest at 10.0% and were settled in cash for the principal plus accrued interest by the third business day following the Closing of the Business Combination.
Backstop Agreement
Pursuant to the Backstop Agreement dated December 30, 2021 (the “Backstop Agreement”), between CPSR and the purchasers party thereto (the “Backstop Purchasers”), the Backstop Purchasers purchased an aggregate of 744,217 shares of CPSR Class A Common Stock immediately prior to Closing for an aggregate purchase price of $7.4 million (the “Backstop Purchase Shares”). In addition, subject to the terms and conditions of the Backstop Agreement, at the closing of the sale of the shares of CPSR Class A Common Stock purchased by the Backstop Purchasers, CPSR issued to the Backstop Purchasers an additional 1,983,750 shares of CPSR Class A Common Stock, equal to the Forfeited Sponsor Shares (the “Backstop Sponsor Shares”).
The following represents the aggregate Business Combination consideration paid to Legacy Gelesis Equityholders upon the consummation of the Business Combination:
(in thousands)	Purchase price	Shares Issued
Share consideration to Legacy Gelesis(a)(b)(c)	$675,000,000	67,490,310

a)
The value of common stock issued to Legacy Gelesis included in the consideration is reflected at $10.00 per share (with no fractional shares) as defined in the Business Combination Agreement.

b)
The total 67,490,310 consideration shares issued for all outstanding Legacy Gelesis common and preferred stock, includes unexercised vested stock options and warrants to purchase 9,485,972 and 3,189,491 shares of the Company’s Common Stock, respectively.

c)
Amount excludes the issuance of 23,482,845 Earnout Shares to certain eligible Legacy Gelesis Equityholders as a result of the Company satisfying certain conditions described above within the Earnout Period.

The following summarizes the unaudited pro forma common stock shares outstanding immediately after giving effect to the consummation of the Transactions:

	Common Stock Outstanding
	Shares	%
CPSR Public Stockholders	755,223	1.0%
CPSR Sponsor	4,916,250	6.8%
Total CPSR	5,671,473	7.9%
Legacy Gelesis Stockholders(a)	54,814,847	75.9%
PIPE Investors	9,000,000	12.5%
Backstop Sponsor Shares	1,983,750	2.7%
Backstop Purchase Shares	744,217	1.0%
Total Shares at Closing	72,214,287	100.0%
Legacy Gelesis – Remaining Consideration Shares(a)(b)	12,675,463
Total Shares at Closing (including certain Legacy Gelesis shares)	84,889,750

a)
Total consideration issued to Legacy Gelesis is $675.0 million or 67,490,310 shares ($10 per share price with no fractional shares). The total shares issued includes Legacy Gelesis common and preferred stock plus unexercised vested stock options and warrants to purchase common stock. Accordingly, the consideration shares outstanding in the above table has been adjusted to exclude the portion of consideration shares that will be unissued at Closing. The Legacy Gelesis - Remaining Consideration Shares reflect a conversion ratio of 2.59.

b)
Amount excludes the issuance of 23,482,845 Earnout Shares to certain eligible Legacy Gelesis Equityholders as a result of the Company satisfying certain performance conditions described above within the Earnout Period.

The following unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 and unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 are based on the historical financial statements of the Company, CPSR and Legacy Gelesis. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share data)
	Historical
	For the Three Months Ended March 31, 2022	For the Period from January 1, 2022 to January 13, 2022	Transaction Accounting Adjustments		Pro Forma Condensed Combined
	Gelesis Holdings, Inc.	CPSR
Product revenue, net	$7,514	$—	$—		$7,514
Total revenue, net	7,514	—	—		7,514
Operating expenses:
Costs of goods sold	4,913	—	—		4,913
Selling, general and administrative	37,706	—	(9,713)	3(a), 3(b), 3(c)	27,993
Research and development	7,410	—	(4,437)	3(c)	2,973
Amortization of intangible assets	567	—	—		567
General and administrative expenses	—	5	(5)	3(a)	—
Operating expenses	50,596	5	(14,155)		36,446
Loss from operations	(43,082)	(5)	14,155		(28,932)
Other income (expense):
Change in the fair value of earnout liability	33,869	—	—		33,869
Change in the fair value of convertible promissory notes	(156)	—	156	3(d)	—
Change in the fair value of warrants	3,484	7,280	(689)	3(e)	10,075
Interest earned on investments held in Trust Account	—	(2)	2	3(f)	—
Unrealized gain on marketable securities held in Trust Account	—	—	—		—
Interest expense, net	(135)	—	—		(135)
Interest income	—	—	—		—
Other income, net	317	—	—		317
(Loss) income before income taxes	(5,703)	7,273	13,624		15,194
Provision for income taxes	—	—	—		—
Net (loss) income	(5,703)	7,273	13,624		15,194
Other comprehensive loss:
Foreign currency translation adjustment	(137)	—	—		(137)
Total other comprehensive loss	(137)	—	—		(137)
Comprehensive (loss) income	$(5,840)	$7,273	$13,624		$15,057
Weighted average shares outstanding, Common stock	62,743,154				72,214,287
Basic and diluted net (loss) income per share, Common stock	$(0.70)				$0.21
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share data)
	Historical		Transaction Accounting Adjustments		Pro Forma Condensed Combined
	Legacy Gelesis	CPSR

Product revenue, net	$11,185	$—	$—		$11,185
Total revenue, net	11,185	—	—		11,185
Operating expenses:
Costs of goods sold	9,983	—	—		9,983
Selling, general and administrative	71,041	—	32,583	4(a), 4(b), 4(c)	103,624
Research and development	12,867	—	5,249	4(c)	18,116
Amortization of intangible assets	2,267	—	—		2,267
General and administrative expenses	—	20,674	(20,674)	4(a)	—
Operating expenses	96,158	20,674	17,158		133,990
Loss from operations	(84,973)	(20,674)	(17,158)		(122,805)
Other income (expense):
Change in the fair value of convertible promissory notes	(128)	—	—		(128)
Change in the fair value of warrants	(7,646)	7,602	(3,118)	4(d)	(3,162)
Interest earned on investments held in Trust Account	—	167	(167)	4(e)	—
Unrealized gain on marketable securities held in Trust Account	—	7	(7)	4(e)	—
Interest expense, net	(1,364)	—	—		(1,364)
Interest income	—	—	—		—
Other income, net	781	—	—		781
Loss before income taxes	(93,330)	(12,898)	(20,450)		(126,678)
Provision for income taxes	17	—	—		17
Net loss	(93,347)	(12,898)	(20,450)		(126,695)
Other comprehensive loss:
Foreign currency translation adjustment	(719)	—	—		(719)
Total other comprehensive loss	(719)	—	—		(719)
Comprehensive loss	$(94,066)	$(12,898)	$(20,450)		$(127,414)
Weighted average shares outstanding, Common stock	2,204,486				72,214,287
Basic and diluted net loss per share, Common stock	$(85.22)				$(1.75)
Weighted average shares outstanding, Class A Common stock		27,600,000
Basic and diluted net loss per share, Class A Common stock		$(0.37)
Weighted average shares outstanding, Class B Common stock		6,900,000
Basic and diluted net loss per share, Class B Common stock		$(0.37)
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.
Basis of Presentation

The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, Legacy Gelesis was treated as the accounting acquirer, while CPSR was treated as the accounting acquiree for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Gelesis issuing shares for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR were stated at historical costs. No goodwill or other intangible assets were recorded in conjunction with the Transactions.
The unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 give effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.
The unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Gelesis Holdings, Inc.’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of comprehensive loss for the three months ended March 31, 2022, and the related notes.

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Legacy Gelesis’ audited consolidated statements of operations and audited consolidated statements of comprehensive loss for the year ended December 31, 2021 and the related notes; and

•
CPSR’s audited consolidated statements of operations for the year ended December 31, 2021, and the related notes.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. As such, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company.
2.
Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Three Months Ended March 31, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2022 are as follows:
a)
Reflects reclassification of historical CPSR operating costs to general and administrative expenses of the Company. This is a non-recurring item.

b)
Reflects the reversal of transaction costs of $2.7 million that were considered not direct and incremental to the Transactions and were expensed in the Company’s historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2022. For the purpose of the unaudited pro forma condensed combined financial information the transaction costs were excluded from the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

c)
Reflects the reversal of stock-based compensation expense with respect to the incremental compensation provided to holders of vested Legacy Gelesis Options (the “Vested Equity Awards”) who were granted the approximately 3,456,567 Earnout Shares pursuant to the Business Combination Agreement. The fair value of the 3,465,567 Earnout Shares issuable to holders of Vested Equity Awards of $11.4 million was reflected as a one-time stock-based compensation charge in the Company’s historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2022, of which $7.0 million and $4.4 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification, as such holders’ right to these Earnout Shares is not contingent upon provision of future service. The one-time stock-based compensation charge associated with the Earnout Shares underlying the Vested Equity Awards is a non-recurring item. For the purpose of the unaudited pro forma condensed combined financial information these stock-based compensation costs were excluded from the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations.

In addition to the 3,465,567 Earnout Shares issuable to holders of Vested Equity Awards, 1,259,037 Earnout Shares are issuable to holders of unvested Legacy Gelesis Options. Due to the post-combination service required by holders of Unvested Equity Awards, the preliminary estimated fair value of the associated Earnout Shares is recognized over the remaining requisite service period of the respective holder’s underlying equity award. On a pro forma basis as of January 1, 2021, there was approximately $3.4 million of total unrecognized stock-based compensation costs related to the Earnout Shares associated with Unvested Equity Awards. Approximately $3.0 million was reflected in adjustment 3(c) for the year ended December 31, 2021, of which $2.2 million and $0.8 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification. The Company’s historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2022 already reflected approximately $0.3 million in stock-based compensation expense with respect to the to the Earnout Shares associated with Unvested Equity Awards, of which $0.2 million and $0.1 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis as of March 31, 2022, there was approximately $0.1 million in unamortized stock-based compensation costs with respect to the Earnout Shares associated with Unvested Equity Awards.
d)
Reflects elimination of the change in fair value of the convertible promissory notes issued in connection with the Bridge Financing. These notes were repaid in cash for the principal plus accrued interest by the third business day following the Closing of the Business Combination.

e)
Reflects elimination of the change in fair value of the CPSR Public Warrants and Legacy Gelesis Warrants Exercisable for Redeemable Convertible Preferred Stock which were reclassed to equity upon Closing. This is a non-recurring item.

f)
Reflects elimination of interest income and unrealized gains earned on the Trust Account. This is a non-recurring item.

3.
Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 are as follows:
a)
Reflects reclassification of historical CPSR operating costs to general and administrative expenses of the Company. This is a non-recurring item.

b)
Reflects $2.7 million of transaction costs that were not considered direct and incremental to the Transactions, as if incurred on January 1, 2021, the date the Transactions were deemed to have occurred for purposes of the unaudited pro forma condensed combined statements of operations and comprehensive loss. This is a non-recurring item.

c)
See adjustment 2(c).

d)
Reflects elimination of the change in fair value of the CPSR Public Warrants and Legacy Gelesis Warrants Exercisable for Redeemable Convertible Preferred Stock which were reclassed to equity upon Closing. This is a non-recurring item.

e)
Reflects elimination of interest income and unrealized gains earned on the Trust Account. This is a non-recurring item.

4.
Net Income (Loss) Per Share

As the Transactions have been reflected as if they occurred on January 1, 2021, the calculation of weighted average shares outstanding for pro forma basic and diluted net income (loss) per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. Pro forma basic and diluted net income (loss) per share for three months ended March 31, 2022 and the year ended December 31, 2021 is calculated as follows:
(in thousands, except share and per share amounts)	For the Three Months Ended March 31, 2022	Year Ended December 31, 2021
Pro forma net income (loss)	$15,194	$(126,695)
Pro forma weighted average shares outstanding-basic and diluted	72,214,287	72,214,287
Pro forma net income (loss) per share-basic and diluted	$0.21	$(1.75)
Pro forma weighted average shares outstanding-basic and diluted
CPSR public stockholders	755,223	755,223
CPSR Sponsor	4,916,250	4,916,250
Total	5,671,473	5,671,473
Legacy Gelesis(a)(b)	54,814,847	54,814,847
PIPE Investors	9,000,000	9,000,000
Backstop Sponsor Shares	1,983,750	1,983,750
Backstop Purchase Shares	744,217	744,217
Pro forma weighted average shares outstanding-basic and diluted(c)	72,214,287	72,214,287

(a)
Excludes 12,675,463 Legacy Gelesis consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants). Total consideration to be issued to Legacy Gelesis is $675.0 million or 67,490,310 shares ($10 per share price with no fractional shares issued). The total shares to be issued includes all issued and outstanding Legacy Gelesis common and preferred stock plus shares underlying unexercised vested stock options and warrants. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that were unexercised at Closing.

(b)
Amount excludes the issuance of 23,482,845 Earnout Shares to certain eligible Legacy Gelesis Equityholders as a result of the Company satisfying certain conditions described above within the Earnout Period.

(c)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Legacy Gelesis stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include 12,675,463 Legacy Gelesis consideration shares for unexercised stock options and warrants.

BUSINESS
Overview
Gelesis is a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, functional constipation, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.

Your journey.
Our science and support.
Plenity
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We can help.
Plenity

Our first product, Plenity, and our other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Plenity is indicated for over 150 million Americans, the largest number of adults struggling with excess weight (i.e., a body mass index (kg/m2), or BMI, of 25 – 40) of any prescription oral weight-management aid and the only one indicated for the entire range of overweight population, including those without co-morbidities such as diabetes and cardiovascular diseases. Plenity is marketed directly to potential members, who access it through telehealth and traditional healthcare provider services. We refer to those who are prescribed Plenity as our members — not customers — because we view our relationship with them as a long-term journey of support, not as a transactional relationship. This consumer-directed model is uniquely enabled by Plenity’s strong safety and tolerability profile. Our business is built on a subscription model, as monthly Plenity kits are delivered to our members’ homes. We leverage the latest technologies with telehealth, mail-order distribution, consumer engagement, and our native digital technology platform. Plenity is an orally administered capsule that employs multiple mechanisms of action along the GI tract to aid in weight management by creating small firm 3D structures, similar to ingested raw vegetables, which create a sensation of feeling fuller. Using a biomimetic approach, we developed the first-of-its-kind superabsorbent hydrogel technology, inspired by the composition (e.g., water and cellulose) and mechanical properties (e.g. elasticity or firmness) of ingested raw vegetables. We designed Plenity and our other hydrogels to address several critical challenges of the modern diet: portion size, caloric density, and food composition. For optimal safety and efficacy, these hydrogel particles are engineered to rapidly absorb and release water at specific locations in the GI tract. Plenity does not act systemically and is not absorbed by the body. Instead, it acts locally in the GI tract by changing the volume, firmness, and reducing the caloric density of ingested meals. Because it acts mechanically and it is the first of its kind, Plenity is regulated as a novel medical device (de novo pathway). Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including diabetes, nonalcoholic fatty liver disease, or NAFLD, nonalcoholic steatohepatitis, or NASH, and functional constipation, or FC, all based on our hydrogel technology.
Obesity and obesity-related metabolic diseases represent a global health challenge for which there are few safe and effective interventions. These conditions are associated with comorbidities such as type 2 diabetes, hypertension, and heart disease.
There are limited available treatments that address the overweight and obesity epidemic safely and effectively. Available therapies include pharmaceuticals and surgical interventions, including device implantation. These approaches are associated with safety concerns that limit their use. Conversely, we believe our hydrogel technology presents a breakthrough in material science as it is the first and only superabsorbent hydrogel that is constructed from building blocks used in foods and specifically engineered to achieve its medical purpose. Our first commercial product based on this technology, Plenity, is clinically validated and was granted de novo classification by the FDA to aid in weight management in adults with overweight or obesity, when used in conjunction with diet and exercise. The types of FDA marketing authorization available to a medical device are premarket notification (also called 510(k) when a predicate device exists) and premarket approval (also called PMA) for higher risk Class III devices. The de novo classification is a pathway to market for low to medium risk novel devices for which there is no predicate.
Plenity’s de novo clearance included clinical trials and other data that demonstrated assurance of safety and effectiveness. Plenity has the broadest label of any FDA-regulated weight management approach as it is indicated for the largest number of adults struggling with excess weight, offering a safe, convenient and effective oral treatment option.
Our biomimetic hydrogel, which is engineered to rapidly absorb and release water at specific locations in the GI tract, is synthesized through a multi-step, proprietary process using a specific form of modified cellulose and citric acid, both of which are generally recognized as safe, or GRAS, by the Food and Drug Administration, or FDA, and are commonly used in the food industry. In our manufacturing process, we crosslink the modified cellulose with citric acid to form a three-dimensional matrix, resulting in the desired properties of Plenity. Each Plenity capsule contains thousands of hydrogel particles, with each particle approximately the size of a grain of salt. We designed the Plenity capsule to be ingested with water before a meal. In the stomach, the hydrogel particles are released from the capsules and rapidly absorb water, hydrating to approximately 100 times their original size. When fully hydrated, each gel particle is, on average, approximately 2 mm in diameter and its elastic response (a measurement of the ability of matter to recover its original shape after deformation) is similar to that of ingested raw vegetables. The hydrogel particles mix homogeneously with food and travel through the GI tract and are designed to induce satiety and improve glycemic control through multiple mechanisms of action. Once in the large intestine, the particles partially degrade and release most of the water, which is reabsorbed by the body. The remaining degraded particles are then eliminated by the body in the same manner as raw vegetables.
Our Commercial Approach
Our first product, Plenity, is a prescription therapy delivered through a direct-to-consumer approach. It is the first weight management product to provide consumer access through a telehealth platform as well as through traditional healthcare provider services at launch. Our direct-to-consumer commercial approach integrates proven traditional and online consumer marketing strategies with our synergistic partnerships in telehealth and online pharmacy industries.
By allowing consumers to seek out our product on their own time, on their own terms, and from the privacy of their homes, we aim to drive consumer demand. Through our telehealth model in partnership with leading telehealth provider Ro, consumers can initiate an evaluation with a board certified, independent physician online at any time that is convenient to them. We anticipate that some consumers will want to see their own physician to discuss Plenity. We are undertaking a physician and healthcare provider education program to drive professional awareness of Plenity.
Plenity is affordably and transparently priced at $98 for a 28-day supply ($1.75/meal). Knowing the product cost when it is prescribed by a healthcare provider, not having to deal with the hurdles and hassle of payor, co-pays or reimbursement hoops further lowers the barrier to access. We have priced Plenity at an amount we believe will allow a large portion of the 150 million target population to afford to pay for the product out of pocket. We anticipate our commercial approach will also remove the significant and ever-growing margin erosion forced on healthcare companies from payors and pharmaceutical benefit managers in order to gain access to their controlled patient pools. Our business model is driven by consumer demand with out-of-pocket consumer payment and is not dependent on reimbursement from third-party payors, such as government health programs and private insurance companies.
We are fully focused on our members and their needs: about half our members provide us with data about their weight management journey and this helps us tailor additional programs and content to support them in achieving their weight loss goals. Among the feedback we have received is that approximately fifty percent (50%) of our members surveyed indicated that they were unlikely to pursue Plenity outside of the online experience. We are building our partner ecosystem centered around Plenity to complement our members’ experience and provide the specific kinds of help they need including, for example, meal delivery, SMS adherence reminders and facilitating provider check-ins. This support also includes behavioral and educational programs from WW International, Inc. and Noom, as well as optional one-on-one lifestyle coaching. We see these organizations as complementary offerings that will support our members with their weight loss and wellness goals.

We believe social support is essential in the weight loss journey. Our member experience features a robust private Facebook community where members can exchange tips, ask questions, and share progress with each other. About 80% of private community members actively participate in this platform.
Obesity is a chronic medical condition and we believe people require ongoing, often long-term, support to achieve and maintain weight loss. Given its safety profile and broad FDA label, Plenity can be taken without limitation to duration of therapy — addressing this long-term challenge. We view our relationship with our members as long term and anticipate that some people will take Plenity chronically, and some will stop or pause treatment. Of the data we have collected around the latter group, 70% said they would try Plenity again.
Pricing & Availability
Plenity is available by prescription via a telehealth consultation with a physician trained in weight management support, with free, unlimited follow-up visits as needed. Consumers may visit myplenity.com to start their online consultations or speak with their physician to determine if the Plenity prescription therapy is their best treatment option. A Plenity subscription costs $98 for a four-week supply ($1.75 per meal). Members may pause their subscription or delay shipment at any time.
Manufacturing the superabsorbent hydrogel used in Plenity and our other product candidates is a unique, proprietary process that is performed in-house by our subsidiary, Gelesis S.r.l., located in Italy. During 2020, we completed a limited manufacturing scale-up to enable the beta launch of Plenity in the U.S. market, while simultaneously constructing state-of-the-art commercial-scale facilities to enable the full launch of Plenity. Production at our first commercial-scale manufacturing facility commenced in the fourth quarter of 2021, with the facility designed to accommodate three commercial-scale manufacturing lines, which is equivalent to an aggregate manufacturing capacity of approximately 480,000 Plenity 28-day supply units produced on a monthly basis when development is complete. We expect we will be able to produce up to 160,000 Plenity 28-day supply units on a monthly basis beginning in the second quarter of 2022, scaling up to 320,000 Plenity 28-day supply units on a monthly basis by the third quarter of 2022 and rising up to 480,000 Plenity 28-day supply units on a monthly basis by the first half of 2023. We have also initiated construction of a second commercial-scale manufacturing facility. Our second commercial-scale facility is designed to accommodate six commercial-scale manufacturing lines, which is equivalent to an aggregate manufacturing capacity of approximately 960,000 Plenity 28-day supply units produced on a monthly basis when development is complete. To date, we have invested over $50 million in commercial manufacturing capabilities. We estimate each commercial scale manufacturing line, which is equivalent to an aggregate manufacturing capacity of approximately 160,000 Plenity 28-day supply units produced on a monthly basis, to cost approximately $15 million to $25 million to construct and at full capacity to support annual product revenue, net, of $125 million to $150 million. In addition to our existing know-how in manufacturing superabsorbent hydrogels, we continue to seek improvements in manufacturing efficiency through research and development in material science and commercial-scale real-world optimization.
We engage contract-manufacturing organizations in North America to perform ancillary finished-good packaging services as a means of controlling costs and enabling growth capabilities.
Our Competitive Strengths
•
Unmet Need.   In the United States, roughly 7 out of 10 Americans struggle with their weight. Our first product, Plenity, is indicated for the largest number of adults struggling with their weight (approximately 150 million Americans) as compared to any other weight management prescription product and has no limitation on duration of therapy. Seventy percent (70%) of our members have never tried a prescription weight management product before, indicating Plenity is bringing new people into the category of prescription weight management products.

•
Attractive Efficacy and Safety Profile.   In clinical trials, six out of ten people achieved clinically meaningful weight loss in six months on Plenity, averaging a loss 10% of their total body weight (or an average of 22 pounds), with a side effect profile similar to placebo, and no serious adverse events.

The strong safety, efficacy, and tolerability profile of Plenity provides a clinically validated option as a first line of defense after diet and exercise for people who are just overweight, before the onset of obesity, many of whom did not have any prescription option before.

•
Consumer Focus and Engagement.   We leverage telehealth and traditional healthcare to provide members with easy access to Plenity. We are developing the infrastructure to directly engage with our members in a digital ecosystem designed to also provide behavioral and educational support for our members’ weight loss journey. Through our platform we provide our members with immediate access to physicians with real-time communications through telehealth. We believe this consumer-focused approach empowers our members to improve and change their diet, lifestyle and health. We offer our members transparent pricing and home delivery with two-day pharmacy direct shipping. Our reliance on direct-to-consumer marketing as our primary demand driver should allow us to improve the efficiency of our sales force investments. The consumer pull created reduces the need for typical high healthcare provider, or HCP, call frequencies and allows for efficient use of a limited sales force.

•
Proven Early Success.   Our beta launch was successful, and we believe that it indicates strong future demand for Plenity given a broad label in the underserved weight loss market. We believe that our advanced data and analytics capabilities will help us optimize marketing. As weight management is a chronic medical condition, we see the potential for long-lived, recurring revenues if consumers make Plenity a part of their everyday weight management routine.

•
Global Scalability.   Worldwide, more than 1.9 billion adults aged 18 years and older have unhealthy weight and of these over 650 million adults classified as having obesity. We believe our commercial infrastructure is purpose-built to scale quickly and efficiently to accommodate new geographies. We have partnered with China Medical System Holdings Limited for commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. With our CE Mark authorization for Plenity in Europe, we intend to pursue expansion through strategic partnerships or direct commercialization.

•
Profit Margin Potential.   We believe that our proprietary manufacturing process and agile distribution and supply chain networks will provide sustainable profit margins.

•
New Product Pipeline.   We believe that our superabsorbent hydrogel technology can address large patient populations with chronic conditions related to obesity and have a pipeline of product candidates which we expect to advance through the FDA’s de novo 510(k) pathway as clinical data become available. We are developing manufacturing capacity for our hydrogels using a novel, proprietary process which we perform at our own facilities. We have nine families of patents and more than 130 individual patents and patent applications directed to compositions of matter and methods of production for Plenity, other product candidates and our hydrogel technology as well as methods of use for certain hydrogels.

•
Management Team.   We are a founder-led team that combines innovative scientific thinkers and proven industry leaders in research and discovery, clinical development and product approval, and consumer driven commercialization.

Market Overview
Global Epidemic: Overweight and Obesity
Obesity is a serious medical condition that is growing rapidly in prevalence worldwide. It has been designated by the American Medical Association, or AMA, as a “multi-metabolic and hormonal disease state.” Between 1988 and 1994, 23% of adults in the United States 20 years of age and older, or approximately 40 million, had obesity according to a CDC report. However, between 2017-2018, this number had risen to 42.5% or approximately 105 million, representing a 263% increase. Furthermore, the CDC reported that an additional 31% of adults in the United States 20 years of age and older, or approximately 75 million, were overweight, with many of these individuals expected to cross the threshold into obesity in the near future. Globally, there were more than 1.9 billion adults 18 years of age and older that had an unhealthy weight, of which approximately 650 million in 2016 had obesity, according to the WHO.
In addition to the adult population, the pediatric population is also suffering from an obesity epidemic. According to the CDC, by 2016, obesity in the United States has more than tripled in children and adolescents since the 1970s. In 2017-2018, more than one-third of children and adolescents had excess weight or obesity. According to a study by WHO, in 2016 over 340 million children and adolescents aged 5-19 had excess weight or obesity.
The designations “overweight” and “having obesity” are based on the thresholds of BMI, which measures weight on a height-adjusted basis. A person with a BMI of 30 or greater is typically classified as having obesity, while a person with a BMI of between 25 and 30 is typically classified as overweight. BMI is considered the standard within the medical community for measuring body fat and is recommended by the National Institutes of Health, or NIH, as a guide for the classification of people with excess weight and obesity.
There are a number of comorbidities caused by having either overweight or obesity. In the United States, obesity-related medical care costs were an estimated $147 billion in 2008 dollars. Approximately 300,000 people in the United States die each year as a result of obesity and its associated comorbidities, according to the Department of Health and Human Services, or HHS. According to the WHO, 44% of diabetes diagnoses, 23% of ischemic heart disease diagnoses, and a significant percentage of certain cancer diagnoses can be attributed to being either having overweight or obesity.
The Covid-19 pandemic has placed even greater focus on the need to urgently address obesity. Unfortunately Covid-19-related lockdowns appear to have exacerbated the problem, as an estimated 71 million Americans gained weight during the pandemic. Further, the World Obesity Federation (WOF) reported that 2.2 million of the 2.5 million (or 90%) of global Covid-19 deaths were in countries with high levels of obesity. In fact, people with obesity are 48% more likely to die of Covid-19.
Barriers to Weight Management
Despite over 70% of adults in the United States having a BMI greater than 25, with a higher risk for serious medical complications, only 2% of this population are prescribed drug therapy. In contrast, more than 80% of patients with type 2 diabetes are prescribed anti-diabetes pharmacotherapy. Considering that obesity is a major cause of type 2 diabetes, we believe these realities are paradoxical. Multiple studies have indicated that therapeutic inertia is high in the management of weight, particularly in patients with lower BMI. The highest rates of weight management interventions by primary care physicians occur for patients with BMI larger than 40 and the lowest for patients in the overweight category. A 2019 study of several large healthcare organizations reported that patients with a BMI greater than 35 accounted for 50.3% of all prescriptions for weight management pharmacotherapy, despite only making up 25.3% of the total patient sample. This study also found that the median BMI of a patient receiving weight management pharmacotherapy was 37.2. These results suggest that prescribers restrict the use of drug therapy to only patients in whom the benefit justifies the risk.
Other barriers to weight management include shorter health care provider visits allowing for limited time to educate patients on injection techniques (required of some pharmacotherapy options), titration of medication dose, signs and symptoms to monitor to prevent serious adverse events, how to manage milder drug-related symptoms such as nausea, etc.
In addition, we believe much of the inertia in addressing weight management can be attributed to the prevailing societal bias that obesity is a matter of personal responsibility and the false belief that “eat less and move more” will work for most people. A large number of people will not achieve meaningful and/or long-lasting weight loss simply by dieting and exercising on their own. Without help from drug, device or surgery, many people will fail. Finally, cost is a significant barrier for the majority of the population. Few weight management options are covered by third party payors and these drugs or interventions can be very costly and remain unaffordable.
Limitations of Current Treatments
Current treatments for patients with excess weight or obesity include lifestyle interventions (dietary changes, behavioral modification, increased physical activities, etc.), pharmacotherapies, endoscopic applications of intragastric balloons, and bariatric surgery that creates permanent changes in the GI tract anatomy. Lifestyle interventions focused on diet, and exercise and behavioral modification are typically prescribed as an initial treatment for a patient with overweight or obesity. However, lifestyle interventions frequently fail to produce adequate and durable weight loss due to poor compliance and other limiting factors. In conjunction with lifestyle interventions, pharmacotherapies are approved for use by patients with a BMI of 27 or greater with at least one comorbidity, and all patients with a BMI of 30 or greater. Bariatric surgery, including gastric bypass and gastric banding procedures, is typically limited to patients with severe obesity, a BMI of greater than 40 or greater than 35 with at least one comorbidity. Although these procedures can produce dramatic weight loss results in this population, they come with a multitude of risks, including those inherent in surgery, such as an increased risk of death.
There are currently five pharmaceutical products approved in the United States for long-term weight management in people with excess weight and obesity, including products such as Orlistat, a combination product of phentermine and extended release topiramate, a combination product of naltrexone extended release and bupropion extended release; a higher dose subcutaneous injection of liraglutide, and a weekly subcutaneous injection of semaglutide. Each of these products act through mechanisms that require the product to be absorbed into the patient’s blood stream. As a result, these products carry the risk of systemic side effects, such as adverse gastrointestinal, cardiovascular and central nervous system effects, some of which can be serious or even life-threatening. Each of these approvals has also been accompanied by requirements for post-marketing safety studies to assess the safety of long-term treatment, with an emphasis on potential adverse cardiovascular side effects. In addition, Qsymia has been designated a Schedule IV controlled substance due to their potential for abuse. Furthermore, in connection with its approval of Qsymia, the FDA required a Risk Evaluation and Mitigation Strategy, or REMS, program to inform prescribers and women with the potential to become pregnant about the increased risk of congenital malformation in infants exposed to Qsymia in early pregnancy, as well as limiting access to certified pharmacies. The label for Contrave includes a black box warning from the FDA to alert health care professionals and patients to the increased risk of suicidal thoughts and behaviors, as well as serious neuropsychiatric events, associated with bupropion. These drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion. None of these products have been approved for use in pediatric patients and phentermine is only approved for short term use of no longer than 12 weeks.
All current prescribed pharmacotherapies are indicated only for individuals with BMI ≥ 30 or individuals with BMI ≥ 27 with existing health conditions brought on by extra weight such as diabetes, blood pressure or heart disease. More invasive treatment options include intragastric balloons, which reduce gastric volume via a foreign object such as a balloon that, in most cases, is placed by an endoscopic procedure similar to a gastroscopy in the stomach. The balloon is left in place for 6-12 months and then removed via endoscopy.
Long-term data is limited and weight loss is not anticipated to be maintained once the balloon is removed. Endoscopic procedures needed for placement and removal, in addition to the potential associated complications, limit their adoption. As of April 2020, the FDA has received reports of a total of 18 deaths that occurred in patients with liquid-filled intragastric balloon systems worldwide. Eight of these 18 deaths were patients in the United States.
We believe there is an urgent demand for affordable therapies that result in clinically meaningful weight loss with little or no additional safety risk, opening the possibility to treat people earlier at a lower BMI and potentially prevent or delay the progression of complications related to weight gain.

Our Approach to Weight Management
Plenity — A Biomimetic Approach.   There are many lifestyle related drivers that contributed to the dramatic increase in obesity in the developed world over the last 50 years. One major contributor is the significant increase in the portion size of meals and another major contributor is the quality and composition of food, which has shifted to calorie dense and heavily processed. In addition there is a significant reduction in the consumption of hypocaloric foods, especially foods rich with fiber like vegetables and fruits. One of the reasons vegetables and fruits are so important to a healthy diet — in addition to their nutritional value — is that they provide bulk and texture to a meal and maintain their shape, structure, and firmness, through nearly the entire digestive process. They are also known to have important effect on the gut health. That’s why you tend to feel fuller when you eat a big salad with a meal, and thereby desire to eat less. We wanted to use science to create the same effect.

Plenity was designed using the principles of biomimicry. Biomimicry is the design of materials modeled on biologic structures — thereby leveraging natural designs that have evolved to work favorably in the body. Many modern inventions were developed by studying and mimicking the natural designs of plants and animals. Taking a biomimetic approach and therefore leveraging on “nature’s R&D,” Plenity is a first-of-its-kind superabsorbent hydrogel technology, specifically engineered to have the composition (i.e. large amount of water held by cellulose) and mechanical properties (i.e., elasticity or firmness) as ingested raw vegetables.
Our hydrogels are designed to address several critical challenges of the modern diet: portion size, caloric density, and food composition. Our solution to this challenge: the first super absorbent hydrogel technology based on naturally-derived building blocks, creating small firm 3D structures, similar to ingested raw vegetables, designed to create a sensation of feeling fuller. In the stomach the hydrogel particles form small solid non-aggregating gel pieces consisting of water held by 3D cellulose structures, similar to raw vegetables. There, they are homogeneously mixed with ingested foods, increasing volume and firmness while reducing the caloric density of meals. Like vegetables, the hydrogel pieces are not absorbed and ultimately partially degrade in the large intestine, releasing their water before leaving the body naturally. In clinical trials, 6 out of 10 people achieved clinically meaningful weight loss without serious side effects — losing an average of 10% of their total body weight or approximately 22 pounds.
The technology is non-invasive (taken by capsule, not an injectable), easy to use (the dosing is simple), and straightforward (with minimal clinical follow up). Plenity is non-systemic, not absorbed, and non-habit forming, giving consumers an option that is scientifically proven and clinically validated, FDA cleared, and rooted in nature.

The packaging for Plenity is designed for convenience and to be discrete: each pod contains one dose and is small enough to fit in your pocket. By having Plenity in pods it makes it easier to carry the dose needed for the day. Additionally, a week supply comes in a separate container of 14 pods so it makes it easy to travel with or keep at work for lunch and the rest at home.
Plenity is not a drug, so it does not negatively impact the brain as stimulants do, or affect other internal organs. It is non-systemic, and does not use hormones or require injections. It is also not habit forming and there is no limit on how long you can take Plenity.
We believe Plenity provides the following safety advantages over currently available therapies:
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acts mechanically in the GI tract and is not absorbed into the blood stream, avoiding acute and chronic side effects caused by systemically acting therapies;

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passes with food through the GI tract with no procedure required for introduction or removal;

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has a natural cycling effect similar to food, preventing the habituation, adaptation, and irritation of the GI tract associated with some therapies, such as gastric balloons; and

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is engineered using components that are considered GRAS by the FDA and widely used in the food industry.

Mechanisms of Action
Plenity is designed to act mechanically throughout the GI tract, working with the body’s natural digestive process to occupy space in the stomach and small intestine without being absorbed as follows:
(1)
Twenty minutes before lunch and dinner, three Plenity capsules are taken with two glasses (16 ounces) of water.

(2)
The capsules are rapidly dissolved in the water, releasing thousands of individual hydrogel particles.

(3)
These particles absorb up to 100X their size in water, forming small pieces of solid gel. They mix homogenously with the foods, increasing the volume and firmness of the ingested meals while reducing the caloric density, therefore promoting satiety and fullness.

(4)
The hydrogel pieces are not digested and maintain their solid gel form as they pass throughout the small intestine as well. This prolongs the sensation of satiety and fullness.

(5)
Upon transition into the large intestine, the digestive enzymes degrade the three-dimensional structure of the hydrogel particles resulting in the release of most of the water, which is then reabsorbed in the body. The remaining degraded particles pass through and are eliminated naturally from the body.

During this process, there are several relevant characteristics of Plenity that we believe ensure that the hydrogel travels safely through the body.

(1)
“Caloric density” refers to the number of calories in a given mass of food.

How Plenity differs from fibers
Plenity forms a solid gel in the stomach and small intestine, which is orders of magnitude firmer than hydrated functional fibers like psyllium or glucomannan. This is because Plenity particles have a three-dimensional structure holding water inside them, while functional fibers have a liner structure and only attract water to their surface. Therefore, Plenity creates a firm solid gel pieces very similar to ingested raw vegetables, while functional fibers create viscous liquids, more like a soup. This firmness can be measured and demonstrated through digestive simulations, by measuring the firmness/elasticity, measured as G prime, or G’, utilizing a rheometer.

Note: Data presented as log-transformed G’ values in pascals.
SGF = simulated gastric fluid; SIF = simulated intestinal fluid; SCF = simulated colonic fluid.
Demitri C, et al. Poster presented at American Diabetes Association 77th Scientific Sessions. San Diego, CA; June 9-13, 2017.
Plenity clinical study overview
We conducted a double-blind, placebo-controlled, multi-center trial (the most rigorous type of trial design) of 436 adults with excess weight or obesity, with or without type 2 diabetes, BMI 27-40, over the course of 24 weeks (six months). Plenity or placebo were given in conjunction with diet and exercise.
The GLOW study was designed to measure:
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Whether at least 35% of individuals receiving Plenity lost 5% or more of their body weight

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Whether individuals receiving Plenity lost more of their body weight than individuals receiving placebo with a super-superiority margin of 3%

Key highlights of the GLOW study include the following:
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Six out of ten of individuals receiving Plenity lost at least 5% of their body weight with an average loss of 10% of total body weight (about 22 pounds). These responders also lost an average of 3.5 inches off of their waist measurement.

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The percent weight loss in all individuals receiving Plenity was 6.4% compared to a 4.4% loss for individuals receiving placebo (p=0.0007)

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27% were “super-responders” to Plenity. Their average weight loss was 14% (about 30 pounds)

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Plenity doubled the odds of achieving 5% or greater weight loss compared to placebo

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Plenity had an overall side effect profile similar to placebo, and no serious adverse events. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence Data from this study was presented in the journal Obesity authored by leading obesity experts including Frank L. Greenway, MD of LSU’s Pennington Biomedical Research Center, Louis J. Aronne, MD of Weill Cornell Medicine, Caroline Apovian, MD of the Boston University School of Medicine, and Lee M. Kaplan, MD PhD of Massachusetts General Hospital. The paper was named Editor’s Choice.

We have also conducted a small clinical trial in patients that are overweight or obese that was an extension of our larger GLOW study. This extension clinical trial looked at patients who stayed on Plenity for an additional six months (for a total of 12 months). This study demonstrated that, on average, subjects maintained the weight loss they achieved during the first six months of treatment or lost an additional small amount of weight in months six through twelve. In addition, we have a large “real world” registry study planned to begin in the first half of 2022. This study will follow a large number of patients on Plenity for up to two years.
We believe that currently having limited long-term data does not impact the commercialization of Plenity for patients with a BMI of 25 to 40. This is because as part of the April 2019 FDA clearance of Plenity, we received a clear indication that Plenity can be prescribed for patients for an unlimited amount of time — therefore, we believe no additional data or studies are required to support the long-term use of Plenity.
In terms of additional indications that we may pursue, we have completed, and plan to complete, additional studies to support gaining FDA clearance for these indications. A six-month study examining the impact of one of our hydrogels on patients with pre-diabetes or diabetes with respect to weight loss was recently completed and, as of the date of this prospectus, the results remain under analysis as described below. The two primary endpoints of this study are: 1) the proportion of subjects who achieve weight loss ≥5.0%, and 2) the average percent change in total body weight. In both cases the outcome for subjects on our hydrogel (i.e., GS200) are compared to the outcomes for subjects on placebo at the end of the six-month study.
These two weight loss metrics are standard for weight studies designed for FDA review. We are still evaluating whether the outcome results of this study will support FDA authorization for these specific populations or if further studies are advisable. We will also be initiating a study for non-alcoholic fatty liver disease in early 2022 and with input from many of the country’s experts in this disease, we expect the six-month design will be appropriate for the proof-of-concept study. Finally, with respect to a pivotal study we are planning regarding using another version of our hydrogel to treat functional constipation, we have already received formal feedback from the FDA that our proposed 12-week study design is appropriate and acceptable.
Our Other Product Candidates
Our proprietary hydrogel technology allows the flexibility to specifically engineer the hydrogel structure to have different physical properties (e.g., elasticity, media uptake ratio or volume, and hydration speed) that could potentially benefit multiple GI-related and chronic metabolic diseases including pre-diabetes (which occurs in approximately 30% of the adult population), type 2 diabetes (which occurs in approximately 10% of the population), NAFLD/NASH (occurring in 25% of the adult population), and FC (occurring in 14% of the adult population). Each of our pipeline candidates are likely to be regulated through the De Novo or 510(K) FDA pathways.
The following table summarizes the current and expected development status of our product candidates.

GS200 for Weight loss in Prediabetes and Type 2 Diabetes
Because people classified as having obesity are much more likely to develop type 2 diabetes, the increase in obesity rates has contributed significantly to the increase in the number of patients diagnosed with type 2 diabetes (defined by a fasting blood glucose level ≥ 126 mg/dL). According to the American Diabetes Association, or ADA, diabetes was the seventh leading cause of death by disease in the United States in 2017. In 2018, approximately 30.7-32.5 million Americans suffered from type 2 diabetes and 89% of U.S. adults diagnosed with diabetes were overweight or had obesity. An additional 88 million American adults 20 years of age and older were considered as having prediabetes (defined by a fasting blood glucose level ≥ 100 mg/dL and < 126 mg/dL), with approximately 1.5 million new diagnoses of type 2 diabetes per year. Based on current trends, as many as one in three Americans will develop type 2 diabetes in their lifetime. According to the ADA, the economic impact of diagnosed diabetes was estimated to be $327 billion in 2017, approximately $237 billion of which was attributed to direct medical costs, and approximately $90 billion of which was attributed to reduced productivity.
The current treatment paradigm for prediabetes and type 2 diabetes focuses on lifestyle changes, in particular weight loss, as a foundational therapy — as weight loss alone is associated with improvements in glycemic parameters and prevention of the progression from prediabetes to diabetes. Medications to manage blood glucose levels are also prescribed for patients with diabetes. Surprisingly, weight loss therapies are generally not commonly prescribed to these patient populations. Only 2% of people who have excess weight or obesity receive weight loss therapies, and many of these patients have prediabetes or diabetes.
GS200 is a hydrogel similar in concept to Plenity, but has different physical properties that we believe could address different indications and treatment regimens. When compared to Plenity, GS200 hydrates more rapidly and creates a higher elastic response while occupies a slightly smaller volume in the stomach. For example, due to its higher elastic response and accelerated hydration, GS200 could be more suitable for glycemic control, where one relevant mechanism is the delay of the absorption of glucose in the small intestine. For this purpose, the volumetric effect at the beginning of the meal could be less important and GS200 could be administered immediately prior to the meal. We believe that these properties could make GS200 more suitable as a weight loss and glycemic control product for prediabetics and type 2 diabetics. GS200 is currently being evaluated in a human study where the primary endpoints are weight loss and some of the secondary endpoints are related to glycemic control. We are presently reviewing the data reported in this study.
GS200 clinical study overview and reported data
We completed a preliminary analysis of the LIGHT-UP study, a multicenter, randomized, double-blind, placebo-controlled, investigational study that enrolled 254 subjects with overweight or obesity who also have prediabetes or type 2 diabetes, and that analysis remains underway. The study was designed to assess the change in body weight in adults after six months of treatment with a new oral superabsorbent hydrogel (GS200) or placebo. The study met both of its primary endpoints: the proportion of participants who achieved at least 5% body weight loss (defined as “Responders”) and the change in body weight as compared to placebo after six months of therapy.
Among the participants who completed the study protocol requirements (PP population1), 64% of GS200-treated participants were Responders vs. 41% in the placebo group (p=0.001). Including data from participants who did not complete the study (ITT-MI population2) in the preliminary analysis, 55% of GS200- treated participants were Responders vs. 34% in the placebo group (p=0.0004). The average body weight loss of the Responders was 11% (approximately 23 pounds) and their waist circumference was reduced by 5.5 inches on average. Importantly, GS200 treated participants had 2.8 higher odds as compared to placebo to become Responders (adjusted odds ratio [OR]: 2.83, P=0.0004), achieving the first primary endpoint of the study.
With respect to average total weight loss, the complete GS200 treatment group (including both Responders and non-Responders) demonstrated superiority over placebo after 6 months of treatment (body weight loss of 6.9% vs. 4.1%, P=0.0003 in the PP population and 6.3% vs. 3.6%, P=0.0006 in the ITT-MI population), thereby achieving the second primary endpoint.

This study was conducted at 36 clinical sites in Europe and North America with 208 subjects who completed the 6-month study. Upon preliminary regional analyses, both primary endpoints were met across the entire ITT-MI and PP populations and were also highly significant in Europe alone (N=134 completers). In North America alone, there was no difference between GS200 and placebo with respect to the primary endpoints. The North American region included approximately half the number of subjects who completed the study compared to Europe (N=74 completers). While the primary endpoints were met, Gelesis continues to analyze this data and the insights it may derive as it plans its next steps in the development of GS200 and final plans to present the detailed results in a scientific venue.
Less than 2% of the GS200 treated participants dropped out of the LIGHT-UP study due to adverse events (AEs), which was similar to the dropout rate in the placebo group. There were no statistically significant differences in the incidence and severity of AEs between the two groups except for the overall incidence of gastrointestinal-related AEs, which was slightly higher in the GS200 group. No serious adverse events related to GS200 were observed and 95% of all AEs in the GS200 group were mild or moderate in intensity.
Note: The primary endpoints were calculated by using two pre-specified statistical methods:
The Per Protocol Population (PP population). This is the population of study subjects who completed the study without major protocol deviations; and
The Intent-to-Treat Multiple Imputation Population (ITT-MI population) This is the population of all randomized subjects, and missing data is handled through the use of multiple imputation statistical techniques.
GS300 for Nonalcoholic Fatty Liver Disease (NAFLD) and Nonalcoholic Steatohepatitis (NASH)
NAFLD is defined as the presence of excess hepatic fat accumulation after the exclusion of other causes of hepatic steatosis, including excessive alcohol consumption, and other conditions that may lead to deposition of fat in the liver. NAFLD encompasses a broad clinical spectrum of severity ranging from simple nonalcoholic fatty liver, that is not generally a severe clinical problem, to NASH that can lead to advanced fibrosis, cirrhosis, and finally hepatocellular carcinoma. NAFLD is the most common liver disease in the world with about 25% to 30% prevalence in developed countries based on various studies. It is highly correlated with obesity and diabetes. Around 7% – 30% of NAFLD patients develop NASH, which is associated with hepatic inflammation and cellular ballooning with or without fibrosis. The National Institutes of Health estimates as many as 30 million people, or 12% of U.S. adults, now have NASH and it is currently the second leading indication for liver transplantation and is projected to be the leading cause of liver transplantation within the next few years as it is now the fasting growing cause of liver transplantation in the world. It is estimated the United States spends $5 billion annually in healthcare costs related to the NASH and the costs are expected to rise to $18 billion by 2030. Importantly, other than weight loss, the are no proven therapies on the market for NAFLD and NASH.
NASH is also commonly associated with metabolic comorbidities, including obesity, type 2 diabetes, dyslipidemia, and insulin resistance. A correlation between increased gut permeability and NASH has also been observed in clinical and experimental studies. NASH is usually asymptomatic and currently can only be reliably diagnosed by liver biopsy after exclusion of other causes for steatohepatitis such as alcohol abuse or certain medications. Diagnosing NASH can be improved using imaging and serum biomarkers (e.g., liver enzymes and liver magnetic resonance imaging, or MRI, scans). Weight loss is the primary treatment for NASH (and NAFLD). Significant weight loss (i.e., greater than 7% of total body weight reduction) has proven to reduce liver fat, inflammation and fibrosis or scarring in several clinical studies. There are no
FDA-approved treatments available for NAFLD and NASH, though several therapeutic products are in late-stage clinical development. There is an urgent need for safe and effective therapies to treat NASH and related issues of obesity and metabolic syndrome.
Based on our preclinical and clinical research, we believe that GS300 has the potential to be an effective and safe treatment for NAFLD and NASH, either alone or in combination with other therapies. Our belief is based on observed positive effects of this version of our hydrogel technology on multiple mechanisms of action believed to be important in the development and/or progression of NAFLD to NASH and cirrhosis:
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weight loss;

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improvement in insulin resistance;

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reduced gut permeability; and

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improved composition of the microbiome.

With input from a scientific advisory board of scientific leaders in NASH research, we developed a research protocol for a pilot study that began site selection in late 2020. The study will be a randomized double-blind, placebo-controlled trial comparing GS300 to a placebo. We expect to enroll approximately 250 subjects in the study and have top-line results in the second quarter of 2024. Key primary outcomes of this study are weight loss and reduction of liver fat as measured by MRI-proton density fat fraction scanning. Other outcomes will be markers of liver inflammation, insulin resistance, fibrosis, gut permeability, and shifts in the microbiome.
GS500 for Functional Constipation (formerly known as chronic idiopathic constipation)
FC is a health condition in which a person experiences chronic symptoms of constipation without an identifiable cause. It is one of the most common gastrointestinal disorders worldwide, with a global prevalence of 14% in adults. In the United States, there approximately 35 million adults may suffer from FC. Lifestyle modifications, including increasing dietary fiber, hydration and exercise, are the first step in managing FC. If patients do not respond to these lifestyle modifications, then treatment with osmotic and stimulant laxatives (mostly over-the-counter products) are often used. Approximately 50% of patients do not find these traditional laxatives to be satisfactory and seek other solutions. Prescription options sometimes are offered to patients that do not respond to traditional laxatives, but these options have common side effects (e.g., diarrhea).
Existing prescription options include Amitiza (lubiprostone), Linzess (linaclotide), Trulance (plecanatide) and Motegrity (prucalopride). All of these drug therapies work by entering the patient’s blood stream.
Similar to Plenity, our superabsorbent hydrogel candidate GS500 has a unique non-systemic mechanism of action and works locally in the GI tract. If proven safe and effective, GS500 has the potential to become a new approach to treat FC. In an investigator sponsored study conducted by researchers at the Massachusetts General Hospital, GS500 demonstrated statistically significant benefit in decreasing colon transit time. We plan to advance GS500 into a pivotal 12-week global study that is expected to enroll 260 subjects with FC and compare the effectiveness of GS500 to a placebo. We anticipate top line results in the fourth quarter of 2023.
Sales and Marketing
Plenity is, and our future product candidates, if approved, may, be marketed, detailed, and presented through the same channels as orally administered weight loss pharmaceuticals. Plenity is, and our future product candidates, if approved, may be prescribed predominantly by primary care physicians, including general practitioners, family practitioners, and internists, as well as endocrinologists and obesity/metabolism specialists.
Driving consumer awareness, interest, and demand is foundational to our brand strategy and the significant planned sales and marketing spend we expect to incur. We aim to leverage vehicles in the media mix including in-home and out-of-home advertising using digital, linear TV, direct response TV, social promotion, celebrity engagement and social influencers. Our reliance on direct-to-consumer marketing as our primary demand driver should allow us to improve the efficiency of our sales force investments. We anticipate consumer pull will reduce the need for typical high volume HCP call frequencies and allow for efficient use of a limited and outsourced contract sales force. We anticipate our promotional activities will motivate potential future members to ask an HCP about acquiring Plenity through one of two channels: telehealth or traditional non-telehealth.
We are partnering with Roman Health Pharmacy (“Ro”), a leading telehealth platform in the United States, to provide convenient and immediate access to physicians online at no cost. We have entered into an agreement with Ro, giving it exclusive telehealth distributor rights to sell Plenity via telehealth in the United

States through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligations or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.
We have engaged a limited outsourced contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, we engaged GGM as a distributor for all non-telehealth mail order prescriptions generated in the United States by health care providers.
We have established partnerships with behavioral weight management companies such as WW International, Inc. and Noom, providing members access to WW’s behavioral weight management program and supporting lifestyle content and offering discounts to Noom’s subscription programs.
To further develop our commercial infrastructure, we may establish additional alliances with additional biotechnology or pharmaceutical company collaborators, depending on, among other things, the applicable indications, the related development costs, and our available resources.
Competition
Due to the growing overweight and obesity epidemic and consumer demand, there are many competitors in the field of obesity treatment. Obesity treatments range from behavioral modification, to drugs and medical devices, and surgery, generally as a last resort. Although Plenity regulated as a novel medical device, it can be used by patients and prescribed by physicians in the same manner as an orally administered drug. Because of Plenity’s unique product profile and go-to-market strategy, also considering the significant clinical inertia not to treat overweight and obesity, we expect Plenity to become a foundational approach for weight management and be positioned to work synergistically with other approaches rather than being a direct competition.
Orally Administered Drugs
Three oral drugs that are FDA approved and currently marketed for the treatment of obesity are phentermine/topiramate, naltrexone/bupropion, and orlistat. Each treatment is indicated for patients with overweight and obesity with at least one comorbidity. In September 2012, Vivus, Inc. commercially launched its combination product, Qsymia (phentermine/topiramate) in the United States. In October 2014, Takeda Pharmaceutical Company Limited commercially launched its combination product, Contrave (naltrexone/ bupropion), in the United States. Contrave is currently marketed in the United States by Currax Pharmaceuticals LLC. Orlistat is currently marketed in the United States by H2-Pharma, LLC under the brand name Xenical and over-the-counter at half the dose of Orlistat by GlaxoSmithKline plc under the brand name alli. In addition to competing with one another, these drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion.
Injectable Drugs
Several pharmaceutical companies, have or are developing injectable drugs for obesity. Saxenda, a formulation of Novo Nordisk’s liraglutide, was approved by the FDA in December 2014 for the treatment of obesity. Liraglutide is currently also marketed by Novo Nordisk for the treatment of type 2 diabetes under the brand name Victoza in the United States. Wegovy, a sub-cutaneoous formulation of Novo Nordisk’s semaglutide was approved by the FDA in June of 2021.
Medical Devices and Surgery
Other than Plenity, four types of FDA-regulated devices are currently marketed for weight loss. Intragastric balloon manufacturers including Apollo EndoSurgery, Inc. and Obalon Therapeutics, Inc. commercialize ORBERA Balloon and the Obalon Balloon, respectively. Aspire Assist, manufactured by Aspire Bariatrics, Inc., is a gastric emptying system that allows patient to aspirate digested food after a meal. SmartByte, manufactured by Scientific Intake Limited Co., is a device that is designed to occupy space in the roof of the mouth to reduce food intake. LAP-BAND Adjustable Gastric Banding System, manufactured by BioEnterics Corporation, is a gastric band that is placed around the upper part of the stomach in a surgical procedure leaving only a small pouch available for food.
Bariatric surgery, including gastric bypass, gastric sleeve and gastric banding procedures, is typically employed for patients with obesity with a BMI exceeding 40 or those with a BMI greater than 35 who are experiencing obesity-related complications such as type 2 diabetes, high blood pressure or severe sleep apnea.
Reimbursement
We believe the successful launch of our products and product candidates will not be dependent on reimbursement from third-party payors, such as government health programs and private insurance companies and we do not expect any such direct reimbursement to be available at this time. Accordingly, our strategy and business plan do not contemplate any such reimbursement. Although obesity has long been recognized as a significant public health and economic problem for the U.S. healthcare system, insurance coverage for obesity treatments has been limited. The legislative authorization for Medicare’s prescription drug benefit program specifically prohibits coverage of obesity drugs and until recently, there has been little clinical evidence to convince insurers of the efficacy of obesity treatments, let alone coverage for dietary regimens and products. When coverage is provided by insurers, such as for treatments such as bariatric surgery, it is typically limited to patients with morbid obesity. For reasons noted elsewhere herein, we believe that our commercialization strategy, which does not rely on third-party-payor reimbursement, has a number of significant strategic advantages for us.
Government Regulation
General Requirements for Regulation of Medical Devices in the United States
Under the Federal Food, Drug, and Cosmetic Act, or the FDC Act, a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.
In the United States, medical devices are subject to extensive regulation by the FDA under the FDC Act, and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the research and development, design, testing, manufacture, packaging, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending premarket approval applications, or PMAs, issuance of warning letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.
The FDC Act classifies medical devices into one of three classifications based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the device’s safety and effectiveness. Class III devices must typically be approved by the FDA before they are marketed.
Generally, establishments that manufacture and/or distribute devices, including manufacturers, contract manufacturers, sterilizers, repackagers and relabelers, specification developers, reprocessors of single-use devices, remanufacturers, initial importers, manufacturers of accessories and components sold directly to the end user, and U.S. manufacturers of export-only devices, are required to register their establishments with the FDA and provide the FDA a list of the devices that they handle at their facilities.

Pre-market Approval and Pre-market Notification
While most Class I and some Class II devices can be marketed without prior FDA authorization, most medical devices can be legally sold within the United States only if the FDA has: (i) approved a PMA application prior to marketing, applicable to Class III devices for which the FDA has required a PMA; or (ii) cleared the device in response to a premarket notification, or 510(k) submission, generally applicable to Class II and some Class I devices. Some devices that have been classified as Class III are regulated pursuant to the 510(k) requirements because FDA has not yet called for PMAs for these devices. Other less common regulatory pathways to market for Class III devices include the humanitarian device exception, or HDE, or a product development protocol, or PDP.
510(k) Pre-market Notification   Most Class II and limited Class I devices require a 510(k) clearance in order to be commercially distributed in the United States. To obtain 510(k) clearance, a manufacturer must submit a premarket notification to the FDA demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the predicate device. A predicate device may be a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet required submission of PMA applications. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device.
There are three types of 510(k)s: traditional, special and abbreviated. Special 510(k)s are for devices that are modified and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review. The FDA intends to process special 510(k)s within 30 days of receipt, and abbreviated 510(k) within 90 days of receipt.
Though statutorily required to clear a traditional 510(k) within 90 days of receipt, the clearance pathway for traditional 510(k)s can take from four to 12 months, or even longer.
De Novo Classification   Devices of a new type that FDA has not previously classified based on risk are automatically classified into Class III by operation of section 513(f)(1) of the FDC Act, regardless of the level of risk they pose. To avoid requiring PMA review of low-to moderate-risk devices classified in Class III by operation of law, Congress enacted section 513(f)(2) of the FDC Act. This provision allows FDA to classify a low-to moderate-risk device not previously classified into Class I or II. The de novo process has been infrequently used. In 2012, Congress amended the process to potentially make it more amenable to FDA and industry. It is not yet clear whether the changes will lead to greater use of de novo classification.
PMA Approval   For Class III devices for which the FDA has required a PMA, a PMA application must be submitted to the FDA with proof of the safety and effectiveness of the device to the FDA’s satisfaction. The cost of preparing and submitting a PMA is substantial. Under federal law, the submission of most PMAs is additionally subject to a substantial annually-adjusted application user fee, currently exceeding $250,000. Satisfaction of FDA premarket approval requirements typically takes years and the actual time required may vary substantially based upon the type, complexity, and novelty of the device or disease.
Results from adequate and well-controlled clinical trials are required to establish the safety and effectiveness of a Class III PMA device for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all preclinical, clinical, and other testing, and information relating to the product’s marketing history, manufacture, and controls, is prepared and submitted to the FDA.
Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but could take longer. The review time is often significantly extended as a result of the FDA asking for additional information or clarification of information already provided. During the review period, an FDA advisory committee, typically a panel of clinicians, may be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision making process. The FDA will also typically inspect one or more clinical sites to assure compliance with FDA regulations. Additionally, the FDA will inspect the facility or the facilities at which the device is manufactured. FDA will not approve the device unless compliance is shown with QSR requirements, which impose elaborate testing, control, documentation and other quality assurance procedures.
Upon completion of PMA review, the FDA can: (i) approve the PMA; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.
An approval order authorizes commercial marketing of the device with specific prescribing information for one or more specific indications, which can be more limited than those originally sought by the manufacturer. As a condition of PMA approval, the FDA may restrict the sale, distribution, or use of the device to help ensure that the benefits of the device outweigh the potential risks. Moreover, FDA may impose substantial post-approval testing and post-market surveillance to monitor the device’s safety or effectiveness. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. Once granted, FDA has the authority to withdraw device approvals if compliance with regulatory requirements is not maintained or problems are identified following initial marketing.
An “approvable letter” generally requires the applicant’s agreement to specific conditions, e.g., changes in labeling, or specific additional information, e.g., submission of final labeling, in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications.
Exempt Devices   If a manufacturer’s device falls into a generic category of Class I or Class II devices that FDA has exempted by regulation, a premarket notification is not required before marketing the device in the United States. Manufacturers of such devices are required to register their establishments and list the generic category or classification name of their devices. Some 510(k)-exempt devices are also exempt from QSR requirements, except for the QSR-complaint handling and recordkeeping requirements.
Pre-Submission Meetings   The FDA has mechanisms to provide companies with guidance prior to formal submission of either a 510(k) or PMA. One such mechanism is the pre-submission program in which a company has a “pre-submission” meeting as outlined in the FDA guidance document “Requests for Feedback on Medical Device Submissions: The Pre-Submission Program and Meetings with the Food and Drug Administration Staff” that was issued on February 18, 2014. The main purpose of the pre-submission meeting is to provide companies with guidance from the FDA on matters of significance to an approval decision. Prior to the pre-submission meeting, the company provides a briefing document to the FDA. The FDA is not obligated to follow the recommendations it provides to companies as a result of a pre-submission meeting.
Clinical Trials
A clinical trial is almost always required to support a PMA application or de novo submission and is sometimes required for a premarket notification. For significant risk devices, the FDA regulations require that human clinical investigations conducted in the United States be approved via an Investigational Drug Exemption (IDE), which must become effective before clinical testing may commence. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations. In some cases, one or more smaller studies may precede a pivotal clinical trial intended to demonstrate the safety and effectiveness of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification, the FDA may permit a clinical trial to proceed under a conditional approval. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin.
An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and record keeping requirements. The IDE requirements apply to all investigational devices, whether considered a significant or nonsignificant risk.
Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.
Clinical trials must be conducted: (i) in compliance with federal regulations, including those related to good clinical practices, or GCPs, which are intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (ii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Clinical trials are typically conducted at geographically diverse clinical trial sites, and are designed to permit FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device. Clinical trials, for significant and nonsignificant risk devices, must be approved by an institutional review board, or IRB, for each trial site. An IRB is an appropriately constituted group that has been formally designated to review and monitor biomedical research involving patients and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of human research subjects.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.
Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that FDA may impose with respect to manufacturing.
Investigational devices may only be distributed for use in an investigation, and must bear a label with the statement: “CAUTION — Investigational device. Limited by Federal law to investigational use.”
Disclosure of Clinical Trial Information
Sponsors of clinical trials of medical devices are required to register with clinicaltrials.gov, a public database of clinical trial information, and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product being studied has been approved. For medical device clinical trials, public availability of study registration information can also be delayed until approval of the device. Competitors may use this publicly-available information to gain knowledge regarding the design and progress of our development programs.
Post-market Requirements
After a device is placed on the market, numerous regulatory requirements apply. These include: the QSR, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or
“off-label” uses, the Medical Device Reporting regulation, and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act).
FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:
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fines, injunctions, and civil penalties;

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recall or seizure of products;

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operating restrictions, partial suspension or total shutdown of production;

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refusing requests for 510(k) clearance or PMA approval of new products;

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withdrawing PMA approvals already granted; and

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criminal prosecution.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.
Device Modifications
Some changes to an approved PMA device, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.
Modifications to a device that received 510(k) clearance may require a new 510(k) submission if those changes could significantly affect the safety or effectiveness of the device, or if the modifications represent a major change in intended use. If the manufacturer determines that a modification could not substantially affect the safety or effectiveness of the device, it should document the changes and rationale for not submitting a new 510(k). Though the manufacturer is responsible for the initial assessment, FDA may disagree, and later require the manufacturer to submit a 510(k) for the modified device. FDA could require the manufacturer to cease marketing the modified device during the pendency of the 510(k) clearance process.
Adverse Event Reporting and QSR Compliance
Following FDA approval of a PMA or 510(k) clearance, the device sponsor must submit reports to FDA regarding adverse events. Under the Medical Device Reporting regulation, manufacturers must report to the FDA if their device may have caused or contributed to a death or serious injury or if a malfunction occurred that would be likely to cause or contribute to a death or serious injury if it were to recur. For a PMA or Class II 510(k) device, the FDA also may require device tracking, and post-market surveillance to monitor the effects of an approved or cleared product. The FDA may also require post-market studies. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to the Quality System Requirements (QSR) after approval and clearance. FDA is required by the FDC Act to inspect device manufacturers every 2 years to assess compliance with the QSR, although FDA does not always adhere to this schedule. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with the QSR. The FDA may withdraw product approvals or recommend product recalls if a company fails to comply with regulatory requirements. FDA has the authority to conduct mandatory recalls, but that authority is rarely used.
Regulation of the Practice of Medicine and Telehealth in the United States
An important element of our direct-to-consumer approach is providing consumer access through telehealth platforms. The practice of medicine, including telehealth medicine, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the qualifications of the provider, the practice of medicine (including specific requirements when providing health care utilizing telehealth technologies and the provision of remote care), the continuity and adequacy of medical care, the maintenance of medical records, the supervision of personnel, and the prerequisites for the prescription of medical devices such as Plenity. Because the practice of telehealth is relatively new and rapidly developing, regulation of telehealth is evolving and the application, interpretation and enforcement of these laws, regulations and standards can be uncertain or uneven. However, as of now, interpretation of the state medical boards policy in all fifty states permit the prescribing of Plenity through telehealth platforms, and Plenity is being made available through telehealth platforms in all fifty states.
Advertising, Promotion, Anti-Kickback Statute, False Claims Laws, and Other Healthcare Regulatory Laws
A device may be marketed only for the indications for use for which it was approved or cleared.
In addition to FDA restrictions on marketing of devices, device companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.
Regulatory Considerations for Outside the United States
In the European Union medical devices were previously regulated under Directive 93/42/EEC, also known as the Medical Device Directive, or MDD, and the implementing legislation in each Member State of the European Union, or EU. On May 25, 2017, Regulation 2017/745, also known as the Medical Devices Regulation, or MDR, entered into force. The MDR repealed the MDD and was, among other things, intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. The MDR has been fully applicable since May 26, 2021.
In order to be sold in the Member States of the EU, medical devices must comply with the essential requirements of the MDR (and previously, the MDD) and therefore be entitled to bear the Conformité Européene, or CE, marking, without which they cannot be sold. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The method of assessing conformity varies depending on the risk class of the device. Devices can fall under Class I (lowest risk), Class iIa, Class IIb and Class III (the highest risk). Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the MDR, a conformity assessment procedure requires the intervention of an organization accredited by a Member State of the European Union to conduct conformity assessments, known as a notified body. Depending on the device’s class, the manufacturer may submit a Technical File to a notified body that demonstrates consistency with the essential requirements under the MDR. Class III devices also require submission of a Design Dossier. Demonstrating consistency with the MDR’s requirements may entail the manufacturer providing both pre-clinical as well as human data form clinical trials. The notified body’s assessment also may consist of an audit of the manufacturer’s quality system or specific testing of the manufacturer’s product. A number of notified bodies exist in Europe and the sponsoring company is responsible for choosing the notified body. The notified body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.
Under the MDR, conformity assessment certificates issued under the MDD prior to May 25, 2017 will remain valid in accordance with their term, however, certain requirements of the MDR will apply, including relating to post-market surveillance, vigilance and registration of economic operators and devices.
Certificates issued under the MDD from May 25, 2017 until May 25, 2021 will remain valid in accordance with their term, but shall not exceed five years and shall become void after May 26, 2024.
In order for devices to be sold in the EU, a quality management system, or QMS, must be put in place that is consistent with certain sets of standards set by the International Standards Organization, or ISO, such as ISO 13485. The QMS must be audited prior to Gelesis100 obtaining a CE mark. In the EU, manufacturing, sales, promotion and other activities following product approval are also subject to regulation by competent authorities.
Following the UK’s departure from the EU on January 31, 2020, the UK (which comprises Great Britain and Northern Ireland) continued to follow the same regulations as the EU during a transition period which ended on December 31, 2020. Now that this transition period has ended, all medical devices must be registered with the Medicines and Healthcare products Regulatory Agency, or MHRA, before being placed on the Great Britain (GB) market. There is a grace period to allow time for compliance with the new registration process, with high risk devices (i.e. Class III devices and Class IIb implantables) requiring registration by May 1, 2021, and low risk devices requiring registration later in 2021 (Class IIb and IIa devices from September 1, 2021 and Class I devices from January 1, 2022). European CE marks will continue to be recognized in GB until June 30, 2023, following which a UKCA mark will be required for a medical device to be marketed in GB. The MDR will not automatically apply in GB, so the regulation of medical devices in GB may diverge from EU regulations in future. The EU regulatory framework on medical devices will, however, continue to apply in Northern Ireland under the Northern Irish Protocol and medical devices in Northern Ireland may either carry a European CE mark or a CE UKNI mark (although devices bearing the CE UKNI marking will not be accepted on the EU market).
Although some other countries outside of the United States and the EU may accept either FDA approval or a CE mark as a basis for regulatory approval, many countries, e.g., Japan, have their own requirements in order for a device to be marketed. In order to market its products in those countries, Gelesis would need to submit the appropriate applications and meet the requirements set by those regulatory agencies.
As is the case in the United States, the failure to comply with regulatory requirements in foreign countries subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. New information regarding the safety or effectiveness of a product could result in either increased regulatory requirements or change the ability of Gelesis to access markets.
License Agreements
One S.r.l.
In October 2008, we entered into a patent license and assignment agreement and master agreement with One S.r.l., or One, and certain inventors to license and subsequently purchase certain intellectual property, including core patents that cover our superabsorbent hydrogel technology. One and the inventors are bound by non-competition provisions, which prohibit them from developing, manufacturing or commercializing any product or process related to diet, weight loss, food products or obesity during the term of our agreement and for a year after its termination. Additionally, the inventors have agreed to assign to us certain future technology relating to food products that they develop during the term of the agreement, as well as other improvements to our existing intellectual property rights that result from certain activities they perform for us.
In October 2020, we last amended and restated the agreement with One, pursuant to which we are required to pay One a 2.0% royalty on net product sales and €17.5 million upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income.
China Medical System (CMS)
In June 2020, we and CMS Bridging DMCC, a subsidiary of China Medical Systems Holdings Limited, or CMS, entered into a set of licensing, collaboration, and investing agreements, or CMS Agreements, involving the license of our intellectual property to CMS in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates, or the CMS Territory, and governing the supply of Plenity to CMS for sale in the CMS Territory. Under the terms of the CMS Agreements, we granted CMS an exclusive, transferable, sublicensable, and royalty-bearing license of our intellectual property to develop, import, register, manufacture, and commercialize Plenity, whether through online sales channels or offline sales channels during the term of the CMS Agreements. In accordance with the CMS Agreements, all legal and beneficial ownership of (i) all intellectual property rights relating to Plenity (including any data generated from the use of Plenity and other improvements) and (ii) all of the information provided or generated under the CMS Agreements or otherwise related to Plenity shall both ultimately belong to and remain vested with us. CMS must purchase Plenity at a markup of our cost of goods sold.
As consideration for the rights and licenses granted to CMS under the CMS Agreements, CMS paid us a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty (30) days after the earlier of (i) the approval of marketing authorization of Plenity as a prescription product by the National Medical Products Administration, and (ii) the fifth (5th) anniversary of the CMS Agreements’ effective date. The CMS Agreements also contain commercial milestones of up to $388 million in the aggregate, due to us based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS will pay us royalties on net sales of all our products sold in the CMS Territory commencing January 1, 2022 through the expiration date of the CMS Agreements.
PureTech Health
In December 2009, we entered into a royalty and sublicense income agreement with PureTech Health LLC, or PureTech, under which we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing hydrogel-based products and technology using the intellectual property we license from PureTech. The royalty rate is subject to certain downward adjustments in the event we are required to pay third parties to obtain a license to intellectual property rights that are necessary for us to develop or commercialize our products. Our obligation to pay royalties to PureTech will terminate upon termination of our license agreement with One.
Trade Secrets
Our proprietary superabsorbent hydrogel technology is also protected as trade secrets, which cover a variety of aspects of our operations. Our trade secrets may include manufacturing operations and other business processes. We use a variety of means to protect our trade secrets, including entering into confidentiality agreement with employees and third parties.
Trademarks and Domain Names
We have trademark rights and registrations in our name, logo, and other brand indicia in the United States and other jurisdictions around the world. We also have registered domain names for websites that we use in our business, such as www.gelesis.com, and www.myplenity.com.

Employees
As of March 31, 2022, Gelesis employed 103 full-time employees and 10 consultants. We have never had a work stoppage, and none of our employees is represented by a labor organization. We consider our employee relations to be good.
Facilities
Our corporate headquarters are located in Boston, Massachusetts, where we occupy approximately 9,446 square feet of office space subleased from PureTech. We also operate manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which commenced commercial scale production in the fourth quarter of 2021 and which the Company expects to further expand to a 88,600 square foot facility, as well as approximately 12 acres of land, where we have initiated construction of an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy.
Legal Proceedings
From time to time, we are party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “our,” “us,” “we,” or “Gelesis” refer to Gelesis Holdings, Inc. and its consolidated subsidiaries (formerly known as Capstar Special Purpose Acquisition Corp.” or "CPSR") following the Business Combination with Gelesis Inc., or Legacy Gelesis. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with (i) the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this prospectus (ii) the audited historical consolidated financial statements of Legacy Gelesis, and the notes thereto contained elsewhere in this prospectus and (iii) the pro forma financial information for the three months ended March 31, 2022 and the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.”. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date hereof or to conform these statements to actual results or revised expectations. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We are a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, functional constipation, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.
Our first commercial product, Plenity, received de novo clearance from the FDA on April 12, 2019 to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise.
Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020 availability was increased to test commercial interest and consumer experience. Activities associated with a full commercial launch in the United States began in late 2021, and in February 2022, we launched the first national broad awareness media campaign for the product. While these are significant milestones, continued commercialization of Plenity will require significant external funding until we are able to generate positive cash flows from product sales.
Since our inception, we have devoted our resources to business planning, developing proprietary superabsorbent hydrogel manufacturing know-hows and technologies, preclinical and clinical development, commercial activities, recruiting management and technical staff and raising capital. We have funded our operations to date through proceeds from the issuance of redeemable convertible preferred stock, license and collaboration agreements, long-term loans, and government grants.
We have incurred significant operating losses to date. Our net losses were $5.7 million and $18.6 million for the three months ended March 31, 2022 and 2021, respectively, and were $93.3 million and $25.9 million for the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022, we had an accumulated deficit of $271.3 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.

As a result, we will require substantial additional funding to support our continuing operations until we are able to generate positive cash flows from product sales. Until such time, we expect to finance our operations through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. If we are unable to obtain funding, we may be forced to delay, reduce or eliminate some or all of our commercialization efforts, research and development programs or product pipeline expansion, which could adversely affect our business prospects, or we may be unable to continue operations.
As of the date of this prospectus, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2023, prior to considerations for any additional funding, and not at least twelve months beyond the date of issuance of the unaudited condensed consolidated financial statements included elsewhere in this prospectus. As a result, we have concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an emphasis of matter paragraph in their opinion for the years ended December 31, 2021 and 2020, respectively as to the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our consolidated financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. See “— Liquidity and Capital Resources” for further information.
Recent Developments
Launch of Broad Consumer Awareness Campaign
On January 31, 2022, we debuted our broad consumer awareness campaign which included TV, digital, social, and Out of Home media channels to grow awareness of Plenity. Following the launch of the campaign:
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we acquired approximately 4,700 new members per week, a 3.5-fold increase, within the first three weeks of the launch, compared to the previous months before campaign launch;

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within the first two weeks of campaign launch, Plenity became one of our telehealth partner Roman Health Pharmacy LLC’s (“Ro’s”) most sought-after offerings and Ro’s fastest growing offering, bringing on more new consumers than any other treatment or product during the period;

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traditional physician prescriptions of Plenity increased 100% within the first three weeks of campaign launch and over 40% of those treatment requests were driven by the consumer (a 60% increase from the pre-campaign baseline); and

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our digitally native platform enables live results, and within seconds of launching the campaign search interest and website traffic increased significantly, scaling from seven to ten thousand visitors per day prior to the campaign to between thirty to forty thousand website visitors per day.

Following the success of the initial wave of this campaign, we are evaluating optimal media channels, timing, pulse frequency, and investment levels going forward.
Impact of COVID-19
In December 2019, illnesses associated with COVID-19 were reported and the virus has since caused widespread and significant disruption to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. Our business, operations and financial condition and results have not been significantly impacted as a result of the COVID-19 pandemic, rather we have recognized revenue for the first time during 2020 and we have expanded our facilities, sales/marketing and supply chain personnel to support the sale of Plenity. To date, COVID-19 has not materially impacted our ability to secure and deliver supply of Plenity. To date, COVID-19 has not significantly impacted ongoing clinical trials of our other product candidates.
In response to the COVID-19 pandemic, we have taken swift action to ensure the safety of our employees and other stakeholders. We are diligently working with our suppliers, customers, distributors and other partners to provide consumers with access to Plenity, while taking into account regulatory, institutional, and government guidance, policies and protocols.
However, the full extent of the impact of the pandemic and future outbreaks on our business, operations, and financial condition and results in future periods remain uncertain, particularly, with respect to consumer demand for or access to Plenity, and the administration of clinical research and development activities. Further, our ability to source raw materials and components, manufacture Plenity as well as transport and distribute Plenity may be limited and therefore impact sales of Plenity.
Key Factors Affecting Results of Operations
We believe that our performance and future success depend on several factors that present not only significant opportunities for us but also pose risks and challenges, including those discussed below.
New Consumer Acquisition
Our ability to attract new consumers is a key factor for our future growth. To date we have successfully acquired consumers through our U.S. commercial launch in conjunction with the continued development of marketing and sales tactics. We intend to acquire new members in the United States by promoting Plenity directly to the consumer. The promotional activities will motivate the potential future member to ask a health care professional about acquiring Plenity through one of two channels:
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Telehealth:   We partner with a leading telehealth platform in the United States, providing convenient and immediate access to physicians online at no cost. Pursuant to an amended and restatement agreement, we have granted Roman Health Pharmacy LLC exclusive telehealth rights through June 2023.

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Health Care Providers:   We engage a limited contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, we engage Specialty Medical Drugstore, LLC, d/b/a/ GoGoMeds, to distribute all non-telehealth mail order prescriptions generated in the United States by health care providers.

Retention of Consumers
Our ability to retain consumers is a key factor in our ability to generate revenue. We expect our direct home delivery, simple and transparent pricing, and consumer engagement to enhance the experience of our consumer and promote recurring revenue. If consumer retention decreases in the future, then future revenue will be negatively impacted. The ability of our consumers to continue to pay for our products and services will also impact the future results of our operations.
Rest of World
We are evaluating global strategic partnerships to build our brand globally; however, we may also retain the rights.
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Europe:   We received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise.

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CMS:   In Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates, we partner with China Medical System Holdings Limited (CMS) (HKG:0867) for the commercialization of Plenity.

Investments in Growth
We expect to make significant investments in selling and marketing to acquire new consumers. Selling and marketing is an important driver of growth, and we intend to continue to make significant investments in consumer acquisition and our selling and commercial infrastructure. As such, we expect our selling and marketing expense to increase in absolute dollars in the short term. However, we expect our selling and marketing expense to decrease as a percentage of revenue over the long term, although our selling and marketing expense may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. Additionally, we intend to continue to invest significantly in our manufacturing, fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term we anticipate that these investments will positively impact our results of operations. If we are unable to generate sufficient demand in Plenity, we may not have sufficient funds to investment into these growth activities.
Product Candidate Expansion
In addition to Plenity, we have invested in a pipeline of product candidates for prevalent and important gastrointestinal, or GI, tract-related chronic diseases including, type 2 diabetes, NAFLD/NASH, chronic idiopathic constipation, and inflammatory bowel disease by targeting the natural processes of the GI pathway. We expect to continue investing in our pipeline over time to broaden our commercial opportunity. The continued preclinical and clinical development of the pipeline will require significant financial resources. If we are unable to generate sufficient demand in Plenity or raise additional capital at favorable terms, if at all, we may not have sufficient funds to invest in the research and development of additional product candidates.
Key Business Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business (dollar amounts in thousands except where noted):
	For the Three Months Ended March 31,		For the Year Ended December 31,
In thousands	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
New members acquired	40,400	14,100	61,400	18,800
Units sold	114,570	48,761	170,969	40,987
Product revenue, net	$7,514	$3,101	$11,185	$2,708
Average selling price per unit, net	$65.58	$63.60	$65.42	$66.07
Gross profit	$2,601	$285	$1,202	$294
Gross margin	34.6%	9.2%	10.7%	10.9%
New members acquired
We define new members acquired as the number of consumers in the United States who have begun their weight loss journey with Plenity during the financial period presented. This is the total number of recurring and non-recurring consumers who have begun their weight loss journey during the financial period presented. We do not differentiate from recurring and non-recurring consumers as of the date of this prospectus as (i) we strongly believe every member’s weight-loss journey is chronic and long-term in nature, and (ii) we have not initiated our long-term strategy and mechanisms to retain and/or win-back members. We will continue to evaluate the utility of this business metric in future periods.
Units sold
Units sold is defined as the number of 28-day supply units of Plenity sold to consumers based on prescriptions, through our strategic partnerships with online pharmacies and telehealth providers as well as the units sold to our strategic partners outside the United States.
Product revenue, net
See discussion elsewhere in this discussion and analysis under the heading “Key Components of Results of Operations — Product revenue, net”.

Average selling price per unit, net
Average selling price per unit, net is the gross price per unit sold during the period net of estimates of per unit variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users. See “— Critical Accounting Policies and Significant Judgments and Estimates” below and the “Revenue Recognition” section of Note 2 in the accompanying notes to our consolidated financial statements included elsewhere in this prospectus for a more detailed discussion of our revenue recognition policy.
Gross profit and gross margin
Our gross profit represents product revenue, net, less our total cost of goods sold, and our gross margin is our gross profit expressed as a percentage of our product revenue, net. See discussion elsewhere in this discussion and analysis under the headings “Key Components of Results of Operations — Cost of goods sold”.
Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our product, the costs we incur from our vendors for certain components of our cost of goods sold, the mix of channel sales in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define “Adjusted EBITDA” as net (loss) income before depreciation and amortization expenses, provision for (benefit from) income taxes, interest expense, net, stock-based compensation and (gains) and losses related to changes in fair value of our earnout liability, fair value of our Warrant liability, our convertible promissory note liability, our tranche rights liability, and the One S.r.l. call option.
The following table reconciles net loss to Adjusted EBITDA for the three months ended March 31, 2022 and 2021, respectively, and for the years ended December 31, 2021 and 2020, respectively:

	For the Three Months Ended March 31,		For the Year Ended December 31,
In thousands	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Adjusted EBITDA
Net loss	$(5,703)	$(18,586)	$(93,347)	$(25,905)
Provision for income taxes	—	17	17	2,039
Depreciation and amortization	1,586	741	3,791	2,779
Stock based compensation expense	13,989	1,455	5,532	4,808
Change in fair value of earnout liability	(33,869)	—	—	—
Change in fair value of warrants	(3,484)	2,074	7,646	1,466
Change in fair value of convertible promissory notes	156	—	128	—
Change in fair value of One S.r.l. call option	258	48	1,024	—
Change in fair value of tranche rights liability	—	—	—	(256)
Interest expense, net	135	361	1,364	432
Adjusted EBITDA	$(26,932)	$(13,890)	$(73,845)	$(14,637)
Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.
Basis of Presentation
Our consolidated financial statements and condensed consolidated financial statements are prepared in accordance with GAAP. Any reference in this discussion and analysis to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.
The noncontrolling interest attributable to Gelesis S.r.l., our variable interest entity (“VIE”), is presented as a separate component from stockholders’ equity (deficit) in our consolidated balance sheets and as a noncontrolling interest in our condensed consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.
Key Components of Results of Operations
Product revenue, net
We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our product revenue is derived from product sales of Plenity, net of estimates of variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users.
Cost of goods sold
Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.
Selling, general and administrative expense
A significant component of our selling, general and administrative expenses is comprised of our selling and marketing expense, which includes our limited contract sales force in the US markets and discretionary consumer acquisition expenses.
Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of our products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of our business.
Research and development expense
Research and development costs are expensed as incurred. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. These activities relate primarily to formulation, CMC, preclinical and discovery activities. As such, we do not track these research and development expenses on an indication-by-indication basis as they primarily relate to expenses which are deployed across multiple projects under development or are for future product and pipeline candidates which utilize our platform technology. These costs are included in unallocated research and development expenses in the tables below. Clinical trial costs are a component of research and development expenses and consist of clinical trial and related clinical manufacturing costs, fees paid to clinical research organizations and investigative sites. We track and maintain these costs on an indication-by-indication basis.
Amortization expense
Amortization expense relates to the intangible asset that resulted from an amendment to our master agreement with the original inventor of our core patents, pursuant to which the percentage of royalties we are required to pay on future net revenues was reduced. The intangible asset is amortized over its useful life, which was determined as of the date of the amendment to be the earliest expiration of patents related to the underlying IP in November 2028.
Other non-operating income (expense), net
Change in the fair value of earnout liability
We have earnout shares which are contingent issuable as incremental consideration pursuant to ASC 815. The earnout shares are initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Changes in the fair value of warrants
We have issued warrants to investors which are liability classified and initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.
Change in the fair value of tranche rights liability
We have issued tranche rights to certain investors of our redeemable convertible preferred stock, which were recorded as liabilities and initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights were subsequently remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. The tranche rights liability was settled and no longer outstanding as of April 2020.
Change in the fair value of convertible promissory notes
In August 2019, we issued convertible notes that were classified as a liability on our consolidated balance sheets and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. The convertible notes were settled in December 2019 through the issuance of Series 3 Growth Redeemable Convertible Preferred Stock. In December 2021, we issued convertible notes that were classified as a liability on our consolidated balance sheets and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.
Interest expense, net
Interest expense, net consists of interest incurred on our various loans and interest income earned on our cash, cash equivalents and marketable securities.
Other income (expense), net
Other income, net primarily consists of income earned on our grants from government agencies in Italy, research and development tax credits earned in Italy for qualifying expenses, and gains and losses on foreign currency transactions. Other income, net also consists of changes in fair value of the One Srl call option.
Provision for income taxes
We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are not recorded if we do not assess their realization as probable. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in our financial statements in the period that includes the substantive enactment date.

Results of Operations
Comparison of the Three Months Ended March 31, 2022 and March 31, 2021:
The following table summarizes our results of operations:
	For the Three Months Ended March 31,		Increase (Decrease)
	2022	2021
	(Unaudited)	(Unaudited)
Revenue:
Product revenue, net	$7,514	$3,101	$4,413
Total revenue, net	7,514	3,101	4,413
Operating expenses:
Costs of goods sold	4,913	2,816	2,097
Selling, general and administrative	37,706	11,945	25,761
Research and development	7,410	4,376	3,034
Amortization of intangible assets	567	567	—
Total operating expenses	50,596	19,704	30,892
Loss from operations	(43,082)	(16,603)	(26,479)
Other non-operating income (expense), net	37,379	(1,966)	39,345
Loss before income taxes	(5,703)	(18,569)	12,866
Provision for income taxes	—	17	(17)
Net loss	$(5,703)	$(18,586)	$12,883
Product revenue, net
We recognized product revenue, net of $7.5 million for the three months ended March 31, 2022, as compared to $3.1 million for the three months ended March 31, 2021, an increase of $4.4 million or 142%. We sold 114,570 units at an average selling price per unit, net of $65.58 for the three months ended March 31, 2022, as compared to 48,761 units at an average selling price per unit, net of $63.60 for the three months ended March 31, 2021.
The increase in units sold was primarily attributable to our planned and executed commercialization strategy for Plenity. We made Plenity available for commercial sale through a beta launch that began in in October 2020 and continued throughout 2021. Activities associated with a full commercial launch of the Product in the United States began in late 2021, and in February 2022, we launched the first national broad awareness media campaign for Plenity.
Cost of goods sold
We recognized cost of goods sold of $4.9 million for the three months ended March 31, 2022, as compared to $2.8 million for the three months ended March 31, 2021, an increase of $2.1 million. Depreciation as a component of cost of goods sold was $0.7 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively. The increases were primarily attributable to the revenue recognized with respect to units sold for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021.
Gross profit was $2.6 million for the three months ended March 31, 2022, as compared to $0.3 million for the three months ended March 31, 2021. Gross margin also increased to 34.6% for the three months ended March 31, 2022, as compared to 9.2% for the three months ended March 31, 2021. The increases were primarily attributable to production commencing at our first commercial-scale manufacturing facility in the fourth quarter of 2021 and the implementation of new finished-goods packaging in the third quarter 2021.

Selling, general and administrative expense
The following table summarizes our selling, general and administrative expenses for the three months ended March 31, 2022 and 2021:
	For the Three Months Ended March 31,		Increase (Decrease)
In thousands	2022	2021
	(Unaudited)	(Unaudited)
Selling and marketing expense	$21,164	$7,686	$13,478
General and administrative expense	7,618	3,371	4,247
Non-cash stock-based compensation expense	8,924	888	8,036
Total selling, general and administrative expense	$37,706	$11,945	$25,761
Our selling, general and administrative expense was $37.7 million for the three months ended March 31, 2022, as compared to $11.9 million for the three months ended March 31, 2021, an increase of $25.8 million or 216%.
Selling and marketing expense increased $13.5 million for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the commercial sale of Plenity. In February 2022, we launched the first national broad awareness media campaign for the product, which included TV, digital, social, and Out of Home media channels to grow awareness of Plenity.
Non-cash stock-based compensation expense increased $8.0 million for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. The increase was primarily attributable to the incremental compensation cost with respect to contingently issuable earnout shares pertaining to Legacy Gelesis equity awards, which had previously vested.
General and administrative expense increased $4.2 million for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. The increase was primarily attributable to professional and legal expenses incurred with respect to the Business Combination.
Research and development expenses
The following table summarizes our research and development expenses for the three months ended March 31, 2022 and 2021:
	For the Three Months Ended March 31,		Increase (Decrease)
In thousands	2022	2021
	(Unaudited)	(Unaudited)
GS200	$7	$794	(788)
GS300	136	—	136
GS500	75	—	75
Unallocated expenses
Other research and development expenses	2,127	3,015	(888)
Non-cash stock-based compensation expense	5,065	567	4,498
Total Research and development expense	$7,410	$4,376	$3,034
Our research and development expense was $7.4 million for the three months ended March 31, 2022, as compared to $4.4 million for the three months ended March 31, 2021, an increase of $3.0 million, or 69%.
Non-cash stock-based compensation expense increased $4.5 million for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. The increase was primarily attributable to the incremental compensation cost with respect to contingently issuable earnout shares pertaining to Legacy Gelesis equity awards, which had previously vested.

The decline in research and development expenses within clinical indications (GS200, GS300 and GS500) was primarily attributable to the conclusion of the LIGHT-UP study with respect to GS200 during the year ended December 31, 2021, as well as the strategic prioritization of the commercialization of Plenity particularly with respect to our financial and human resources. Similarly, other research and development expenses declined $0.9 million for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021.
Other non-operating income (expense), net
We recognized other non-operating income, net of $37.4 million for the three months ended March 31, 2022, as compared to expense, net of $1.9 million for the three months ended March 31, 2021, an increase in income of $39.3 million. The income for the three months ended March 31, 2022 was primarily attributable to income of $33.9 with respect to the change in fair value of our earnout liability as well as income of $3.5 million with respect to the change in fair value of our warrant liabilities. The income for the three months ended March 31, 2022, was further attributable to $0.3 million in investment tax credit income recognized with respect to certain tax incentives offered for property and equipment investment in Italy and income of $0.4 million recognized with respect to grants awarded by the Puglia region of Italy. The income was partially offset by a loss of $0.3 million recognized with respect to the change in fair value of the One S.r.l. call option.
The expense for the three months ended March 31, 2021 was primarily attributable to a loss of $2.1 million recognized for the change in fair value of our warrant liabilities.
Comparison of the Years Ended December 31, 2021 and December 31, 2020:
The following table summarizes our results of operations:
	For the Year Ended December 31,		Increase (Decrease)
	2021	2020
Revenue:
Product revenue, net	$11,185	$2,708	$8,477
Licensing revenue	—	18,734	(18,734)
Total revenue, net	11,185	21,442	(10,257)
Operating expenses:
Costs of goods sold	9,983	2,414	7,569
Selling, general and administrative	71,041	28,870	42,171
Research and development	12,867	16,115	(3,248)
Amortization of intangible assets	2,267	2,267	—
Total operating expenses	96,158	49,666	46,492
Loss from operations	(84,973)	(28,224)	(56,749)
Other non-operating (expense) income, net	(8,357)	4,358	(12,715)
Loss before income taxes	(93,330)	(23,866)	(69,464)
Provision for income taxes	17	2,039	(2,022)
Net loss	$(93,347)	$(25,905)	$(67,442)
Product revenue, net
We recognized product revenue, net of $11.2 million for the year ended December 31, 2021, as compared to $2.7 million for the year ended December 31, 2020, an increase of $8.5 million or 313%. We sold 170,969 units at an average selling price per unit, net of $65.42 for the year ended December 31, 2021, as compared to 40,987 units at an average selling price per unit, net of $66.07 for the year ended December 31, 2020.

The increase in units sold was primarily attributable to our planned and executed commercialization strategy for Plenity. We made Plenity available for first commercial sale in May 2020, however only to a very limited number of members. In October 2020, we increased availability via our official beta launch to further test commercial interest and consumer experience. The official beta launch continued throughout 2021 until activities associated with a full commercial launch in the United Stated began in late 2021. In January 2021, we amended and restated our agreement with Ro and in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. Pursuant to the terms of the agreement, we offered Ro a fixed discounted price for the units covered by their upfront commitment, which contributed primarily to a lower average selling price per unit, net for the year ended December 31, 2021.
Licensing revenue
In June 2020, we recognized licensing revenue of $18.7 million as we granted CMS licensing rights to commercialize Plenity in the CMS territory. The transaction price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million related to the one-time, non-refundable, and non-creditable milestone payment of $5.0 million that is payable and due within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date.
We recognized no licensing revenue for the year ended December 31, 2021, as CMS did not achieve any commercial milestones, as outlined by the agreement, during the period.
Cost of goods sold
We recognized cost of goods sold of $10.0 million for the year ended December 31, 2021, as compared to $2.4 million for the year ended December 31, 2020, an increase of $7.7 million. Depreciation as a component of cost of goods sold was $1.0 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively. The increases were primarily attributable to the revenue recognized for the year ended December 31, 2021, as compared to the year ended December 31, 2020.
Selling, general and administrative expense
The following table summarizes our selling, general and administrative expenses for the years ended December 31, 2021 and 2020:
	For the Year Ended December 31,		Increase (Decrease)
In thousands	2021	2020
Selling and marketing expense	$52,781	$16,108	$36,673
General and administrative expense	14,293	9,914	4,379
Non-cash stock-based compensation expense	3,967	2,848	1,119
Total selling, general and administrative expense	$71,041	$28,870	$42,171
Our selling, general and administrative expenses were $71.0 million for the year ended December 31, 2021, as compared to $28.9 million for the year ended December 31, 2020, an increase of $42.2 million, or 146%.
Selling and marketing expense increased $36.7 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the commercial sale of Plenity, which first initiated in May 2020 to a very limited number of members and expanded in October 2020 via our official beta launch. The official beta launch continued throughout 2021 until activities associated with a full commercial launch in the United Stated began in late 2021, particularly the establishment of a broad search and social presence, the engagement of a limited contract sales force to promote Plenity to target physicians and the creation of digital and media assets in advance of full commercial launch.
General and administrative expense and non-cash stock-based compensation expense increased $4.4 million and $1.1 million, respectively, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increases were primarily attributable to headcount growth to support the commercialization of Plenity as well as additional professional and legal expenses incurred with respect to strategic transactions.
Research and Development expense
The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020:
	For the Year Ended December 31,		Increase (Decrease)
In thousands	2021	2020
GS200	$(279)	$6,652	(6,931)
GS300	1,467	—	1,467
GS500	1,636	—	1,636
Unallocated expenses
Other research and development expenses	8,478	7,503	975
Non-cash stock-based compensation expense	1,565	1,960	(395)
Total Research and development expense	$12,867	$16,115	$(3,248)
Our research and development expenses were $12.9 million for the year ended December 31, 2021, as compared to $16.1 million for the year ended December 31, 2020, a decline of $3.2 million, or 20%.
The decline in research and development expenses was primarily attributable to the conclusion of the LIGHT-UP study with respect to GS200 during the year ended December 31, 2021, which declined $6.9 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. In conjunction with the conclusion of the LIGHT-UP study in the fourth quarter of 2021 and the closeout of the study’s budget by our CRO, we reversed certain previously accrued professional service fees that were not due and payable as a result of the closeout.
The decrease was partially offset by expenses incurred in the initiation of clinical activities investigating GS300 for NAFLD and NASH and GS500 for FC during the year ended December 31, 2021, which totaled $1.5 million and $1.6 million, respectively.
Other research and development expenses increased $1.0 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase in other research and development expenses was primarily attributable to an increase in headcount and external resources to support the initiation of GS300 and GS500 trials, as well as on-going formulation, CMC, preclinical and discovery activities.
Other non-operating (expense) income, net
We recognized a net expense of $8.4 million for the year ended December 31, 2021, as compared to income, net of $4.4 million for year ended December 31, 2020, an increase in expense of $12.7 million. The expense for the year ended December 31, 2021 was primarily attributable to a loss of $7.6 million recognized for the increase in fair value of our preferred stock warrants and a loss of $1.0 million recognized for the increase in fair value or our One S.r.l. call options liability as well as interest expense of $1.4 million with respect to our debt obligations in Italy. The expenses for the year ended December 31, 2021 were partially offset by $1.6 million in grant income recognized for grants awarded by the Puglia region of Italy. The income for the year ended December 31, 2020 was primarily attributable to $4.3 million in grant income recognized for grants awarded by the Puglia region of Italy and $0.7 million in research and development tax credit income earned in Italy as well as a gain of $0.5 million with respect to foreign currency differences. Income for the year ended December 31, 2020 was further attributable to $0.3 million in income with respect to the change in fair value of our tranche rights liability and $0.3 million in income with respect to forgiveness of our PPP loan. Income for the year ended December 31, 2020 was partially offset by a loss of $1.5 million recognized for the increase in fair value of our preferred stock warrants and interest expense of $0.4 million with respect to our debt obligations in Italy.

Provision for income taxes
We had a provision for income taxes of $2.0 million for the year ended December 31, 2020. The expense was primarily attributable to the transfer of ownership of our equity-method investment in One S.r.l. from our Italian subsidiary, Gelesis S.r.l., to the parent company for the year ended December 31, 2020. In conjunction with acquiring the investment in One S.r.l. during the year ended December 31, 2019, we recognized a deferred tax asset of approximately $3.1 million which represented the excess tax basis over carrying value. In connection with the transfer of the equity-method investment during year ended December 31, 2020, we derecognized the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes. Additionally, as a result of the local tax impact from the legal entity restructuring of our Italian subsidiary, Gelesis S.r.l., which occurred in connection with the RIF financing in July 2020, we established a full valuation balance against the balance of net deferred tax assets previously recorded with respect to our Italian subsidiary, resulting in a net expense of $0.2 million within the provision for income taxes for the year ended December 31, 2020.
Liquidity and Capital Resources
Since inception, we have financed our operations primarily from the issuance of equity and debt instruments, license and collaboration agreements, supply and distribution agreements, and government grants. As of March 31, 2022, our principal sources of liquidity were our cash and cash equivalents in the amount of $34.0 million. During the three months ended March 31, 2022, we closed a business combination with CPSR, pursuant to which we received $105.0 million in gross proceeds, prior to the payment of transactions fees due and payable. As of the date of this prospectus, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2023.
Due to our available cash and cash equivalents, a history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, we have concluded that there is substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm included an emphasis of matter paragraph in their opinion for the years ended December 31, 2021 and 2020, respectively, as to the substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.
We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses for at least the next twelve months due to the investments that we intend to make in our business to support the commercialization of Plenity and, as a result, we will require additional capital resources to grow our business.
Future Liquidity Requirements
Prior to the closing of the Business Combination, holders of 26,844,777 shares of CPSR Class A Common Stock exercised their right to redeem such shares for cash at a price of approximately $10.00 per share for aggregate payments of $268,646,943. As a result, upon closing of the Business Combination, we received approximately $105.0 million of gross proceeds to fund our future capital and liquidity needs. Due to the significant number of redemptions, we implemented an alternative business plan, prioritizing short-term working capital needs such as investments in raw materials and finished goods as well as investments in sales and marketing, and delaying certain long-term capital expenditures in commercial infrastructure and certain research and development expenses. We reduced and optimized investments in sales and marketing, prioritizing investments in high return and high exposure mediums. We have sought out, and continue to seek out, alternative commercial arrangements or geographic distribution partnerships to finance certain investments in sales and marketing associated with the sale of Plenity. We expect these actions will provide us with sufficient liquidity to manage short-term risk and uncertainty and (i) enable us to execute our alternative business plan, (ii) afford us time to access financing alternatives to provide for long-term liquidity and (iii) enable us to fund the continued commercialization of Plenity. See “Risk Factors — Risks Related

to Financial Position and Financing Needs — There were a significant number of redemptions in connection with the Business Combination and if we are not successful in implementing an alternative business plan and/or raising additional capital in a timely manner, we may have insufficient cash and liquidity to pay operating expenses and other obligations. Any such event would have a material adverse effect on our business and financial condition.” and “Risk Factors — Risks Related to Ownership of Our Common Stock — Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including pursuant to the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan and future exercise of warrants or registration rights, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.” for information regarding certain factors, including resales by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, that may impact our liquidity and our ability to raise additional capital.
As a result, even with proceeds from the Business Combination, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through issuance of additional equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions.
As of the date of this prospectus, we are continuing to evaluate opportunities to raise additional capital. If we are unsuccessful in raising additional capital, we may need to further restrict our spending particularly with respect to discretionary sales and marketing activities and our manufacturing and supply chain functions. Further changes to the execution of our alternative business plan may impact the growth of Plenity sales and the pace of acquisition and retention of consumers, as well as the price of our Common Stock.
Revenue Projections
Our revenue projections are highly dependent on (i) our ability to acquire new consumers and/or retain existing consumers and (ii) our ability to access additional capital and raise sufficient levels of funding in a timely manner to support the sales and marketing of Plenity at a broad national level within the United States. If our access to additional capital is delayed or insufficient, it may adversely impact the sale of Plenity and our revenue projections. See “Risk Factors – The financial and operational projections and commercialization and product candidate development timelines that we may provide from time to time are subject to inherent risks.” in this prospectus for more information.
Warrant Proceeds
As of the date of this prospectus, we have 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption; (ii) 7,520,000 outstanding Private Warrants to purchase 7,520,000 shares of our Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption and (iii) 3,013,365 exercisable Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and expire on October 21, 2030 and 1,660,303 of which are exercisable at an exercise price of $0.02 and expire on February 15, 2025.
The exercise of warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration and, as such, any or all of our Warrants may expire worthless. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. As of the date of this prospectus, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity projections. We will continue evaluate the probability of warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise thereof in our liquidity projections.
To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock, which increase the likelihood that our Warrants will not be in the money prior to their expiration.
Financing Risk
We expect to devote significant efforts to raise capital, restructure our indebtedness and identify and evaluate potential strategic alternatives, however, there can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. Any failure in these efforts could force us to delay, limit or terminate our operations, make reductions in our workforce, discontinue our commercialization efforts for Plenity as well as other development programs, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.
Although we have estimated our liquidity requirements based on assumptions we consider to be reasonable, we may need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Our budget projections may be subject to cost overruns for reasons outside of our control and Plenity may experience slower sales growth than anticipated, which would pose a risk to achieve positive cash flow.
Our future capital requirements will depend on many factors, including increases in sales of Plenity, increases in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future also enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.
We have based our estimate of liquidity on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors mentioned elsewhere in this discussion and analysis. If we require additional equity or debt financing from outside sources, we may not be able to raise it on terms acceptable to us, or at all, and we may pursue financing transactions that are not completed. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.
Cash flows
The following table summarizes our cash flows for each of the periods presented:
	For the Three Months Ended March 31,		For the Year Ended December 31,
In thousands	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Cash (used in) provided by:
Operating activities	$(35,183)	$(8,294)	$(55,291)	$(21,991)
Investing activities	(1,963)	17,646	4,083	(56,205)
Financing activities	42,780	3,334	32,533	88,923
Effect of exchange rates on cash	(46)	(973)	(1,072)	1,643
Increase in cash and cash equivalents	$5,588	$11,713	$(19,747)	$12,370

Cash used in operating activities
Net cash used in operating activities was $35.2 million for the three months ended March 31, 2022, as compared to $8.3 million for the three months ended March 31, 2021. The increase in outflows was primarily attributable to our operating expenses increasing $30.9 million to $50.6 million for the three months ended March 31, 2022, as compared to $19.7 million for the three months ended March 31, 2021.
Net cash used in operating activities was $55.3 million for the year ended December 31, 2021, as compared to $22.0 million for the year ended December 31, 2020. Our operating expenses increased $46.5 million to $96.2 million for the year ended December 31, 2021, as compared to $49.7 million for the year ended December 31, 2020. The increase in operating expenses was partially offset by an increase in payments received with respect to strategic revenue agreements for the year ended December 31, 2021, as compared to the year ended December 31, 2020. In January 2021 and July 2021, we received upfront payments of $10.0 million and $30.0 million, respectively, as part of pre-buy commitments from Ro, as compared to a payment of $15.0 million we received pursuant to our agreement with CMS in June 2020. The increase in outflows was also attributable to an $8.6 million increase in inventory expenditures as well as an $8.0 million increase in prepaid expenses for the year ended December 31, 2021. The increase in operating activity outflows was further influenced by the timing of receivables from our government grants as well as customers and timing of payments to our vendors for the year ended December 31, 2021, as compared to the year ended December 31, 2020.
Cash (used in) provided by investing activities
Net cash used in investing activities was $2.0 million for the three months ended March 31, 2022, as compared to $17.6 million provided by investing activities for the three months ended March 31, 2021. The outflows were primarily attributable to $1.9 million in the purchase of property and equipment for the three months ended March 31, 2022. For the three months ended March 31, 2021, inflows were primarily attributable to $24.0 million in maturities of marketable securities, which were partially offset by a $6.4 million in the purchase of property and equipment for the three months ended March 31, 2021.
Net cash provided by investing activities was $4.1 million for the year ended December 31, 2021, as compared to $56.2 million used in investing activities for the year ended December 31, 2020. The inflows were primarily attributable to $24.0 million in maturities of marketable securities for the year ended December 31, 2021. The inflows were partially offset by a $12.3 million decline in the purchase of property and equipment from $32.2 million for the year ended December 31, 2020 to $19.9 million for the year ended December 31, 2021.
Cash provided by financing activities
Net cash provided by financing activities was $42.7 million for the three month ended March 31, 2022, as compared to $3.3 million for the three months ended March 31, 2021. The increase in inflows was primarily attributable to net proceeds of $70.5 million received from the completion of the Business Combination in January 2022, which was partially offset by our repayment of convertible promissory notes also in January 2022, totaling $27.3 million, as compared to net proceeds of $3.5 million from the issuance of loans in Italy for the three months ended March 31, 2021.
Net cash provided by financing activities was $32.5 million for the year ended December 31, 2021, as compared to $88.9 million for the year ended December 31, 2020. The decrease in inflows was primarily attributable to net proceeds of $32.7 million received from the issuance of promissory notes for the year ended December 31, 2021, which was partially offset by our repayment of long-term debt, totaling $0.3 million, as compared to net proceeds of $48.8 million and $28.9 million received from the issuance of Series 3 Growth preferred stock and promissory notes, respectively, as well as net proceeds of $11.3 million from the issuance of equity in Gelesis S.r.l. to RIF for the year ended December 31, 2020.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2021:
	Payments Due by Period
In thousands	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Long-term debt obligations(1)(2)	$64,964	$29,311	$14,356	$8,420	$12,877
Operating lease commitments(3)	2,262	634	1,194	418	16
Unpaid portion of acquisition of intangible asset(4)	5,604	5,604	—	—	—
Total	$72,830	$35,549	$15,550	$8,838	$12,893

(1)
Reflects long-term debt obligations, including interest, for our loans and promissory notes.

(2)
Certain of our long-term debt obligation are subject to floating interest rate features and are denominated in foreign currencies. Balances are estimated utilizing the prevailing interest rates and exchanges rates as of December 31, 2021.

(3)
Operating lease obligations relate to our office and production space.

(4)
Unpaid cash consideration owed to One S.r.l.

We enter into agreements in the normal course of business with CROs and CMOs for clinical trials and clinical supply manufacturing and with vendors for clinical research studies and other services and products for operating purposes. However, we do not classify these as contractual obligations where the contracts are cancelable at any time by us, generally upon 30 days’ prior written notice to the vendor. As such, no such balances are included under contractual obligations and commitments above.
Under the terms of the PureTech Health agreement we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.
Under the amended and restated master agreement with One S.r.l. we are required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $19.9 million at December 31, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. The unpaid cash consideration owed to One S.r.l. as a result of the most recent amendment executed in October 2020, after adjusting for a foreign currency translation gain and interest expense, was $5.6 million as of December 31, 2021.
Milestone and royalty payments associated with our license agreements with PureTech Health and One S.r.l., have not been included as contractual obligations as we cannot reasonably estimate if or when they will occur, except with respect to the $5.6 million owed to One S.r.l. as part of our intangible asset acquisition.
For the three months ended March 31, 2022, there were no material changes to our contractual obligations and commitments from those described above, except in January 2022, we settled convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million. For further information on these note repayments, please see Note 12 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. Additionally, during the three months ended March 31, 2022 we made a payment of $2.9 million to One S.r.l. with respect to our intangible asset acquisition. For further information, please see Note 11 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Off-Balance Sheet Arrangements
We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Significant Judgments and Estimates
Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements and unaudited condensed consolidated financial statements and notes,

which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various market-specific and other relevant assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Estimates are assessed each period and updated to reflect current information. A summary of our critical accounting policies, significant judgments and estimates is presented in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
We recognize revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.
Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of our materials, shipping and distribution activities occur prior to the transfer of control of our materials and are considered activities to fulfill our promise to deliver goods to the customers.
We estimate the transaction price based on the amount expected to be entitled to for transferring the promised goods or services in the contract. The consideration may include fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, we evaluate the amount of potential payment and the likelihood that the underlying constraint will be released. We utilize either the most likely amount method or expected value method to estimate the amount expected to be received based on which method best predicts the amount expected to be received.
Variable consideration may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.
We have contracts that include sales and commercial milestone payments that are assessed under the most likely amount method and are included in the transaction price only to the extent it is probable that a significant revenue reversal would not occur. Commercial milestone payments that are not within our control or the licensee’s control are not considered probable of being achieved until those milestones are achieved.
For contracts which have more than one performance obligation, the total contract consideration is allocated based on observable standalone selling prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. We must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. We utilize key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. Variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to be entitled to for the satisfaction of each performance obligation.
The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations which consist of licenses and other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. We evaluate the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. For performance obligations which consist of the transfer of our materials, revenue is recognized when control of the product is transferred to the customer and the related performance obligation is satisfied, which typically occurs upon delivery of the product to the customer, for an amount that reflects the consideration we expect to be entitled to receive in exchange for delivering the product.
Fair Value of Financial Instruments
The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.
Our earnout liability, private placement warrants, and call option liability are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. Our cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described above.

Earnout Liability:   In connection with the Business Combination, Legacy Gelesis equityholders received the right to receive additional common stock upon the achievement of certain earnout targets. As the earnout consideration contains a settlement provision that precludes it from being indexed to our Common Stock, it is classified as a liability held at fair value in accordance ASC 815 and the instrument is adjusted to fair value at each reporting period. In determining the fair value of the earnout liability at inception and on a recurring basis, we utilize the Monte Carlo simulation value model where the fair value of the earnout is the present value of a distribution of potential outcomes on a daily basis over the term of the earnout period.
Private Placement Warrant Liability:   The Private Placement Warrants are recognized as liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities held at fair value and adjusts the instruments to fair value at each reporting period. In determining the fair value of the Private Placement Warrant liability, we utilized a modified Monte Carlo simulation value model at inception and on a recurring basis.
One Srl Call Option:   In connection with the October 2020 amended agreement with One Srl, we granted One a contingent call option to buy back the 10% ownership that we acquired in the 2019 One Amendment. The One Srl call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model.
Stock-Based Compensation
Effective January 1, 2020, we accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. Our stock-based compensation consist primarily of stock options. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:
•
exercise price:   The exercise price is the fair market value on grant date, which shall mean the closing sale price of common stock, as reported on such market on that date (or if there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations);

•
expected volatility:   As we were previously a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, we use an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, we select companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. We compute the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of our stock-based awards. We intend to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of our own share price becomes available;

•
risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•
expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as there is insufficient historical information regarding our stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•
dividend yield, which is zero based on the fact that we have never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the condensed consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.
Research and Development Contract Costs and Accruals
As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a predetermined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time.
We periodically confirm the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:
•
vendors, including research laboratories, in connection with preclinical development activities; and

•
CROs and investigative sites in connection with clinical and preclinical studies; and We base the expense recorded related to external research and development on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CMOs and CROs that supply, conduct and manage nonclinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see Note 2 in the accompanying Notes to unaudited condensed consolidated financial statements included elsewhere in this prospectus.
JOBS Act Accounting Election
Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have elected to avail ourselves of this exemption to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, where allowable we have early adopted certain standards as described in Note 2 of our consolidated financial statements. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an “emerging growth company,” we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (1) submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “golden parachutes;” and (2) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our chief executive officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will continue to remain an “emerging growth company” until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of this registration; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Material Transactions and Transactions with Related Parties
We opportunistically enter into commercial supply and distribution, licensing, long-term debt and government grant arrangements during the ordinary course of business. We strategically evaluate the financial cost or financial benefit of each arrangement, in conjunction with the profile of the counterparty, as well as our market opportunity. We believe these arrangements enable the capital-efficient commercialization of Plenity, expansion of our production facilities, growth of our operational teams, as well as the continued research and development of our other pipeline candidates and hydrogel technology.
Commercial Agreement
Roman Health Pharmacy LLC: In August 2019, we entered into a two-year exclusive agreement with Roman Health Pharmacy, or Ro, giving Ro exclusive telehealth distributor rights to sell Plenity via telehealth in the United States. In January 2021, the agreement with Ro was amended and restated and, in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. In July 2021, the agreement with Ro was further amended and restated and we received $30.0 million in cash towards Ro’s future purchase of Plenity and also extended Ro’s exclusive telehealth rights through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligations or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.
GoGoMeds:   We engage a limited contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, we engage Specialty Medical Drugstore, LLC, d/b/a/ GoGoMeds, to distribute all non-telehealth mail order prescriptions generated in the United States by health care providers.
Licensing
One S.r.l.:   In October 2008, we entered into a patent license and assignment agreement and master agreement with One S.r.l., to license and subsequently purchase certain intellectual property. In October 2020, we last amended and restated the agreement with One S.r.l., pursuant to which we are required to pay a 2.0% royalty on net product sales as well as certain milestone payments and royalties.
China Medical System Holdings Limited:   In June 2020, we entered into a strategic partnership with China Medical System Holdings Limited (CMS) or the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. We granted CMS an exclusive and royalty-bearing license to commercialize Plenity in the aforementioned territories Under the terms of the agreement, CMS provided $35.0 million upfront in a combination of licensing fees and equity investment with the potential for an additional $388.0 million in future regulatory and sales milestone payments. CMS is also obligated to pay a royalty of 11% on net product sales in the territories.
PureTech Health:   In December 2009, we entered into a royalty and sublicense income agreement with PureTech, whereby we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.
Government Grants
Puglia Region Grants:   In May 2020 and November 2020, in separate grants, we were awarded up to €9.2 million (approximately $10.2 million at March 31, 2022) and up to €11.6 million (approximately

$12.9 million at March 31, 2022), respectively. The grants were award by the Puglia region of Italian as reimbursement for certain facility and equipment investments made in our manufacturing facility in Calimera, Italy as well as reimbursement for certain research and development expenditures over a three-year period.
Indebtedness
Research Innovation Fund (“RIF”):   In August 2020, we entered into a loan and equity agreement with RIF, an investment fund in the EU, whereby we received €10.0 million (approximately $11.1 million at March 31, 2022) from RIF as an equity investment in our subsidiary Gelesis S.r.l. and €15.0 million (approximately $16.2 million at March 31, 2022) as a loan. We intend to utilize the proceeds for the expansion of our research and development programs, including studies with respect to our product candidates Gelesis300 and Gelesis500, as well as capital expenditures related to commercial manufacturing.
Bridge Financing:   On December 13, 2021, we issued convertible promissory notes to PureTech Health LLC and SSD2, LLC in the principal amount of $15.0 million and $12.0 million, respectively. On January 19, 2022, pursuant to the terms of the bridge financing arrangement we settled the convertible promissory notes in cash for principal plus accrued interest to PureTech Health LLC and SSD2, LLC in the aggregate amount of $15.2 million and $12.1 million, respectively.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Exchange Risk
Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States and Italy. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe a 10% increase or decrease in the relative value of the United States dollar or Euro would have a material impact on our operating results.
Interest Rate Risk
We believe that we are not exposed to significant interest rate risk through market value fluctuations of balance sheet items (i.e., price risk) or through changes in interest income or expenses (i.e., re-financing or reinvestment risk). Interest rate risk mainly arises through interest bearing liabilities and assets. Our portfolio of available for sale investments as of December 31, 2020 was comprised of U.S. Treasury securities and commercial paper totaling $24.0 million. We did not have any held-to-maturity investments as of December 31, 2021 or as of March 31, 2022, as all our marketable securities matured during the first quarter of 2021. We invest funds to have a continuous inflow of cash from diversified short-term and long-term investments, consisting primarily of investment grade securities. A hypothetical 10% change in interest rates would not result in a material decrease or increase in the fair value of our securities due to the balance and diversified investment portfolio.
Credit Risk
We monitor our investments with our investment managers with the objective of minimizing concentrations of credit risks. Our short-term investments consist of held-to-maturity securities that will be due in one year or less. Our long-term investments consist of held-to-maturity securities that will be due in more than one year. Our investment policy is to invest only in institutions that meet high credit quality and diversification standards and established limits on the amount and time to maturity of investments.
Credit risk is also the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We assess the credit quality of customers on an ongoing basis, taking into account its financial position, past experience and other factors. The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to credit ratings (if available) or to historical information about counterparty default rates. We are also potentially subject to concentrations of credit risk in accounts receivable. Concentrations of credit risk with respect to receivables is owed to the limited number of companies comprising our customer base. Our exposure to credit losses is low, however, due to the credit quality of our larger collaborative partners such as Ro, GoGoMeds and CMS.
Inflation Risk
We believe the impact of inflation on our operations has been minimal during the periods presented. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

MANAGEMENT
Board of Directors and Management
The following sets forth certain information, as of the date of this prospectus, concerning our directors and executive officers.
Name	Age	Title
Yishai Zohar	59	President, Chief Executive Officer, Class III Director and Co-Inventor
David Pass, Pharm.D.	54	Chief Operating Officer and Chief Commercial Officer
Elliot Maltz, CPA	37	Chief Financial Officer and Treasurer
Harry L. Leider, M.D., M.B.A, FACPE	64	Chief Medical Officer
Elaine Chiquette, Pharm.D.	56	Chief Scientific Officer
Alessandro Sannino, Ph.D.	50	Co-Inventor & Lead Project Scientist
David Abraham	56	General Counsel, Chief Compliance Officer and Corporate Secretary
Alison Bauerlein*(1)	40	Class I Director
Dominic Perks*(1)	44	Class I Director
Kathryn Cavanaugh*(2)	48	Class II Director
Clayton Christopher*(3)	49	Class II Director
Paul Fonteyne*(3)	60	Class II Director
Raju Kucherlapati, Ph.D.*(1)(2)	79	Class III Director
Jane Wildman*(2)	60	Class III Director

*
Indicates non-employee director.

(1)
Audit Committee Member.

(2)
Compensation Committee Member.

(3)
Nominating and Corporate Governance Committee Member.

Executive Officers and Significant Consultants
Yishai Zohar has served as our President and Chief Executive Officer and as a member of our Board since January 2022. Mr. Zohar is the Founder of Gelesis, Inc. and previously served as the Chief Executive Officer and a member of the Gelesis, Inc. board of directors from February 2006 to January 2022. He is a seasoned entrepreneur and has over 25 years’ experience in the development of industry innovating companies. Mr. Zohar led Gelesis from concept stage and initial product development as a Co-Inventor and shepherded the company and its novel technological platform through clinical studies and a landmark FDA clearance of lead product Plenity as an aid for weight management. Prior to founding Gelesis, Inc., Mr. Zohar co-founded PureTech Health (NASDAQ, LSE: PRTC), a biotherapeutics company dedicated to discovering, developing and commercializing highly differentiated medicines to impact human health. In his role at PureTech, Mr. Zohar led the obesity/gastrointestinal disorder initiative, which engaged leading experts to tackle these problems with an unbiased discovery process looking at a broad landscape of technologies and approaches. This initiative led to the formation of Gelesis, Inc. Mr. Zohar has a degree in Business Administration from the College of Management Academic Studies (COMAS) in Tel Aviv and was an air force pilot ranked Captain in the Israeli Defense Forces. We believe that Mr. Zohar’s qualifications to serve on our Board include his extensive experience and track record in the development of industry innovative companies.

David Pass, Pharm.D., has served as our Chief Operating Officer and Chief Commercial Officer since January 2022. Dr. Pass has previously served as the Gelesis, Inc. Chief Operating Officer and Chief Commercial Officer from September 2016 to January 2022 and has more than 25 years of commercial expertise across multiple therapeutic areas with a focus in primary care. Dr. Pass gained a broad range of commercial experience from his time at Johnson & Johnson from August 2002 to January 2008 where he served as VP of Marketing, and at Bristol-Myers Squibb from May 1994 to July 2002, where he served as Director of Marketing. Most recently, Dr. Pass served as Vice President of Marketing at Boehringer Ingelheim, or BI, for Diabetes from August 2009 to August 2016, where he built a multi-billion dollar franchise. In this role, Dr. Pass also led the BI alliance with Eli Lilly & Company to develop and commercialize a portfolio of diabetes compounds. Dr. Pass received his B.S. Pharmacy and Doctor of Pharmacy degrees from Philadelphia College of Pharmacy and Science.
Elliot Maltz, CPA, has served as our Chief Financial Officer since January 2022. Mr. Maltz previously served as the Gelesis, Inc. Chief Financial Officer from May 2021 to January 2022 and as its Treasurer from May 2015 to January 2022. Prior to his appointment as the CFO of Gelesis, Inc., Mr. Maltz was Gelesis, Inc.’s Vice President of Finance and previously served as its Corporate Controller. Mr. Maltz has 15 years of accounting and corporate finance experience working with public and private companies, specializing in the biotechnology, medical device and manufacturing industries. Prior to joining Gelesis, Inc., Mr. Maltz served as an external auditor at Deloitte & Touche LLP from January 2007 to April 2013 and as a manager of the technical accounting and SEC reporting function at Sapient Corp. from April 2013 to March 2014. Mr. Maltz received a B.S. in Business Finance from Elon University and is a licensed CPA in the state of Massachusetts.
Harry L. Leider, M.D., M.B.A, FACPE, has served as our Chief Medical Officer since January 2022. Dr. Leider previously served at Gelesis, Inc. as its Chief Medical Officer from June 2018 to January 2022. Dr. Leider joined Gelesis, Inc. from Walgreens, where he was Chief Medical Officer and Group Vice President from May 2013 to April 2018. Prior to joining Walgreens, from March 2008 to April 2018, Dr. Leider served as Chief Medical Officer and Senior Vice President of Ameritox, a national specialty laboratory providing medication monitoring services to physicians treating chronic pain and serious mental illness. From March 2005 to February 2008, Dr. Leider served as Chief Medical Officer of XLHealth, a national Medicare Advantage health plan that served seniors with common chronic illnesses. Dr. Leider is a core faculty member for the American Association of Physician Leadership where from May 2009 to May 2010 he also served as past-President and Board Chairman. Dr. Leider has also served on the faculty of Harvard Medical School and the Johns Hopkins Carey School of Business. With over 25 years of experience as a senior healthcare executive for a variety of innovative healthcare companies, his passion is leveraging his business, leadership, and clinical skills to create programs, services, and intellectual property that improve the health of large populations at scale.
Elaine Chiquette, Pharm.D. has served as our Chief Scientific Officer since January 2022. Dr. Chiquette previously served as the Gelesis, Inc. Chief Scientific Officer from September 2017 to January 2022 and has over 20 years’ experience in research and medical affairs within the pharmaceutical, biotechnology, and medical device industries. Dr. Chiquette was involved in developing medical strategies for first-in-class launches like orlistat, GLP-1 agonist, amylin analog, endobarrier device, and metreleptin at Hoffman La Roche from October 1999 to December 2001, Amylin Pharmaceuticals from September 2003 to July 2013, Aegerion from June 2015 to April 2017 and GI Dynamics from December 2013 to June 2015. In her leadership roles, Dr. Chiquette has built a strong expertise in regulatory affairs for pharmaceuticals, biologics, and devices in both the United States and Europe. Dr. Chiquette completed her pharmacy degree at Laval University in Quebec, a Pharm.D. at University of Texas Health Science Center at San Antonio, followed by a post-doctorate fellowship in Epidemiology at University of Texas Health Science Center at San Antonio. Dr. Chiquette served as Deputy Director for the San Antonio Evidence-Based Practice Center program for the US government agency for Healthcare Research and Quality from July 1996 to September 1999, and authored several meta-analyses for the center, and book chapters and textbook on evidence-based pharmacotherapy. In that capacity, Dr. Chiquette led the supportive evidence report for the National Institute of Health Obesity Guidelines in 1998 and co-authored the associated publications.
Alessandro Sannino, Ph.D. has served as our Lead Project Scientist since January 2022. Dr. Sannino is a Gelesis Co-Inventor and previously served as the Lead Project Scientist for Gelesis, Inc. from May 2008 to

January 2022. Dr. Sannino has been a Professor of Polymer Science and Technology and the director of the Bioslabs at the University of Salento since September 2000. Since March 2012, Dr. Sannino has overseen the Life Science division of the Puglia District of Technology and since September 2004, he has been a member of the adjunct faculty at the Massachusetts Institute of Technology (MIT). Dr. Sannino also served as an advisor to the National Institute of Health, of the Italian Ministry of Health (the Italian equivalent to the U.S. FDA). Since 2013, he has been a board member of the European Laboratory of non-linear Spectroscopy and of the Regional Agency for Research and Innovation. Since September 2019, he has been Vice Dean of the University of Salento and since May 2020 he has been nominated by the President of Puglia Region as one of the seven (7) experts for the recovery after the COVID-19 pandemic. Dr. Sannino’s research activity is focused on macromolecular hydrogels, polymer microstructure modifications, tissue engineering constructs and cell-material interactions, and he has published over 130 scientific papers on these topics. Dr. Sannino received his PhD at University of Naples, and he also completed a post-doctoral fellowship at MIT.
David Abraham has served as our General Counsel, Chief Compliance Officer and Corporate Secretary since January 2022. Mr. Abraham previously acted as the General Counsel and Corporate Secretary of Gelesis, Inc. from April 2020 to January 2022. Mr. Abraham has been a member of Launchpad Venture Group, an angel investing group focused on early stage investments, since July 2019. Mr. Abraham has also been a member of Sky Ventures Group, an investment group that provides seed funding to early-stage life sciences and healthcare companies since June 2017 and a member of Innovation Legal Group (“Innovation”), a specialized legal practice representing venture backed and public life sciences companies since 2009. In addition, Mr. Abraham is also a founder and, since January 2008, the Chief Executive Officer of Phoenix Pharmaceutical Group, a life sciences consulting and venture creation firm. Mr. Abraham previously served as General Counsel, Chief Compliance Officer and Corporate Secretary to Selecta BioSciences Inc. (Selecta), a former client of Innovation, from May 2011 to November 2018. Mr. Abraham also has extensive experience in patent prosecution and protections, having served as the Executive Director for Patents for Durect Corporation from August 2006 to December 2008 and as Senior Patent Counsel for Johnson and Johnson from February 2004 to August 2006. Mr. Abraham received his Juris Doctor from The George Washington University Law School, is a member of the bar in the State of California, the Commonwealth of Massachusetts and the District of Columbia and is a Registered U.S. Patent Attorney.
Non-Employee Directors
Clayton Christopher has served as a member of our Board since January 2022. Mr. Christopher is the co-founder and an advisor to CAVU Venture Partners, an investment firm focused on best in class, better-for-you, food and beverage brands. Prior to CAVU, Mr. Christopher was the co-founder and CEO of Deep Eddy Vodka, which became one of the fastest growing spirits brands in the United States before being purchased by Heaven Hill Distilleries in August of 2015. He started his entrepreneurial journey at Sweet Leaf Tea, a company he started in 1998 with $12,000 in savings and a recipe from his grandmother. Sweet Leaf grew to a nationally recognized brand and was acquired by Nestle in 2011. Mr. Christopher is also the co-founder and Chairman of Waterloo Sparkling Water. He has also served on or currently serves on the board of directors of Nulo Pet Foods, Kite Hill, Rhythm Super Foods, REBBL, Kettle & Fire, Austin Eastciders, Good Culture, Bridge Equipment Leasing and SKU, a consumer products accelerator. In 2006, Mr. Christopher was awarded the Ernst & Young Entrepreneur of the year for Central Texas and is a recipient of Austin Under 40 Austinite of the Year Award. Mr. Christopher has also served on a number of non-profit boards over the years, including Mission Capital, Naturally Austin, Big Brothers Big Sisters and the University of Texas President’s Innovation Board. We believe Mr. Christopher is well qualified to serve on our Board based on his vast entrepreneurial leadership, operational and investor experiences over the last 25 years.
Dominic Perks has served as a member of our Board since January 2022 and has previously served as a member of the Gelesis, Inc. board of directors from April 2021 to January 2022. In November 2013, Mr. Perks co-founded Hambro Perks with British banker and businessman Rupert Hambro. In 2014, Mr. Perks co-founded Laundrapp, an on-demand dry cleaning and laundry service and served as chairman until November 2018. Mr. Perks has since founded or seeded numerous technology companies including Echo, What3Words, By Miles, Primary Bid, Takumi and Insurtech Gateway. Through Hambro Perks, he is an investor in over 95 companies including Cambridge Innovation Capital, Tide and Muzmatch. In

December 2020, Mr. Perks led the acquisition of Ombu Group in partnership with Sir John Rose and created Hambro Perks Environmental Technology Fund. Mr. Perks also acquired all of Invesco’s unquoted assets in the UK and US in a deal that included stakes in Gelesis, Inc., Vedanta, Genomics, Nexeon and Hawkeye360. In February 2021, Mr. Perks launched the Hambro Perks Oryx Fund with backing from Public Investment Fund to invest into technology companies in the Middle East. Prior to his entrepreneurial career, Mr. Perks was a strategy consultant at McKinsey & Co., where he advised clients on growth strategies. Mr. Perks was also employed at Morgan Stanley where he primarily originated investment opportunities for private equity firms. Mr. Perks graduated from Oxford University with a first-class degree in English Literature. We believe Mr. Perks’ qualifications to serve on our Board include his extensive experience investing in companies and serving as an executive and board member of companies.
Alison Bauerlein has served as a member of our Board since January 2022. Ms. Bauerlein was a co-founder of Inogen, Inc. and served as its Chief Financial Officer from 2009 until December 2021 and its Executive Vice President, Finance from March 2014 until December 2021. Ms. Bauerlein has also served as Inogen’s Corporate Secretary from 2002 until July 2021 and its Corporate Treasurer from 2002 until December 2021. Ms. Bauerlein previously served as Inogen Inc.’s Vice President, Finance from 2009 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has also been a board member of Pear Therapeutics, Inc. since September 2021. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara. We believe Ms. Bauerlein’s qualifications to serve on our Board include her extensive executive-level experience in the medical technology industry, as well as her financial expertise.
Jane Wildman has served as a member of our Board since January 2022 and previously served as a member of the Gelesis, Inc. board of directors from April 2021 to January 2022. Ms. Wildman has extensive experience as a board member, president and chief marketing office across Fortune-25, mid-sized and start-up companies. As President from June 2014 to December 2017, and Board Member from January 2018 to December 2018, of Combe Incorporated ,a personal-care consumer products company, Ms. Wildman successfully led the company to record sales and profit growth. Prior to Combe, from June 2009 to June 2014, Ms. Wildman was a Partner and Consultant with The Partnering Group, where clients included Fortune 50 companies like Walmart, Procter & Gamble and Nestle. Ms. Wildman spent over 25 years at Procter & Gamble, from June 1983 to December 2008, where she worked in beauty, health, baby, feminine care and food, both in the United States and internationally. She served as global Vice President and led the global marketing organization for Pampers, P&G’s largest brand. Ms. Wildman led the repositioning of the Pampers brand during her tenure there from September 2001 to December 2008. Ms. Wildman received a B.S. in Journalism from the University of Oregon and holds a Cornell Digital Marketing certification. We believe Ms. Wildman’s qualifications to serve on our Board include her extensive experience serving as a board member and as an executive across Fortune-25, mid-sized and start-up companies.
Kathryn Cavanaugh has served as a member of our Board since January 2022 and previously served on the CPSR board of directors from July 7, 2020 to January 2022. Since January 2019, Ms. Cavanaugh has served as the Managing Partner of Capstar Ventures LLC, an early stage venture capital firm that invests in the next generation of innovative consumer companies. From April 2016 to December 2018, Ms. Cavanaugh was a Partner at Grace Beauty Capital where she advised and invested in early stage companies in the consumer and retail sectors, including Rothy’s, Inc., Parachute Home, Inc., Primary Kids, Inc., Supergoop!, LLC, MM.LaFleur, Inc., ThirdLove (MeCommerce, Inc.), Vengo, Inc., and Pixlee, Inc. From April 2015 to March 2016, Ms. Cavanaugh served as Director of Franchise Growth Strategy, Sales and Operations, and from March 2013 to February 2014 as a Board Director, for The Bar Method, Inc. From October 2011 to February 2014, Ms. Cavanaugh served as Vice President of Talent for Mainsail Partners, a growth equity firm. From September 2005 to June 2010, Ms. Cavanaugh worked at De Novo Ventures, an early stage healthcare venture capital firm, where she evaluated, executed and supported more than $350 million of equity investments in medical device, biotech and diagnostic companies. Ms. Cavanaugh received a Master of Business Administration from Harvard Business School in 2005 and Bachelor of Science degrees in Chemical Engineering and Biochemistry from the University of Notre Dame in 1997. We believe Ms. Cavanaugh is well qualified to serve on our Board based on her extensive leadership and business experience, including her management positions and investment management background in the healthcare and consumer sectors.
Paul Fonteyne has served as a member of our Board since January 2022 and previously served as a member of the Gelesis, Inc. board of directors from May 2018 to January 2022. Mr. Fonteyne has more than 30 years of experience in the biopharmaceutical industry. Mr. Fonteyne is the retired Chairman and CEO and of Boehringer-Ingelheim USA, or BI, where he served in leadership roles both in the US and globally for 15 years. He was President and CEO of BI from November of 2011, and subsequently its Chairman, until he retired January 2019. During this time, he led teams that grew BI’s sales and earnings several fold in the USA and participated in acquisitions and divestitures that led to a significantly greater focus of BI’s portfolio of companies in the US in two main segments of Animal Health and Human Pharmaceuticals. During his 30+ years in the pharmaceutical industry Mr. Fonteyne also held commercial leadership roles at Merck and Co. Inc. for 9 years, and Abbott Laboratories for 8 years. He has served on the board of PhRMA, chaired the National Pharmaceutical Council, served as Chair of an American cancer Society initiative for New England (CEOs against Cancer). Prior to its reverse merger with Adicet Bio, he served on the board of ResTORbio Inc (chair of the compensation Committee). Previously, he was on the board of a specialty pharmaceutical company: AMAG (sale to Apollo backed Covis in November 2020). He also serves on the board of several public and private clinical stage biotechnology companies including DalCor (Chairman), Amylyx, and Apellis (APLS), a device company, Ypsomed AG (YPS), and an Animal Health Company, Covetrus (CVET). Mr. Fonteyne received his M.B.A. from Carnegie-Mellon University and his MS in Chemical Engineering from the Polytechnic School at the University of Brussels. We believe Mr. Fonteyne’s qualifications to serve on our Board include his extensive experience in the biopharmaceutical industry, as well as serving as a board member of companies in the biopharmaceutical industry.
Raju Kucherlapati has served as a member of our Board since January 2022 and previously served as a member of the Gelesis, Inc. board of directors from January 2016 to January 2022. Dr. Kucherlapati has also served as a member of the board of PureTech, Inc. since 2014. Dr. Kucherlapati has served as the Paul C. Cabot Professor of Genetics and Professor of Medicine at Harvard Medical School since September 2001. Dr. Kucherlapati was a founder and, from 1993 to 2005, a board member of Abgenix, a board member of Cell Genesys from 1988 to 1992 and a board member of Millennium Pharmaceuticals from 1993 to 2007. Dr. Kucherlapati was the first scientific director of the Harvard-Partners Center for Genetics and Genomics, a position he held from 2001 to 2008. Dr. Kucherlapati was elected as a fellow of the American Association for the Advancement of Science and has been a member of the National Academy of Medicine since 2008. Dr. Kucherlapati was named a member of the presidential commission for the study of bioethical issues during the Obama administration. Dr. Kucherlapati’s laboratory at Harvard Medical School is involved in cloning many human disease genes with a focus on human syndromes with significant cardiovascular involvement, use of genetic/genomic approaches to understand the biology of cancer and the generation and characterization of genetically modified mouse models for cancer and other human disorders. His laboratory was a part of the Human Genome Project that was responsible for mapping and sequencing the human genome. Dr. Kucherlapati developed methods for modifying mammalian genes that lead to gene targeting in mice. He has developed many mouse models for human disease, including a large set of models for human colorectal cancer. His laboratory was a part of The Cancer Genome Atlas program that uses genetic/genomic approaches to understand the biology of cancer. He is a promoter of personalized/ precision medicine. Dr. Kucherlapati served on the editorial board of the New England Journal of Medicine and was editor-in-chief of the journal Genomics. Dr. Kucherlapati received his PhD from the University of Illinois. He trained at Yale and has held faculty positions at Princeton University, University of Illinois College of Medicine and the Albert Einstein College of Medicine prior to his appointment at Harvard. We believe Dr. Kucherlapati’s qualifications to serve on our Board include his experience in medicine and research and extensive experience founding and serving on boards of multi-billion-dollar companies.
Corporate Governance
We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders and complies with the rules and regulations applicable to a publicly listed company. Notable features of our corporate governance structure include:
•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the consummation of the Business

Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•
we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

Board Composition
In the Business Combination Agreement, CPSR and Legacy Gelesis agreed that following consummation of the Business Combination, our Board would consist of nine members comprised of (i) seven (7) individuals designated by Legacy Gelesis and (ii) (x) in the event that Available Cash equals or exceeds $200 million, two (2) individuals designated by the Sponsor, or (y) in the event that Available Cash is less than $200 million, one (1) individual designated by the Sponsor, and one (1) individual mutually agreed upon by Legacy Gelesis and the Sponsor. As of the date of this prospectus, there are eight members of our Board, including two nominees designated by the Sponsor, leaving one vacancy to be filled by an individual to be designated by Legacy Gelesis. Our Board will identify a candidate to fill the remaining directorship to ensure that our Board as a whole both reflects the governance construct originally agreed to pursuant to the Business Combination Agreement and provides the appropriate mix and diversity of skills, experience, and credentials to position our Board to advance shareholders’ interests.
Director Independence
The rules of the NYSE require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. We undertook a review of the independence of the individuals named above and have determined that each, other than Yishai Zohar, qualify as an independent director under applicable SEC rules and NYSE listing standards.
Role of Our Board in Risk Oversight
One of the key functions of our Board is the informed oversight of our risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through our board of directors as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Our Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Under their respective charters, our audit committee must be composed of at least three independent directors and our compensation committee and our nominating and corporate governance committee must each be composed of at least two (2) independent directors.
Audit Committee
The members of our Board’s audit committee currently include of Alison Bauerlein, Raju Kucherlapati and Dominic Perks. Ms. Bauerlein currently serves as the chairperson of the audit committee. Under the

NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors.
The Board determined that each of the members of the audit committee meet the independence requirements under NTSE and SEC rules and is financially literate, and Ms. Bauerlein qualifies as an “audit committee financial expert” as defined in SEC rules.
Compensation Committee
The members of our Board’s compensation committee currently include Kathryn Cavanaugh, Raju Kucherlapati and Jane Wildman, all of whom are be independent directors. Ms. Wildman currently serves as the chairperson of the compensation committee.
Nominating and Corporate Governance Committee
The members of our Board’s nominating and corporate governance committee currently include Clayton Christopher and Paul Fonteyne. Mr. Christopher currently serves as the chairperson of the nominating and corporate governance committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.gelesis.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been an officer or employee of either company. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.
Director Compensation
Our compensation committee will determine the annual compensation to be paid to the members of our Board.
Executive Compensation
We intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success of. The executive compensation program may include an executive compensation plan for which we would seek stockholder approval following the consummation of the Business Combination.
Decisions on the executive compensation program will be made by the compensation committee or our Board.

EXECUTIVE AND DIRECTOR COMPENSATION
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “Gelesis”, generally refer to Gelesis prior to the Business Combination and to Gelesis Holdings, Inc. following the Business Combination.
Executive Compensation and Director Compensation — CPSR
In March 2020, the Sponsor transferred 15,000 Founders Shares to each of Kathryn Cavanaugh and John Ghiselli and 22,500 Founders Shares to James Whittenburg, each CPSR’s independent directors. On July 1, 2020, CPSR effected a stock dividend of 1,150,000 shares of CPSR Class B Common Stock, resulting in each of Ms. Cavanaugh and Mr. Ghiselli holding 18,000 shares of CPSR Class B Common Stock and Mr. Whittenburg holding 27,000 shares of CPSR Class B Common Stock.
None of CPSR’s executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CPSR’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or CPSR’s or their affiliates. Any such payments prior to the Business Combination were made from funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, were paid by the company to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.
Executive Compensation — Gelesis
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “Gelesis”, generally refer to Legacy Gelesis prior to the Business Combination and to Gelesis Holdings, Inc. following the Business Combination.
Executive Compensation
We have the option and have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.
This section discusses the material components of the executive compensation program offered to our principal executive officer and the two most highly compensated executive officers other than the principal executive officer who will serve as our executive officers following the consummation of the Business Combination, whom we refer to as our “named executive officers”, or “NEOs”. Legacy Gelesis’ named executive officers in fiscal 2021 were as follows:
•
Yishai Zohar, our President, Chief Executive Officer, Class III Director and Co-Inventor;

•
David Abraham, our General Counsel, Chief Compliance Officer and Corporate Secretary; and

•
Elliot Maltz, our Chief Financial Officer and Treasurer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations retarding future compensation programs. Actual compensation programs that we adopt following the Closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

Executive Compensation Overview
Compensation Philosophy
Our executive compensation program has been designed to reinforce a strong link between pay and performance in order to: (i) attract leading talent; (ii) retain and motivate top performers; (iii) promote and pay for performance culture with an emphasis on variable compensation. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require.
Compensation Elements
The compensation for Gelesis’ named executive officers primarily consists of the following:
Compensation Element	Purpose
Base Salary	To provide stable and competitive income
Annual Incentives	To motivate and reward short-term behaviors, actions and results that drive long-term value creation.
Equity Compensation	To encourage executives to maximize long-term shareholder value (provided in the form of options)
To accomplish both its short-term and long-term objectives, the compensation program emphasizes pay- for-performance, with two variable components. These variable components include annual and long-term incentives which are used to align each component of incentive compensation with Gelesis’ short and long-term business objectives.
2021 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to Gelesis’ named executive officers for services rendered to Gelesis in all capacities during the fiscal years ended December 31, 2021 and December 31, 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Yishai Zohar, President, Chief Executive Officer, Class III Director and Co-Inventor	2021	412,000	3,211,500	267,802	10,150	3,901,452
	2020	400,000	2,517,231	390,000	9,975	3,317,206
David Abraham,(4) General Counsel, Chief Compliance Officer and Corporate Secretary	2021	132,613	1,311,057	68,873	293,241	1,805,784
Elliot Maltz, Chief Financial Officer and Treasurer	2021	304,078	998,267	172,028	10,150	1,484,523
	2020	250,000	691,781	128,438	9,975	1,080,193

(1)
The amounts shown reflect the grant date fair value of option awards granted during 2021 or 2020. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to Gelesis’ audited consolidated financial statements that are included elsewhere in this prospectus. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or exercise of the applicable option awards, or subsequent sale of shares of common stock received pursuant to the exercise of such option awards.

(2)
Amounts shown represent discretionary performance-based bonuses earned for services performed during the fiscal years ended December 31, 2021 and December 31, 2020. Although such performance-based bonuses are typically paid in cash, in an effort to preserve Gelesis’ cash 100% of each NEO’s performance-based bonus for the fiscal year ended December 31, 2021 will be paid in the form of RSUs which will vest in full in February 2023 subject to such NEO’s continued service relationship with us through such date. Each such RSU award will accelerate in full upon a “sale event” (as defined in our 2021 Stock Option and Incentive Plan, or our 2021 Plan).

(3)
For 2021, amounts shown represent (i) $10,150 in employer matching contributions under our 401(k) plan for each of Messrs. Zohar and Maltz and $4,641 in employer matching contributions under our 401(k) plan for Mr. Abraham, and(ii) $288,600 in consulting fees earned by Mr. Abraham prior to his commencement of employment with us as a full time employee.

(4)
Mr. Abraham’s annualized base salary for 2021 reflects the salary earned in 2021 based on his commencement of employment with us on August 1, 2021. Mr. Abraham’s 2021 bonus was pro-rated to reflect his partial year of employment.

Narrative Disclosure to the Summary Compensation Table
Base Salaries
The base salary component of compensation reflects the level of responsibility within Gelesis and is compared to similar positions in comparable companies in the biotechnology/pharmaceutical industry. For 2021, the annual base salaries of each of Mr. Zohar and Mr. Abraham were equal to $412,000 and $318,270, respectively, and Mr. Abraham’s base salary was pro-rated based on his commencement of employment with us on August 1, 2021. For 2021, the base salary for Mr. Maltz was initially equal to $280,000, and was increased to $318,270 effective May 14, 2021.
Annual Performance-Based Cash Bonuses
Each of our NEOs is eligible to earn a discretionary annual cash incentive bonus based on achievement of specified company and individual performance criteria established by the Gelesis board of directors in its discretion. For 2021, Mr. Zohar’s target annual bonus was equal to 50% of his annual base salary, Mr. Abraham’s target annual bonus was equal to 35% of his annual base salary, and Mr. Maltz’s target annual bonus was initially equal to 35% of his annual base salary and, effective May 14, 2021, was increased to 40% of his annual base salary.
In addition, in January 2021, our Board determined to provide each of Mr. Zohar and Mr. Maltz with the opportunity to earn additional one-time special bonuses upon achievement of specified stretch performance criteria. For each of Mr. Zohar and Mr. Maltz, the maximum potential payout of such special bonus is equal to 50% and 29%, respectively, of such named executive officer’s annual base salary.
Equity Compensation
Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.
Employment Agreements
Effective upon the Closing of the Business Combination, we entered into employment agreements with each of Yishai Zohar and Elliot Maltz that supersede and replace each of their prior employment agreements, set forth the current terms and conditions of their employment and provide for specified payments and benefits in connection with a termination of employment in certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that a NEO’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate because they encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The employment agreements with our NEOs require the named executive officers to execute a separation agreement containing a general release of claims in favor of us to receive any severance payments and benefits. The material terms of each NEO’s employment agreement are summarized below.
Employment Agreement with Yishai Zohar
We entered into an employment agreement with Yishai Zohar, dated July 16, 2021, which became effective upon the Closing of the Business Combination and pursuant to which we will continue to employ Mr. Zohar as our Chief Executive Officer on an “at will” basis. Mr. Zohar’s employment agreement provides that his initial annual base salary will be $412,000 per year, subject to periodic increases at Gelesis’ discretion. In addition, the employment agreement provides that Mr. Zohar is eligible to receive an annual performance bonus targeted at fifty percent (50%) of his annual base salary.
Pursuant to the employment agreement, in the event of a termination of Mr. Zohar’s employment by Gelesis without “cause” (as defined in the employment agreement) or by his resignation for “good reason”(as defined in the employment agreement), subject to Mr. Zohar’s execution of a release of claims in favor of Gelesis and its affiliates, Mr. Zohar is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to COBRA health continuation, monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to Mr. Zohar if he had remained employed by Gelesis until the earliest of (A) the twelve month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. In addition, in the event of a termination of Mr. Zohar’s employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in the employment agreement), subject to Mr. Zohar’s execution of a release of claims in favor of Gelesis and its affiliates, all unvested stock options and other stock-based awards held by Mr. Zohar will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.
Employment Arrangement with David Abraham
We currently employ David Abraham as our General Counsel, Chief Compliance Officer and Corporate Secretary on an “at will” basis, but have not entered into a written employment agreement with Mr. Abraham. Mr. Abraham’s initial annual base salary was $318,270 per year and Mr. Abraham is eligible to receive an annual performance bonus targeted at thirty-five percent (35%) of his annual base salary.
Prior to Mr. Abraham’s commencement of employment with us as our General Counsel, Chief Compliance Officer and Corporate Secretary, Mr. Abraham provided legal and risk management services pursuant to a consulting agreement, dated March 16, 2020, and was compensated at a rate of $300 per hour for his consulting services.
Employment Agreement with Elliot Maltz
We entered into an employment agreement with Elliot Maltz, dated July 19, 2021, which became effective upon the Closing of the Business Combination pursuant to which we will continue to employ Mr. Maltz as our Chief Financial Officer on an “at will” basis. Mr. Maltz’ employment agreement provides that his initial annual base salary will be $318,270 per year, subject to periodic increases at Gelesis’ discretion. In addition, the employment agreement provides that Mr. Maltz is eligible to receive an annual performance bonus targeted at forty percent (40%) of his annual base salary.
Pursuant to the employment agreement, in the event of a termination of Mr. Maltz’ employment by Gelesis without “cause” (as defined in the employment agreement) or by his resignation for “good reason” (as defined in the employment agreement), subject to Mr. Maltz’ execution of a release of claims in favor of

Gelesis and its affiliates, Mr. Maltz is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to COBRA health continuation, monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to Mr. Maltz if he had remained employed by Gelesis until the earliest of (A) the twelve month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. In addition, in the event of a termination of Mr. Maltz’ employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in the employment agreement), subject to Mr. Maltz’ execution of a release of claims in favor of Gelesis and its affiliates, all unvested stock options and other stock-based awards held by Mr. Maltz will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of Gelesis’ named executive officers as of December 31, 2021 The table reflects both vested and unvested option awards.

	Option Awards(1)(2)					Stock Awards
	Number of Securities Underlying		Number of Securities Underlying			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Vesting Commencement Date	Unexercised Options (#) Exercisable	Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Yishai Zohar, President,Chief Executive Officer Class III Director, and Co-Inventor .	1/27/2011	129,377	—	1.48	6/25/2022
	8/29/2014	170,164	—	8.07	8/29/2024
	9/29/2014	1,746	—	10.51	2/16/2025
	4/1/2016	150,691	—	10.51	9/7/2026
	5/8/2017	30,000	—	10.51	6/15/2027
	7/17/2018	175,000	—	10.51	7/17/2028
	7/15/2020	166,778	233,250	11.03	7/15/2030
						150,000(4)	3,349,500
David Abraham, General Counsel, Chief Compliance Officer, and Corporate Secretary	12/9/2020(5)	50,401	40,320	4.26	12/9/2030
	8/1/2021		267,681	9.46	10/0/2031

Elliot Maltz, Chief Financial Officer and Treasurer	3/25/2014	25,601	—	8.07	8/29/2024
	3/25/2014	262	—	10.51	2/16/2025
	3/26/2017	40,000	—	10.51	6/15/2027
	7/17/2018	20,000	—	10.51	7/17/2028
	7/15/2020	45,806	64,129	11.03	7/15/2030
	5/14/2021	—	83,913	14.41	6/3/2031

(1)
Each of the outstanding option awards in the table above with an expiration date prior to September 2026 was granted pursuant to our 2006 Stock Incentive Plan, or our 2006 Plan. Each of the outstanding option awards in the table above with an expiration date in or after September 2026 was granted pursuant to our 2016 Stock Option and Grant Plan, or our 2016 Plan.

(2)
Except as noted below, each of the outstanding option awards in the table above vests over three years, with one-third of the option shares vesting on the one-year anniversary of the applicable vesting commencement date, and two-thirds of the option shares vesting in equal quarterly installments thereafter, in each case subject to the NEO’s continued service relationship with us.

(3)
Based on the fair market value of underlying shares of common stock of Legacy Gelesis as of December 31, 2021 of $22.33 per share, as determined by an independent third-party valuation.

(4)
Represents restricted stock units granted pursuant to our 2016 Plan, which subject to (i) Mr. Zohar’s continued service relationship with us through November 9, 2022 and (ii) the filing of a Form S-8 with respect to the shares of stock underlying the restricted stock units or the consummation of a “sale event” (as defined in our 2016 Plan, excluding the Closing of the Business Combination), in each case subject to Mr. Zohar’s continued service relationship with us through such date.
(5)
This option award vests over three years, with one-third of the option shares vesting on the vesting commencement date, and two-thirds of the option shares vesting in equal quarterly installments thereafter, in each case subject to Mr. Abraham’s continued service relationship with us.

401(k) Plan
Gelesis maintains a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Gelesis 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, Gelesis will make a safe harbor matching contribution equal to 100% of each participant’s contributions up to 1% of the participant’s compensation, and 50% of each participant’s contributions that exceed 1% but are less than 6% of the participant’s compensation. In addition, Gelesis may make discretionary profit sharing contributions, as determined by management. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Employee Benefits
Our named executive officers are eligible to participate in the Gelesis employee benefit plans, including Gelesis medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. Gelesis also maintains a 401(k) plan for the benefit of its eligible employees, including our named executive officers, as discussed in the section above entitled “— 401(k) plan.”
Director Compensation — Gelesis
The following table presents the total compensation earned and paid to the non-employee members of the Legacy Gelesis board during fiscal year 2021 who will serve as a director of Gelesis following the Business Combination. Yishai Zohar, our Chief Executive Officer, did not receive any compensation for his service as a member of the Legacy Gelesis board during 2021. Mr. Zohar’s compensation for service as an employee for fiscal year 2021 is presented above under the heading “— 2021 Summary Compensation Table.” In addition, we reimburse non-employee members of our Board for reasonable travel expenses, and for out-of-pocket costs incurred in attending meetings of our Board or events attended on behalf of the Company.
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Paul Fonteyne	35,000	137,714	172,714
Jane Wildman	32,741	363,323	396,064
Alison Bauerlein	2,948	440,569	443,517

(1)
Amounts represent cash compensation earned during fiscal 2021 for services rendered by each member of the board of directors.

(2)
The amounts shown reflect the grant date fair value of option awards granted during 2021. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to Gelesis’ audited consolidated financial statements that are included elsewhere in this prospectus. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or exercise of the applicable option awards, or subsequent sale of shares of common stock received pursuant to the exercise of such option awards.
Non-Employee Director Compensation Policy
Following the consummation of the Business Combination, Gelesis will consider the adoption of a new policy to govern compensation of its non-employee directors. The new policy, if adopted, would be designed to enable Gelesis to attract and retain, on a long-term basis, highly qualified non-employee directors by providing competitive compensation and aligning their interests with the interests of stockholders through equity awards. It is anticipated that the new policy will provide for annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service, and Gelesis equity grants which may be granted following the Closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•
each person who is known to be the beneficial owner of more than 5% of our voting shares;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days. Shares subject to options that are currently exercisable or exercisable within 60 days of June 7, 2022 are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of Gelesis Holdings is 501 Boylston Street, Suite 6102, Boston, MA 02116. The percentage of beneficial ownership is calculated based on 72,437,647 shares of Common Stock outstanding as of June 7, 2022.
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Officers:
Yishai Zohar(1)	2,859,280	3.8%
David Pass(2)	1,166,316	1.6%
Elliot Maltz(3)	485,031	*
Harry L. Leider(4)	687,251	*
Elaine Chiquette(5)	677,747	*
Alessandro Sannino(6)	2,161,843	2.9%
David Abraham(7)	149,706	*
Raju Kucherlapati	15,000	*
Dominic Perks	—
Alison Bauerlein(8)	46,084	*
Jane Wildman(9)	69,120	*
Kathryn Cavanaugh	12,825	*
Paul Fonteyne(10)	192,238	*
Clayton Christopher(11)	1,213,498	1.7%
All Directors and Executive Officers as a group (13 individuals)	9,708,114	12.1%
Five Percent Holders:
PureTech Health LLC(12)	17,099,310	23.5%
SSD2 LLC and affiliated entities(13)	13,405,732	18.1%
HPSO SPV Limited(14)	12,181,993	16.8%
Pacific Investment Management Company LLC(15)	9,823,876	12.9%
CMS Medical Venture Investment (HK) Limited(16)	4,501,770	6.2%
R. Steven Hicks(17)	4,232,391	5.6%

*
Less than one percent.

(1)
Consists of 465,121 shares of Common Stock and options to purchase up to 2,394,159 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(2)
Consists of options to purchase up to 1,166,316 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(3)
Consists of options to purchase up to 485,031 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(4)
Consists of options to purchase up to 687,251 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(5)
Consists of options to purchase up to 677,747 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(6)
Consists of 138,177 shares of Common Stock issued to Mr. Sannino, 623,727 shares of Common Stock issued to One S.r.l. (“One”), an entity in which our subsidiary, Gelesis, Inc., holds a 10% equity interest, options to purchase up to 425,733 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022 issued to Mr. Sannino and warrants to purchase up to 974,206 shares of Common Stock issued to Mr. Sannino. Mr. Sannino is a co-founder of One and may be deemed to have shared beneficial ownership of the shares held directly by One. Mr. Sannino disclaims beneficial ownership over the shares beneficially owned by One, except to the extent of any pecuniary interest.

(7)
Consists of options to purchase up to 149,706 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(8)
Consists of options to purchase up to 46,084 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(9)
Consists of options to purchase up to 69,120 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(10)
Consists of options to purchase 192,238 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022.

(11)
Consists of 461,498 shares of Common Stock and warrants to purchase up to 752,000 shares of Common.

(12)
Consists of 17,099,310 shares of Common Stock, including 1,500,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by PureTech Health LLC in the PIPE Financing and 1,818,645 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock to PureTech Health LLC in connection with the Backstop Agreement, warrants to purchase up to 216,208 shares of Common Stock and options to purchase up to 155,520 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022. Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Dr. Bharatt Chowrira, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar-Shaw, Dame Marjorie Scardino, Mr. Christopher Viehbacher, Ms. Daphne Zohar and Ms. Sharon Barber-Lui. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, Massachusetts 02210.

(13)
Consists of 13,405,732 shares of Common Stock, including 1,200,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by KLP Enterprises LLC in the PIPE Financing and 909,322 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock issued to SSD2 LLC in connection with the Backstop Agreement, warrants to purchase up to 1,297,266 shares of Common Stock and options to purchase up to 51,840 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022 issued to SSD2 LLC. Elon S. Boms and Andrew D. Wingate are co-managers of Bomsmaster LLC, which is the sole member of SSD2 LLC. Bomsmaster LLC is controlled by KLP Enterprises LLC. Mr. Wingate is the sole manager of KLP Enterprises LLC. Bomsmaster LLC, KLP Enterprises LLC, Mr. Boms and Mr. Wingate may each be deemed to share voting and dispositive power over the shares. Each of them disclaims beneficial ownership over the shares, except to the extent of any pecuniary interest therein. The address for each of these persons is 195 Church Street, 15th Floor, New Haven, Connecticut 06510. SSD2 LLC and the KLP Enterprises

LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, comprised of the SSD2 LLC and the KLP Enterprises LLC.
(14)
Consists of 12,181,993 shares of Common Stock held by HPSO SPV Limited (“HPSO SPV”). HPSO SPV, organized as a Guernsey limited company, is a wholly owned subsidiary of HP Special Opportunities Fund I LP, which is managed by Hambro Perks Asset Management Limited, a Guernsey limited company (the “Manager”). The Manager exercises exclusive voting and dispositive power over the shares held by HPSO SPV. The Manager disclaims beneficial ownership of these shares except to the extent of its pecuniary interest in HPSO SPV. The business address of HPSO SPV and of the Manager is Sarnia House, Le Truchot, St. Peter Port, Guernsey GY1 4NA. Dominic Perks, a member of our Board, is the founder and Chief Executive Officer of Hambro Perks Limited, which is the limited partner of HP Special Opportunities Fund I LP, which in turn, owns 100% of the shares of HPSO SPV. Mr. Perks disclaims beneficial ownership interest of the securities held by HP Special Opportunities Fund I LP and HPSO SPV except to the extent of his pecuniary interest therein, if any.

(15)
Consists of (i) 1,281,938 shares of Common Stock held by GCCU VI LLC (“GCCU”) and 1,281,938 shares of Common Stock held by TOCU XXIX LLC (“TOCU”); (ii) 1,880,000 shares issuable upon exercise of the Private Placement Warrants held by GCCU and 1,880,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants held by TOCU; and (iii) 1,750,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by GCCU in the PIPE Financing and 1,750,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by TOCU in the PIPE Financing. GCCU and TOCU are private funds of which Pacific Investment Management Company LLC (“PIMCO”) is the investment adviser. PIMCO Global Credit Opportunity Master Fund LDC (“PIMCO Global”) is the member manager of GCCU and PIMCO Tactical Opportunity Master Fund LDC (“PIMCO Tactical”) is the member manager of TOCU. GCCU and TOCU hold the securities reported herein for the benefit of their respective investors, in their respective investment advisory accounts managed by PIMCO, and each such fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that it holds. Michelle Wilson-Clarke and Julie O’Hara, who are directors of PIMCO Global and PIMCO Tactical, share voting and investment discretion with respect to the securities held of record by GCCU and TOCU and may be deemed to have shared beneficial ownership of the securities held directly by TOCU and GCCU. The address of GCCU and TOCU is Windward 3, Regatta Office Park, West Bay Road, PO Box 30872, Grand Cayman KY1-1204, Cayman Islands.

(16)
Consists of 4,501,770 shares of Common Stock held by CMS Medical Venture Investment (HK) Limited (“CMS HK”). CMS HK is a wholly owned subsidiary of China Medical System Holdings Limited (“CMS”). Each of CMS HK and CMS is deemed to be the beneficial owner with shared dispositive and voting power with respect to the shares of Common Stock held by CMS HK. The principal business address of CMS HK and CMS is Unit 2106, 21/F, Island Place Tower, 510 King’s Road, North Point, Hong Kong, China.

(17)
Consists of 1,224,391 shares of Common Stock and warrants to purchase up to 3,008,000 shares of Common Stock.

SELLING SECURITYHOLDERS
This prospectus relates to:
•
the resale of 9,000,000 PIPE Shares;

•
the resale of 2,727,967 Backstop Shares;

•
the resale of 4,916,250 Founder Shares held by the Sponsor and its members;

•
the resale of 54,990,973 shares of Common Stock issued to Gelesis, Inc. holders at the consummation of the Business Combination;

•
the resale of 7,520,000 shares of Common Stock underlying the Private Placement Warrants, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption;

•
the resale of 13,800,000 shares of Common Stock underlying the Public Warrants, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of January 13, 2027 or redemption;

•
the resale of 3,013,365 shares of Common Stock underlying the Rollover Warrants, 1,353,062 of which are exercisable at an exercise price of $4.26 and expire on October 21, 2030 and 1,660,303 of which are exercisable at an exercise price of $0.02 and expire on February 15, 2025;

•
the resale of up to 13,405,709 shares of Common Stock issuable upon exercise of the Rollover Options;

•
the resale of up to 23,482,845 Earnout Shares; and

•
the resale of 24,333,365 Warrants.

The above includes: (i) 11,710,240 shares of Common Stock issued to Legacy Gelesis shareholders at the consummation of the Business Combination, (ii) 525,685 Rollover Warrants and 525,685 shares of Common Stock underlying the Rollover Warrants, (iii) 13,800,000 Public Warrants and 13,800,000 shares of Common Stock underlying the Public Warrants, (iv) 2,864,278 shares of Common Stock issuable upon exercise of Rollover Options and (v) 4,986,795 Earnout shares, which may be offered by unnamed Selling Securityholders
The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of Common Stock reserved for issuance upon the exercise of options to purchase Common Stock and the settlement of restricted stock units covered by this prospectus, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock or Warrants, other than through a public sale. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 72,437,647 shares of Common Stock outstanding as of June 7, 2022.
The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in this Offering	Securities Beneficially Owned After the Offered Securities are Sold
Name of Selling Securityholder	Number of Shares of Common Stock	Number of Warrants Being Offered	Number of Shares of Common Stock and Warrants	Number of shares of Common Stock and Warrants	%
Alessandro Sannino(1)	2,043,343	974,206	2,043,343	—	—
Circle Alternative Investments LLC(2)	1,109,896	—	1,109,896	—	—
CMS Medical Venture Investment (HK) Limited(3)	5,487,783	—	5,487,783	—	—
David A. Pass(4)	1,733,709	—	1,733,709	—	—
DNCA Invest(5)	1,300,000	—	1,300,000	—	—
Elaine Chiquette(6)	963,163	—	963,163	—	—
Pacific Investment Management Company LLC(7)	9,823,876	3,760,000	9,823,876	—	—
General Mills Sales, Inc.(8)	764,603	—	764,603	—	—
Harry Leider(9)	963,167	—	963,167	—	—
Hercules Capital, Inc.(10)	2,279,804	—	2,279,804	—	—
HPSO SPV Limited(11)	16,183,498	—	16,183,498	—	—
SSD2 LLC and affiliated entities(12)	17,116,336	1,297,266	17,116,336	—	—
One Srl.(13)	828,603	—	828,603	—	—
PureTech Health LLC(14)	21,625,932	216,208	21,625,932	—	—
Yishai Zohar(15)	4,774,159	—	4,774,159	—	—
R. Steven Hicks(16)	4,232,391	3,008,000	4,232,391	—	—
Clayton Christopher(17)	1,213,498	752,000	1,213,498	—	—
John LaMattina and Mary LaMattina(18)	573,989		573,989	—	—
Benjamin Hanson(19)	230,749	—	230,749	—	—
Rodrigo de la Torre(20)	184,599	—	184,599	—	—
John Ghiselli(21)	106,095	—	106,095	—	—
Brandon Hicks(22)	56,975	—	56,975	—	—
Shannon Hicks(23)	56,975	—	56,975	—	—
Peter Hutt(24)	66,866	—	66,866	—	—
James Whittenburg(25)	19,238	—	19,238	—	—
Kathryn Cavanaugh(26)	12,825	—	12,825	—	—
James Hill(27)	136,521	—	136,521	—	—
Caroline Apovian(28)	139,003	—	139,003	—	—
Christian Demitri(29)	94,780	—	94,780	—	—
Cosimo Saponaro(30)	235,548	—	235,548	—	—
Barry Hand(31)	385,254	—	385,254	—	—
Ali Bauerlein(32)	137,737	—	137,737	—	—
Angela Barile(33)	137,736	—	137,736	—	—
Arne Astrup(34)	275,474	—	275,474	—	—
Cristie Pellegrin(35)	34,434	—	34,434	—	—
David Abraham(36)	476,128	—	476,128	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in this Offering	Securities Beneficially Owned After the Offered Securities are Sold
Name of Selling Securityholder	Number of Shares of Common Stock	Number of Warrants Being Offered	Number of Shares of Common Stock and Warrants	Number of shares of Common Stock and Warrants	%
Denise Zeitler(37)	25,823	—	25,823	—	—
Derek Cutler(38)	103,302	—	103,302	—	—
Elliot Maltz(39)	963,163	—	963,163	—	—
Giovanni Abbate(40)	152,626	—	152,626	—	—
Jane Wildman(41)	137,736	—	137,736	—	—
Jay Burke(42)	137,736	—	137,736	—	—
Jeff Kagy(43)	146,343	—	146,343	—	—
Jennifer Brown(44)	34,434	—	34,434	—	—
Jennifer Gilbert(45)	34,434	—	34,434	—	—
Kee Jen Daliere(46)	34,434	—	34,434	—	—
Joy Bauer(47)	80,418	—	80,418	—	—
Julianna Kim(48)	10,329	—	10,329	—	—
Lance Tyler(49)	385,267	—	385,267	—	—
Lesley Cannon(50)	34,434	—	34,434	—	—
Maria Rescigno(51)	51,648	—	51,648	—	—
Nick Smith(52)	34,434	—	34,434	—	—
Paul Fonteyne(53)	292,687	—	292,687	—	—
Rob Perez(54)	51,651	—	51,651	—	—
Susan Fiedler(55)	34,430	—	34,430	—	—
Valerie Colletta(56)	172,171	—	172,171	—	—
Wenlie Zhou(57)	144,622	—	144,622	—	—
Yverre Bobay(58)	103,302	—	103,302	—	—
Unnamed Selling Securityholders(59)	33,886,998	14,325,685	33,886,998

(1)
Consists of (i) 138,177 shares of Common Stock, (ii) 425,733 shares issuable upon exercise of the options, (iii) 974,206 shares issuable upon exercise of the Private Placement Warrants, and (vi) 505,227 Earnout Shares.

(2)
Consists of (i) 835,465 shares of Common Stock and (ii) 274,431 Earnout Shares.

(3)
Consists of (i) 3,001,770 shares of Common Stock, (ii) 986,013 Earnout Shares, and (iii) 1,500,000 PIPE Shares. CMS Medical Venture Investment (HK) Limited (“CMS HK”) is a wholly owned subsidiary of China Medical System Holdings Limited (“CMS”). Each of CMS HK and CMS is deemed to be the beneficial owner with shared dispositive and voting power with respect to the shares of Common Stock held by CMS HK. The principal business address of CMS HK and CMS is Unit 2106, 21/F, Island Place Tower, 510 King’s Road, North Point, Hong Kong, China.

(4)
Consists of (i) 1,305,036 shares issuable upon exercise of the options and (ii) 428,673 Earnout Shares.

(5)
Consists of 1,300,000 PIPE Shares.

(6)
Consists of (i) 725,017 shares issuable upon exercise of the options and (ii) 238,146 Earnout Shares.

(7)
Consists of (i) 1,281,938 shares of Common Stock held by GCCU VI LLC (“GCCU”) and 1,281,938 shares of Common Stock held by TOCU XXIX LLC (“TOCU”); (ii) 1,880,000 shares issuable upon exercise of the Private Placement Warrants held by GCCU and 1,880,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants held by TOCU; and (iii) 1,750,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by GCCU in the PIPE Financing and 1,750,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by TOCU in the PIPE Financing. GCCU and TOCU are private funds of which Pacific Investment Management Company LLC (“PIMCO”) is the investment adviser. PIMCO Global Credit Opportunity Master Fund LDC (“PIMCO Global”) is the member manager of GCCU and PIMCO Tactical Opportunity Master Fund LDC (“PIMCO Tactical”) is the member manager of TOCU. GCCU and TOCU hold the securities reported herein for the benefit of their respective investors, in their respective investment advisory accounts managed by PIMCO, and each such fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that it holds. Michelle Wilson-Clarke and Julie O’Hara, who are directors of PIMCO Global and PIMCO Tactical, share voting and investment discretion with respect to the securities held of record by GCCU and TOCU and may be deemed to have shared beneficial ownership of the securities held directly by TOCU and GCCU. The address of GCCU and TOCU is Windward 3, Regatta Office Park, West Bay Road, PO Box 30872, Grand Cayman KY1-1204, Cayman Islands.
(8)
Consists of (i) 575,522 shares of Common Stock and (ii) 189,051 Earnout Shares held by General Mills Sales, Inc.

(9)
Consists of (i) 725,018 shares issuable upon exercise of the options and (ii) 238,149 Earnout Shares.

(10)
Consists of (i) 1,716,107 shares of Common Stock and (ii) 563,697 Earnout Shares held by Hercules Capital, Inc. (“Hercules”). The address of Hercules is c/o Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

(11)
Consists of (i) 12,181,993 shares of Common Stock and (ii) 4,001,505 Earnout Shares. HP Special Opportunities Fund I LP is the beneficial owner of HPSO SPV Limited (“HPSO”). HP Special Opportunities GP Limited is the General Partner of HP Special Opportunities Fund I LP. HP Special Opportunities GP Limited disclaims beneficial ownership of the Shares held by HPSO, except to the extent of its pecuniary interest therein as General Partner of the beneficial owner of HPSO. The address of HPSO is Sarnia House, Le Truchot, St. Peter Port, Guernsey GY1 4NA.

(12)
Consists of 13,405,732 shares of Common Stock, including (i) 1,200,000 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock purchased by KLP Enterprises LLC in the PIPE Financing, (ii) 909,322 shares of Common Stock issued in exchange for outstanding pre-Closing shares of CPSR Class A Common Stock issued to SSD2 LLC in connection with the Backstop Agreement, (iii) warrants to purchase up to 1,297,266 shares of Common Stock and (iv) options to purchase up to 51,840 shares of Common Stock which have vested or which will vest within 60 days of June 7, 2022 issued to SSD2 LLC. Elon S. Boms and Andrew D. Wingate are co-managers of BomsMaster LLC, which is the sole member of SSD2, LLC. BomsMaster LLC is controlled by KLP Enterprises LLC. Mr. Wingate is the sole manager of KLP Enterprises LLC. SSD2, LLC, BomsMaster LLC, KLP Enterprises LLC, Mr. Boms and Mr. Wingate (collectively, the “KLP Affiliates”) may each be deemed to share voting and dispositive power over the securities. Each of them disclaims beneficial ownership over the shares, except to the extent of any pecuniary interest therein. The principal business address of SSD2, LLC, BomsMaster LLC and Elon S. Boms is 195 Church Street, 15th Floor, New Haven, Connecticut 06510. The principal business address of KLP Enterprises LLC and Andrew D. Wingate is 271 Whitney Avenue, New Haven, Connecticut 06511.

(13)
Consists of (i) 623,727 shares of Common Stock and (ii) 204,876 Earnout Shares.

(14)
Consists of (i) 13,408,937 shares of Common Stock, (ii) 155,520 shares issuable upon exercise of the options, (iii) 216,208 shares issuable upon exercise of the Private Placement Warrants, (vi) 4,526,622 Earnout Shares and (v) 3,318,645 Backstop Purchase Shares. Voting and investment power over the shares held by PureTech Health LLC is exercised by the executive officers and directors of its parent entity, PureTech Health plc. The address of PureTech Health LLC is c/o PureTech Health LLC, 6 Tide Street, Suite 400, Boston, MA 02210.

(15)
Consists of (i) 465,121 shares of Common Stock, (ii) 3,128,592 shares issuable upon exercise of the options and (iii) 1,180,446 Earnout Shares.

(16)
Consists of (i) 1,224,391 shares of Common Stock and (ii) 3,008,000 shares issuable upon exercise of the Private Placement Warrants.

(17)
Consists of (i) 461,498 shares of Common Stock and (ii) 752,000 shares issuable upon exercise of the Private Placement Warrants.

(18)
Consists of (i) 259,366 shares of Common Stock held by John and Mary LaMattina; (ii) 85,669 shares of Common Stock held by John LaMattina; (iii) 87,033 shares of common issuable upon exercise of options held by John LaMattina; (iv) 85,194 Earnout Shares potentially issuable to John and Mary LaMattina; and (v) 56,727 Earnout Shares potentially issuable to John LaMattina.

(19)
Consists of 230,749 shares of Common Stock.

(20)
Consists of 184,599 shares of Common Stock.

(21)
Consists of 106,095 shares of Common Stock.

(22)
Consists of 56,975 shares of Common Stock.

(23)
Consists of 56,975 shares of Common Stock.

(24)
Consists of (i) 37,991 shares of Common Stock, (ii) 12,345 shares issuable upon exercise of options and (iii) 16,530 Earnout Shares.

(25)
Consists of 19,238 shares of Common Stock.

(26)
Consists of 12,825 shares of Common Stock.

(27)
Consists of (i) 790 shares of Common Stock, (ii) 101,978 shares issuable upon exercise of options and (iii) 33,753 Earnout Shares.

(28)
Consists of (i) 458 shares of Common Stock, (ii) 104,180 shares issuable upon exercise of options and (iii) 34,365 Earnout Shares.

(29)
Consists of (i) 458 shares of Common Stock, (ii) 70,889 shares issuable upon exercise of options and (iii) 23,433 Earnout Shares.

(30)
Consists of (i) 458 shares of Common Stock, (ii) 176,854 shares issuable upon exercise of options and (iii) 58,236 Earnout Shares.

(31)
Consists of (i) 419 shares of Common Stock, (ii) 289,585 shares issuable upon exercise of options and (iii) 95,250 Earnout Shares.

(32)
Consists of (i) 103,681 shares issuable upon exercise of options and (ii) 34,056 Earnout Shares.

(33)
Consists of (i) 103,680 shares of Common Stock and (ii) 34,056 Earnout Shares.

(34)
Consists of (i) 207,362 shares of Common Stock and (ii) 68,112 Earnout Shares.

(35)
Consists of (i) 25,920 shares issuable upon exercise of options and (ii) 8,514 Earnout Shares.

(36)
Consists of (i) 358,402 shares issuable upon exercise of options and (ii) 117,726 Earnout Shares.

(37)
Consists of (i) 19,439 shares of Common Stock and (ii) 6,384 Earnout Shares.

(38)
Consists of (i) 77,760 shares of Common Stock and (ii) 25,542 Earnout Shares.

(39)
Consists of (i) 725,017 shares issuable upon exercise of options and (ii) 238,146 Earnout Shares.

(40)
Consists of (i) 114,889 shares issuable upon exercise of options and (ii) 37,737 Earnout Shares.

(41)
Consists of (i) 103,680 shares issuable upon exercise of options and (ii) 34,056 Earnout Shares.

(42)
Consists of (i) 103,680 shares issuable upon exercise of options and (ii) 34,056 Earnout Shares.

(43)
Consists of (i) 110,160 shares issuable upon exercise of options and (ii) 36,183 Earnout Shares.

(44)
Consists of (i) 25,920 shares issuable upon exercise of options and (ii) 8,514 Earnout Shares.

(45)
Consists of (i) 25,920 shares issuable upon exercise of options and (ii) 8,514 Earnout Shares.

(46)
Consists of (i) 25,920 shares issuable upon exercise of options and (ii) 8,514 Earnout Shares.

(47)
Consists of (i) 60,534 shares issuable upon exercise of options and (ii) 19,884 Earnout Shares.

(48)
Consists of (i) 7,776 shares issuable upon exercise of options and (ii) 2,553 Earnout Shares.

(49)
Consists of (i) 290,008 shares issuable upon exercise of options and (ii) 95,259 Earnout Shares.

(50)
Consists of (i) 25,920 shares issuable upon exercise of options and (ii) 8,514 Earnout Shares.

(51)
Consists of (i) 38,880 shares issuable upon exercise of options and (ii) 12,768 Earnout Shares.

(52)
Consists of (i) 25,920 shares of Common Stock and (ii) 8,514 Earnout Shares.

(53)
Consists of (i) 220,318 shares issuable upon exercise of options and (ii) 72,369 Earnout Shares.

(54)
Consists of (i) 38,880 shares issuable upon exercise of options and (ii) 12,771 Earnout Shares.

(55)
Consists of (i) 25,919 shares issuable upon exercise of options and (ii) 8,511 Earnout Shares.

(56)
Consists of (i) 129,601 shares issuable upon exercise of options and (ii) 42,570 Earnout Shares.

(57)
Consists of (i) 108,865 shares issuable upon exercise of options and (ii) 35,757 Earnout Shares.

(58)
Consists of (i) 77,760 shares issuable upon exercise of options and (ii) 25,542 Earnout Shares.

(59)
Consists of (i) 11,710,240 shares of Common Stock issued to Legacy Gelesis shareholders at the consummation of the Business Combination, (ii) 525,685 Rollover Warrants and 525,685 shares of Common Stock underlying the Rollover Warrants, (iii) 13,800,000 Public Warrants and 13,800,000 shares of Common Stock underlying the Public Warrants, (iv) 2,864,278 shares of Common Stock issuable upon exercise of Rollover Options and (v) 4,986,795 Earnout shares, which may be offered by unnamed Selling Securityholders.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a post-effective amendment to the extent required prior to the time of any offer or sale of Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Common Stock or Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Common Stock or Warrants in this offering. See “Plan of Distribution”.
For information regarding transactions between us and the Selling Securityholders, see the section titled “Certain Relationships and Related Person Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Legacy Gelesis Pre-Business Combination
PureTech
In December 2009, Legacy Gelesis entered into a royalty and sublicense income agreement with PureTech under which Legacy Gelesis is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing hydrogel-based products and technology using the intellectual property it licenses from PureTech. The royalty rate is subject to certain downward adjustments in the event Legacy Gelesis is required to pay third parties to obtain a license to intellectual property rights that are necessary for it to develop or commercialize its products. Legacy Gelesis’ obligation to pay royalties to PureTech will terminate upon termination of its license agreement with One.
In June 2019, Legacy Gelesis executed a sublease agreement with PureTech. With respect to the sublease, Legacy Gelesis incurred general and administrative costs for management services provided by PureTech totaling $0.5 million during each of the years ended December 31, 2021 and 2020, respectively. Legacy Gelesis incurred royalty expense of $0.2 million and less than $0.1 million in connection with the PureTech royalty agreement during the years ended December 31, 2021 and 2020, respectively. Legacy Gelesis had outstanding current liabilities to PureTech of $0.1 million and less than $0.1 million at December 31, 2021 and 2020, respectively. With respect to the sublease, the Company incurred lease expense of $0.1 million and $0.2 million during three months ended March 31, 2022. The Company incurred royalty expense of $0.2 million in connection with the PureTech royalty agreement during the three months ended March 31, 2022. The Company had an accounts payable balance to PureTech of $0.3 million as of March 31, 2022.
On December 13, 2021, Legacy Gelesis entered into the Bridge Financing, executing convertible promissory note agreements in the aggregate amount of $27.0 million, including a note agreement in the aggregate amount of $15.0 million payable to PureTech. These convertible promissory notes bore interest at 10.0% and were settled in cash for principal plus accrued interest by the Company on January 19, 2022.
One S.r.l
Consulting Agreement with Founder of One
In 2008, in connection with our entry into a patent license and assignment agreement with One, we and one of the founders of One, who is also a stockholder of Legacy Gelesis, executed a consulting agreement for the development of the underlying intellectual property. We incurred costs for consulting services received from such founder totaling $0.3 million during each of the years ended December 31, 2021 and 2020, respectively. We had outstanding accrued expenses to the founder of less than $0.1 million at December 31, 2021 and 2020, respectively. The Company incurred costs for consulting services received from the founder of One totaling less than $0.1 million during each of the three months ended March 31, 2022. The Company recorded an accounts payable balance to the founder of less than $0.1 million as of March 31, 2022.
Acquisition of One
In connection with an amended and restated master agreement with One, Gelesis S.r.l., a variable interest entity of Legacy Gelesis, acquired a 10.0% equity interest in One. No payments related to the acquisition were made to One shareholders by Legacy Gelesis during the years ended December 31, 2021 and 2020. Legacy Gelesis had remaining undiscounted payments of €5.0 million due to One as of December 31, 2021 and 2020 (approximately $5.7 million and $6.1 million at December 31, 2021 and 2020, respectively). During the three months ended March 31, 2022 the Company made a payment of $2.9 million to One shareholders with respect to the acquisition. The Company had remaining undiscounted payments of €2.5 million due to One at March 31, 2022 (approximately $2.8 million).
Additionally, Legacy Gelesis incurred royalty expense of $0.2 million and less than $0.1 million in connection with the One royalty agreement during the years ended December 31, 2021 and 2020, respectively. The Company incurred royalty expense of $0.2 million with One during the three months ended March 31, 2022

CMS Strategic Partnership
In June 2020, we entered into a strategic partnership with CMS for the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. In connection with this agreement, we sold 1,158,077 shares of Series 3 Growth to CMS for an aggregate purchase price of $20.0 million. In addition, we granted CMS a license to use our intellectual property and the rights to sell Plenity in the aforementioned territory in exchange for a one-time, non-refundable and non-creditable upfront fee of $15.0 million, a time-based milestone payment of $5.0 million, with the potential for an additional $388.0 million in future regulatory and sales milestone payments with the potential for an additional $388.0 million in future regulatory and sales milestone payments based on the aggregate net sales of all products in the aforementioned territory during a calendar year. At December 31, 2021, the regulatory milestone and sales milestone had not been met.
RIF Transaction
In connection with the loan and equity agreement with RIF that we entered into in August 2020, we received $12.3 million from RIF as an equity investment that can be called by us beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest, or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF held approximately 20% of the equity of Gelesis S.r.l. at March 31, 2022. In addition, the shareholders of RIF provided Gelesis with a loan for $17.6 million with a fixed interest rate of 6.35% per annum.
Policies and Procedures for Related Party Transactions Following the Business Combination
Upon consummation of the Business Combination, we adopted a written related person transaction approval and disclosure policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of our officers or one of our directors;

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any person who is known by us to be the beneficial owner of more than five percent (5%) of its voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, each potential related party transaction will be reviewed by, and require the approval of, a majority of the disinterested members of our Board.
Indemnification Of Directors And Officers
In connection with the Closing of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers, the form of which is attached as an exhibit to the registration statement. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Other Transactions
We have entered into compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, which are, when required, described herein under the sections titled “Management “ and “Executive and Director Compensation”.
Certain Relationships and Related Person Transactions — CPSR Pre-Business Combination
On February 26, 2020, the Sponsor purchased an aggregate of 5,750,000 Founders Shares in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In March 2020, the Sponsor transferred 15,000 Founders Shares to each of Kathryn Cavanaugh and John Ghiselli and 22,500 Founders Shares to James Whittenburg, our directors. On July 1, 2020, we effected a stock dividend of 1,150,000 shares of CPSR Class B Common Stock, resulting in the CPSR Initial Stockholders holding an aggregate of 6,900,000 Founders Shares.
The Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants in connection with the CPSR Initial Public Offering, at a price of $1.00 per warrant, or $7,520,000 in the aggregate. Each Private Placement Warrant entitled the holder to purchase one share of CPSR Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the CPSR Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
CPSR sub-leased its executive offices at 405 West 14th Street, Austin, TX 78701 from an affiliate of the Sponsor. Commencing upon consummation of the CPSR Initial Public Offering, CPSR reimbursed the Sponsor for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $10,000 per month. Upon completion of the Business Combination or liquidation, CPSR ceased paying these monthly fees.
CPSR’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CPSR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CPSR’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, CPSR’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or CPSR’s officers and directors may, but were not obligated to, loan CPSR funds as may be required in the form of a working capital loan. Upon completion of the Business Combination, CPSR would repay the working capital loans out of the proceeds of the Trust Account released to CPSR. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
Certain Relationships and Related Person Transactions — Gelesis Holdings, Inc.
Policies and Procedures for Related Person Transactions
Disinterested members of our Board have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between Gelesis Holdings, Inc. and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.
We have to adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:
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Disinterested members of our Board shall review the material facts of all related person transactions.

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In reviewing any related person transaction, the disinterested members of our Board will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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In connection with its review of any related person transaction, management will provide the disinterested directors with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Gelesis Holdings, Inc.in connection with such related person transaction.

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If a related person transaction will be ongoing, the disinterested directors may establish guidelines for management to follow in its ongoing dealings with the related person.

All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of Gelesis’ or CPSR’s (as applicable) board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third-party.

DESCRIPTION OF OUR SECURITIES
Authorized Capitalization
General
The total amount of our authorized share capital consists of 900,000,000 shares of Common Stock and 250,000,000 shares of Preferred Stock.
As of June 7, 2022, we had 72,437,647 shares of Common Stock outstanding, 13,800,000 Public Warrants outstanding, 7,520,000 Private Warrants and an additional 3,013,365 Rollover Warrants outstanding.
The following summary describes all material provisions of our capital stock. We urge you to read our Amended and Restated Charter and our Amended and Restated Bylaws, each of which is attached as an exhibit to the registration statement of which the prospectus form a part.
Common Stock
Voting rights.   Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in our Charter or by applicable law, the holders of Common Stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights.   Subject to any other provisions of our Charter, as it may be amended from time to time, holders of shares of Common Stock will be entitled to receive ratably, in proportion to the number of shares of Common Stock held by them, such dividends and other distributions in cash, stock or property of Gelesis Holdings when, as and if declared thereon by our Board from time to time out of assets or funds of Gelesis Holdings legally available therefor.
Rights upon liquidation.   Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Other rights.   No holder of shares of Common Stock will be entitled to preemptive or subscription rights contained in our Charter or in our Bylaws. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the Preferred Stock we may issue in the future.
Preferred Stock
Our Board has the authority to provide out of the unissued shares of Preferred stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on our capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of Gelesis Holdings.

Warrants
Public Warrants
There are currently outstanding an aggregate of 13,800,000 Public Warrants, which entitle the holder to acquire Common Stock. Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning the later of thirty (30) days after the Closing and twelve (12) months from the closing of the CPSR Initial Public Offering, which occurred on July 7, 2020. A holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. The Public Warrants will expire at 5:00 p.m., New York City time, on the earlier to occur of five years after the completion of the Business Combination or redemption.
Redemption of Public Warrants for Cash
Once the Public Warrants become exercisable, we may call the Public Warrants for redemption for cash:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty(20) trading days within a thirty (30)-trading day period ending three (3) business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us for cash, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
Redemption procedures and cashless exercise
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the Common Stock (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
We believe this feature is an attractive option to we if we does not need the cash from the exercise of the Public Warrants after our initial business combination.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of CPSR Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Gelesis Holdings as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Public Warrant value (as defined in the warrant agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us, as successor to CPSR. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Public Warrants.
The Public Warrants, when countersigned by the warrant agent, may be exercised on or prior to the expiration date upon surrender of the warrant certificate at the offices of the warrant agent, with the subscription form executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Gelesis Holdings, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by us for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the Private Placement Warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the CPSR Initial Public Offering, including that they may be redeemed for shares of Common Stock. If Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the CPSR Units sold in the CPSR Initial Public Offering.

Rollover Warrants
There are also currently outstanding Rollover Warrants to purchase 3,013,365 shares of Common Stock outstanding, including: (i) Rollover Warrants that were originally issued by Legacy Gelesis as common stock warrants to purchase 1,353,062 shares of Legacy Gelesis common stock (the “2020 Rollover Warrants”) and (ii) Rollover Warrants that were originally issued by Legacy Gelesis as preferred stock purchase warrants to purchase 1,660,303 shares of Legacy Gelesis common stock (the “2015 Rollover Warrants”).
The 2020 Rollover Warrants, originally issued in October 2020, are exercisable for shares of Gelesis Common Stock at an exercise price of $4.26 per share, and expire on October 21, 2030. These warrants became exercisable after Legacy Gelesis notified the holders of the Business Combination. Any such warrants that were not exercised prior to the Business Combination were deemed to be automatically exercised and the holder received the consideration received by the holders of Legacy Gelesis common stock. The 2015 Rollover Warrants, originally issued in February 2015, are exercisable for shares of Common Stock at an exercise price of $0.02 per share of Common Stock, and expire on February 15, 2025. Each share of Preferred Stock is convertible at the option of the holder at any time into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of Preferred Stock by the conversion price of each series in effect at time of the conversion. The 2015 Rollover Warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Stockholder Rights Agreement, the number of directors of our Board will be fixed solely and exclusively by resolution duly adopted from time to time by our Board, but will initially provide for nine (9) directorships, to ultimately be divided into three (3) classes, designated Class I, II and III, with each of Class I, II and III to consist of three (3) directors.
As of the date of this prospectus, there are eight members of our Board, including two nominees designated by the Sponsor, leaving one vacancy to be filled by an individual to be designated by Legacy Gelesis. Our Board will identify a candidate to fill the remaining directorship to ensure that our Board as a whole both reflects the governance construct originally agreed to pursuant to the Business Combination Agreement and provides the appropriate mix and diversity of skills, experience, and credentials to position our Board to advance shareholders’ interests.
Under our Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to our Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or Special Meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (and not by stockholders). All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of Preferred Stock, any director may be removed at any time from office only with cause and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of our capital stock then entitled to vote at an election of directors. In case our

Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, our Charter and our Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the Preferred Stock.
Quorum
The holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, or the presiding officer will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Annual Stockholder Meetings
Our Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-takeover Effects of the Charter and the Bylaws
Our Charter and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Gelesis Holdings by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, Special Meetings of our stockholders, for any purpose or purposes, may be called only (i) by a majority of our Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after our last annual meeting, a Special Meeting in lieu thereof may be held, and such Special Meeting will have, for the purposes of our Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a Special Meeting of stockholders, stating the time, place and purpose or purposes thereof, will be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any Special Meeting of stockholders will be limited to the purposes stated in the notice.
Our Bylaws also provide that unless otherwise restricted by our Charter or our Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission or transmissions, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.
In addition, our Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of our Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our Charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:
•
the provisions regarding the size of our Board and the election of directors;

•
the provisions prohibiting stockholder actions without a meeting; and

•
the provisions regarding the limited liability of our directors;

Our Bylaws may be amended or repealed (A) by the affirmative vote of a majority of our Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of our Board) or (B) without the approval of our Board, by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class, provided that if our Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal will only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires fifteen percent (15%) or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three (3) years from the time such person acquired fifteen percent (15%) or more of the corporation’s voting stock, unless:
a.
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

b.
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

c.
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our Charter, we opted out of Section 203 of the DGCL and therefore we are not subject to Section 203. However, the Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, fifteen percent (15%) or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. In connection with the consummation of the Business Combination, we entered into customary indemnification agreements with the persons who serve as our directors and executive officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Gelesis Holdings or of any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our Bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that (i) derivative actions or proceedings brought on behalf of us, (ii) any action asserting a claim of, or a claim based on, a breach of fiduciary duty owed by any director, officer or other employee of Gelesis Holdings to Gelesis Holdings or Gelesis Holding’s stockholders, (i) actions asserting a claim arising pursuant to any provision of the DGCL or our Charter or our Bylaws or (iv) any actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Our Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. We have chosen the United States District Court for the District of Delaware as the exclusive forum for such Securities Act causes of action because doing so will provide increased consistency in the application of Securities Act law in the types of lawsuits to which it applies.
Transfer Agent and Registrar
The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Common Stock and Public Warrants are listed on the NYSE under the symbols “GLS” and “GLS WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Gelesis Holdings, Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Gelesis Holdings, Inc. is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Gelesis Holdings, Inc. was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of Gelesis Holdings, Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Gelesis Holdings, Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Gelesis Holdings, Inc.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor is able to sell Founder Shares Private Placement Warrants held by it pursuant to Rule 144 without registration one year after the consummation of the Business Combination.

PLAN OF DISTRIBUTION
The Selling Securityholders, which, as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Common Stock or warrants, which we refer to collectively as the securities, or interests in the securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their securities or interests in the securities on any stock exchange, market or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of the securities or their interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
one or more underwritten offerings on a firm commitment or best efforts basis;

•
block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
distributions or transfers to their members, partners or shareholders;

•
short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than

•
on an exchange or other similar offerings through sales agents;

•
through agents;

•
through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant;

•
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our ordinary shares; and

•
a combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some portion or all of the securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the securities or interests in the securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell the securities short and deliver the securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the securities, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of such securities less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
Pursuant to the terms of the Warrants, shares of common stock will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing such Warrants, issue instructions to our transfer agent to issue to the Common Stock. We could receive up to an aggregate of $251.0 million if all of the Warrants registered hereunder are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 6, 2022, the closing price of our Common Stock was $3.80 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per warrant or on a cashless basis. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our Rollover Warrants are not redeemable and are exercisable on a cashless basis only with respect to the 1,660,303 warrants that have an exercise price of $0.02. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. The Selling Securityholders also may in the future resell securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests in the securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholders is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
Our Common Stock and Public Warrants are listed on the NYSE under the symbols “GLS” and “GLS WS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this prospectus until all such securities have been sold under this prospectus or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
Selling Securityholders may use this prospectus in connection with resales of the securities. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the securities and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the securities.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable securities pursuant to the distribution through a registration statement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, such as registration, listing and filing fees, fees and expenses of compliance with securities or blue sky laws, fees and disbursements of our independent registered public accounting firm and fees and disbursements of our counsel. The Selling Securityholders will pay all incremental selling expenses relating to the sale of the securities covered by this prospectus, such as underwriters' commissions and discounts, brokerage fees, underwriting marketing costs, certain fees and expenses of the holders' legal counsel and any other expenses incurred by the Selling Securityholders in disposing of the securities covered by this prospectus.

LEGAL MATTERS
Goodwin Procter LLP, Boston, Massachusetts has passed upon the validity of the securities of Gelesis Holdings, Inc. offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of Gelesis, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering Gelesis, Inc.’s December 31, 2021 and 2020 consolidated financial statements contains an explanatory paragraph that states that Gelesis, Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The financial statements of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) as of December 31, 2021 and 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.Gelesis.com. The information contained on, or otherwise accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.

Unaudited Interim Condensed Consolidated Financial Statements of Gelesis Holdings, Inc.
Condensed Consolidated Balance Sheets as of March 31, 2022 and December 31, 2021	F-21
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-23
Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2022 and 2021	F-24
Condensed Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the three months ended March 31, 2022 and 2021	F-25
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-27
Notes to Condensed Consolidated Financial Statements	F-29
Audited Consolidated Financial Statements of Gelesis, Inc.
Report of Independent Registered Public Accounting Firm	F-52
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-53
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-55
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2021 and 2020	F-56
Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-57
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-58
Notes to Consolidated Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.)
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, consolidated changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from February 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from February 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 31, 2022

GELESIS HOLDINGS, INC.
(F/K/A CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.)
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$221,189	$491,827
Prepaid expenses	13,503	65,973
Total Current Assets	234,692	557,800
Marketable securities held in Trust Account	276,207,207	276,209,453
Total Assets	$276,441,899	276,767,253
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities – Accounts payable and accrued expenses	$21,805,927	1,630,832
Warrant liabilities	22,499,441	30,101,808
Deferred underwriting fee payable	9,660,000	9,660,000
Total Liabilities	53,965,368	41,392,640
Commitments (Note 6)
Class A common stock subject to possible redemption 27,600,000 shares at redemption value as of December 31, 2021 and 2020	276,000,000	276,033,447
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized, 0 shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption) at December 31, 2021 and 2020	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding at December 31, 2021 and 2020	690	690
Additional paid-in capital	—	—
Accumulated deficit	(53,524,159)	(40,659,524)
Total Stockholders’ Deficit	(53,523,469)	(40,658,834)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$276,441,899	276,767,253
The accompanying notes are an integral part of the consolidated financial statements.

GELESIS HOLDINGS, INC.
(F/K/A CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2021	For the Period from February 14, 2020 (Inception) Through December 31, 2020
General and administrative expenses	$20,674,209	$2,426,204
Loss from operations	(20,674,209)	(2,426,204)
Other income (expense):
Interest earned on marketable securities held in Trust Account	167,045	201,441
Unrealized gain on marketable securities held in Trust Account	6,715	8,012
Change in fair value of warrant liabilities	7,602,367	(12,406,208)
Transaction costs associated with the Initial Public Offering	—	(671,901)
Total other expense, net	7,776,127	(12,868,656)
Net loss	$(12,898,082)	$(15,294,860)
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	15,218,692
Basic and diluted net loss per share, Class A common stock	$(0.37)	$(0.70)
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,496,262
Basic and diluted net loss per share, Class B common stock	$(0.37)	$(0.70)
The accompanying notes are an integral part of the consolidated financial statements.

GELESIS HOLDINGS, INC.
(F/K/A CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – February 14, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor			6,900,000	690	24,310	—	25,000
Remeasurement of Class A common stock to redemption amount	—	—	—	—	(1,302,710)	(25,364,664)	(26,667,374)
Excess cash received from sale of Private Placement Warrants	—	—	—	—	1,278,400	—	1,278,400
Net loss	—	—	—	—	—	(15,294,860)	(15,294,860)
Balance – December 31, 2020	—	—	$6,900,000	$690	$—	$(40,659,524)	$(40,658,834)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	33,447	33,447
Net loss	—	—	—	—	—	(12,898,082)	(12,898,082)
Balance – December 31, 2021		$—	6,900,000	$690	$—	$(53,524,159)	$(53,523,469)
The accompanying notes are an integral part of the consolidated financial statements.

GELESIS HOLDINGS, INC.
(F/K/A CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2021	For the Period from February 14, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(12,898,082)	$(15,294,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(167,045)	(201,441)
Unrealized gain on marketable securities held in Trust Account	(6,715)	(8,012)
Transaction costs associated with the Initial Public Offering	—	671,901
Change in fair value of warrant liabilities	(7,602,367)	12,406,208
Changes in operating assets and liabilities:
Prepaid expenses	52,470	(65,973)
Accounts payable and accrued expenses	20,175,095	1,630,832
Net cash used in operating activities	(446,644)	(861,345)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for franchise taxes	176,006	—
Investment of cash into Trust Account	—	(276,000,000)
Net cash provided by (used in) investing activities	176,006	(276,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	270,480,000
Proceeds from sale of Private Placement Warrants	—	7,520,000
Proceeds from promissory note – related party	—	150,000
Repayment of promissory note – related party	—	(150,000)
Payment of offering costs	—	(671,828)
Net cash provided by financing activities	—	277,353,172
Net Change in Cash	(270,638)	491,827
Cash – Beginning of period	491,827	—
Cash – End of period	$221,189	$491,827
Non-Cash investing and financing activities:
Remeasurement of Class A common stock to redemption amount	$33,447	$26,667,374
Deferred underwriting fee payable	$—	$9,660,000
Initial classification of warrant liability	$—	$17,695,600
The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Capstar Special Purpose Acquisition Corp. (now known as Gelesis Holdings, Inc.) (the “Company” or “CPSR”) was a blank check company incorporated in Delaware on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the consumer, healthcare and technology, media and telecommunications (“TMT”) industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
Business Combination
On January 13, 2022 (the “Closing Date”), CPSR consummated the previously announced business combination (the “Business Combination”), pursuant to the terms of the Business Combination Agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021, the “Business Combination Agreement”), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Legacy Gelesis”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), based on an implied Legacy Gelesis equity value of $675 million, (i) each share of Legacy Gelesis common stock outstanding as of immediately prior to the Effective Time was exchanged for shares of the common stock, par value $0.0001 per share, of Gelesis Holdings (“Common Stock”); (ii) all vested and unvested options of Legacy Gelesis were assumed by Gelesis Holdings exercisable for shares of Common Stock; (iii) each outstanding warrant of Legacy Gelesis was assumed by Gelesis Holdings and became a warrant to purchase shares of Common Stock; (iv) each share of Class A common stock, par value $0.0001 per share, of CPSR (“CPSR Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of CPSR (“CPSR Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time became one share of Common Stock following the consummation of the Business Combination; (v) each outstanding redeemable public warrant of CPSR was automatically converted into a redeemable public warrant to purchase a share of Common Stock; and (vi) each outstanding Private Placement Warrant of CPSR was automatically converted into a Private Placement Warrant to purchase a share of Common Stock.
Concurrently with the execution of the Business Combination Agreement, on July 19, 2021, CPSR entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and CPSR agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of CPSR Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90,000,000 (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the closing of the Business Combination.
On December 13, 2021, the Company entered into a bridge financing arrangement (the “Bridge Financing”), executing convertible promissory note agreements with two existing investors in the aggregate amount of $27.0 million. These convertible promissory notes bore interest at 10.0% and were settled in cash for principal plus accrued interest on January 19, 2022.
On December 30, 2021, CPSR entered into a Backstop Agreement (the “Backstop Agreement”) with PureTech Health LLC (“PureTech”) and SSD2, LLC (“SSD2” and together with PureTech, the “Backstop Purchasers”), pursuant to which the Backstop Purchasers agreed to purchase an aggregate of up to 1,500,000 shares of CPSR Class A Common Stock immediately prior to the Closing at a cash purchase price of $10.00 per share (the “Backstop Purchase Shares”), resulting in aggregate proceeds of up to $15.0 million, which amount, when added to the proceeds from the PIPE Financing, would ensure that the Minimum Cash Condition would be satisfied. Pursuant to the terms and conditions of the Backstop Agreement, the Backstop Purchasers were obligated to purchase Backstop Purchase Shares in such number that resulted in gross proceeds to CPSR equal to the amount by which $15.0 million exceeded the available funds remaining in CPSR’s Trust Account (as defined below) following all Capstar Stockholder Redemptions (the “Available Funds”), subject to the other terms and conditions of the Backstop Agreement. Based on the number of Capstar Stockholder Redemptions, the Backstop Purchasers became obligated to purchase an aggregate 744,217 Backstop Purchase Shares for an aggregate purchase price of $7,442,170, which is the amount by which $15.0 million exceeded the Available Funds. In addition, at the closing of the sale of the Backstop Purchase Shares, CPSR issued to the Backstop Purchasers 1,983,750 shares of CPSR Class A Common Stock.
In addition to the above consideration, if the trading price of the Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”), the holders of Legacy Gelesis common stock outstanding as of immediately prior to the Effective Time, as well as holders of Legacy Gelesis options and warrants outstanding immediately prior to the Effective Time will be entitled to their pro rata portion of 23,483,250 restricted earn out shares of Common Stock, which will vest in equal thirds (the “Earnout Shares”), and will also vest in connection with any change of control transaction with respect to Gelesis Holdings if the applicable thresholds are met in such change of control transaction during the Earnout Period.
On January 11, 2022, CPSR held a special meeting of stockholders (the “Special Meeting”) at which the stockholders of CPSR considered and approved, among other matters, a proposal to adopt the Business Combination Agreement. Prior to the Special Meeting, holders of 26,844,777 shares of CPSR Class A Common Stock exercised their right to redeem such shares for cash at a price of approximately 10.00 per share for aggregate payments of $268,646,943.
At the Closing, (i) an aggregate of 755,223 shares of CPSR Class A Common Stock and 4,916,250 shares of CPSR Class B Common Stock were exchanged for an equivalent number of shares of Common Stock; (ii) an aggregate of 54,814,847 shares of Common Stock were issued in exchange for shares of common stock, par value $0.0001 per share, of Legacy Gelesis (“Legacy Gelesis Common Stock”) outstanding as of immediately prior to the Effective Time; (iii) an aggregate of 9,000,000 shares of Common Stock were issued to the PIPE Investors in connection with the PIPE Financing; (iv) an aggregate of 2,727,967 shares of Common Stock were issued to the Backstop Purchasers; and (v) the Company had an earnout obligation pursuant to which it may be required to issue up to 23,482,845 shares of Common Stock. Moreover, at the Closing, (i) each outstanding redeemable public warrant of CPSR, each outstanding private placement warrant of CPSR and each outstanding warrant of Legacy Gelesis became a warrant to purchase shares of Common Stock and (ii) each vested and unvested option of Legacy Gelesis outstanding as of immediately prior to the Effective Time was assumed by Gelesis Holdings, to be settled or exercisable for shares of Common Stock, based on an implied Legacy Gelesis equity value of $675 million. Immediately after giving effect to the Transactions, there were 72,214,287 shares of Common Stock outstanding and 13,486,708 shares of Common Stock subject to outstanding equity awards.
Business Prior to the Business Combination
Prior to the Business Combination, the Company had one wholly-owned subsidiary, CPSR Gelesis Merger Sub, Inc., which was incorporated in the State of Delaware on July 2, 2021 (“Merger Sub”).
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, the search for a target company for a Business Combination and activities in connection with the proposed business combination with Legacy Gelesis. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on July 1, 2020. On July 7, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,520,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Capstar Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $7,520,000, which is described in Note 4.
Transaction costs amounted to $15,851,828, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $671,828 of other offering costs.
Following the closing of the Initial Public Offering on July 7, 2020, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”). The proceeds are held in the Trust Account located in the United States and shall be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $221,189 in its operating bank accounts and a working capital deficit of $21,364,028, which excludes $207,207 of interest income that is available to pay for franchise taxes.
Until the consummation of the Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination, which was the Business Combination with Legacy Gelesis. The Company completed its Business Combination on January 13, 2022, which was the Business Combination with Legacy Gelesis, and has raised sufficient capital for its operations.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Marketable Securities Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. The Company incurred offering costs amounting to $15,851,828 as a result of the Initial Public Offering, consisting of $5,520,000 of underwriting commissions, $9,660,000 of deferred underwriting commissions, and $671,828 of other offering costs. The offering costs were charged to temporary equity and additional paid-in capital upon the completion of the Initial Public Offering. Immediately thereafter, temporary equity was remeasured and an adjustment was recognized through additional paid in capital and accumulated deficit to adjust temporary equity to the redemption value.
Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 2) and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date until the Warrants are exercised, and any change in fair value is recognized in the consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ quoted market price was used as the fair value as of each relevant date.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2021 and 2020, the ordinary shares reflected in the consolidated balance sheets are reconciled in the following table:
Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(11,454,000)
Class A common stock issuance costs	(15,179,927)
Plus:
Remeasurement of carrying value to redemption value	26,667,374
Common stock subject to possible redemption, 12/31/20	276,033,447
Remeasurement of carrying value to redemption value	(33,447)
Common stock subject to possible redemption, 12/31/21	$276,000,000

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The effective tax rates differ from the statutory tax rate for the periods presented primarily due to the change in warrant valuation and the valuation allowance recorded on the Company’s net operating losses.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from loss per common share as the redemption value approximates fair value.
The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 21,320,000 shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021 and 2020, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.
The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from February 14, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(10,318,466)	$(2,579,616)	$(10,719,238)	$(4,575,622)
Denominator:
Basic and diluted weighted average stock outstanding	27,600,000	6,900,000	15,218,692	6,496,262
Basic and diluted net loss per common share	$(0.37)	$(0.37)	$(0.70)	$(0.70)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, on July 7, 2020, the Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,520,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On February 26, 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On July 1, 2020, the Company effected a stock dividend of 1,150,000 shares, resulting in the Company’s initial stockholders holding an aggregate of 6,900,000 Founder Shares. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on July 1, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2021, the Company incurred $120,000 in fees for these services. For the period from February 14, 2020 (inception) through December 31, 2020, the Company incurred and paid $60,000 in fees for these services. At December 31, 2021, the Company had $20,000 of such fees included in account payable and accrued expense in the consolidated balance sheets.
Promissory Note — Related Party
On February 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of July 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $140,000 was repaid at the closing of the Initial Public Offering on July 7, 2020. Borrowings under the Promissory Note are no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On March 3, 2021, the Sponsor committed to provide the Company an aggregate of $1,500,000 in loans for working capital purposes on an as needed basis. Such loans will be evidenced by a promissory note when issued. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.
Sponsor Loan
On July 28, 2021, the Sponsor committed to provide the Company an aggregate of $4,000,000 in loans for working capital purposes. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company in connection with these loans will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. As of December 31, 2021, there were no amounts outstanding under these loans.
NOTE 6.   COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on July 1, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
On the Closing Date, Gelesis Holdings, the Sponsor, certain former directors of CPSR (the “Director Holders”) and certain former stockholders of Legacy Gelesis (the “Legacy Gelesis Holders” and, collectively with Sponsor and the Director Holders, the “Holders”) entered into an Amended and Restated Registration and Stockholder Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Holders agreed not to effect any sale or distribution of any equity securities of Gelesis Holdings held by any of them during the lock-up period described in the Registration Rights Agreement and Gelesis Holdings agreed to register for resale, pursuant to Rule 415 of the Securities Act, certain shares of Common Stock and other equity securities of Gelesis Holdings that are held by the parties thereto from time to time.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee was paid by the Company at the closing of the Business Combination.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 27,600,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and classified as temporary equity.

Class B Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 8.   WARRANTS
As of December 31, 2021 and 2020, there were 13,800,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of December 31, 2021 and 2020, there were 7,520,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — INCOME TAX
The Company’s net deferred tax assets are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets (liabilities)
Net operating loss carryforward	$9,695	$36,961
Startup/Organizational expenses	488,923	472,542
Unrealized gain on marketable securities	(4,382)	(43,985)
Total deferred tax assets	494,236	465,518
Valuation allowance	(494,236)	(465,518)
Deferred tax assets, net of valuation allowance	$—	$—
The income tax provision for the year ended December 31, 2021 and 2020 consists of the following:
	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	(28,719)	(465,518)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	28,719	465,518
Income tax provision	$—	$—
As of December 31, 2020 and December 31, 2021, the Company had $176,006 and $46,167 of federal net operating loss carryovers, respectively, which can be carried forward indefinitely, available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $28,719. For the period from July 7, 2020 through December 31, 2020, the change in the valuation allowance was $465,518.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Business combination expense	(33.19)%	—
Change in fair value of warrants	12.38%	0.0%
Transaction costs incurred in connection with warrant liabilities	—	(0.0)%
Valuation allowance	(0.19)%	(21.0)%
Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2021 and 2020 remain open to examination by the taxing authorities. The Company considers Texas to be a significant state tax jurisdiction.
NOTE 10.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021	December 31, 2020
Assets
Cash and marketable securities held in Trust Account	1	$276,207,207	$276,209,453
Liabilities:
Warrant Liability – Public Warrants	1	$8,964,000	$19,458,000
Warrant Liability – Private Placement Warrants	3	$13,805,441	$10,643,808
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
The measurement of the Public Warrants as of December 31, 2021 and 2020 is classified as Level 1 due to the use of an observable market quote in an active market. Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
The fair value of the Private Placement Warrants was estimated at December 31, 2021 and 2020 to be $1.84 per warrant and $1.42 per warrant, respectively, using the modified Black-Scholes option pricing model and the following assumptions:
	December 31, 2021	December 31, 2020
Risk free rate	1.26%	0.47%
Expected term	5.04	5.76
Dividend yield	0.00%	0.00%
Expected volatility	24.28%	19.0%
Exercise price	$11.50	$11.50
Unit Price	$9.96	$10.15
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement		Public		Warrant Liabilities
Fair value as of January 1, 2020	$		$		$
Initial measurement on July 7, 2020 (Initial Public Offering)		6,241,600		11,454,000		17,695,600
Transfer to Level 1		—		(11,046,900)		(11,046,900)
Change in fair value		4,402,208		(407,100)		3,995,108
Fair value as of December 31, 2020		$10,643,808		$—		$10,643,808
Change in fair value		3,161,633		—		3,161,633
Fair value as of December 31, 2021		$13,805,441		—		$13,805,441

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $11.1 million during the period from July 7, 2020 through December 31, 2020. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2021.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 13, 2022 the Company completed its Business Combination with Legacy Gelesis.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$33,985	$28,397
Accounts receivable	579	731
Grants receivable	9,183	9,172
Inventories	16,276	13,503
Prepaid expenses and other current assets	13,043	14,203
Total current assets	73,066	66,006
Property and equipment, net	58,321	58,515
Operating lease right-of-use assets	1,877	2,016
Intangible assets, net	15,113	15,680
Other assets	4,502	4,084
Total assets	$152,879	$146,301
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including due to related party of $345 and $147, respectively	$13,241	$10,066
Accrued expenses and other current liabilities, including due to related party of $2,934 and $5,664 respectively	10,124	13,660
Deferred income	25,533	32,370
Operating lease liabilities	548	541
Convertible promissory notes due to related party, held at fair value	—	27,128
Notes payable	2,001	1,950
Warrant liabilities	—	15,821
Total current liabilities	51,447	101,536
Deferred income	9,984	8,914
Operating lease liabilities	1,374	1,519
Notes payable, including due to related party of $16,191 and $16,523, respectively	33,958	35,131
Warrant liabilities	3,730	—
Earnout liability	25,002	—
Other long-term liabilities, including due to related party of $2,623 and $2,416, respectively	5,643	5,588
Total liabilities	131,138	152,688
Commitments and contingencies (Note 19)
Noncontrolling interest	11,704	11,855
Redeemable convertible preferred stock, $0.0001 par value – zero shares issued and outstanding at March 31, 2022; 51,730,762 shares authorized at December 31, 2021; and 48,566,655 shares issued and outstanding at December 31, 2021	—	311,594
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except share and per share data)
	March 31, 2022	December 31, 2021
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value – 250,000,000 shares authorized at March 31, 2022; zero shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value – 900,000,000 shares authorized at March 31, 2022; 72,390,413 shares issued and outstanding at March 31, 2022; 125,961,571 shares authorized at December 31, 2021; 6,248,192 shares issued and outstanding at December 31, 2021	7	1
Additional paid-in capital	281,246	(64,549)
Accumulated other comprehensive income	82	219
Accumulated deficit	(271,298)	(265,507)
Total stockholders’ equity (deficit)	10,037	(329,836)
Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity (deficit)	$152,879	$146,301

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
	Three Months Ended March 31,
	2022	2021
Revenue:
Product revenue, net	$7,514	$3,101
Total revenue, net	7,514	3,101
Operating expenses:
Costs of goods sold, including related party expenses of $301 and $124, respectively	4,913	2,816
Selling, general and administrative, including related party expenses of $126 and $184, respectively	37,706	11,945
Research and development, including related party expenses of $62 and $66, respectively	7,410	4,376
Amortization of intangible assets	567	567
Total operating expenses	50,596	19,704
Loss from operations	(43,082)	(16,603)
Change in the fair value of earnout liability	33,869	—
Change in the fair value of convertible promissory notes	(156)	—
Change in the fair value of warrants	3,484	(2,074)
Interest expense, net	(135)	(361)
Other income, net	317	469
Loss before income taxes	(5,703)	(18,569)
Provision for income taxes	—	17
Net loss	(5,703)	(18,586)
Accretion of senior preferred stock to redemption value	(37,934)	(33,761)
Accretion of noncontrolling interest put option to redemption value	(88)	(94)
Net loss attributable to common stockholders	$(43,725)	$(52,441)
Net loss per share attributable to common stockholders – basic and diluted	$(0.70)	$(9.38)
Weighted average common shares outstanding – basic and diluted	62,743,154	5,589,290
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
	Three Months Ended March 31,
	2022	2021
Net loss	$(5,703)	$(18,586)
Other comprehensive loss:
Foreign currency translation adjustment	(137)	(411)
Total other comprehensive loss	(137)	(411)
Comprehensive loss	$(5,840)	$(18,997)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF NONCONTROLLING
INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
EQUITY (DEFICIT)
(In thousands, except share and per share data)
	Noncontrolling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
		Shares	Amount	Shares	Amount
Balance at December 31, 2020	$12,429	18,446,525	$213,211	2,155,490	$1	$23,907	$938	$(171,784)	$(146,938)
Retroactive application of recapitalization	—	29,367,421	—	3,431,604	—	—	—	—	—
Adjusted Balance at December 31, 2020	$12,429	47,813,946	$213,211	5,587,094	$1	$23,907	$938	$(171,784)	$(146,938)
Accretion of senior preferred stock to redemption value	—	—	33,761	—	—	(33,761)	—	—	(33,761)
Exercise of Series A-3 warrants	—	617,390	2,997	—	—	—	—	—	—
Stock based compensation expense	—	—	—	—	—	1,455	—	—	1,455
Exercise of share-based awards	—	—	—	2,634	—	4	—	—	4
Accretion of noncontrolling interest put option to redemption value	94	—	—	—	—	—	—	(94)	(94)
Foreign currency translation adjustment	(546)	—	—	—	—	—	(411)	—	(411)
Net loss	—	—	—	—	—	—	—	(18,586)	(18,586)
Balance at March 31, 2021	$11,977	48,431,336	$249,969	5,589,728	$2	$(8,395)	$527	$(190,464)	$(198,331)
Balance at December 31, 2021	$11,855	18,736,936	$311,594	2,410,552	$1	$(64,549)	$219	$(265,507)	$(329,836)
Retroactive application of recapitalization	—	29,829,719	—	3,837,640	—	—	—	—	—
Adjusted Balance at December 31, 2021	$11,855	48,566,655	$311,594	6,248,192	$1	$(64,549)	$219	$(265,507)	$(329,836)
Accretion of Legacy Gelesis senior preferred stock to redemption value prior to Business Combination	—	—	37,934	—	—	(37,934)	—	—	(37,934)
Conversion of Legacy Gelesis convertible preferred stock into common stock upon Business Combination	—	(48,566,655)	(349,528)	48,566,655	—	349,528	—	—	349,528
Proceeds from Business Combination, net of issuance costs and assumed liabilities (Note 3)	—	—	—	17,399,440	6	70,472	—	—	70,478
Conversion of Legacy Gelesis preferred stock warrants into common stock warrants upon Business Combination	—	—	—	—	—	16,747	—	—	16,747
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF NONCONTROLLING
INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
EQUITY (DEFICIT) (continued)
(In thousands, except share and per share data)
	Noncontrolling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
		Shares	Amount	Shares	Amount
Recognition of earnout liability upon Business Combination	—	—	—	—	—	(58,871)	—	—	(58,871)
Assumed private placement warrant liability upon Business Combination	—	—	—	—	—	(8,140)	—	—	(8,140)
Stock based compensation expense	—	—	—	—	—	13,989	—	—	13,989
Exercise of warrants	—	—	—	176,126	—	4	—	—	4
Accretion of noncontrolling interest put option to redemption value	88	—	—	—	—	—	—	(88)	(88)
Foreign currency translation adjustment	(239)	—	—	—	—	—	(137)	—	(137)
Net loss	—	—	—	—	—	—	—	(5,703)	(5,703)
Balance at March 31, 2022	$11,704	—	—	72,390,413	$7	$281,246	$82	$(271,298)	$10,037

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(5,703)	$(18,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	567	567
Reduction in carrying amount of right-of-use assets	132	41
Depreciation	1,019	174
Stock-based compensation	13,989	1,455
Unrealized loss on foreign currency transactions	65	143
Noncash interest expense	40	19
Accretion on marketable securities	—	(1)
Change in the fair value of earnout liability	(33,869)	—
Change in the fair value of warrants	(3,484)	2,074
Change in the fair value of convertible promissory notes	156	—
Change in fair value of One S.r.l. call option	258	48
Changes in operating assets and liabilities:
Account receivables	(1,177)	(169)
Grants receivable	(198)	(1,273)
Prepaid expenses and other current assets	(2,010)	318
Inventories	(2,888)	846
Other assets	—	(1,222)
Accounts payable	3,502	(1,192)
Accrued expenses and other current liabilities	528	200
Operating lease liabilities	(134)	(37)
Deferred income	(5,550)	8,459
Other long-term liabilities	(426)	(158)
Net cash used in operating activities	(35,183)	(8,294)
Cash flows from investing activities:
Purchases of property and equipment	(1,963)	(6,354)
Maturities of marketable securities	—	24,000
Net cash (used in) provided by investing activities	(1,963)	17,646
Cash flows from financing activities:
Proceeds from Business Combination, net of transaction costs	70,478	—
Principal repayment of notes payable	(418)	(186)
Repayment of convertible promissory notes due to related party, held at fair value	(27,284)	—
Proceeds from issuance of promissory notes (net of issuance costs of $0 and $30, respectively)	—	3,506
Proceeds from the exercise of warrants	4	10
Proceeds from exercise of share-based awards	—	4
Net cash provided by financing activities	42,780	3,334
Effect of exchange rates on cash	(46)	(973)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands)
	Three Months Ended March 31,
	2022	2021
Net increase in cash	5,588	11,713
Cash and cash equivalents at beginning of year	28,397	48,144
Cash and cash equivalents at end of period	$33,985	$59,857
Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$1,721	$889
Recognition of earnout liability	$58,871	—
Recognition of private placement warrant liability	$8,140	—
Supplemental cash flow information:
Interest paid on notes payable	$95	$43
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)
1.
Nature of the Business and Basis of Presentation

Nature of Business
Gelesis Holdings, Inc., or the Company, formerly known as Capstar Special Purpose Acquisition Corp. or “CPSR”, is a commercial stage biotherapeutics company incorporated under the laws of the State of Delaware. The Company aims to transform weight management through proprietary biomimetic hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, supply and distribution agreements, long-term loans, convertible bridge note financings, and government grants.
The Company currently manufactures and markets its first product, Plenity® (the “Product”), which is based on a proprietary hydrogel technology. Plenity® received de novo clearance from the FDA on April 12, 2019 as a Class II medical device to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise. In June 2019, the Company received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise. Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020, availability was increased to test commercial interest and consumer experience. Activities associated with a full commercial launch of Plenity in the United States began in late 2021, and in February 2022, the Company launched the first national broad awareness media campaign for the product.
On July 19, 2021, Gelesis, Inc. (together with its consolidated subsidiaries, “Legacy Gelesis”) entered into a Business Combination Agreement (“Business Combination Agreement”) with CPSR, a special purpose acquisition company. On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination (“Business Combination”), pursuant to the terms of the Business Combination Agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”), and Legacy Gelesis. Pursuant to the Business Combination Agreement, on the closing date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Legacy Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”). The Business Combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds and $70.5 million in net proceeds (See Note 3). On January 14, 2022, Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.
The Business Combination was accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Legacy Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Legacy Gelesis’ operations prior to the acquisition comprising the only ongoing operations of Gelesis Holdings, the majority of Gelesis Holdings’ board of directors appointment by Legacy Gelesis, and Legacy Gelesis’ senior management comprising the entirety of the senior management of Gelesis Holdings. Accordingly, for accounting purposes, the consolidated financial statements of Gelesis Holdings will represent a continuation of the consolidated financial statements of Legacy Gelesis with the Business Combination being treated as the equivalent of Legacy Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.
Going Concern
The unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
The Company has a history of incurring substantial operating losses and has financed its operations primarily from the issuance of equity, promissory notes, government grants, supply and distribution agreements and collaborations and licensing arrangements. The Company expects such operating losses and negative cash flows from operations will continue in 2022. Even with proceeds from the Business Combination, the Company expects its cash on hand as of the date of the condensed consolidated financial statements and collection of accounts and grants receivable will only be sufficient to meet the Company’s obligations into the first quarter of 2023, and not at least twelve months beyond the date of issuance of the condensed consolidated financial statements. However, the extension of the Company’s cash runway into the first quarter of 2023 is only achievable with the significant reduction of discretionary spending from prior levels, particularly with respect to the Company’s discretionary sales and marketing activities and manufacturing and supply chain functions, and prior to considerations for any additional funding. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and may adversely impact the sale of Plenity.
The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of equity issuances, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of the COVID-19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and development by competitors of technological innovations.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The Company’s condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).
The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. The Company’s condensed consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a variable interest entity (“VIE”), Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. The noncontrolling interest attributable to the Company’s VIE is presented as a separate component from stockholders’ equity (deficit) in the condensed consolidated balance sheets and as a noncontrolling interest in the condensed consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. The consolidation status of a VIE may change as a result of such reassessments. Changes in consolidation status are applied prospectively in accordance with U.S. GAAP.
Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations or financial position.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.
Subsequent Event(s)
The Company considers events or transactions that occur after the balance sheet date but before the condensed consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these condensed consolidated financial statements were filed with the Securities and Exchange Commission (“SEC”) or were available to be issued.
Fair Value of Financial Instruments
The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1 —
Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 —
Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 —
Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.
The Company’s earnout liability, private placement warrants, and call option liability are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described above.
Earnout Liability:   In connection with the Business Combination, Legacy Gelesis equityholders received the right to receive additional common stock upon the achievement of certain earnout targets. As the earnout consideration contains a settlement provision that precludes it from being indexed to the Company’s stock, it is classified as a liability held at fair value in accordance ASC 815 and the instrument is adjusted to fair value at each reporting period. In determining the fair value of the earnout liability at inception and on a recurring basis, the Company utilizes the Monte Carlo simulation value model where the fair value of the earnout is the present value of a distribution of potential outcomes on a daily basis over the term of the earnout period.
Private Placement Warrant Liability:   The Private Placement Warrants are recognized as liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities held at fair value and adjusts the instruments to fair value at each reporting period. In determining the fair value of the Private Placement Warrant liability, the Company utilized a modified Monte Carlo simulation value model at inception and on a recurring basis.
One Srl Call Option:   In connection with the October 2020 amended agreement with One Srl, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment. The One Srl call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model.
Revenue Recognition
Product Revenue
The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.
Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, when the product is received by the Company’s customers.
Reserves for Variable Consideration
Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product quality returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than the customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.
Product Returns
The Company generally does not accept customer returns, except for product quality related cases. The Company evaluates quality related returns and adjusts the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.
Stock-Based Compensation
Effective January 1, 2020, the Company accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The Company’s stock-based compensation consist primarily of stock options. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:
•
exercise price:   The exercise price is the fair market value on grant date, which shall mean the closing sale price of common stock, as reported on such market on that date (or if there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations);

•
expected volatility:   As the Company was previously a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;

•
risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•
expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•
dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the condensed consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.
3.
Business Combination and Reverse Recapitalization

As discussed in Note 1, on January 13, 2022, the Company consummated the Business Combination pursuant to the Business Combination Agreement with CPSR dated July 19, 2021, as amended on November 8, 2021 and December 30, 2021. Concurrently with the execution of the Business Combination Agreement, CPSR entered into subscription agreements with certain investors (the “PIPE Investors”). Pursuant to the subscription agreements, the PIPE Investors purchased an aggregate of 9,000,000 shares of CPSR’s Class A common stock (the “PIPE Investment”) in a private placement at a price of $10.00 per share for an aggregate purchase price of $90.0 million. The PIPE Investment was consummated in connection with the closing. On December 30, 2021, CPSR entered into a backstop agreement (the “Backstop Agreement”) with certain investors (the “Backstop Investors”). Pursuant to the Backstop Agreement, the Backstop Investors purchased an aggregate of 744,217 shares of CPSR’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate purchase price of $7.4 million. Additionally, CPSR issued the Backstop Investors 1,983,750 shares of CPSR Class A common stock as additional consideration. The Backstop Agreement was consummated in connection with the closing.
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CPSR, who was the legal acquirer, was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization.
In connection with the Business Combination, the Company incurred approximately $37.2 million of costs, consisting of underwriting, legal, and other professional fees, $34.5 million of which were direct transaction costs and recorded to additional paid-in capital as a reduction of proceeds and $2.7 million of which were not directly attributable to the Business Combination and recorded as an expense in selling, general and administrative expense on the accompanying condensed consolidated statements of operations.
The following table summarizes the net proceeds from the Business Combination, as reconciled to the accompanying condensed consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholder’s equity (deficit) and the condensed consolidated statements of cash flows:
Amount
Cash – CPSR trust and cash (net of redemptions)	$7,558
Cash – PIPE Investment	90,000
Cash – Backstop Agreement	7,442
Gross proceeds	$105,000
Less: transaction costs, advisory fees and liabilities paid	(34,522)
Net proceeds from the Business Combination	$70,478
Immediately prior to closing of the Business Combination, Legacy Gelesis common stock was split according to the exchange ratio of 2.59, which was determined pursuant to the Business Combination Agreement and based on Legacy Gelesis’ implied price per share prior to the Business Combination. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. For periods prior to the Business Combination, in the accompanying condensed consolidated financial statements, the reported share and per share amounts have been retroactively converted (“Retroactive Application of Recapitalization”) by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the Business Combination are those of Legacy Gelesis
Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable convertible preferred stock converted into Legacy Gelesis common stock and was subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.

Immediately prior to the closing of the Business Combination, Legacy Gelesis stock options and restricted stock units (“RSU”) were split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders of Legacy Gelesis stock options received a stock option to purchase shares of the Company’s common stock on a one-to-one basis and holder of Legacy Gelesis RSUs received RSUs of the Company on a one-to-one basis.
Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable preferred stock warrants were converted into Legacy Gelesis common warrants and were subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.
Immediately prior to the closing of the Business Combination, Legacy Gelesis common warrants were split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.
The number of shares of common stock issued and outstanding immediately following the consummation of the Business Combination was as follows:
Common Stock
CPSR Public Stockholders	755,223
CPSR Sponsor Stockholders	4,916,250
Total CPSR Stockholders	5,671,473
Common stock issued to Gelesis Legacy Equityholders	54,814,847
Common stock issued to PIPE Investors and Backstop Agreement	11,727,967
Total common stock immediately after Closing	72,214,287
Earnout Shares
In addition, each holder of Legacy Gelesis common stock, Legacy Gelesis options and Legacy Gelesis warrants will receive a pro rata portion of up to 23,482,845 restricted earnout shares of Gelesis Holding’s common stock, which will be issued and vest in equal thirds if the trading price of the Company’s common stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the close of the Business Combination and will also vest in connection with any change of control transaction with respect to the Company if the applicable thresholds are met in such change of control transaction during the earnout period (each a “Triggering Event”).
The Company determined 18,758,241 earnout shares are considered a contingent consideration arrangement in accordance with ASC 815, and recorded a liability upon the closing of the Business Combination of $58.9 million (see Note 14). The Company determined the remaining 4,724,604 earnout shares, which pertain to Legacy Gelesis equity awards, are incremental compensation in accordance with ASC 718 and equity classified. The total fair value of incremental compensation cost at the close of Business Combination was $14.8 million which will be expensed according to the vesting terms of the original underlying equity awards. The total incremental compensation cost, pertaining to Legacy Gelesis equity awards which had previously vested, was $11.4 million, of which $7.0 million and $4.4 million was recognized immediately following the close of the Business Combination as expense in selling, general and administrative expense and research and development expense, respectively, in the accompanying condensed consolidated statements of operations.
Public Warrants and Private Placement Warrants
Upon the closing of the Business Combination, the Company assumed 13,800,000 Public Warrants and 7,520,000 Private Placement Warrants. The Company determined the Public Warrants qualified as equity instruments in accordance with ASC 815 and reclassified the Public Warrants from liability to equity classification and the carrying value of $7.1 million was transferred to APIC on the accompanying condensed consolidated balance sheets. The Company determined the Private Placement Warrants met the definition of a liability under ASC 815 and recorded a liability reflecting the fair value of the Private Placement Warrants of $8.1 million. See Note 13 and Note 15 for further information on the Private Placement and Public Warrants, respectively.
4.   Fair Value Measurements
Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at March 31, 2022 (in thousands):
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Earnout liability (See Note 14)	$25,002	$—	$—	$25,002
Private placement warrant liability (see Note 13)	3,730	—	—	3,730
One Srl call option (see Note 11)	2,623	—	—	2,623
Total liabilities measured at fair value	$31,355	$—	$—	$31,355
Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2021 (in thousands):
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Convertible promissory notes (see Note 12)	$27,128	$—	$—	$27,128
Legacy Gelesis preferred stock warrants (See Note 13)	15,821	—	—	15,821
One Srl call option (see Note 11)	2,416	—	—	2,416
Total liabilities measured at fair value	$45,365	$—	$—	$45,365
The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments during the three months ended March 31, 2022:
	Convertible Promissory Notes	Legacy Gelesis Redeemable Preferred Stock Warrants Liabilities	One Srl Call Option	Earnout Liability	Private Placement Warrant Liability
Balance at December 31, 2021	$27,128	$15,821	$2,416	$—	$—
Assumed upon Business Combination	—	—	—	—	8,140
Recognized upon Business Combination	—	—	—	58,871	—
Changes in fair value	156	926	258	(33,869)	(4,410)
Foreign currency translation (gain)/loss	—	—	(51)	—	—
Conversion and exchange upon Business Combination	—	(16,747)	—	—	—
Settlement	(27,284)
Balance at March 31, 2022	$—	$—	$2,623	$25,002	$3,730
There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the three months ended March 31, 2022. The fair value measurement of the convertible promissory notes, Legacy Gelesis preferred stock warrant liability, One Srl call option liability, earnout liability and private placement warrant liability utilized inputs not observable in the market and thus represents a Level 3 measurement.
5.   Product Revenue Reserve and Allowance
The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to end-user patients and healthcare providers. Patients are required to have a prescription in order to purchase the Product in the United States.
Roman Health Pharmacy LLC
During the three months ended March 31, 2022 and 2021, the Company recognized $6.7 million and $2.9 million, respectively, of product revenue, net, in the accompanying condensed consolidated statements of operations with respect to Roman Health Pharmacy LLC, or Ro. At March 31, 2022 and December 31, 2021, the Company recorded a deferred income balance of $24.2 million and $31.0 million, respectively, in the accompanying condensed consolidated balance sheets with respect to Ro.
GoGoMeds
During three months ended March 31, 2022 and 2021, the Company recognized $1.1 million and $0.1 million, respectively, of product revenue, net, in the accompanying condensed consolidated statements of operations with respect to Specialty Medical Drugstore, LLC, d/b/a/ GoGoMeds, or GGM. At March 31, 2022 and December 31, 2021, the Company recorded an accounts receivable balance of $0.8 million and $0.8 million, respectively, prior to reserves and allowances, in the accompanying condensed consolidated balance sheets with respect to GGM.
CMS Bridging DMCC
At March 31, 2022 and December 31, 2021, the discounted time-based milestone had a balance of $4.1 million and $4.1 million, respectively, included in other assets in the accompanying condensed consolidated balance sheets. The royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.
Total Product Revenue, net and Reserves
During the three months ended March 31, 2022 and 2021, the Company recognized $7.5 million and $3.1 million, respectively, of product revenue, net in the accompanying condensed consolidated statements of operations. At March 31, 2022 and December 31, 2021, the Company had accounts receivable of $0.8 million and $0.7 million, respectively, prior to reserves and allowances. The following table summarizes the activity in the product revenue reserve and allowance during the three months ended March 31, 2022 and 2021 (in thousands):
	At March 31,
	2022	2021
Balance at December 31,	$82	$14
Provision related to product sales	574	295
Credits and payments made	(418)	(297)
Balance at March 31,	$238	$12
At March 31, 2022 and 2021, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s condensed consolidated balance sheets for the year. Through March 31, 2022, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

6.
Inventories

Inventories consisted of the following (in thousands):
	March 31, 2022	December 31, 2021
Raw materials	$9,031	$8,074
Work in process	2,962	2,643
Finished goods	4,283	2,786
Total inventories	$16,276	$13,503

7.
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):
	March 31, 2022	December 31, 2021
Prepaid expenses	$1,892	$982
Prepaid insurance	1,279	55
Prepaid manufacturing expenses	1,530	2,624
Prepaid contract research costs	201	262
Research and development tax credit	248	579
Value added tax receivable	6,145	5,633
Deferred financing costs	222	3,855
Income tax receivable	210	213
Investment tax credit	1,316	—
Prepaid expenses and other current assets	$13,043	$14,203

8.
Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):
	March 31, 2022	December 31, 2021
Laboratory and manufacturing equipment	$28,269	$28,101
Land and buildings	10,783	10,404
Leasehold improvements	1,582	1,614
Computer equipment and software	476	463
Capitalized software	232	228
Construction in process	22,295	22,097
Property and equipment – at cost	63,637	62,907
Less accumulated depreciation	(5,316)	(4,392)
Property and equipment – net	$58,321	$58,515
The Company owns and operates commercial manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which the Company expects to further expand to a 88,600 square foot facility, as well as approximately 12 acres of land, where the Company initiated construction of an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy. Property and equipment classified as construction in process at March 31, 2022 and December 31, 2021 are related to the development of manufacturing lines that have not yet been placed into service at March 31, 2022 and December 31, 2021, respectively.

Depreciation expense was approximately $1.0 million and $0.2 million during the three months ended March 31, 2022 and 2021, respectively.
9.
Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):
	March 31, 2022	December 31, 2021
Accrued payroll and related benefits	$1,835	$1,384
Accrued professional fees and outside contractors (including due to related party of $156 and $60, respectively)	2,494	4,359
Accrued property, plant and equipment additions	1,557	1,257
Accrued inventory and manufacturing expense	268	128
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	2,778	5,604
Income taxes payable	96	145
Deferred legal fees	738	738
Accrued interest	358	45
Total accrued expenses	$10,124	$13,660

10.
Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):
	March 31, 2022	December 31, 2021
Long-term tax liabilities	90	182
Contingent loss for research and development tax credits	2,930	2,990
One Srl call option (see Note 11)	2,623	2,416
Total other long-term liabilities	$5,643	$5,588

11.
Significant Agreements

Puglia 1 Grant
In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), The Company recognized grant income of $0.2 million and $0.1 million in other income, net, on the accompanying condensed consolidated statements of operations during the three months ended March 31, 2022 and 2021, respectively, related to the PIA 1 Grant, of which less than $0.1 million and $0.2 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the three months ended March 31, 2022 and less than $0.1 million was attributable to both research and development expenses and investments in facilities and equipment, respectively, during the three months ended March 31, 2021. The Company recorded $6.1 million and $6.4 million of deferred income in the accompanying condensed consolidated balance sheets at March 31, 2022 and December 31, 2021, respectively, of which $0.8 million and $0.9 million was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying condensed consolidated balance sheets. The Company collected zero proceeds from the PIA 1 Grant during the three months ended March 31, 2022, and recorded a grant receivable of $5.3 million and $5.4 million in the accompanying condensed consolidated balance sheets at March 31, 2022 and December 31, 2021, respectively.
Puglia 2 Grant
In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), The

Company recognized grant income of $0.2 million and $0.5 million in other income, net, on the accompanying condensed consolidated statements of operations during the three months ended March 31, 2022, and 2021, respectively, related to the PIA 2 Grant, which was entirely attributable to research and development expenses. The Company has recorded $3.7 million and $3.7 million of deferred income in the accompanying condensed consolidated balance sheets at March 31, 2022 and December 31, 2021, respectively, of which $0.1 million and less than $0.1 million was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying condensed consolidated balance sheets. The Company collected zero proceeds from the PIA 2 Grant during the three months ended March 31, 2022, and has recorded a grant receivable of $3.8 million and $3.6 in the accompanying condensed consolidated balance sheets at March 31, 2022 and December 31, 2021, respectively.
One S.r.l. (“One”) Amended Patent License and Assignment Agreement
In June 2019, the Company amended and restated an existing master agreement with One (the “2019 One Amendment”), the original inventor of the Company’s core patents and a related party to the Company (see Notes 19 and 20). Under the amended and restated master agreement following this transaction, the Company eliminated certain future commercial milestone obligations and received a reduction in the percentage of royalties the Company was required to pay on future net sales. In return, One received additional consideration consisting of new future milestones upon the commercial success of new medical indications and a contingently issuable warrant for redeemable convertible preferred stock. Additionally, the Company acquired a 10% equity interest in One in exchange for cash consideration.
The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles — Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments — Equity Method and Joint Ventures.
In connection with the acquisition of the 10% equity interest in One, the Company made a payment of $2.9 million to One shareholders during the three months ended March 31, 2022. The Company had remaining undiscounted payments of €2.5 million and €5.0 million due to One at March 31, 2022 and December 31, 2021, respectively (approximately $2.8 million and $5.7 million due to One at March 31, 2022 and December 31, 2021, respectively). The remaining payments at March 31, 2022 were recorded in accrued expenses in the accompanying condensed consolidated balance sheets as it is expected to be settled within the next twelve months. None of the future milestones under the amended and restated master agreement, have been met, or are deemed to be probable of being met, at the transaction date or at March 31, 2022 and December 31, 2021, respectively.
A summary of the intangible asset activity that resulted from this transaction during the three months ended March 31, 2022 is as follows (in thousands):
Intangible Assets
Intangible asset at relative fair value	$15,564
Adjustment to record deferred tax liability	5,783
Carrying value of intangible asset at June 2019 acquisition date	$21,347
Cumulative amortization expense	(5,667)
Balance at December 31, 2021	$15,680
Period amortization expense	(567)
Balance at March 31, 2022	$15,113
In October 2020, the Company further amended the terms of the agreement with One to cancels its obligation to issue a warrant for redeemable convertible preferred stock in the 2019 One Amendment for additional commercial milestone consideration and a warrant to purchase common stock. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $6.6 million at March 31,

2022). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.
The One Srl call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.
The following represents a summary of the changes to Company’s One Srl call option liability during the three months ended March 31, 2022 (in thousands):
Balance at December 31, 2021	$2,416
Change in fair value	258
Foreign currency translation gain	(51)
Balance at March 31, 2022	$2,623
The following weighted average assumptions were used to determine the fair value of the One Srl call option liability at March 31, 2022 and December 31, 2021:
	March 31, 2022	December 31, 2021
Expected term	4.0 years	2.0 years
Expected volatility	65.0%	62.0%
Expected dividend yield	0.0%	0.0%
Risk free interest rate	2.5%	0.70%
Estimated fair value of ownership interest	$5,623	$6,922
Exercise price of call option	$6,668	$6,806
Research Innovation Fund (“RIF”) Financing
In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $11.1 million at March 31, 2022) from RIF as an equity investment and €15.0 million (approximately $16.7 million at March 31, 2022) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by the Company, beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. At March 31, 2022, RIF holds approximately 20% of the equity of Gelesis S.r.l.
The Company recorded accretion of less than $0.1 million and foreign currency translation gain of $0.2 million to the noncontrolling interest during the three months ended March 31, 2022. The noncontrolling interest balance was $11.7 million and $11.9 million at March 31, 2022 and December 31, 2021, respectively, in the accompanying condensed consolidated balance sheets.
12.
Debt

The Company’s non-convertible debt outstanding at March 31, 2022 and December 31, 2021 is summarized as follows:

	March 31, 2022	December 31, 2021
Italian Economic Development Agency Loan	344	525
Intesa Sanpaolo Loan 1	8,097	8,507
Intesa Sanpaolo Loan 2	5,557	5,672
Horizon 2020 Loan	477	486
RIF Shareholders Loan	16,672	17,015
UniCredit Loan	5,517	5,630
Total debt obligation	$36,664	$37,835
Unamortized loan discount and issuance costs	(705)	(754)
Total debt obligation carrying amount	$35,959	$37,081
Current portion	$2,001	$1,950
Long-term portion	$33,958	$35,131
2021 Bridge Financing
On December 13, 2021, the Company issued convertible promissory notes to related parties in the principal amount of $27.0 million (see Note 20). At December 31, 2021, the outstanding balance was $27.1 million, recorded at fair value in the accompanying condensed consolidated balance sheets. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million. During the three months ended March 31, 2022, the Company recognized a loss of $0.2 million with respect to the change in fair value of the convertible promissory notes on the accompanying condensed consolidated statements of operations.
Future maturities with respect to debt outstanding at March 31, 2022 are as follows (in thousands):
At March 31, 2022
Remaining 2022 obligation	1,729
2023	8,413
2024	5,655
2025	4,114
2026	4,136
More than 5 years	12,618
Unamortized loan discount and issuance costs	(705)
Total debt obligation carrying amount	$35,959
Current portion	$2,001
Long-term portion	$33,958

13.
Warrant Liabilities

The following represents a summary of the warrant liabilities activity during the three months ended March 31, 2022:
	Series A-4 Warrants	Private Placement Warrants	Total
Balance at December 31, 2021	$15,821	$—	$15,821
Assumed upon Business Combination	—	8,140	8,140
Changes in fair value	926	(4,410)	(3,484)
Conversion and exchange upon Business Combination	(16,747)	—	(16,747)
Balance at March 31, 2022	$—	$3,730	$3,730
Private Placement Warrants
At March 31, 2022, there were 7,520,000 Private Placement Warrants outstanding exercisable at $11.50 per share for common stock at the same terms as the Public Warrants. However, the warrants will not be redeemable by the Company for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the Private Placement Warrants, or their permitted transferees, also have the option to exercise the Private Placement Warrants on a cashless basis. If Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The warrants were initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying condensed consolidated statements of operations. The warrants at issuance and at March 31, 2022, were valued utilizing a modified Monte Carlo Simulation value model and significant unobservable Level 3 inputs.
The following weighted-average assumptions were used to determine the fair value of the Private Placement Warrant liability at March 31, 2022:
Private Placement Warrants
Expected term	4.8 years
Expected volatility	40.0%
Expected dividend yield	0.0%
Risk free interest rate	2.4%
Price of Gelesis Common Stock	$4.53
Exercise price of warrants	$11.50
Legacy Gelesis Redeemable Preferred Stock Warrants
In connection with the Business Combination, Legacy Gelesis redeemable preferred stock warrants were reclassified from liability treatment to equity treatment pursuant to the terms of their exchange (see Note 15).

14.
Earnout Liability

The following represents a summary of the earnout liability activity during the three months ended March 31, 2022:
Earnout Liability
Balance at December 31, 2021	$—
Recognized upon Business Combination	58,871
Changes in fair value	(33,869)
Balance at March 31, 2022	$25,002
At Business Combination close and at March 31, 2022, there were 18,758,241 earnout shares unissued and unvested. At March 31, 2022, none of the triggering events had been met.
The earnout liability was initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying condensed consolidated statements of operations. The earnout liability at issuance and at March 31, 2022, were valued utilizing a Monte Carlo Simulation and significant unobservable Level 3 inputs.
The following weighted-average assumptions were used to determine the fair value of the earnout liability at March 31, 2022:
Earnout Liability
Expected term	4.8 years
Expected volatility	40.0%
Expected dividend yield	0.0%
Risk free interest rate	2.4%
Price of Gelesis Common Stock	$4.53

15.
Stockholder’s Equity (Deficit)

Common Stock
The Company’s authorized capital stock consists of (a) 900,000,000 shares of common stock, par value $0.0001 per share; and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share. At March 31, 2022, there were 72,390,413 shares of common stock issued and outstanding.
Legacy Redeemable Convertible Preferred Stock
At December 31, 2021 and immediately prior to the Business Combination, Legacy Gelesis had outstanding Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series Growth, Series 2 Growth and Series 3 Growth redeemable convertible preferred stock which are collectively referred to as “redeemable convertible preferred stock.”
Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable convertible preferred stock converted into Legacy Gelesis common stock and was subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.
Public Warrants
In connection with the Business Combination the Company assumed 13,800,000 Public Warrants, which entitle the holder to acquire common stock, which are exercisable at an exercise price of $11.50 per share. The Public Warrants will expire at on the earlier to occur of five years after the completion of the Business Combination or redemption.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty(20) trading days within a thirty (30)-trading day period ending three (3) business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle.
At March 31, 2022, there were 13,800,000 Public Warrants outstanding.
Rollover Warrants
Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable preferred stock warrants were converted into Legacy Gelesis common warrants and were subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. At close of Business Combination and March 31, 2022, there were 1,836,429 and 1,660,303 warrants outstanding, respectively, with an exercise price of $0.02. During the three months ended March 31, 2022, 176,126 rollover warrants were exercised for proceeds of less than $0.1 million.
Immediately prior to the closing of the Business Combination, existing Legacy Gelesis common warrants were also split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. At close of Business Combination and at March 31, 2022, respectively, there were 1,353,062 of these warrants outstanding with an exercise price of $4.26.
At March 31, 2022 and December 31, 2021 common stock reserved for future issuances was as follows:
	March 31, 2022	December 31, 2021
Common stock issued upon option exercise and RSUs vesting	20,417,412	13,486,708
Conversion of all classes of redeemable convertible preferred stock	—	48,566,655
Issuances upon exercise of warrants to purchase Series A-4, upon conversion to common warrants	—	1,836,429
Issuances upon exercise of common stock warrants	24,333,365	1,353,062
Earnout shares	23,482,845	—
Total common stock reserved for future issuance	68,233,622	65,242,854

16.
Stock-Based Compensation

2021 Stock Option Plan
In January 2022, the Company’s Board of Directors approved the 2021 Stock Option and Incentive Plan (the “2021 Plan”), which supersedes the 2016 Stock Option and Grant Plan and the 2006 Stock Incentive Plan and provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and restricted stock units to employees, directors, and nonemployees of the Company. The 2021 Plan was authorized initially to issue 9,583,570 shares, plus on January 1, 2023 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31. Under the 2021 Plan, 2,580,506 shares remained available for issuance at March 31, 2022.
Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three to four years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.
The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.
Stock-based compensation expense is summarized for employees and nonemployees, by category in the accompanying condensed consolidated statements of operations as follows (in thousands):
	Three Months Ended March 31,
	2022	2021
Research and development	$5,065	$567
Selling, general and administrative	8,924	888
Total	$13,989	$1,455
Stock Option Activity
The following table summarizes the Company’s stock option activity during the three months ended March 31, 2022:
	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	4,889,820	$10.39	6.17	$54,449
Retroactive application of reverse recapitalization	7,784,666	(6.38)
Adjusted and Outstanding at December 31, 2021	12,674,486	$4.01	6.17	$54,449
Granted	2,542,685
Exercised	—
Forfeited – unvested	(17,281)	$5.56
Forfeited – vested	(55,079)	$4.11
Expired	—
Outstanding at March 31, 2022	15,144,811	$3.89	6.58	$13,187
Exercisable at March 31, 2022	9,923,454	$3.58	5.14	$—
Vested and expected to vest at March 31, 2022	15,144,811	$3.89	6.58	$13,187
The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the three months ended March 31, 2022 was $0.9 million.

The fair value of each option issued was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:
Three Months Ended March 31, 2022
Market price of common stock	$3.33
Expected volatility	72.6%
Expected term (in years)	6.1
Risk-free interest rate	1.7%
Expected dividend yield	0.0%
The weighted-average grant date fair value of stock options granted during the three months ended March 31, 2022 was $2.16. At March 31, 2022 and December 31, 2021, there was $15.7 million and $8.7 million, respectively, of unrecognized compensation cost related to unvested stock option grants under the 2021 Plan, which was expected to be recognized over a weighted-average period of 2.6 and 2.2 years, respectively.
Restricted Stock Unit (“RSU”) Activity
The following table summarizes the Company’s RSU activity during the three months ended March 31, 2022:
	Number of RSUs	Weighted- Average Grant Date Fair Value
Outstanding and Unvested at December 31, 2021	313,354	$21.41
Retroactive application of reverse recapitalization	498,868	$(13.15)
Adjusted and Outstanding and Unvested at December 31, 2021	812,222	$8.26
Granted	4,460,379	$3.45
Vested	—
Forfeited	—
Outstanding and Unvested at March 31, 2022	5,272,601	$4.19
Each RSU entitles the holder to one share of common stock on vesting and the RSU awards are based on a cliff vesting schedule over requisite service periods in which the Company recognizes compensation expense for the RSUs. Vesting of the RSUs is subject to the satisfaction of certain service and or certain performance conditions. The Company recognizes the estimated grant date fair value of these awards as stock-based compensation expense over the service and or performance periods based upon its determination of whether it is probable that the service and or performance conditions will be achieved. The Company assesses the probability of achieving the service and or performance conditions at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated or actual outcome of service and or performance-related conditions.
At March 31, 2022 and December 31, 2021, unrecognized compensation cost for RSU awards granted totaled $15.1 million and $6.7 million, respectively.
17.
Income Taxes

The Company recorded a provision of $0.0 million during the three months ended March 31, 2022 and March 31, 2021, respectively. The provision recorded differs from the US statutory rate of 21% for the three months ended March 31, 2022 and March 31, 2021 primarily due to the valuation allowance recorded against the net operating losses and deferred tax assets.
The Company continues to evaluate the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States as of March 31, 2022 and December 31, 2021.
18.
Earnings (Loss) per Share

The weighted-average common shares outstanding and thus the net loss per share calculations and potentially dilutive security amounts for all periods prior to the Business Combination have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the exchange ratio of approximately 2.59. See Note 3 for further information.
Basic and diluted loss per share attributable to common stockholders was calculated as follows:
	Three Months Ended March 31,
	2022	2021
Numerator:
Net loss	$(5,703)	$(18,586)
Accretion of redeemable convertible preferred stock to redemption value	(37,934)	(33,761)
Accretion of noncontrolling interest put option to redemption value	(88)	(94)
Net loss attributable to common stockholders	$(43,725)	$(52,441)
Denominator:
Weighted average common shares outstanding, basic and diluted	62,743,154	5,589,290
Net loss per share, basic and diluted	$(0.70)	$(9.38)
The Company’s potential dilutive securities, which include stock options, RSUs, warrants and earnout shares have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at March 31, 2022 and 2021 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.
	March 31,
	2022	2021
Convertible preferred stock	—	48,431,336
Warrants on convertible preferred stock	—	2,030,277
Options and RSUs to acquire common stock	20,417,412	13,032,299
Warrants on common stock	24,333,365	1,353,062
Earnout shares	—	—
Total	44,750,777	64,846,974
Total potentially dilutive common share equivalents for the three months ended March 31, 2022, excludes 23,482,845 shares related to the earnout liability as these shares are contingently issuable upon meeting certain triggering events.
19.
Commitments and Contingencies

Operating Leases
In June 2019, the Company entered into an operating lease agreement with PureTech Health LLC, or PureTech, for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term.

At March 31, 2022, the Company’s operating lease right of use assets was $1.9 million, of which $0.5 million and $1.4 million were short-term and long-term lease liabilities, respectively. At December 31, 2021, the Company’s operating lease right of use assets was $2.0 million, of which $0.5 million and $1.5 million were short-term and long-term lease liabilities, respectively. Operating lease expense was $0.1 million during the three months ended March 31, 2022 and 2021, respectively. The remaining noncancelable term of the Company’s operating leases was 3.4 years at March 31, 2022, and the weighted average discount rate was 5.9%.
Future maturities of the lease liability under the Company’s noncancelable operating leases at March 31, 2022 are as follows (in thousands):
At March 31, 2022
Remaining 2022 maturities	$474
2023	636
2024	555
2025	385
2026	32
More than 5 years	16
Total undiscounted lease maturities	$2,098
Imputed interest	(176)
Total lease liability	$1,922
Royalty Agreements
Expenses from royalty agreements on net product sales and sublicense income is recognized as a cost of goods sold in the accompanying condensed consolidated statements of operations during the period in which the associated revenues are recognized.
PureTech
In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.
One S.r.l
Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and an aggregate of €17.5 million (approximately $19.5 million at March 31, 2022) upon the achievement of certain commercial milestones of new medical indications as well as Plenity and pay royalties on net product sales and/or a percentage of sublicense income. At March 31, 2022, none of the milestones have been met.
Grant Agreements
The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.
Research and Development Tax Credits
The Company’s subsidiary, Gelesis S.r.l., which conducts core manufacturing and research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities.
In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law”). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company.
The Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable.
The Company has recorded $2.9 million and $3.0 million as a component of other long-term liabilities in the accompanying condensed consolidated balance sheets at March 31, 2022 and December 31, 2021, respectively. In October 2021, the Italian federal tax authority initiated an audit of the research and development tax credits for the calendar years 2017 through 2019. The Company expects that this tax audit will continue through 2022.
Litigation
In connection with the Business Combination, the Company received a litigation demand letter from certain purported stockholders alleging that the Company was required to provide holders of Class A Common Stock a separate class vote in connection with proposed amendments of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares, such that separate votes can be cast on the proposed increase in the number of shares of Class A common stock and the proposed increase in the number of shares of preferred stock. While the Company believes that the ultimate outcome of this litigation demand will not have a material effect on these condensed consolidated financial statements as well as its financial position, results of operations, and cash flows, the Company is unable to determine a range of potential losses that is reasonably possible of occurring.
20.
Related Party Transactions

The Company had the following transactions with related parties:
PureTech
In June 2019, PureTech executed a sublease agreement with the Company (see Note 19). With respect to the sublease, the Company incurred lease expense of $0.1 million and $0.2 million during three months ended March 31, 2022 and 2021, respectively, recorded in general and administrative expenses in the accompanying condensed consolidated statements of operations. The Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the PureTech royalty agreement (see Note 19) during the three months ended March 31, 2022 and 2021, respectively, recorded in cost of goods sold in the accompanying condensed consolidated statements of operations. The Company had an accounts payable balance to PureTech of $0.3 million and $0.1 million at March 31, 2022 and December 31, 2021, respectively, in the accompanying condensed consolidated balance sheets.
On December 13, 2021, the Company issued a convertible promissory note to PureTech in the principal amount of $15.0 million (see Note 12). At December 31, 2021, the outstanding balance was $15.1 million, recorded at fair value in the accompanying condensed consolidated balance sheets. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $15.2 million. During the three months ended March 31, 2022, the Company recognized a loss of $0.1 million with respect to the change in fair value of the convertible promissory notes on the accompanying condensed consolidated statements of operations.
SSD2
On December 13, 2021, the Company issued a convertible promissory note to SSD2, LLC in the principal amount of $12.0 million (see Note 12). At December 31, 2021, the outstanding balance was

$12.1 million, recorded at fair value in the accompanying condensed consolidated balance sheets. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $12.1 million. During the three months ended March 31, 2022, the Company recognized a loss of less than $0.1 million with respect to the change in fair value of the convertible promissory notes on the accompanying condensed consolidated statements of operations.
One S.r.l
Consulting Agreement with Founder of One
The Company and one of the founders of One, who is also a stockholder of the Company, entered into a consulting agreement for the development of the Company’s science and technology. The Company incurred costs for consulting services received from the founder of One totaling less than $0.1 million during each of the three months ended March 31, 2022 and 2021, respectively, recorded in research and development expense in the accompanying condensed consolidated statements of operations. The Company recorded an accounts payable balance to the founder of less than $0.1 million at both March 31, 2022 and December 31, 2021, respectively, in the accompanying condensed consolidated balance sheets.
Acquisition of One
In connection with the amended and restated master agreement with One (see Note 11), the Company acquired a 10.0% equity interest in One in exchange for cash consideration. During the three months ended March 31, 2022 the Company made a payment of $2.9 million to One shareholders with respect to the acquisition. The Company had remaining undiscounted payments of €2.5 million and €5.0 million due to one at March 31, 2022 and December 31, 2021, respectively (approximately $2.8 million and $5.7 million due to One at March 31, 2022 and December 31, 2021, respectively). The balance at March 31, 2022 was recorded in accrued expenses in the accompanying condensed consolidated balance sheets as it is expected to be settled within the next twelve months.
Additionally, the Company incurred royalty expense of $0.2 million and $0.1 million with One (see Note 19) during the three months ended March 31, 2022 and 2021, respectively, recorded in cost of goods sold in the accompanying condensed consolidated statements of operations. The Company had an accounts payable balance to One Srl of less than $0.1 million and an accrued expense balance of $0.2 million at March 31, 2022 and an accrued expense balance of less than $0.1 million at December 31, 2021, respectively, related to royalties in the accompanying condensed consolidated balance sheets.
RIF Transaction
In connection with the RIF transaction entered into in August 2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 20% of the equity of Gelesis S.r.l. at December 31, 2021 (see Note 11). In addition, the shareholders of RIF provided the Company with a loan for $18.4 million with a fixed interest rate of 6.35% per annum (see Note 12).
21.
Subsequent Event(s)

The Company has evaluated subsequent events which may require adjustment to or disclosure in the condensed consolidated financial statements through the date of issuance of these condensed consolidated financial statements and concluded there are none.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Gelesis, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Gelesis, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2015.
Boston, Massachusetts
March 24, 2022

GELESIS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$28,397	$48,144
Marketable securities	—	23,998
Accounts receivable	731	818
Grants receivable	9,172	8,116
Inventories	13,503	5,122
Prepaid expenses and other current assets	14,203	6,677
Total current assets	66,006	92,875
Property and equipment, net	58,515	46,895
Operating lease right-of-use assets	2,016	2,167
Intangible assets, net	15,680	17,947
Other assets	4,084	3,959
Total assets	$146,301	$163,843
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $147 and $93, respectively	$10,066	$8,322
Accrued expenses and other current liabilities, including due to related party of $5,664 and $109 respectively	13,660	7,320
Deferred income	32,370	624
Operating lease liabilities	541	421
Convertible promissory notes due to related party, held at fair value	27,128	—
Notes payable	1,950	254
Warrant liabilities	15,821	581
Total current liabilities	101,536	17,522
Deferred income	8,914	8,276
Operating lease liabilities	1,519	1,780
Notes payable, including due to related party of $16,523 and $18,936, respectively	35,131	34,002
Warrant liabilities	—	11,518
Other long-term liabilities, including due to related party of $2,416 and $7,457, respectively	5,588	11,729
Total liabilities	152,688	84,827
Commitments and contingencies (Note 19)
Noncontrolling interest	11,855	12,429
Redeemable convertible preferred stock, $0.0001 par value – authorized 19,957,625 and 19,957,625 shares at December 31, 2021 and 2020, respectively
Series A-1 – 1,711,755 shares designated; 1,689,193 and 1,636,971 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $7,505 and $7,273 at December 31, 2021 and 2020, respectively	7,113	6,176
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	December 31,
	2021	2020
Series A-2 – 1,161,254 shares designated; 1,161,254 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $3,030 at December 31, 2021 and 2020, respectively	3,033	3,033
Series A-3 – 1,730,874 shares designated; 1,730,874 and 1,492,685 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $5,188 and $4,474 at December 31, 2021 and 2020, respectively	7,460	4,463
Series A-4 – 2,159,022 shares designated; 1,450,529 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $5,473 at December 31, 2021 and 2020, respectively	2,602	2,602
Series A-5 – 1,977,114 shares designated; 1,977,114 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $24,536 at December 31, 2021 and 2020	44,307	24,991
Series Growth – 2,538,274 shares designated; 2,538,274 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $31,500 at December 31, 2021 and 2020	56,959	32,763
Series 2 Growth – 2,370,803 shares designated; 2,370,803 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $30,370 at December 31, 2021 and 2020	53,201	30,684
Series 3 Growth – 6,308,529 shares designated; 5,818,895 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $150,768 at December 31, 2021 and 2020, respectively	136,919	108,813
Stockholders’ deficit:
Common stock, $0.0001 par value – 48,595,723 shares authorized at December 31, 2021 and 2020, respectively; 2,410,552 and 2,155,490 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	(64,549)	23,907
Accumulated other comprehensive income	219	938
Accumulated deficit	(265,507)	(171,784)
Total stockholders’ deficit	(329,836)	(146,938)
Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$146,301	$163,843

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
	Year Ended December 31,
	2021	2020
Revenue:
Product revenue, net	$11,185	$2,708
Licensing revenue	—	18,734
Total revenue, net	11,185	21,442
Operating expenses:
Costs of goods sold, including related party expenses of $447 and $108, respectively	9,983	2,414
Selling, general and administrative, including related party expenses of $494 and $614, respectively	71,041	28,870
Research and development, including related party expenses of $255 and $272, respectively	12,867	16,115
Amortization of intangible assets	2,267	2,267
Total operating expenses	96,158	49,666
Loss from operations	(84,973)	(28,224)
Change in the fair value of convertible promissory notes	(128)	—
Change in the fair value of warrants	(7,646)	(1,466)
Change in fair value of tranche rights liability	—	256
Interest expense, net	(1,364)	(432)
Other income, net	781	6,000
Loss before income taxes	(93,330)	(23,866)
Provision for income taxes	17	2,039
Net loss	(93,347)	(25,905)
Accretion of senior preferred stock to redemption value	(94,134)	(11,372)
Accretion of noncontrolling interest put option to redemption value	(376)	(567)
Net loss attributable to common stockholders	$(187,857)	$(37,844)
Net loss per share attributable to common stockholders − basic and diluted	$(85.22)	$(17.61)
Weighted average common shares outstanding − basic and diluted	2,204,486	2,149,182
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
	Year Ended December 31,
	2021	2020
Net loss	$(93,347)	$(25,905)
Other comprehensive income (loss):
Foreign currency translation adjustment	(719)	828
Unrealized loss on marketable securities	—	(1)
Total other comprehensive (loss) income	(719)	827
Comprehensive loss	$(94,066)	$(25,078)
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share and per share data)
		Redeemable Convertible Preferred Stock
		Series A-1		Series A-2		Series A-3		Series A-4		Series A-5		Series Growth Series 2 Growth Series 3 Growth Common Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Noncontrolling Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	$—	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$24,536	2,538,274	$31,500	2,370,803	$30,370	2,973,270	$51,348	2,144,651	$1	$26,248	$111	$(145,423)	$(119,063)
Cumulative effects of adoption of accounting standards (see Note 2)																				(111)		111
Noncontrolling interest, net of issuance costs of $406	11,349
Issuance of common stock warrants																				4,322			4,322
Issuance of Series 3 growth redeemable convertible preferred stock, net of issuance costs of $329 and warrant liability of $744																2,845,625	48,125						—
Accretion of senior preferred stock to redemption value											455		1,263		314		9,340			(11,372)			(11,372)
Exercise of Series A-4 warrants								11,177	136														—
Stock based compensation expense																				4,808			4,808
Exercise of share-based awards																		10,839		12			12
Net loss																						(25,905)	(25,905)
Accretion of noncontrolling interest put option to redemption value	567																					(567)	(567)
Foreign currency translation loss	513																				828		828
Unrealized loss on marketable securities																					(1)		(1)
Balance at December 31, 2020	$12,429	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,450,529	$2,602	1,977,114	$24,991	2,538,274	$32,763	2,370,803	$30,684	5,818,895	$108,813	2,155,490$	$1	$23,907	$938	(171,784)	$(146,938)
Accretion of senior preferred stock to redemption value											$19,316		$24,196		$22,517		$28,106			(94,134)			$(94,134)
Stock based compensation expense																				5,532			5,532
Exercise of stock options																		255,062		146			146
Exercise of warrants		52,222	937			238,189	2,997																—
Accretion of noncontrolling interest put option to redemption value	376																					(376)	(376)
Net loss																						(93,347)	(93,347)
Foreign currency translation gain	(950)																				(719)		(719)
Balance at December 31, 2021	$11,855	1,689,193	$7,113	1,161,254	$3,033	1,730,874	$7,460	1,450,529	$2,602	1,977,114	$44,307	2,538,274	$56,959	2,370,803	$53,201	5,818,895	$136,919	2,410,552	$1	$(64,549)	$219	$(265,507)	$(329,836)
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(93,347)	$(25,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,267	2,267
Reduction in carrying amount of right-of-use assets	449	375
Depreciation	1,524	512
Stock-based compensation	5,532	4,808
Unrealized loss on foreign currency transactions	(37)	(589)
Noncash interest expense	173	—
Accretion on marketable securities	(1)	(6)
Amortization/accretion on long-term assets and liabilities, net	—	(4)
Change in the fair value of warrants	7,646	1,466
Change in the fair value of convertible promissory notes	128	—
Change in fair value of One S.r.l. call option	1,024	—
Gain on extinguishment of debt	—	(297)
Gain on extinguishment of preferred stock warrant	—	(157)
Change in fair value of trance rights liability	—	(256)
Deferred tax expense on intangible asset (see Note 11)	—	1,810
Changes in operating assets and liabilities:
Account receivables	70	(729)
Grants receivable	(1,723)	(6,779)
Prepaid expenses and other current assets	(8,029)	(3,281)
Inventories	(8,645)	(3,928)
Other assets	107	(3,583)
Accounts payable	2,604	4,085
Accrued expenses and other current liabilities	8,709	151
Operating lease liabilities	(440)	(358)
Deferred income	33,140	8,242
Other long-term liabilities	(6,442)	165
Net cash used in operating activities	(55,291)	(21,991)
Cash flows from investing activities:
Purchases of property and equipment	(19,917)	(32,212)
Maturities (purchases) of marketable securities	24,000	(23,993)
Net cash provided by (used) in investing activities	4,083	(56,205)
Cash flows from financing activities:
Principal repayment of notes payable	(302)	(192)
Proceeds from the exercise of warrants	10	—
Proceeds from the issuance of convertible promissory notes	27,000	—
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year ended December 31,
	2021	2020
Proceeds from issuance of promissory notes (net of issuance costs of $207 and $751, respectively)	5,679	28,939
Proceeds from issuance of redeemable convertible preferred stock(net of issuance costs of $0 and $329, respectively)	—	48,815
Proceeds from exercise of share-based awards	146	12
Proceeds from issuance of noncontrolling interest	—	11,349
Net cash provided by financing activities	32,533	88,923
Effect of exchange rates on cash	(1,072)	1,643
Net decrease (increase) in cash	(19,747)	12,370
Cash and cash equivalents at beginning of year	48,144	35,774
Cash and cash equivalents at end of year	$28,397	$48,144
Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$1,712	$1,818
Deferred financing costs included in accounts payable and accrued expense	$773	$—
Supplemental cash flow information:
Lease liabilities arising from obtaining right-of-use assets	$305	$—
Interest paid on notes payable	$1,578	$274
The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)
1.
Nature of the Business and Basis of Presentation

Nature of Business
Gelesis, Inc., or the Company, is a commercial stage biotherapeutics company incorporated in 2006 under the laws of the State of Delaware. The Company aims to transform weight management through proprietary biomimetic hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, supply and distribution agreements, long-term loans, convertible bridge note financings, and government grants.
The Company currently manufactures and markets its first product, Plenity®, which is based on a proprietary hydrogel technology. Plenity®, received de novo clearance from the FDA on April 12, 2019 as a Class II medical device to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise. In June 2019, the Company received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise. Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020 availability was increased to test commercial interest and consumer experience. Activities associated with a full commercial launch in the United States began in late 2021.
On July 19, 2021, the Company entered into a business combination agreement with Capstar Special Purpose Acquisition Corp. (“CPSR”), a special purpose acquisition company. On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination, pursuant to the terms of the business combination Agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”), and Gelesis, Inc.(together with its consolidated subsidiaries, “Legacy Gelesis”). Pursuant to the business combination agreement, on the closing date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Legacy Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”). The business combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds. On January 14, 2022, Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.
The business combination was accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Legacy Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Legacy Gelesis’ operations prior to the acquisition comprising the only ongoing operations of Gelesis Holdings, the majority of Gelesis Holdings’ board of directors appointment by Legacy Gelesis, and Legacy Gelesis’ senior management comprising a majority of the senior management of Gelesis Holdings. Accordingly, for accounting purposes, the financial statements of Gelesis Holdings will represent a continuation of the consolidated financial statements of Legacy Gelesis with the business combination being treated as the equivalent of Legacy Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPRS will be stated at historical costs, with no goodwill or other intangible assets recorded.

Going Concern
The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
The Company has a history of incurring substantial operating losses and has financed its operations in recent years primarily from the issuance of redeemable convertible preferred stock, promissory notes, government grants and collaborations and licensing arrangements. The Company expects such operating losses and negative cash flows from operations will continue in 2022. The Company expects its cash on hand as of the date of the consolidated financial statements and gross proceeds of $105 million from the business combination, together with the PIPE financing and the sale of the backstop purchase shares, will only be sufficient to meet the Company’s obligations into the first quarter of 2023, prior to considerations for any additional funding, and not at least twelve months beyond the date of issuance of the consolidated financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of public or private equity offerings, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of COVID19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).
The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. The Company’s consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a variable interest entity (“VIE”), Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. The noncontrolling interest attributable to the Company’s VIE is presented as a separate component from stockholders’ deficit in the consolidated balance sheets and as a noncontrolling interest in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. The consolidation status of a VIE may change as a result of such reassessments. Changes in consolidation status are applied prospectively in accordance with U.S. GAAP.

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.
Subsequent Event(s)
The Company considers events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these financial statements were filed with the Security and Exchange Commission (“SEC”) or were available to be issued.
Fair Value of Financial Instruments
The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1 —
Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 —
Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 —
Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.
The Company’s tranche rights liability, preferred stock warrants, and call option liability (see Notes 3 and 11) are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described below (see Note 3).
Preferred Stock Warrant Liability:   The Company has recorded redeemable convertible preferred stock warrants issued to investors as liabilities as the terms of the warrants are not fixed due to potential adjustments in the exercise price and/or the number of shares issuable under the warrants, and because all of the redeemable convertible preferred stock warrants are exercisable for preferred shares. Redeemable convertible preferred stock warrants are initially recorded at fair value, with gains and losses arising from subsequent changes in fair value recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company measures fair value of redeemable convertible preferred stock warrants using a Black-Scholes option pricing model (see Notes 3 and 14).
Tranche Rights Liability:   The Company has recorded tranche rights issued to investors, which is a right of the investor to purchase additional shares of redeemable convertible preferred stock in connection with an initial issuance of the underlying shares at one or more subsequent closings at a fixed agreed upon price, as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. Tranche rights are initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares, and from gains and losses arising from changes in fair value, which are recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model (see Notes 3 and 14).
Noncontrolling Interests:   The Company recognizes noncontrolling interest related to VIE’s, in which the Company is the primary beneficiary, as temporary equity in the consolidated financial statements separate from the shareholders’ equity. Changes in the shareholders’ ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.
Cash Equivalents
The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents. Cash equivalents, which consist of money market accounts purchased with original maturities of less than 90 days from the date of purchase, are stated at fair value.
Marketable Securities
The Companies classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive loss until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses from sale of available-for-sale securities, if any, are determined on a specific identification basic and are also included in interest income.
The Company reviews all available-for-sale securities at each period end to determine if they remain available-for-sale based on then current intent and ability to sell the security if it is required to do so. Marketable securities are subject to a periodic impairment review. The Company may recognize an impairment charge when a decline in the fair value of investments below the cost basis is determined to be other-than-temporary. The Company did not have any marketable securities deemed to be impaired at December 31, 2020 and did not have any marketable securities at December 31, 2021.
Accounts Receivable
The Company extends credit to customers based upon contractual terms or its evaluation of the customer’s financial condition.
Customer accounts receivable are stated at amounts due net of applicable discounts and other contractual adjustments as well as an allowance for expected credit losses. The Company assesses the need for an allowance for expected credit losses based upon currently expected credit losses (“CECL”) by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s ability to pay its obligation and the condition of the general economy and the industry as a whole.

The Company will write off accounts receivable when the Company determines that they are uncollectible. The Company has not historically experienced any collection issues or significant credit losses. Based on historical receipts and collections history, management has determined that an allowance for expected credit losses is not necessary at December 31, 2021 or 2020.
Government Grants
The Company recognizes grants from governmental agencies in other income on the consolidated statements of operations, gross of the expenditures that were related to the underlying project being co-funded by the grant, when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and payments under the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant payment will be received as a result of meeting the necessary conditions.
The Company has been awarded grants from government agencies in Italy for certain capital expenditures and expenses incurred for research and development work performed under specified programs conducted in Italy. The Company submits qualifying expenses and capital purchases for reimbursement under each specified program, which occurs after the Company has made the capital purchases and/or incurred the research and development costs. The Company records a grant receivable upon incurring such expenses, as approval and reimbursement are considered to be perfunctory once the qualifying program has been approved. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, grant income related to research and development costs is recognized as such expenses are incurred. Research and development costs that were incurred prior to the approval of a qualifying program are recognized as grant income immediately upon approval of the program by the grantor. Grant income related to qualifying capital purchases is recognized in proportion to the depreciation expense incurred on the underlying assets.
Deferred income related to capital purchases for which grant income will be recognized beyond twelve months from the balance sheet date is classified as long-term deferred income on the consolidated balance sheets and amortized to other income, net, over the same life of the related asset.
Inventory
The Company manufactures its own super-absorbent hydrogels used in Plenity® and other product candidates out of its own manufacturing facilities located in Italy. The packaging of the hydrogels is currently outsourced to contract packaging organizations for commercial and research and development purposes.
Inventories comprise raw materials, including raw materials for packaging components, work-in-process, and finished goods, which are goods that are available for sale. The Company states inventory at the lower of cost or net realizable value with the cost based on the first-in, first-out method. If the Company identifies excess, obsolete or unsalable items, it writes down its inventory to its net realizable value in the period in which the impairment is identified. These adjustments are recorded based upon various factors related to the product, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand, the expected shelf-life of the product and firm inventory purchase commitments. Significant shipping and handling costs incurred for inventory purchases are included in inventory and costs incurred for product shipments are recorded in cost of goods sold as incurred.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred whereas major betterments are capitalized as additions to property and equipment. Depreciation and amortization begin at the time the asset is placed in service, and are recorded using the straight-line method over the estimated useful lives, as follows:
Asset Category	Useful Lives
Computer equipment and software	1 – 3 years
Laboratory and manufacturing equipment	2.5 – 8.3 years
Leasehold improvements	5 – 10 years, or the remaining term of lease, if shorter
Buildings and land improvements	18 – 20 years
Land	Not depreciated
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to the undiscounted expected future cash flows the assets are expected to generate and recognizes an impairment loss equal to the excess of the carrying value over the fair value of the related asset. For the years ended December 31, 2021 and 2020, there were no indicators of impairment.
Intangible Assets
Intangible assets with estimable useful lives, or definite-lived intangibles, are carried at cost and are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment upon certain triggering events. We routinely review the remaining estimated useful lives of definite-lived intangible assets. If we reduce the estimated useful life assumption, the remaining unamortized balance is amortized over the revised estimated useful life.
Redeemable Convertible Preferred Stock
The Company has classified redeemable convertible preferred stock as temporary equity in the consolidated balance sheets due to certain change in control clauses that are outside of the Company’s control, including liquidation, sale, or transfer of control of the Company, as holders of the redeemable convertible preferred stock could cause redemption of the shares in these situations. The Company accretes the carrying values of the classes of redeemable convertible preferred stock that are mandatorily redeemable to the redemption values. The Company does not accrete the carrying values of the classes of redeemable convertible preferred stock that are not mandatorily redeemable to the redemption values since a liquidation event, sale, or transfer is not considered probable. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if and when it becomes probable that such a liquidation event will occur.
Leases
The Company determines if an arrangement is a lease at contract inception under ASC 842 — Leases. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the discount rate implicit in the leases was typically not readily determinable, the Company utilized the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. incremental borrowing rate (IBR).
The Company has elected to apply the practical expedient to account for lease and non-lease components as a single lease component for new and modified leases commencing after adoption election. The Company has also elected not to recognize leases with an initial term of 12 months or less on the consolidated balance sheets, instead, those lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

Revenue Recognition
Product Revenue
The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.
Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, when the product is received by the Company’s customers.
Reserves for Variable Consideration
Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product quality returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than the customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.
Product Returns
The Company generally does not accept customer returns, except for product quality related cases. The Company evaluates quality related returns and adjust the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.
License and Collaboration Revenues
The Company recognizes revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of the Company’s materials, shipping and distribution activities occur prior to the transfer of control of the Company’s materials and are considered activities to fulfill the Company’s promise to deliver goods to the customers.
The Company has entered and anticipates to enter future license, collaboration and/or distribution agreements, which are within the scope of ASC 606, to manufacture and commercialize product(s). The terms of these agreements typically contain multiple promises or obligations, which may include: (i) manufacturing and supply of covered products, and (ii) regulatory support activities to be provided to the collaboration partner relating to the covered product(s). Payments to the Company under these agreements may include payments based upon the achievement of certain milestones and royalties on any resulting net product sales.
The Company first evaluates collaboration arrangements to determine whether the arrangement (or part of the arrangement) represents a collaborative arrangement pursuant to ASC Topic 808, Collaborative Arrangements, based on the risks and rewards and activities of the parties pursuant to the contractual arrangement. The Company accounts for collaborative arrangements (or elements within the contract that are deemed part of a collaborative arrangement), which represent a collaborative relationship and not a customer relationship, outside the scope of ASC 606. The Company’s collaborations primarily represent revenue arrangements. The Company uses judgment to determine whether milestones or other variable consideration, except for sales-based royalties, should be included in the transaction price. The transaction price is allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. For performance obligations which consist of licenses and other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. As of and for the two years ended December 31, 2021, there were no performance obligations to be satisfied over time for recognition purposes.
Amounts received prior to revenue recognition are recorded as deferred income. Amounts expected to be recognized as revenue within the twelve months following the balance sheet date are classified as current portion of deferred income in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the twelve months following the balance sheet date are classified as deferred income, net of current portion. Amounts recognized as revenue, but not yet received or invoiced are generally recognized as contract assets.
Cost of goods sold
Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.
Selling, General and Administrative Costs
Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of the Company’s products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of the Company’s business.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided.
Stock-Based Compensation
Effective January 1, 2020, the Company accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The Company’s stock-based compensation consist primarily of stock options. The measurement date for share-based awards is the date of grant, and stock- based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:
•
exercise price:   In determining the exercise prices for options granted, the Board of Directors has considered the fair value of the common stock as of each grant date. The fair value of the common stock underlying the stock options has been determined by the Board of Directors at each award grant date based upon the estimated fair value of the Company’s common stock as determined by an independent third-party valuation firm. The specialists at this valuation firm considered a variety of factors including the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current clinical and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including Series Preferred), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

•
expected volatility:   As the Company is a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;

•
risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•
expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•
dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Prior to the adoption of Accounting Standards ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), the

measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.
Income Taxes
The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A change in tax rates is recognized in income in the period of the enactment date. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s consolidated financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.
Foreign Currency Translation
The financial statements of each of the Company’s subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are included in other (expense) income, net in the results of operations.
Concentrations of Credit Risk and Off -Balance-Sheet Risk
The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash and cash equivalents, investments, accounts receivable and unbilled account receivables.
The Company’s cash balances, trade receivables, and grants receivable subject the Company to significant concentrations of credit risk. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash. The Company’s grants receivable are due from government agencies, which the Company believes to have high credit quality. The Company has a limited number of commercial customers. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced any credit losses.
Earnings (Loss) per Share
The Company computes basic earnings (loss) per share by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. During periods of income, the Company allocates participating securities a proportional share of income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). The Company’s restricted stock and various series of preferred stocks participate in dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted earnings (loss) per share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such non-participating securities would be anti-dilutive.
Segment Information
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief operating decision maker view the Company’s operations and manage its business as one operating segment. Geographically, the Company operates out of the U.S. and Italy. The corporate headquarters including the core functions of sales and marketing, medical affairs, research and development and general and administrative are located in the U.S., while substantially all of the Company’s manufacturing facilities and operations physically reside in Italy.
Recently Adopted Accounting Pronouncements
Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). The FASB has subsequently issued amendments to ASU 2016-13, which have the same effective and transition date of fiscal years beginning after December 15, 2019 for SEC filers other than small reporting companies, and fiscal years beginning after December 15, 2022 for all other entities. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establish additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment.
The Company has adopted ASU No. 2016-13 as of January 1, 2021 and the impact of this standard was not material to the Company’s consolidated financial statements or related disclosures.
3.
Fair Value Measurements

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2021 (in thousands):
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Convertible promissory notes (see Note 12)	$27,128	$—	$—	$27,128
Preferred stock warrants	15,821	—	—	15,821
One Srl call option (see Note 11)	2,416	—	—	2,416
Total liabilities measured at fair value	$45,365	$—	$—	$45,365

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2020 (in thousands):
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$23,998	$23,998	$—	$—
Total assets measured at fair value	$23,998	$23,998	$—	$—
Liabilities:
Preferred stock warrants	$12,099	$—	$—	$12,099
One Srl call option (see Note 11)	1,545	—	—	1,545
Total liabilities measured at fair value	$13,644	$—	$—	$13,644
There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the years ended December 31, 2021 and 2020. The fair value of the tranche right liability, preferred stock warrant liability, and call option liability includes inputs not observable in the market and thus represents a Level 3 measurement. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.
The significant assumption used in the model is the probability of the following scenarios occurring:
	At December 31,
	2021	2020
IPO scenario	2.5%	75.0%
Market adjusted equity value method	2.5%	25.0%
Special purpose acquisition company (“SPAC”) scenario	95.0%	0.0%
Tranche right liability
Tranche rights are initially recorded at fair value, are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares and are remeasured at each subsequent reporting date. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of tranche rights include the estimated fair value of the underlying stock, expected term of the tranche right, risk free interest rate, and expected volatility.
The following represents a summary of the changes to Company’s tranche right liability during the year ended December 31, 2020 (in thousands):
Tranche rights liability
Balance at December 31, 2019	$310
Change in fair value of tranche rights liability immediately prior to tranche settlement in April 2020	(256)
Settlement of Series 3 Growth tranche rights liability in April 2020	(54)
Balance at December 31, 2020	$—
The change in the fair value of the Tranche Rights is influenced primarily by the price of the underlying Redeemable Convertible Preferred Stock and the remaining term of the Tranche Right. During the year ended December 31, 2020, the Company recognized a loss of $0.3 million in the consolidated statements of operations related to changes in the fair value of tranche rights. The tranche rights liability was settled in April 2020 and there was no outstanding liability at December 31, 2020.
Preferred stock warrant liability
Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black- Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.
The following represents a summary of the changes to Company’s warrant liability for the years ended December 31, 2021 and 2020 (in thousands):
	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants	Series 3 Growth Warrants	Series 4 Growth Options	Total
Balance at December 31, 2019	485	2,541	7,686	4,631	653	15,996
Issuance of Series 4 Growth option liability	—	—	—	—	745	745
Extinguishment of Series 3 Growth warrant	—	—	—	(5,973)	—	(5,973)
Exercise of Series A-4 warrants	—	—	(135)	—	—	(135)
Change in fair value of warrant liability	96	355	1,071	1,342	(1,398)	1,466
Balance at December 31, 2020	$581	$2,896	$8,622	$—	$—	$12,099
Exercise of warrants	(937)	(2,987)	—	—	—	(3,924)
Change in fair value of warrant liability	356	91	7,199	—	—	7,646
Balance at December 31, 2021	$—	$—	$15,821	$—	$—	$15,821
Warrants with an expected term of less than one year from the date of the consolidated balance sheets are recorded under current liabilities on the consolidated balance sheets. At December 31, 2021, the Company reported a warrant liability in the amount of $15.8 million under current liabilities. At December 31, 2020, the Company reported a warrant liability in the amount of $0.6 million and $11.5 million under current and noncurrent liabilities, respectively.
The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2021:
Series A-4 Warrants
Expected term	0.1 years
Expected volatility	48.0%
Expected dividend yield	0.0%
Risk free interest rate	0.6%
Estimated fair value of the redeemable convertible preferred stock	$ 22.36
Exercise price of warrants	$ 0.04

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2020:
	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants
Expected term	0.3 years	1.5 years	2.6 years
Expected volatility	48.0%	68.0%	59.0%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	0.1%	0.1%	0.2%
Estimated fair value of the redeemable convertible preferred stock	$12.24	$12.21	$12.22
Exercise price of warrants	$4.44	$0.04	$0.04
The Company issued equity-classified common stock warrants during the year ended December 31, 2020 (see Note 13). While the fair value of the common stock warrants represents a Level 3 measurement, equity-classified warrants are recorded at their initial fair value and not subsequently remeasured. As such, the common stock warrants and its unobservable inputs are not included in the above tables.
One Srl call option liability
The One Srl call option liability was recorded at estimated fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.
The following represents a summary of the changes to Company’s One Srl call option liability for the years ended December 31, 2021 and 2020 (in thousands):
Fair value of One Srl call option	$1,494
Foreign currency translation loss	51
Balance at December 31, 2020	$1,545
Change in fair value	1,024
Foreign currency translation gain	(153)
Balance at December 31, 2021	$2,416
Changes in the unobservable inputs noted above would impact the amount of the respective liability. For the respective liability, increases (decreases) in the estimates of the Company’s annual volatility would increase (decrease) the liability and an increase (decrease) in the annual risk-free rate would increase (decrease) the liability.
The following weighted average assumptions were used to determine the fair value of the One Srl call option liability at December 31, 2021 and 2020:
	At December 31,
	2021	2020
Expected term	2.0 years	1.8 years
Expected volatility	62.0%	61.0%
Expected dividend yield	0.0%	0.0%
Risk free interest rate	0.7%	0.1%
Estimated fair value of ownership interest	$6,922	$6,066
Exercise price of call option	$6,806	$7,358

Convertible promissory notes
The convertible promissory notes issued in conjunction with the bridge financing arrangement were recognized at fair value at issuance and subsequent changes in fair value were recorded in the accompanying consolidated statements of operations (see Note 12). Fair value is determined using a multiple scenario-based valuation method. The fair value of the hybrid instrument was determined by calculating the value of the instrument in each scenario “with” the respective conversion feature and “without”. The significant inputs used in estimating the fair value of the convertible promissory notes include the estimated discount rate, expected term, and the outcome probability with respect to each scenario.
The following assumptions were used to determine the fair value of the convertible promissory notes at December 31, 2021:
Convertible Promissory Notes
Expected term	0.1 years
Discount rate	36.3%
Probability of repayment after close of business combination	95.0%
Probability of holder electing conversion option	5.0%

4.
Marketable Securities

The following table summarizes the marketable securities held at December 31, 2020 (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Commercial paper	$15,999	$1	$(2)	$15,998
United States Treasury securities	8,000	—	—	8,000
Total marketable securities	$23,999	$1	$(2)	$23,998
All marketable securities held at December 31, 2020 reached their respective maturity date during year ended December 31, 2021. No marketable securities remained outstanding at December 31, 2021.
5.
Product Revenue Reserve and Allowance

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to end-user patients and healthcare providers. Patients are required to have a prescription in order to purchase the Product in the US.
Roman Health Pharmacy LLC
In August 2019, the Company entered into a two-year exclusive supply and distribution agreement with Roman Health Pharmacy LLC (“Ro”), giving Ro exclusive distributor rights to sell the Product via telehealth platforms in the United States. Ro submits purchase orders as needed to Cardinal Health, the Company’s third-party logistics distribution agent for commercial sales of the Product, and Cardinal Health ships to Ro. Pursuant to the terms of the 2019 agreement, the Company retained control of the Product until Ro received an end-user purchase order and prepared the Product for shipment to Ro patients, at which time control passes to Ro. The Company began shipping products to Ro in May 2020. The Company recognized revenue based on units shipped by Ro to end-users.
In January 2021, the Company and Ro amended and restated its customer agreement. Pursuant to the amended and restated agreement, the Company received $10.0 million of cash as a pre-buy commitment for Product which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the amended and restated agreement ended the consignment arrangement with Ro and the Company no longer retains control of any units shipped to Ro under the amended terms. Henceforth, all products shipped to Ro are immediately recognized as revenue upon the transfer of physical control.

In July 2021, the Company and Ro entered into a second amended and restatement agreement, under which the Company received $30.0 million of cash as a second pre-buy commitment for the Product, which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the Company extended Ro’s exclusive period by approximately one year through July 1, 2023. Upon expiration of the exclusive period as amended, the exclusive right and license under the agreement shall automatically convert to non-exclusive for the remainder of term of the agreement unless further extended. The agreement may be terminated by mutual agreement after the exclusive period expired.
During the years ended December 31, 2021 and 2020, the Company recognized $9.7 million and $2.5 million, respectively, of product revenue, net, in the accompanying consolidated statements of operations with respect to Ro. The Company recorded a deferred income balance of $31.0 million at December 31, 2021 and an accounts receivable balance of $0.6 million at December 31, 2020 with respect to Ro in the accompanying consolidated balance sheets.
GoGoMeds
In February 2020, the Company entered into a two-year exclusive distribution agreement with GoGoMeds (“GGM”), giving GGM exclusive distributor rights to all online and mail orders generated in the United States, except those via telehealth. GGM submits purchase orders as needed to Cardinal Health and Cardinal Health ships to GGM. Once GGM has accepted the delivered Product, GGM takes control of the Product and the Company is entitled to payment. The Company began shipping products to GGM in May 2020. The Company recognizes revenue based on units shipped to GGM and upon transfer of physical control. During the years ended December 31, 2021 and 2020, the Company recognized $1.5 million and $0.1 million, respectively, of product revenue, net, in the accompanying consolidated statements of operations with respect to GGM. At December 31, 2021 and December 31, 2020, the Company recorded an accounts receivable balance of $0.8 million and $0.1 million, respectively, prior to reserves and allowances, in the accompanying consolidated balance sheets with respect to GGM.
CMS Bridging DMCC
In June 2020, the Company and CMS Bridging DMCC (“CMS”) entered into a set of licensing, collaboration, and investing agreements (“CMS Agreements”) involving the license of the Company’s intellectual property (“IP”) to CMS in Singapore and Greater China (the “CMS Territory”) and governing the supply of product from the Company to CMS for sale in the CMS Territory, together with an agreement for CMS to invest in the Company’s Series Growth 3 & 4 Preferred Shares.
Under the terms of the CMS Agreement, the Company granted CMS an exclusive, transferable, sub-licensable, and royalty-bearing license of the Company’s IP to develop, import, register, manufacture, and commercialize the Product, whether through online sales channels or offline sales channels during the term of the agreement. The agreement can be terminated earlier by mutual agreement of the parties. In accordance with the CMS Agreement, all legal and beneficial ownership of (i) all IP rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the information provided or generated under the agreement or otherwise related to the Products shall both ultimately belong to and remain vested with the Company. CMS must purchase the Product from the Company at a markup of the Company’s cost of goods sold.
As consideration for the rights and licenses granted by the Company to CMS under the agreement, CMS paid the Company a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date. The CMS Agreement also contains commercial milestones due to the Company based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS shall pay the Company royalties on net sales of all products in the CMS Territory commencing January 1, 2022 through the expiration date of the agreement.
The Company determined the only performance obligation that exists is the licensing of the Product in the CMS Territory. The transactions price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million with the difference of $1.3 million accreted as interest income over five years with the remaining balance being accreted in full upon the approval of the marketing authorization as a prescription product if achieved prior to the end of the five years. The IP license granted to CMS represents a right to use the IP and therefore is recognized at a point in time, which was determined to be the effective date of the agreements. As such, the Company recognized revenue in the amount of $18.7 million during the year ended December 31, 2020, which is included under license and collaboration revenue in the accompanying consolidated statements of operations. At December 31, 2021 and December 31, 2020, the discounted time-based milestone had a balance of $4.1 million and $3.9 million, respectively, included in other assets in the accompanying consolidated balance sheets. The royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.
Total Product Revenue, net and Reserves
During the years ended December 31, 2021 and 2020, the Company recognized $11.2 million and $2.7 million, respectively, of product revenue, net in the accompanying consolidated statements of operations. At December 31, 2021 and December 31, 2020, the Company had accounts receivable of $0.7 million and $0.8 million, respectively, prior to reserves and allowances. The following table summarizes the activity in the product revenue reserve and allowance for the years ended December 31, 2021 and 2020 (in thousands):
Product Revenue Reserves
Balance at December 31, 2019	$—
Provision related to product sales	980
Credits and payments made	(966)
Balance at December 31, 2020	14
Provision related to product sales	522
Credits and payments made	(454)
Balance at December 31, 2021	$82
At December 31, 2021 and 2020, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s consolidated balance sheets for the year. Through December 31, 2021, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.
6.
Inventories

Inventories consisted of the following (in thousands):
	At December 31,
	2021	2020
Raw materials	$8,074	$1,213
Work in process	2,643	913
Finished goods	2,786	2,433
Consignment inventories	—	563
Total inventories	$13,503	$5,122

7.
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):
	At December 31,
	2021	2020
Prepaid expenses	$3,874	$1,024
Prepaid contract research costs	262	169
Research and development tax credit	579	1,131
Value added tax receivable	5,633	4,315
Deferred financing costs	3,855	38
Prepaid expenses and other current assets	$14,203	$6,677

8.
Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):
	At December 31,
	2021	2020
Laboratory and manufacturing equipment	$28,101	$8,176
Land and buildings	10,404	4,334
Leasehold improvements	1,614	1,742
Computer equipment and software	463	176
Capitalized software	228	17
Construction in process	22,097	35,551
Property and equipment – at cost	62,907	49,996
Less accumulated depreciation	(4,392)	(3,101)
Property and equipment – net	$58,515	$46,895
The Company owns and operates commercial manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which the Company expects to further expand to a 88,600 square foot facility, as well as approximately 12 acres of land, where the Company initiated construction of an additional 207,000 square foot facility.
Both facilities are near the Town of Lecce in the Puglia region of Italy. Property and equipment classified as construction in process at December 31, 2021 and 2020 are related to the development of manufacturing lines that have not yet been placed into service at December 31, 2021.
Depreciation expense was approximately $1.5 million and $0.5 million and for the years ended December 31, 2021 and 2020, respectively.

9.
Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):
	At December 31,
	2021	2020
Accrued payroll and related benefits	$1,384	$3,009
Accrued professional fees and outside contractors (including due to related party of $60 and $109, respectively)	4,359	3,494
Accrued property, plant and equipment additions	1,257	768
Accrued inventory and manufacturing expense	128	—
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	5,604	—
Income taxes payable	145	—
Deferred IPO Fees	738	—
Accrued interest	45	49
Total accrued expenses	$13,660	$7,320

10.
Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):
	At December 31,
	2021	2020
Deferred IPO fees	$—	$738
Long-term tax liabilities	182	301
Contingent loss for research and development tax credits	2,990	3,233
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	—	5,912
One Srl call option (see Note 11)	2,416	1,545
Total other long-term liabilities	$5,588	$11,729

11.
Significant Agreements

Puglia 1 Grant
In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), with the key underlying activity being the development of the commercial facility to expand production capacity for the Product. The PIA 1 Grant provides funding of up to €5.3 million (approximately $6.0 million at December 31, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €3.9 million (approximately $4.4 million at December 31, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of May 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.
The Company recognized grant income of $0.5 million and $3.5 million in other income, net, on the accompanying consolidated statements of operations during the years ended December 31, 2021 and 2020, respectively, related to the PIA 1 Grant, of which $0.2 million and $0.2 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the year ended

December 31, 2021 and $3.4 million and $0.1 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the year ended December 31, 2020. The Company recorded $6.4 million and $5.8 million of deferred income in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively, of which $0.9 million and $0.6 million was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected zero proceeds and $4.9 million from the PIA 1 grant during the years ended December 31, 2021 and 2020, respectively, and recorded a grant receivable of $5.4 million and $4.3 million in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively.
Puglia 2 Grant
In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications. The PIA 2 Grant provides funding of up to €3.3 million (approximately $3.7 million at December 31, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €8.3 million (approximately $9.4 million at December 31, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of November 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.
The Company recognized grant income of $1.1 million and $0.8 million in other income, net, on the accompanying consolidated statements of operations during the years ended December 31, 2021, and 2020, respectively, related to the PIA 2 Grant, which was entirely attributable to research and development expenses. The Company has recorded $3.7 million and $3.0 million of deferred income in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively, of which $0.4 million and zero was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected $1.9 million and zero proceeds from the PIA 2 grant during the years ended December 31, 2021 and 2020, respectively, and has recorded a grant receivable of $3.6 million and $3.9 in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively.
One S.r.l. (“One”) Amended Patent License and Assignment Agreement
In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company (see Notes 19 and 20), to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. In December 2014, the Company amended and restated the patent license agreement and the master agreement into a single agreement, referred to as the amended and restated master agreement. The amended and restated master agreement will remain in effect until the expiration of the last patents covered by the agreement or until all obligations under the amended and restated master agreement with respect to payments have terminated or expired.
In June 2019, the Company entered into a transaction with One that further amended the terms of the amended and restated master agreement and resulted in the Company owning 10% equity interest in One (the “2019 One Amendment”). Under the amended and restated master agreement following this transaction, €5.5 million (approximately $6.2 million at December 31, 2021) the Company would be required to pay upon the achievement of future commercial milestones from weight loss medical indications were eliminated, and the percentage of royalties the Company is required to pay on future net revenues was reduced. In return, One received additional consideration consisting of new future milestones of up to €11.0 million (approximately $12.5 million at December 31, 2021) upon the commercial success of new medical indications, and the Company was required to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future qualifying equity financing that results in at least $50.0 million in gross proceeds. The warrant would have an exercise price equivalent to the issuance price of a future qualifying equity financing (see Note 13). As an additional component to this transaction, the Company acquired a 10% equity interest in One in exchange for cash consideration of €11.5 million (approximately $13.0 million at December 31, 2021) with a net present value of €11.1 million (approximately $12.7 million at the transaction date). During the year ended December 31, 2021 the Company did not make any payments of the agreed upon cash consideration. During the year ended December 31, 2020, the Company paid €2.6 million (approximately $3.1 million at the transaction date) of the agreed upon cash consideration. The unpaid cash consideration to One, after adjusting for a foreign currency translation gain and interest expense was $5.6 million and $5.9 million at December 31, 2021 and 2020, respectively. At December 31, 2021, all $5.6 million was included in accrued expenses in the accompanying consolidated balance sheets as it was expected to be settled within the next twelve months. At December 31, 2020, all $5.9 million was included in other long- term liabilities in the accompanying consolidated balance sheets. None of the future milestones under the master agreement, as amended, have been met, or are deemed to be probable of being met, at the transaction date or at December 31, 2021 and 2020, respectively.
The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles — Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments — Equity Method and Joint Ventures. The Company initially allocated consideration in the June 2019 transaction on a relative fair value basis in the following manner (in thousands):
Consideration
Cash	$12,668
Warrants for redeemable convertible preferred stock	4,706
Fair value of total consideration	$17,374
Assets acquired at relative fair value
Intangible asset related to reduction in royalty	$15,564
Equity-method investment	1,810
Total assets acquired	$17,374
The Company accounted for tax impact of the acquisition of the intangible asset under ASC 740, Income Taxes, which resulted in the recognition of a deferred tax liability of $5.8 million, to account for the book-to-tax basis difference, that was applied to the initial carrying value of the intangible asset acquired.
A summary of the intangible asset activity that resulted from this transaction during the years ended December 31, 2021 and 2020 is as follows (in thousands):
Intangible Assets
Intangible asset at relative fair value	$15,564
Adjustment to record deferred tax liability	5,783
Carrying value of intangible asset at June 2019 acquisition date	$21,347
Amortization expense	(1,133)
Balance at December 31, 2019	$20,214
Amortization expense	(2,267)
Balance at December 31, 2020	$17,947
Amortization expense	(2,267)
Balance at December 31, 2021	$15,680

In conjunction with acquiring the investment in One, the Company recognized a deferred tax asset of approximately $3.1 million which represents the excess tax basis over carrying value. The Company recorded this deferred tax asset with a corresponding decrease to the amounts initially allocated to the investment. As the deferred tax asset exceeds the initially allocated balances and results in a reduction of the initial carrying value of the $1.8 million investment balance to zero, the remaining $1.2 million excess was recorded as a deferred credit. In May 2020, the Company transferred the equity-method investment in One from the Gelesis entity in Italy to a Gelesis entity in the US. In connection with the transfer of the equity-method investment, the Company wrote-off the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes in the accompanying consolidated statements of operations during the year ended December 31, 2020.
In October 2020, the Company further amended the terms of the amended and restated master agreement with One to cancel its obligation to issue to One the warrant for redeemable convertible preferred stock agreed to in the 2019 One Amendment (the “2020 One Amendment”). In return for cancelling the warrant, One received additional consideration consisting of a commercial milestone of €6.5 million (approximately $7.4 million at December 31, 2021) upon a weight loss product reaching €2.0 billion in cumulative net sales, and certain shareholders of One were granted warrants to purchase 522,009 shares of the Company’s common stock. The warrant for redeemable convertible preferred stock was remeasured prior to settlement. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $6.8 million at December 31, 2021). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.
The Company accounted for the 2020 One Amendment by derecognizing the carrying value of the warrant liability for redeemable convertible preferred stock on the date of the 2020 One Amendment, which had a fair value of approximately $6.0 million, and recognizing the consideration provided in the amendment, which had an aggregate fair value of approximately $5.8 million. The difference between the consideration provided by the Company and the warrant liability derecognized, approximately $0.2 million, represents a gain on settlement of the warrant liability and was recognized in other income (expense), net, on the accompanying consolidated statements of operations during the year ended December 31, 2020.
As the contingent call option granted to One shareholders to buy back the 10% investment in One did not meet the definition of a derivate under ASC 815, Derivatives and Hedging, the Company recorded the grant date fair value of the call option, approximately $1.5 million, to other long-term liabilities on the consolidated balance sheets. Increases or decreases in fair value of the contingent call option are recorded in the consolidated statements of operations. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital in the accompanying consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and not subsequently remeasured.
The commercial milestone added as part of the 2020 One Amendment constitutes contingent consideration and was provided as additional consideration for a license or asset acquisition, representing one component of the consideration replacing the warrant liability previously provided as part of the consideration for the license. Under asset acquisition accounting, contingent consideration is not recognized until the contingency is resolved. As such, no amount was recognized for the contingent milestone on the date of the amendment.
A summary of the gain on the warrant liability settlement that resulted from the 2020 One Amendment during the year ended December 31, 2020 is as follows (in thousands):
Carrying value of warrants for redeemable convertible preferred stock	$5,973
Fair value of common stock warrants, net of cash consideration paid of $10	(4,312)
Fair value of contingent call option granted to One shareholders	(1,494)
Gain on warrant liability extinguishment	$167

Research Innovation Fund (“RIF”) Financing
In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $11.3 million at December 31, 2021) from RIF as an equity investment and €15.0 million (approximately $17.0 million at December 31, 2021) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by Gelesis, Inc., beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. At December 31, 2021, RIF holds approximately 20% of the equity of Gelesis S.r.l.
The Company concluded that Gelesis Inc. is the only equity investment at risk as RIF’s investment is not considered equity due to the call and put options. The Company further evaluated the sufficiency of the equity at risk and concluded that given the fact that Gelesis S.r.l. had to receive the RIF investment, which represents subordinated financial support but not equity, the fair value of Gelesis Inc. equity is not sufficient to absorb its expected losses resulting from its research and development operations and business plan, rather some of its expected losses will have to be absorbed by the RIF investment.
The RIF investment is equity held by a noncontrolling interest. Since the put option does not make the equity mandatorily redeemable, and the call option is held by the Company, the noncontrolling interest is not considered mandatorily redeemable and as such, is not presented as a liability. The noncontrolling interest is therefore classified as temporary equity — noncontrolling interest, and is accounted for in accordance with ASC 810, Consolidation.
The noncontrolling interest is initially recorded at €10.0 million (approximately $11.3 million at transaction date, net of issuance costs of $0.4 million), the consideration allocated to the shareholder investment based on its fair value. The Company has applied ASC 810 to subsequently remeasure the noncontrolling interest, which results in no losses being attributed to the noncontrolling interest, rather, only earnings of the Gelesis S.r.l. entity based on the shareholder rights as a whole instrument. However, the noncontrolling interest shall not be reduced below the current redemption value of the put option, which represents the initial investment plus the accrued rate of return of 3.175% per annum. Adjustments to the noncontrolling interest that result from accreting the put option to its redemption value are recorded to accumulated deficit in the accompanying consolidated balance sheets. The Company recorded accretion of $0.6 million and foreign currency translation loss of $0.5 million to the noncontrolling interest during the year ended December 31, 2020. The Company recorded accretion of $0.4 million and foreign currency translation gain of $1.0 million to the noncontrolling interest during the year ended December 31, 2021. The noncontrolling interest balance was $11.9 million and $12.4 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.
12.
Debt

Italian Economic Development Agency Loan
In May 2014, the Company entered into a loan agreement with an Italian economic development agency in connection with a grant. In February 2016, the Company received a second tranche of financing under this loan agreement. Borrowings under the loan totaled €1.2 million (approximately $1.4 million at December 31, 2021), and the loan bears interest at 0.332% per annum. The Company is required to make annual principal and interest payments from January 2017 through January 2024.
Intesa Sanpaolo Loan
In November 2019, the Company entered into a loan agreement with Intesa Sanpaolo. Initial borrowings under the loan totaled €2.4 million (approximately $2.8 million at December 31, 2021), net of transaction costs of €0.1 million (approximately $0.1 million at December 31, 2021), and the loan bears interest at base rate of 2.3% plus the 3-month Euribor rate per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a quarterly basis through and including October 31, 2021 (the interest only termination date), after which payments of principal in equal quarterly installments and accrued interest will be due until the loan matures on October 31, 2029. The Company pledged certain manufacturing facilities, excluding equipment, as collateral under this loan agreement.
During the year ended December 31, 2020, the Company borrowed an additional €5.0 million (approximately $5.7 million at December 31, 2021), net of transaction costs of approximately €13,000 (approximately $14,000 at December 31, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the November 2019 loan.
In March 2021, the Company entered into another loan agreement with Intesa Sanpaolo for aggregate borrowing of up to €5.0 million. Borrowings under the second loan agreement upon closing and at December 31, 2021, totaled €4.8 million (approximately $5.4 million at December 31, 2021), net of transaction costs of €0.2 million (approximately $0.2 million at December 31, 2021), and the loan bears interest at base rate of 0.701%. The Company is required to make payments of interest only on borrowings under the loan agreement on a monthly basis through March 2023 (the interest only termination date), after which payments of principal in equal monthly installments and accrued interest will be due until the loan matures on March 26, 2024.
Horizon 2020 Loan
In December 2019, as part of the Horizon 2020 Grant (see Note 11), the Company entered into a loan agreement with the Italian Finance Ministry. Borrowings under the loan totaled €0.3 million (approximately $0.3 million at December 31, 2021), net of transaction costs and discounts of approximately €21,000 (approximately $24,000 at December 31, 2021), and the loan bears interest at 0.171% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a semiannual basis through and including June 30, 2020 (the interest only termination date), after which payments of principal in equal semiannual installments and accrued interest will be due until the loan matures on June 30, 2028.
In October 2020, the Company borrowed an additional €0.2 million (approximately $0.2 million at December 31, 2021), net of transaction costs of approximately €19,000 (approximately $22,000 at December 31, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the December 2019 loan.
RIF Shareholders Loan
In August 2020, as part of the RIF financing transaction (see Note 11), the Company entered into a loan agreement with the shareholders of RIF. Borrowings under the loan totaled €14.5 million (approximately $16.4 million at December 31, 2021), net of transaction costs of €0.5 million (approximately $0.6 million at December 31, 2021), and the loan bears interest at 6.35% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on an annual basis starting December 31, 2020 and through and including December 30, 2022 (the interest only termination date), after which payments of principal in equal annual installments and accrued interest will be due until the loan matures on December 31, 2030. If either party exercises its call option or put option on the equity investment as part of the RIF Transaction, the unpaid principal and accrued interest as of that date must be paid by the Company.
UniCredit Loan
In November 2020, the Company entered into a loan agreement with UniCredit. Borrowings under the loan totaled €4.9 million (approximately $5.7 million at December 31, 2021), net of transaction costs and discounts of €0.1 million (approximately $0.1 million at December 31, 2021), and the loan bears interest at 2.12% per annum. The Company is required to make payments of principal and accrued interest on a semiannual basis starting December 10, 2021 until the loan matures on December 10, 2027.
PPP Loan
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.
In April 2020, the Company issued a promissory note to Silicon Valley Bank, pursuant to which it received loan proceeds of $0.3 million (the “PPP Loan”) provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. In November 2020, the Company was notified by Silicon Valley Bank that the PPP Loan had been fully forgiven by the SBA and there is no remaining balance on its account. The Company recognized income of $0.3 million in other income on the consolidated statements of operations during the year ended December 31, 2020, for debt extinguishment pursuant to ASC 470, Debt.
2021 Bridge Financing
On December 13, 2021, the Company entered into a bridge financing arrangement, executing convertible promissory note agreements for $12.0 million with SSD2 an existing investor and related party (see Note 20) and $15.0 million with PureTech, an existing investor and related party (see Note 20). These promissory notes bear interest at 10% and shall be settled in cash for principal plus accrued interest by the third (3rd) business day following the closing of the Business Combination Agreement with CPSR, or thirty (30) days following the termination of the Business Combination Agreement. In the event the Business Combination Agreement is terminated, the majority holders of the promissory notes may elect to convert outstanding principal and interest into the securities being issued and sold to investors in a subsequent qualified financing at a discounted conversion price equal to 75% of the price per share paid by other investors in the financing. The Company elected to recognize the hybrid instrument at fair value at issuance and record subsequent changes in fair value in the accompanying consolidated statements of operations (see Note 3). At issuance the Company determined the aggregate fair value of the convertibles promissory notes was $27.0 million. At December 31, 2021, the fair value was determined to be $27.1 million. During the year ended December 31, 2021, the Company recognized a loss of $0.1 million with respect to the change in fair value of the convertible promissory notes on the accompanying consolidated statements of operations.
Future maturities with respect to non-convertible debt outstanding at December 31, 2021 are as follows (in thousands):
At December 31, 2021
2022	2,183
2023	8,585
2024	5,771
2025	4,199
2026	4,221
More than 5 years	12,877
Unamortized loan discount and issuance costs	(754)
Total obligation	$37,081

13.
Warrants

Summary of Outstanding Warrants
The following represents a summary of the warrants outstanding at December 31, 2021:
Issued	Classification	Exercisable for	Number of Shares Issuable
August 2013	Liability	Series A-4 redeemable convertible preferred stock (“Series A-4”)	708,493
October 2020	Equity	Common stock	522,009
The following represents a summary of the warrants outstanding at December 31, 2020:
Issued	Classification	Exercisable for	Number of Shares Issuable
April 2011	Liability	Series A-1 redeemable convertible preferred stock (“Series A-1”)	74,784
June 2012	Liability	Series A-3 redeemable convertible preferred stock (“Series A-3”)	238,189
August 2013	Liability	Series A-4 redeemable convertible preferred stock (“Series A-4”)	708,493
October 2020	Equity	Common stock	522,009
Warrants Issued in Connection with 2008 Loan Agreement
In April 2011, in connection with an amendment to the 2008 Loan, the Company issued a warrant to purchase shares of Series A-1 at an exercise price equal to the lower of $4.44 per share or the price per share received in the first sale of shares of the Company’s stock resulting in at least $5.0 million gross proceeds to the Company. The warrant is exercisable for the number of shares of Series A-1 equal to the quotient of $0.3 million divided by the exercise price of the warrant. Following the issuance of Series A-5 redeemable convertible preferred stock (“Series A-5”) in March 2015 (see Note 14) the warrant became exercisable for 74,784 shares of Series A-1 at an exercise price of $4.44. The warrant terminates upon the earlier of (i) April 27, 2021, (ii) three years after the effective date of an initial public offering or (iii) a sale of the Company. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $0.6 million at December 31, 2020. In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the remaining outstanding warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise. No Series A-1 warrants remained outstanding at December 31, 2021.
Series A-3 Warrants
In June 2012, in connection with an amendment to the Master Agreement and Patent and License Assignment Agreement with One (see Note 11), in exchange for the right to expand the field use of the intellectual property purchased, the Company issued fully vested warrants to purchase 238,189 shares of Series A-3 at an exercise price of $0.04 per share. The warrant is subject to automatic exercise upon a deemed liquidation event, as defined, in the Company’s Restated Certification of Incorporation. The warrants expire in June 2022.
The fair value of the warrants was $0.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $2.9 million at December 31, 2020. In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the remaining outstanding warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise. No Series A-3 warrants remained outstanding at December 31, 2021.

Series A-4 Warrants
In August 2013, in connection with the issuance of Series A-4, the Company issued contingent warrants to purchase 719,670 shares of Series A-4 at an exercise price of $0.04 per share. Such warrants were issuable if the Company did not sell shares of its common stock in a firm commitment underwritten public offering on or before February 15, 2015 or if the Company was liquidated, dissolved, wound up or closes a deemed liquidation event prior to an IPO. The warrants were issued in February 2015 when the contingencies were not met. The warrants expire in February 2025.
The fair value of the warrants was $1.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the associated warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise. At December 31, 2021 and 2020, 708,493 warrants remained outstanding with an aggregate fair value of $15.8 million and $8.6 million, respectively.
Series 3 Growth Warrants
In June 2019, in connection with the terms of the amended and restated master agreement between the Company and One, the Company agreed to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future equity financing that results in at least $50.0 million in gross proceeds with an exercise price equal to the issuance price of the future equity financing (see Note 11).
Due to the fact that the settlement value was dependent on something other than the fair value of the issuer’s equity shares, ASC 480 — Distinguishing Liabilities from Equity required that the warrants be accounted for as liabilities, until such time that the warrants truly became ‘fixed for fixed’ and no longer had any potential changes in the settlement value due to the underlying contingent events. The Company determined its obligation to issue such warrants was a component of the consideration issued to One in the June 2019 transaction. The Company determined such future warrants had a fair value of $4.7 million as of the transaction date based on the terms of the warrant per the amended and restated master agreement and its capital structure. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The warrant liability had a fair value of $4.6 million at December 31, 2019.
In December 2019, the Company entered into the Series 3 & 4 Growth Preferred Stock Purchase Agreement (the “Series 3 & 4 Growth Agreement”), under which, it closed a $50.0 million equity financing round for Series 3 Growth (see Note 11) and the warrant became issuable for 478,828 shares of Series 3 Growth.
In October 2020, the Company and One amended the terms of the amended and restated master agreement which resulted in the Company being relieved from its obligation to issue the warrants for Series 3 Growth in exchange for the delivery of warrants to common stock, a contingent call option and contingent consideration of the commercial milestone (see Note 11). The warrant liability relating to the obligation to issue Series 3 Growth warrants was adjusted to its extinguishment date fair value of $6.0 million prior to being derecognized. The difference between the consideration provided by the Company and the warrant liability derecognized resulted in a gain on warrant liability extinguishment of $0.2 million and was recognized in other income on the accompanying consolidated statements of operations during the year ended December 31, 2020. No Series 3 Growth warrants remained outstanding at December 31, 2020.
Series 4 Growth Options
Pursuant to the Series 3 & 4 Growth Agreement, Series 3 Growth shareholders were given the right, but not the obligation, to purchase shares of Series 4 Growth at a purchase price of $20.72, within one year of the Series 3 Growth initial closing in December 2019 (the “Series 4 Growth Options”).
In conjunction with the 2,973,270 shares of Series 3 Growth issued during the Series 3 Growth initial closing, the Company issued 2,419,573 Series 4 Growth Options. During the year ended December 31,

2020, the Company issued an additional 2,845,625 shares of Series 3 Growth to current and new investors, resulting in the issuance of an additional 2,371,812 Series 4 Growth Options.
The Series 4 Growth Options were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting as freestanding financial instruments and should be classified as liabilities, as they relate to an obligation to issue shares that are potentially redeemable. From an accounting perspective, the Company determined that the Series 4 Growth Options should be accounted for as a warrant for redeemable convertible preferred shares. Accordingly, the Company recorded a warrant liability for Series 4 Growth Options upon issuance at fair value with the corresponding offset recorded as a discount to the Series 3 Growth. The Series 4 Growth Options liability is remeasured at each reporting date up to the exercise or expiration of the options with increases or decreases in fair value being recorded in the consolidated statements of operations. At the date of issuance, the fair value of the Series 4 Growth Options was recorded at $0.7 million as a current liability in the accompanying consolidated balance sheets, as it was set to expire in December 2020 if unexercised. In connection with the subsequent issuances of Series 3 Growth in 2020 (see Note 14), the Company recorded an additional $0.7 million as a Series 4 Growth Option liability. In December 2020, the Series 4 Growth Options expired, resulting in a gain on the change in fair value of $1.4 million during the year ended December 31, 2020.
Common Stock Warrants
In October 2020, in connection with the 2020 One Amendment (see Note 11), the Company granted certain shareholders of One warrants to purchase 522,009 shares of the Company’s common stock. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and are not subsequently remeasured.
14.
Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following at December 31, 2021 (in thousands, except for share data):
	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,689,193	$7,505	$7,113	1,689,193
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,730,874	5,188	7,460	1,730,874
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	44,307	1,977,114
Series Growth	2,538,274	2,538,274	31,500	56,959	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	53,201	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	136,919	5,818,895
Total	19,957,625	18,736,936	$258,370	$311,594	18,736,936

Redeemable convertible preferred stock consisted of the following at December 31, 2020 (in thousands, except for share data):
	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,636,971	$7,273	$6,176	1,636,971
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,492,685	4,474	4,463	1,492,685
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	24,991	1,977,114
Series Growth	2,538,274	2,538,274	31,500	32,763	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	30,684	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	108,813	5,818,895
Total	19,957,625	18,446,525	$257,424	$213,525	18,446,525
Series A-1
In April 2011, the Company issued units comprised of 1,636,971 shares of Series A-1 and 1,636,971 shares of common stock upon the conversion of $3.2 million of outstanding principal and accrued interest related to convertible notes issued in 2009 and 2010 and $0.4 million of deferred interest related to the 2008 Loan. The conversion was based on an issuance price of $4.44 per unit, whereby each unit is comprised of one share of Series A-1 and one share of common stock.
In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the Series A-1 warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise.
Series A-2
In May 2011, the Company issued:
•
409,440 shares of Series A-2 at an issuance price of $2.61 per share, resulting in gross proceeds of $1.1 million.

•
284,249 shares of Series A-2 upon conversion of $0.6 million outstanding principal and accrued interest on convertible notes issued in 2011 at a conversion price of $1.96 per share, recorded at the fair value of Series A-2 issued of $0.7 million.

•
191,625 shares of Series A-2 upon conversion of $0.5 million of deferred interest related to the 2008 Loan, based on an issuance price of $2.61 per share.

In addition, in May 2011, the Company entered into an agreement with PureTech Health LLC (“PureTech”) to issue a total of 275,940 shares of Series A-2 in exchange for management and consulting services (see Note 20). The fair value of the services was not readily determinable and, accordingly, the initial carrying value of Series A-2 issued in exchange for services was equal to the then-current fair value of the Series A-2 of $0.7 million, based on the Series A-2 issuance price of $2.61 per share.
Series A-3
In June 2012, the Company issued 1,017,648 shares of Series A-3 at an issuance price of $3.00 per share resulting in gross proceeds of $3.1 million and the Company incurred issuance costs of approximately $10,000. In June 2012, the Company issued 219,792 shares of Series A-3 upon conversion of $0.7 million of outstanding principal and accrued interest related to a promissory note issued in 2012 at an issuance price of $3.00 per share and 255,245 shares of Series A-3 upon the conversion of $0.7 million of outstanding principal and accrued interest related to a bridge loan issued in 2012 at $2.85 per share.
In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the Series A-3 warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise.

Series A-4
In August 2013, the Company issued 1,439,352 equity units, each consisting of (i) one share of Series A-4 with a contingently issuable warrant to purchase 50% of one share of Series A-4 and (ii) one share of common stock of the LLC with a contingently issuable warrant to purchase 50% of one share of common stock of the LLC, for $3.00 per unit, resulting in proceeds of $4.3 million, net of issuance costs of approximately $11,000. The Company determined that the warrants to purchase shares of Series A-4 met the criteria for classification as a liability and were to be accounted for at fair value (see Note 13). Accordingly, the proceeds from the sale of the equity units were first allocated to the Series A-4 warrants at their fair value at issuance of $1.7 million, with the residual proceeds allocated to the Series A-4, the LLC common stock and the LLC common warrants based on their relative fair values of $2.5 million, $0.1 million and $0.1 million, respectively.
In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the Series A-4 warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise.
Series A-5
In March 2015, the Company issued 1,450,265 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $18.0 million and the Company incurred issuance costs of $0.1 million. In conjunction with the financing, approximately $4.3 million of outstanding principal and accrued interest on the 2014 Bridge Notes converted to 492,900 shares of Series A-5 at a conversion price of $8.69. In a subsequent and final closing in April 2015, the Company issued 33,949 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $0.4 million.
Series Growth
In December 2015, the Company issued 2,538,274 shares of Series Growth to current and new investors at an issuance price of $12.41 per share resulting in gross proceeds of $31.5 million and the Company incurred issuance costs of $0.1 million.
Series 2 Growth
In February 2018, the Company entered into the Series 2 Growth Preferred Stock Purchase Agreement with current investors (the “Series 2 Growth Initial Purchasers”). In the February 2018 closing, the Series 2 Growth Initial Purchasers purchased 780,640 shares of Series 2 Growth at an issuance price of $12.81 resulting in gross proceeds of $10.0 million and the Company incurred issuance costs of $0.2 million. The Series 2 Growth Initial Purchasers also agreed to purchase up to 1,561,280 additional Series 2 Growth shares for aggregate proceeds of $20.0 million in subsequent closings.
In the June 2018 closing, the Company issued 9,269 shares of Series 2 Growth resulting in gross proceeds of $0.1 million and the Company incurred issuance costs of approximately $6,000. In September 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million and incurring issuance costs of approximately $7,000. In December 2018, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance.
In April 2019, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance. Subsequently in April 2019, the Company issued 409,574 shares of Series 2 Growth resulting in gross proceeds of $5.2 million. No issuance costs were incurred in conjunction with this issuance.
Series 3 Growth
In December 2019, the Company entered into the Series 3 Growth Preferred Stock Purchase Agreement with current and new investors (the “Series 3 Growth Initial Purchasers”). In the December 2019 closing, the Series 3 Growth Initial Purchasers purchased 2,269,831 shares of Series 3 at an issuance price of $17.27 per share, resulting in gross proceeds of $39.2 million and incurred issuance costs of $0.3 million. As part of the Series 3 & 4 Growth Agreement certain Series 3 Growth Initial Purchasers agreed to purchase, 775,911 additional Series 3 Growth shares at $17.27 per share for aggregate proceeds of $13.4 million in subsequent closings (the “Series 3 Growth Tranche Rights”) (see Note 3). The fair value of the Series 3 Growth on the date of issuance was determined by the Company to be $17.09 per share with the assistance of a third-party valuation specialist.
In April 2020, the Company issued 818,990 shares of Series 3 Growth resulting in gross proceeds of $14.1 million and incurring issuance costs of approximately $26,000. The issuance included 775,911 shares under the Series 3 Growth Tranche Rights. The Series 3 Growth Tranche Rights liability was remeasured to its estimated fair value immediately prior to settlement, resulting in $0.3 million of income being recorded in the consolidated statements of operations. The tranche issuance was the final Series 3 Growth tranche closing and resulted in the settlement of the remaining $0.1 million of Series 3 Growth Tranche Rights.
In June 2020, the Company issued 1,158,077 shares of Series 3 Growth to CMS in conjunction with the CMS Bridging DMCC Licensing, Collaboration, and Investing Agreements (see Note 5) resulting in gross proceeds of $20.0 million and incurring issuance costs of $0.2 million. In August 2020, the Company issued 868,558 shares of Series 3 Growth resulting in gross proceeds of $15.0 million and incurring issuance costs of $0.1 million.
Redeemable Convertible Preferred Stock Rights and Preferences
On December 2, 2019, the Company filed its Twelfth Amended and Restated Certificate of Incorporation which amended the terms of the Company’s redeemable convertible preferred stock to designate Series A-1, Series A-2, Series A-3 and Series A-4 as Junior Preferred Stock, collectively, and Series A-5, Series Growth, Series 2 Growth, Series 3 Growth and Series 4 Growth as Senior Preferred, collectively, and together with the Junior Preferred, the Series Preferred.
In addition, the Twelfth Amended and Restated Certificate of Incorporation designated Series Growth and Series 2 Growth as Junior Growth Preferred, collectively, and Series 3 Growth and Series 4 Growth as Senior Growth Preferred, collectively.
Voting
The holders of Series Preferred have full voting rights and powers equal to the rights and powers of holders of shares of common stock, with respect to any matters upon which holders of shares of common stock have the right to vote. Holders of Series Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters. Holders of record of the shares of common stock and preferred stock, voting together as a single class, are entitled to elect the directors of the Company.
Dividends
Liquidation Preference Prepayment Dividends
On June 27, 2012, the terms of the Series Preferred were amended. An 8% non-cumulative dividend payable when and if declared by the Board was replaced with a liquidation preference prepayment dividend (“Liquidation Preference Prepayment Dividend”). The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock in the event of a Liquidation Preference Prepayment Dividend. The Board of Directors, which is controlled by Series 3 Growth holders at December 31, 2021, may elect to declare of the above designations of Series Preferred, one or more dividends equal to the liquidation preference of such shares, or any portion thereof, to the holders of such shares. If a liquidation preference prepayment dividend is paid, it would reduce the liquidation preference payable to the respective Series Preferred holders upon liquidation or deemed liquidation.
Dividends subsequent to Liquidation Preference Prepayment Dividend
After Liquidation Preference Prepayment Dividends have been paid in full and after the holders of common stock have received aggregate dividends per share equal to the lowest per share Liquidation

Preference Prepayment Dividend, then the holders of Series Preferred will participate in any dividends declared on a pro rata basis with common stock.
Liquidation Preference
The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock, which rank senior to Company’s common stock in the event of liquidation dissolution or winding-up of the Company.
In the event of any liquidation, dissolution or winding-up of the Company, the holders of Senior Growth Preferred shall be entitled to receive, prior to any distributions being made to Junior Growth Preferred, Series A-5, Junior Preferred and common stock, an amount per share equal to one and one-half times (1.5x) the original issuance price ($17.27 and $20.72 per share for Series 3 Growth and Series 4 Growth, respectively) less any Liquidation Preference Prepayment Dividend paid for such shares of Senior Growth Preferred, plus any dividends declared but unpaid. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the Senior Growth Preferred the full amount to which they are entitled, the holders of Senior Growth Preferred share ratably in any distribution of the assets.
After payment to holders of the Senior Growth Preferred, the Junior Growth Preferred, Series A-5, and Junior Series Preferred, each shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of a lower ranking designation of stock an amount per share equal to the greater of (i) the applicable original issue price ($12.81, $12.41, $12.41, $3.77, $3.00, $2.61, and $4.44 per share for Series 2 Growth, Series Growth, Series A-5, Series A-4, Series A-3, Series A-2, and Series A-1, respectively), less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series Preferred been converted into common stock immediately prior to such liquidation, dissolution or winding up, less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock and after giving effect to any other applicable Liquidation Preference Prepayment Dividend. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the holders of a particular designation of stock the full amount to which they are entitled, the holders of the particular designation of stock share ratably in any distribution of the assets.
In the event of any liquidation, dissolution or winding-up of the Company, after the Series Preferred liquidation payments have been made, the remaining assets for distribution shall be distributed among the holders of the Senior Growth Preferred and common stock pro rata based on the number of shares held by each Senior Growth Preferred and common stockholder, treating for this purpose all such securities as if they had converted to common stock.
Redemption
Modification of Senior Preferred Stock terms
On February 28, 2018, the terms of the Senior Series Preferred were amended to add a redemption feature provided to holders of the Senior Preferred Stock. Shares of Senior Preferred Stock shall be redeemed by the Company, upon an elective redemption request by the investors on or after February 28, 2025, at a price equal to the greater of i) the conversion price per share, plus all declared but unpaid dividends thereon, and ii) the fair market value of a single share of each applicable series of Senior Preferred. Outstanding shares of Senior Preferred Stock shall be accreted to the redemption value at each reporting period, with the offset recorded to additional paid-in capital in the accompanying consolidated balance sheets.
On December 2, 2019, the redemption date was amended to December 2, 2026.
Conversion
Each share of Series Preferred is convertible at the option of the holder at any time after issuance into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The initial conversion price is the respective original issue price, subject to adjustment in accordance with the antidilution provisions of each series. Each Series Preferred will subject to automatic conversion into common stock in the event of either (i) a qualified initial public offering that results in minimum gross proceeds to the Company of $50.0 million and a price of at least $17.27 per share, or (ii) at the election of the holders of a majority of the then outstanding Series Preferred. Each share of Series Preferred will be automatically converted into one share of common stock at the then effective conversion rate, provided however that in the event of a qualified initial public offering, the holders of the Senior Growth Preferred Stock will be entitled to receive additional shares of common stock equal to one and one-half times (1.5x) the original issue price of the Senior Growth Preferred divided by the price per share of common stock offered in such initial public offering. Series A-3 may only be converted at the election of the holders of a majority of the then outstanding Series A-3 and the Board of Directors in its sole discretion if the conversion occurs following the payment in full of the Series Preferred Liquidation Preference Payment. At December 31, 2021, none of the outstanding shares of Series Preferred were converted into common stock.
15.   Common Stock
The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.
At December 31, 2021 and 2020 common stock reserved for future issuance was as follows:
	At December 31,
	2021	2020
Common stock options and RSUs outstanding	5,203,174	5,034,858
Conversion of all classes of redeemable convertible preferred stock	18,736,936	18,446,525
Issuances upon exercise of warrants to purchase Series A-1, upon conversion to common warrants	—	74,784
Issuances upon exercise of warrants to purchase Series A-3, upon conversion to common warrants	—	238,189
Issuances upon exercise of warrants to purchase Series A-4, upon conversion to common warrants	708,493	708,493
Issuances upon exercise of common stock warrants	522,009	522,009
Total common stock reserved for future issuance	25,170,612	25,024,858
16.   Stock-Based Compensation
2016 Stock Option Plan
In September 2016, the Company’s Board of Directors approved the 2016 Stock Option and Grant Plan (the “2016 Plan”), which supersedes the 2006 Stock Incentive Plan, and provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company. The 2016 Plan was authorized to issue up to 4,018,185 shares on common stock at January 1, 2019. In June 2020, the 2016 Plan was amended to increase the number of authorized shares of common stock to 5,634,251. Under the 2016 Plan, 73,164 and 496,542 shares remained available for issuance at December 31, 2021 and 2020, respectively.
Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.
The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.
Stock Option Activity
The following table summarizes the Company’s stock option activity for the year ended December 31, 2021:
	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	5,034,858	$9.26	6.12	$14,742
Granted	518,684	18.52
Exercised	(255,062)	0.57		5,304
Forfeited	(68,090)	10.98
Expired	(340,570)	1.49
Outstanding at December 31, 2021	4,889,820	$10.39	6.17	$54,449
Exercisable at December 31, 2021	3,704,417	$9.21	5.28	$45,211
Nonvested at December 31, 2021	1,185,403	$14.10	8.95	$9,238
The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the years ended December 31, 2021 and 2020 was $5.5 million and $3.1 million, respectively.
Stock-based compensation expense is classified in the consolidated statements of operations as follows (in thousands):
	Year ended December 31,
	2021	2020
Research and development	$1,565	$1,960
General and administrative	3,967	2,848
Total	$5,532	$4,808
The fair value of each option issued was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:
	Year ended December 31,
	2021	2020
Fair value of common stock	$20.02	$11.18
Expected volatility	60.1%	63.6%
Expected term (in years)	5.8	5.8
Risk-free interest rate	1.1%	0.2%
Expected dividend yield	0.0%	0.0%
The weighted-average grant date fair value of stock options granted during the years ended December 31, 2021 and 2020 was $11.25 and $6.31 per share, respectively. At December 31, 2021 and 2020, there was $8.7 million and $8.7 million, respectively, of unrecognized compensation cost related to unvested stock option grants under the 2016 Plan, which is expected to be recognized over a weighted-average period of 1.7 and 2.2 years, respectively.
Restricted Stock Unit (“RSU”) Activity
During the year ended December 31, 2021, the Company issued 313,354 RSUs at a weighted-average fair value of $21.41 per unit.
Each RSU entitles the holder to one share of common stock on vesting and the RSU awards are based on a cliff vesting schedule over requisite service periods in which the Company recognizes compensation expense for the RSUs. Vesting of the RSUs is subject to the satisfaction of certain performance conditions. The Company recognizes the estimated grant date fair value of these performance-based awards as stock-based compensation expense over the performance period based upon its determination of whether it is probable that the performance conditions will be achieved. The Company assesses the probability of achieving the performance conditions at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated or actual outcome of performance-related conditions.
During the year ended December 31, 2021, as the Company deemed the outcome of the performance condition probable, the Company recognized $36,000 with respect to certain RSUs within general and administrative expense on the accompanying consolidated statements of operations. At December 31, 2021, unrecognized compensation cost for RSU awards granted totaled $6.7 million..
17.   Income Taxes
Consolidated (loss) income before income taxes on a geographic basis during the years ended December 31, 2021 and 2020 are as follows (in thousands):
	Year Ended December 31
	2021	2020
United States	$(86,693)	$(19,658)
Non-U.S.	(6,637)	(4,208)
Total	$(93,330)	$(23,866)
The provision for income taxes consists of the following components during the years ended December 31, 2021 and 2020 (in thousands):
	Year Ended December 31,
	2021	2020
Current tax expense (benefit):
U.S. federal	$—	$—
Foreign	17	(24)
Total current tax expense (benefit)	17	(24)
Deferred tax expense:
U.S. federal	—	—
State	—	—
Foreign	—	2,063
Total deferred tax benefit	—	2,063
Total provision for income taxes	$17	$2,039

A reconciliation setting forth the differences between the effective tax rates of the Company for the years ended December 31, 2021 and 2020 and the U.S. federal statutory tax rate is as follows:
	Year Ended December 31,
	2021	2020
U.S. Federal income tax provision expense at statutory rate	21.0%	21.0%
Effect of nondeductible stock-based compensation	0.8%	(1.9)%
Foreign rate differential	0.2%	2.2%
Mark to market of warrant liabilities	(1.7)%	(1.3)%
State taxes net of federal benefit	4.3%	4.5%
Non-deductible financing expenses	(0.3)%	0.4%
Valuation allowance	(24.2)%	(38.3)%
Investment transfer	0.0%	6.8%
Other differences	(0.4)%	(0.4)%
US federal and state research credits	0.4%	1.6%
Uncertain tax positions	(0.1)%	(1.1)%
Foreign earnings includible in US	0.0%	(2.0)%
Effective income tax rate	0.0%	(8.5)%
Significant components of the Company’s consolidated deferred tax assets and liabilities at December 31, 2021 and 2020 are as follows at (in thousands):
	At December 31,
	2021	2020
Deferred tax assets:
Federal net operating loss carryforwards	$40,469	$24,730
State net operating loss carryforwards	10,643	7,207
Equity compensation	5,620	4,353
Accruals and reserves	—	26
Uncollected grants	998	712
Investment in subsidiaries	3,820	3,931
Research credits	1,578	1,298
Other assets	152	46
Deferred income	239	—
Interest	257	—
Deferred rent	547	600
Total deferred tax assets	64,323	42,903
Valuation allowance	(59,841)	(37,427)
Total deferred tax assets net of valuation allowance	4,482	5,476
Deferred tax liabilities:
Intangible assets and amortization	(3,932)	(4,680)
Right-of-Use asset	(536)	(591)
Other liabilities	(14)	(204)
Total deferred tax liabilities	(4,482)	(5,476)
Net deferred tax assets	$—	$—
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At

December 31, 2021 and 2020, the Company has federal net operating loss carryforwards totaling $184.6 million and $114.4 million, respectively, of which $63.5 million expire in 2027 through 2037 and $121.1 million do not expire. At December 31, 2021 and 2020, the Company has state net operating loss carryforwards totaling $168.4 million and $114.0 million, respectively, which expire in 2030 through 2041, as well as other temporary differences and attributes that will be available to offset regular taxable income during the carryforward period. At December 31, 2021, the Company has foreign net operating loss carryforwards of $7.1 million which do not expire.
Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a change in control analysis, as defined under Sections 382 and 383 of the Internal Revenue Code, through December 31, 2021 and has not determined whether the future utilization of net operating loss carryforwards may be materially limited based upon past financings. In addition, the Company may complete future financings that could result in an ownership change, which may limit the Company’s ability to utilize its tax attributes.
The Company files income tax returns in Italy, the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities.
The Company has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States. Additionally, the Company has determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets in Italy, primarily due to uncertainty regarding continued funding of the operations of Italy and from the restructuring of the intercompany services agreement between Gelesis, Inc., and Gelesis S.r.l., in connection with the RIF financing (see Note 11). As a result, the Company recorded a deferred tax provision of approximately $2.0 million in Italy during the year ended December 31, 2020 to establish a full valuation allowance against the balance of net deferred tax assets in Italy and maintains a full valuation allowance against the balance of net deferred tax assets in Italy as of December 31, 2021. The Company will continue to evaluate all positive and negative evidence each period.
The change in the valuation allowance during the years ended December 31, 2021 and 2020 was an increase of $22.4 million and $9.1 million, respectively. The increase in the valuation allowance during the year ended December 31, 2021 and 2020 primarily relates to an increase in net operating losses in both years as well as the establishment of a full valuation allowance in the Italian subsidiary during the year ended December 31, 2020.
The Company generally considers all earnings generated in Italy to be indefinitely reinvested. Therefore, the Company does not accrue U.S. taxes on the repatriation of the foreign earnings it considers to be indefinitely reinvested outside of the U.S. At December 31, 2021, the Company had not provided for federal income tax on $7.5 million of accumulated undistributed earnings of its foreign subsidiaries. In the event the Company were to repatriate the foreign earnings, the Company does not estimate the repatriation being subject to taxation.
The Company follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. At December 31, 2021 and 2020, the Company has not recorded any liability for uncertain tax positions which relate primarily to certain federal and state research tax credits.

The Company presents the uncertain tax positions as a reduction to the gross deferred tax assets with respect to research credits. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations. For the years ended December 31, 2021 and 2020, no estimated interest or penalties were recognized on uncertain tax positions. The Company does not expect that the amounts of uncertain tax positions will change significantly within the next twelve months. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):
	Year Ended December 31,
	2021	2020
Unrecognized tax benefits at the beginning of year	$(281)	$—
Increase for current year positions	(71)	(82)
Increase for prior year positions	—	(199)
Expiration of statute of limitations	—	—
Unrecognized tax benefits at the end of year	(352)	(281)
Gross research credit tax assets	1,930	1,579
Net research credit tax assets	$1,578	$1,298
18.   Earnings (Loss) per Share
Basic and diluted loss per share attributable to common stockholders were calculated as follows:
	December 31,
	2021	2020
Numerator:
Net loss	$(93,347	$(25,905)
Accretion of redeemable convertible preferred stock to redemption value	(94,134	(11,372)
Accretion of noncontrolling interest put option to redemption value	(376	(567)
Net loss attributable to common stockholders	$(187,857	$(37,844)
Denominator:
Weighted average common shares outstanding, basic and diluted	2,204,486	2,149,182
Net loss per share, basic and diluted	$(85.22	$(17.61)
The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at December 31, 2021 and 2020 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.
	December 31,
	2021	2020
Convertible preferred stock	18,736,936	18,446,525
Warrants on convertible preferred stock	708,493	1,021,466
Options and RSUs to acquire common stock	5,203,174	5,074,547
Warrants on common stock	522,009	522,009
Total	25,170,612	25,064,547

19.   Commitments and Contingencies
Operating Leases
The Company has operating leases for office, laboratory and manufacturing space with remaining terms between four and six years. Leases with initial terms of less than twelve months are not recorded as operating leases. The Company recognizes expenses for leases on a straight-line basis over the lease period and has accrued for lease expense incurred but not yet paid. While certain leases contain renewal options, the Company does not include renewal options in determining the term of the lease, used for calculating the associated lease liabilities, unless it is reasonably certain it will execute the renewal option. None of the Company’s leases include variable payments, residual value guarantees or restrictive covenants.
In June 2019, the Company entered into an operating lease agreement with PureTech for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term.
At December 31, 2021, the Company’s operating lease right of use assets was $2.0 million, of which $0.5 million and $1.5 million were short-term and long-term lease liabilities, respectively. At December 31, 2020, the Company’s operating lease right of use assets was $2.2 million, of which $0.4 million and $1.8 million were short-term and long-term lease liabilities, respectively. Operating lease expense was $0.5 million during the years ended December 31, 2021 and 2020, respectively. The remaining noncancelable term of the Company’s operating leases was 3.7 years at December 31, 2021, and the weighted average discount rate was 5.9%.
Future maturities of the lease liability under the Company’s noncancelable operating leases at December 31, 2021 are as follows (in thousands):
At December 31, 2021
2022	$634
2023	639
2024	555
2025	385
2026	33
More than 5 years	16
Total undiscounted lease maturities	$2,262
Imputed interest	(202)
Total lease liability	$2,060
Royalty Agreements
Expenses from royalty agreements on net product sales and sublicense income is recognized as a cost of goods sold in the accompanying consolidated statements of operations during the period in which the associated revenues are recognized.
PureTech
In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.
One S.r.l
Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $19.9 million at December 31, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. At December 31, 2021, none of the milestones have been met.
Grant Agreements
The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.
Research and Development Tax Credits
The Company’s wholly owned subsidiary, Gelesis S.r.l., which conducts core research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities. For the years ended December 31, 2021 and 2020, less than $0.1 million and $0.6 million, respectively, were recorded as other income (expense), net in the accompanying consolidated statements of operations.
In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company.
The Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable.
The Company has recorded $3.0 million and $3.1 million as a component of other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively. In October 2021, the Italian federal tax authority initiated an audit of the research and development tax credits for the calendar years 2017 through 2019. The Company expects that this tax audit will continue into 2022.
20.   Related Party Transactions
The Company had the following transactions with related parties:
PureTech
In June 2019, PureTech executed a sublease agreement with Gelesis (see Note 19). With respect to the sublease, the Company incurred lease expense of $0.5 million during each of the years ended December 31, 2021 and 2020, respectively, recorded in general and administrative expenses in the accompanying consolidated statements of operations. The Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the PureTech royalty agreement (see Note 19) during the years ended December 31, 2021 and 2020, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations. The Company had an accounts payable balance to PureTech of $0.1 million and less than $0.1 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.
On December 13, 2021, the Company issued a convertible promissory note to PureTech Health LLC in the principal amount of $15.0 million (see Note 12). At December 31, 2021, the outstanding balance was $15.1 million, recorded in notes payable in the accompanying consolidated balance sheets. The Company recorded a loss of less than $0.1 million within the consolidated statements of operations with respect to the change in fair value of the instrument.

SSD2
On December 13, 2021, the Company issued a convertible promissory note to SSD2, LLC in the principal amount of $12.0 million (see Note 12). At December 31, 2021, the outstanding balance was $12.1 million, recorded in notes payable in the accompanying consolidated balance sheets. The Company recorded a loss of less than $0.1 million within the consolidated statements of operations with respect to the change in fair value of the instrument.
One S.r.l
Consulting Agreement with Founder of One
In 2008, in connection with entering into a patent license and assignment agreement with One, the Company and one of the founders of One, who is also a stockholder of the Company, executed a consulting agreement for the development of the underlying intellectual property. The Company incurred costs for consulting services received from the founder totaling $0.3 million and $0.3 million during the years ended December 31, 2021 and 2020, respectively, recorded in research and development expense in the accompanying consolidated statements of operations. The Company recorded accrued expenses to the founder of less than $0.1 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.
Acquisition of One
In connection with the amended and restated master agreement with One (see Note 11), Gelesis S.r.l., a VIE of the Company, acquired a 10.0% equity interest in One. During the year ended December 31, 2021 the Company made no payments to One shareholders with respect to the acquisition. During the year ended December 31, 2020, the Company made payments to One shareholders totaling $3.1 million with respect to the acquisition. The Company had remaining undiscounted payments of €5.0 million due to one at December 31, 2021 and December 31, 2020, respectively (approximately $5.7 million and $6.1 million due to One at December 31, 2021 and 2020, respectively). The balance at December 31, 2021 was recorded in accrued expenses in the accompanying consolidated balance sheets as it is expected to be settled within the next twelve months.
Additionally, the Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the One royalty agreement (see Note 19) during the years ended December 31, 2021 and December 31, 2020, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations Company had recorded accrued expenses to One Srl of $0.1 million and $3.0 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.
RIF Transaction
In connection with the RIF transaction entered into in August 2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 20% of the equity of Gelesis S.r.l. at December 31, 2021 (see Note 11). In addition, the shareholders of RIF provided the Company with a loan for $18.4 million with a fixed interest rate of 6.35% per annum (see Note 12).
21.   Employee Benefit Plan
The Company has a 401(k) retirement plan in which substantially all U.S. employees are eligible to participate. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company made discretionary plan contributions of $0.2 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

22.   Subsequent Event(s)
The Company has evaluated subsequent events which may require adjustment to or disclosure in the consolidated financial statements through the date of issuance of these consolidated financial statements.
Business Combination
On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination, pursuant to the terms of the business combination agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021). The business combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds. In connection with the business combination, all outstanding shares of Legacy Gelesis’ Redeemable Convertible Preferred Stock and Legacy Gelesis’ Warrants Exercisable for Redeemable Convertible Preferred Stock converted into Gelesis Holdings Common Stock and Gelesis Holdings Common Warrants, respectively, pursuant to an exchange ratio of 2.59. On January 14, 2022, certain of the Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.
2021 Bridge Financing Settlement
On January 19, 2022, pursuant to the terms of the bridge financing arrangements with two existing investors, the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million.

132,857,109 SHARES OF COMMON STOCK
24,333,365 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
24,333,365 SHARES OF COMMON STOCK UNDERLYING WARRANTS
PROSPECTUS
June 7, 2022